Filed Pursuant to Rule 424(b)(3)
Registration No. 333-232530

Offer by

SAUSALITO ACQUISITION CORP.

an indirect wholly owned subsidiary of

salesforce.com, inc.

to Exchange Each Outstanding Share of Class A Common Stock and

Class B Common Stock of

TABLEAU SOFTWARE, INC.

for

1.103 shares of common stock of salesforce.com, inc.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, EASTERN TIME, AT THE END OF JULY 31, 2019, UNLESS EXTENDED OR TERMINATED.

salesforce.com, inc. (which we refer to as “Salesforce”), a Delaware corporation, through its indirect wholly owned subsidiary Sausalito Acquisition Corp., a Delaware corporation (which we refer to as the “Offeror”), is offering, upon the terms and subject to the conditions set forth in this document and in the accompanying letter of transmittal, to exchange for each outstanding share of Class A common stock of Tableau Software, Inc., a Delaware corporation (which we refer to as “Tableau”), par value $0.0001 per share (which we refer to as “Tableau Class A common stock”), and Class B common stock of Tableau, par value $0.0001 per share (which we refer to as “Tableau Class B common stock,” and together with “Tableau Class A common stock,” “Tableau common stock” and such shares of Tableau common stock, “Tableau shares”), validly tendered and not validly withdrawn in the offer, 1.103 shares of Salesforce common stock, par value $0.001 per share (which we refer to as “Salesforce common stock” and such shares of Salesforce common stock, “Salesforce shares”), together with cash in lieu of any fractional shares of Salesforce common stock, without interest and subject to reduction for any applicable withholding taxes.

We refer to the above as the “transaction consideration.”

The Offeror’s obligation to accept for exchange Tableau shares validly tendered (and not validly withdrawn) pursuant to the offer is subject to the satisfaction or waiver by the Offeror of certain conditions, including the condition that, prior to the expiration of the offer, there have been validly tendered and not validly withdrawn a number of Tableau shares that, upon the consummation of the offer (assuming that shares of Tableau Class B common stock validly tendered (and not validly withdrawn) will convert, on a one-to-one basis, into shares of Tableau Class A common stock upon the consummation of the offer), together with Tableau shares then owned by Salesforce and the Offeror (if any), would represent at least a majority of the aggregate voting power of the Tableau shares outstanding immediately after the consummation of the offer (which we refer to as the “minimum tender condition”), as more fully described under “The Offer—Conditions of the Offer.”

The offer is being made pursuant to an Agreement and Plan of Merger (which we refer to as the “merger agreement”), dated as of June 9, 2019, among Salesforce, the Offeror and Tableau. A copy of the merger agreement is attached to this document as Annex A.

The purpose of the offer is for Salesforce to acquire control of, and ultimately the entire equity interest in, Tableau. The offer is the first step in Salesforce’s plan to acquire all of the outstanding Tableau shares. If the offer is completed and as a second step in such plan, Salesforce intends to promptly consummate a merger of the Offeror with and into Tableau, with Tableau surviving the merger (which we refer to as the “merger”). The purpose of the merger is for Salesforce to acquire all Tableau shares that it did not acquire in the offer. In the merger, each outstanding Tableau share that was not acquired by Salesforce or the Offeror (other than certain converted or cancelled shares, as described further in this document) will be converted into the right to receive the transaction consideration. Upon the consummation of the merger, the Tableau business will be held in an indirect wholly owned subsidiary of Salesforce, and the former Tableau stockholders will no longer have any direct ownership interest in the surviving corporation. If the offer is completed, such that Salesforce accordingly owns at least a majority of the aggregate voting power of Tableau’s outstanding common stock, the merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), and accordingly no stockholder vote will be required to complete the merger. The board of directors of Tableau has unanimously (i) determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the offer, the merger and the issuance of Salesforce shares in connection therewith, are fair to, and in the best interests of, Tableau and its stockholders; (ii) determined that it is in the best interests of Tableau and its stockholders and declared it advisable to enter into the merger agreement; (iii) approved the execution and delivery by Tableau of the merger agreement, the performance by Tableau of its covenants and agreements contained in the merger agreement and the consummation of the offer, the merger and the other transactions contemplated by the merger agreement upon the terms and subject to the conditions contained in the merger agreement; and (iv) resolved to recommend that the stockholders of Tableau accept the offer and tender their shares of Tableau common stock to the Offeror pursuant to the offer.

The Salesforce board of directors also determined that the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger and the issuance of Salesforce shares in the offer and merger, are advisable and fair to, and in the best interests of, Salesforce and its stockholders, and approved the execution and delivery by Salesforce of the merger agreement.

Salesforce common stock is listed on the New York Stock Exchange (which we refer to as the “NYSE”) under the symbol “CRM,” and Tableau Class A common stock is listed on the NYSE under the symbol “DATA.” The Tableau Class B common stock is not publicly traded but converts, on a one-for-one basis, into Tableau Class A common stock at the election of the holder. Each share of Tableau Class B common stock validly tendered and not validly withdrawn pursuant to the exchange offer will automatically convert into one share of Tableau Class A common stock upon consummation of the exchange offer.

The offer and the merger, taken together, are intended to qualify as a reorganization for U.S. federal income tax purposes. Holders of Tableau shares should read the section entitled “Material U.S. Federal Income Tax Consequences” for a more detailed discussion of certain U.S. federal income tax consequences of the offer and the merger to holders of Tableau shares.

For a discussion of certain factors that Tableau stockholders should consider in connection with the offer, please read the section of this document entitled “Risk Factors” beginning on page 27.

You are encouraged to read this entire document and the related letter of transmittal carefully, including the annexes and information referred to or incorporated by reference in this document.

Neither Salesforce nor the Offeror has authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this document, and if any person provides any information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Salesforce or the Offeror.

Neither the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The date of this prospectus/offer to exchange is July 25, 2019.

i

ii

This document incorporates by reference important business and financial information about Salesforce, Tableau and their respective subsidiaries from documents filed with the SEC that have not been included in or delivered with this document. This information is available without charge at the SEC’s website at www.sec.gov, as well as from other sources. See “Where to Obtain More Information.”

You can obtain the documents incorporated by reference in this document by requesting them in writing or by telephone at the following address and telephone number:

salesforce.com, inc.

Salesforce Tower

415 Mission Street, 3rd Floor

San Francisco, California 94105

Attention: Investor Relations

(415) 536-6250

In addition, if you have questions about the offer or the merger, or if you need to obtain copies of this document and the letter of transmittal or other documents incorporated by reference in this document, you may contact the information agent for this transaction. You will not be charged for any of the documents you request.

The Information Agent for the Offer is:

509 Madison Avenue

Suite 1206

New York, NY 10022

Shareholders Call Toll Free: (800) 662-5200

Banks & Brokers Call Collect: (203) 658-9400

E-mail: DATA@morrowsodali.com

If you would like to request documents, please do so by July 25, 2019, in order to receive them before the expiration of the offer.

Information included in this document relating to Tableau, including but not limited to the descriptions of Tableau and its business and the information under the headings “The Offer—Tableau’s Reasons for the Offer and the Merger; Recommendation of the Tableau Board of Directors,” “The Offer—Opinion of Tableau’s Financial Advisor” and “The Offer—Interests of Certain Persons in the Offer and the Merger,” also appears in the Solicitation/Recommendation Statement on Schedule 14D-9 dated as of the date of this document and filed by Tableau with the SEC (which we refer to as the “Schedule 14D-9”). The Schedule 14D-9 is being mailed to holders of Tableau shares as of the date of this document.

QUESTIONS AND ANSWERS ABOUT THE OFFER AND THE MERGER

Below are some of the questions that you as a holder of Tableau shares may have regarding the offer and the merger, and answers to those questions. You are urged to carefully read the remainder of this document and the related letter of transmittal and the other documents to which we have referred because the information contained in this section and in the “Summary” is not complete. Additional important information is contained in the remainder of this document and the related letter of transmittal. See “Where to Obtain More Information.” As used in this document, unless otherwise indicated or if the context so requires, “Salesforce” or “we” refers to salesforce.com, inc. and its consolidated subsidiaries; the “Offeror” refers to Sausalito Acquisition Corp., an indirect wholly owned subsidiary of Salesforce; and “Tableau” refers to Tableau Software, Inc. and its consolidated subsidiaries.

Who is offering to buy my Tableau shares?

Salesforce, through the Offeror, its indirect wholly owned subsidiary, is making this offer to exchange Salesforce common stock for Tableau shares. Salesforce is a global leader in customer relationship management, or CRM, technology that enables companies to improve their relationships and interactions with customers. Salesforce introduced its first CRM solution in 2000, and has since expanded its service offerings into new areas and industries with new editions, features and platform capabilities. Salesforce’s core mission is to empower its customers of every size and industry to connect with their customers in new ways through existing and emerging technologies, including cloud, mobile, social, Internet of Things and artificial intelligence. Salesforce’s Customer Success Platform—including sales force automation, customer service and support, marketing automation, digital commerce, community management, industry-specific solutions, analytics, integration solutions, application development, Internet of Things integration, collaborative productivity tools, its AppExchange, which is its enterprise cloud marketplace, and its professional cloud services—provides the tools customers need to succeed in a digital world.

On June 9, 2019, Salesforce, the Offeror and Tableau entered into an Agreement and Plan of Merger, which we refer to as the “merger agreement.”

What are the classes and amounts of Tableau securities that Salesforce is offering to acquire?

Salesforce is seeking to acquire all issued and outstanding shares of Tableau Class A common stock, par value $0.0001 per share, and Tableau Class B common stock, par value $0.0001 per share.

What will I receive for my Tableau shares?

Salesforce, through the Offeror, is offering to exchange for each outstanding share of Tableau Class A common stock and Tableau Class B common stock validly tendered and not validly withdrawn in the offer, 1.103 shares of Salesforce common stock, par value $0.001 per share, together with cash in lieu of any fractional shares of Salesforce common stock (which we refer to as the “transaction consideration”), without interest and subject to reduction for any applicable withholding taxes.

If you do not tender your shares into the offer but the merger is completed (pursuant to Section 251(h) of the DGCL without a stockholder vote), you will also receive the transaction consideration in exchange for your shares of Tableau common stock.

What is the difference between Tableau Class A common stock and Tableau Class B common stock? Are they to be exchanged for the same consideration pursuant to the Offer? Will shares of Tableau Class B common stock convert into shares of Tableau Class A common stock in the offer?

Under Tableau’s amended and restated certificate of incorporation (which we refer to as the “Tableau charter”), each share of Tableau Class A common stock entitles the holder to one vote while each share of Tableau Class B common stock generally entitles the holder to 10 votes. Each share of Tableau Class B common stock is convertible at any time at the option of the holder into one share of Tableau Class A common stock. In addition, each share of Tableau Class B common stock will convert automatically into one share of Tableau Class A common stock upon any transfer, whether or not for value, subject to certain exceptions set forth in the Tableau charter (none of such exceptions being applicable to the consummation of the offer). Accordingly, shares of Tableau Class B common stock that are validly tendered (and not validly withdrawn) in the offer will automatically convert, on a one-to-one basis, into Tableau Class A common stock upon the consummation of the offer.

If the offer is successfully completed, holders of shares of Tableau Class A common stock and Tableau Class B common stock that validly tender (and do not validly withdraw) their shares into the offer will both receive the same transaction consideration. In the merger, each outstanding share of Tableau Class A common stock and Tableau Class B common stock (other than certain converted or cancelled shares, as described further in this document) that were not acquired by the Offeror in the offer will be converted into the right to receive the same transaction consideration.

See “The Offer—Tableau Class A Common Stock and Tableau Class B Common Stock.”

What will happen to my Tableau stock options?

The offer is made only for shares of Tableau common stock and is not made for any options to purchase shares of Tableau common stock (each, a “Tableau option”). If you hold a Tableau option that is vested and exercisable, you may, in accordance with the terms and conditions governing such Tableau option, and subject to Tableau’s insider trading policy and any applicable blackout period(s), exercise the Tableau option for shares of Tableau common stock and thereafter participate in the offer, subject to the terms and conditions governing the offer. Any Tableau options that remain outstanding as of the effective time of the merger will be treated in accordance with the merger agreement.

At the effective time of the merger (which we refer to as the “effective time”), each option to purchase shares of Tableau common stock that is outstanding and unexercised immediately prior to the effective time (each, a “Tableau option”) (whether vested or unvested) held by any former employee of Tableau will be cancelled and converted into the right to receive the transaction consideration in respect of each “net share” covered by such Tableau option, where “net share” means the quotient obtained by dividing (a) the product of (1) the excess, if any, of the “per share cash equivalent consideration” (defined below) over the per share exercise price applicable to the Tableau option, multiplied by (2) the number of shares subject to the Tableau option immediately prior to the effective time, by (b) the per share cash equivalent consideration, less applicable tax withholdings. As used in the offer to exchange, the “per share cash equivalent consideration” means the product (rounded to the nearest cent) obtained by multiplying (i) the exchange ratio by (ii) the Salesforce trading price.

At the effective time, each Tableau option not held by a former employee of Tableau at the effective time will be assumed and automatically converted into an option to purchase the number of shares of Salesforce common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Tableau common stock subject to the Tableau option immediately prior to the effective time by the exchange ratio (each, an “adjusted option”). Each adjusted option will have an exercise price per share (rounded up to the nearest whole cent) determined by dividing the per share exercise price of the Tableau option by the exchange ratio and will otherwise be subject to the same terms and conditions as were applicable to such Tableau option prior to the effective time.

As used in these questions and answers, (1) the “Salesforce trading price” means the volume weighted average closing price of Salesforce common stock as reported on the NYSE for the ten consecutive trading day period ending on the trading day immediately prior to the acceptance time, and (2) the “exchange ratio” means 1.103.

See “Merger Agreement—Treatment of Tableau Equity Awards.”

What will happen to my Tableau restricted stock units and performance share units?

The offer is made only for shares of Tableau common stock and is not made for any restricted stock units or performance share units relating to shares of Tableau common stock (which we refer to as “Tableau RSU awards” and “Tableau PSU awards,” respectively). Any Tableau RSU awards and Tableau PSU awards that remain outstanding as of the effective time of the merger will be treated in accordance with the merger agreement.

At the effective time, each Tableau RSU award that is outstanding immediately prior to the effective time held by a non-employee director of Tableau will vest as of the effective time and will be cancelled and converted into the right to receive the transaction consideration in respect of each share of Tableau common stock subject to such Tableau RSU award.

At the effective time, each Tableau RSU award held by an individual who is not a non-employee director of Tableau at the effective time will be assumed and automatically converted into a restricted stock unit, on the same terms and conditions as were applicable to such Tableau RSU award prior to the effective time, with respect to a number of shares of Salesforce common stock (rounded to the nearest whole share) determined by multiplying the number of shares of Tableau common stock subject to the Tableau RSU award by the exchange ratio. Each converted Tableau RSU award will be subject to the same terms and conditions as were applicable to such Tableau RSU award prior to the effective time, except that it will vest after the effective time solely based on continued service to Salesforce and its affiliates.

At the effective time, each Tableau PSU award that is outstanding immediately prior to the effective time will be assumed and automatically converted into a restricted stock unit with respect to a number of shares of Salesforce common stock (rounded to the nearest whole share) determined by multiplying the number of shares of Tableau common stock subject to the Tableau PSU award by the exchange ratio; provided that the number of shares of Tableau common stock subject to a Tableau PSU award equals the number of shares that would have vested based on the achievement of performance at target levels. Each converted Tableau PSU award will be subject to the same terms and conditions as were applicable to such Tableau PSU award prior to the effective time, except that it will vest after the effective time solely based on continued service to Salesforce and its affiliates.

See “Merger Agreement—Treatment of Tableau Equity Awards.”

What will happen to the Tableau Employee Stock Purchase Plan?

Any Tableau employee who is not a participant in the ESPP as of the date of the merger agreement may not become a participant in any offering periods in effect under the ESPP as of the date of the merger agreement (the “current ESPP offering periods”) and no participant may increase the percentage of his or her payroll deduction election from that in effect on the date of the merger agreement for such current ESPP offering periods. If the current ESPP offering periods terminate prior to the effective time, then the ESPP will be suspended and no new offering period will commence under the ESPP prior to the termination of the merger agreement. If any current ESPP offering period is still in effect at the effective time, then the last day of such current ESPP offering period will be accelerated to a date prior to the closing date as specified by the Tableau board of directors. Subject to the consummation of the merger, the ESPP will terminate effective immediately prior to the effective time.

See “Merger Agreement—Treatment of Tableau Equity Awards.”

Will I have to pay a fee or commission to exchange my shares of Tableau common stock?

If you are the record owner of your shares of Tableau common stock and you tender these shares in the offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your shares of Tableau common stock through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Tableau shares on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Why is Salesforce making this offer?

The purpose of the offer is for Salesforce to acquire control of, and ultimately the entire equity interest in, Tableau. The offer is the first step in Salesforce’s plan to acquire all of the outstanding Tableau shares, and the merger is the second step in such plan.

In the offer, if a sufficient number of Tableau shares are tendered into the offer prior to the expiration time of the offer such that Salesforce and the Offeror will own at least a majority of the aggregate voting power of the Tableau shares outstanding immediately after the consummation of the offer, subject to the satisfaction or waiver of the other conditions to the offer, Salesforce and the Offeror will accept for exchange, and will exchange, the shares tendered in the offer. Then, thereafter and as the second step in Salesforce’s plan to acquire all of the outstanding Tableau shares, Salesforce intends to promptly consummate a merger of the Offeror with and into Tableau, with Tableau surviving the merger (which we refer to as the “merger”). The purpose of the merger is for Salesforce to acquire all remaining Tableau shares that it did not acquire in the offer. Upon consummation of the merger, the Tableau business will be held in an indirect wholly owned subsidiary of Salesforce, and the former stockholders of Tableau will no longer have any direct ownership interest in the surviving corporation. If the offer is completed (such that Salesforce and the Offeror will own at least a majority of the aggregate voting power of the outstanding shares of Tableau common stock), the merger will be governed by Section 251(h) of the DGCL, and accordingly, no stockholder vote will be required to consummate the merger.

What does the Tableau board of directors recommend?

The board of directors of Tableau has unanimously (i) determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the offer, the merger and the issuance of Salesforce shares in connection therewith, are fair to, and in the best interests of, Tableau and its stockholders; (ii) determined that it is in the best interests of Tableau and its stockholders and declared it advisable to enter into the merger agreement; (iii) approved the execution and delivery by Tableau of the merger agreement, the performance by Tableau of its covenants and agreements contained in the merger agreement and the consummation of the offer, the merger and the other transactions contemplated by the merger agreement upon the terms and subject to the conditions contained in the merger agreement; and (iv) resolved to recommend that the stockholders of Tableau accept the offer and tender their shares of Tableau common stock to the Offeror pursuant to the offer.

See “The Offer—Tableau’s Reasons for the Offer and the Merger; Recommendation of the Tableau Board of Directors,” for more information. A description of the reasons for this recommendation is also set forth in Tableau’s Solicitation/Recommendation Statement on Schedule 14D-9 (which we refer to as the “Schedule 14D-9”), which has been filed with the SEC and is being mailed to you and other stockholders of Tableau together with this document.

What are the most significant conditions of the offer?

The offer is conditioned upon, among other things, the following:

•

Minimum Tender Condition—Tableau stockholders having validly tendered and not validly withdrawn in accordance with the terms of the offer and prior to the expiration of the offer a number of shares of Tableau common stock that, upon the consummation of the offer (assuming that shares of Tableau Class B common stock validly tendered (and not validly withdrawn), will convert, on a one-to-one basis, into shares of Tableau Class A common stock upon the consummation of the offer), together with any shares of Tableau common stock then owned by Salesforce and the Offeror, would represent at least a majority of the aggregate voting power of the Tableau shares outstanding immediately after the consummation of the offer (which we refer to as the “minimum tender condition”);

•

Regulatory Approvals—Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (which we refer to as the “HSR Act”) having expired or been terminated, and any required pre-closing approvals, consents, waivers or clearances under the applicable antitrust laws of Germany having been obtained;

•

Effectiveness of Form S-4—The registration statement on Form S-4, of which this document is a part, having become effective under the U.S. Securities Act of 1933, as amended (which we refer to as the “Securities Act”), and not being the subject of any stop order or proceeding seeking a stop order;

•

No Legal Prohibition—No governmental entity of competent jurisdiction having (i) enacted, issued or promulgated any law on or after June 9, 2019 (and there not having been any change on or after June 9, 2019 in the manner in which any governmental entity enforces or interprets any law enacted, issued or promulgated prior to June 9, 2019) that is in effect as of immediately prior to the expiration of the offer or (ii) issued or granted any order or injunctions (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the expiration of the offer, which, in each case, has the effect of restraining or enjoining or otherwise prohibiting the consummation of the offer or the merger;

•	Listing of Salesforce Shares—The Salesforce shares to be issued in the offer and the merger having been approved for listing on the NYSE, subject to official notice of issuance;

•

No Tableau Material Adverse Effect—There not having occurred any change, effect, development, circumstance, condition, state of facts, event or occurrence since the date of the merger agreement that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business or operations of Tableau and its subsidiaries, taken as a whole (with such term as defined in the merger agreement and described under “Merger Agreement—Material Adverse Effect”), and that is continuing as of immediately prior to the expiration of the offer;

•

Accuracy of Tableau’s Representations and Warranties—The representations and warranties of Tableau contained in the merger agreement being true and correct as of the expiration date of the offer, subject to specified materiality standards; and

•

Tableau’s Compliance with Covenants—Tableau having performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under the merger agreement prior to the expiration of the offer.

The offer is subject to certain other conditions set forth below in the section entitled “The Offer—Conditions of the Offer.” The conditions to the offer are for the sole benefit of Salesforce and the Offeror and may be asserted by Salesforce or the Offeror regardless of the circumstances giving rise to any such condition, or may be waived by Salesforce or the Offeror, by express and specific action to that effect, in whole or in part at any time and from time to time, in each case, prior to the expiration of the offer. However, certain specified conditions (including all of the conditions noted above other than the conditions related to a material adverse effect of Tableau, accuracy of Tableau’s representations and Tableau’s compliance with covenants) may not be waived by Salesforce or the Offeror without the consent of Tableau (which may be granted or withheld in its sole discretion). There is no financing condition to the offer.

How long will it take to complete the proposed transaction?

The transaction is expected to be completed during Salesforce’s fiscal third quarter ending October 31, 2019, subject to the satisfaction or waiver of the conditions described in “The Offer—Conditions of the Offer” and “Merger Agreement—Conditions of the Merger.”

How long do I have to decide whether to tender my Tableau shares in the offer?

The offer is scheduled to expire at midnight, Eastern Time, at the end of July 31, 2019, unless extended or terminated in accordance with the merger agreement. Any extension, delay, termination, waiver or amendment of the offer will be followed as promptly as practicable by public announcement thereof to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any such extension, all Tableau shares previously tendered and not validly withdrawn will remain subject to the offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s shares. “Expiration date” means midnight, Eastern Time, at the end of July 31, 2019, unless and until the Offeror has extended the period during which the offer is open, subject to the terms and conditions of the merger agreement, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by the Offeror, will expire.

Under the merger agreement, unless Tableau consents otherwise (which may be granted or withheld in its sole discretion) or the merger agreement is terminated:

•

the Offeror must extend the offer for any period required by any law, or by any rule, regulation, interpretation or position of the SEC or its staff or the NYSE applicable to the offer, or to the extent necessary to resolve any comments of the SEC or its staff applicable to the offer or to the offer documents or the registration statement on Form S-4 of which this document is a part;

•

in the event that any of the conditions to the offer (other than the minimum tender condition and the condition relating to the absence of a material adverse effect on Tableau, and other than any such conditions that by their nature are to be satisfied at the expiration of the offer (provided that such conditions would be capable of being satisfied or validly waived were the expiration of the offer to occur at such time)) have not been satisfied or waived in accordance with the merger agreement as of any then-scheduled expiration of the offer, the Offeror must extend the offer for successive extension periods of up to 10 business days each (or for such longer period as may be agreed by Salesforce and Tableau); and

•

if, as of any then-scheduled expiration of the offer, each condition to the offer (other than the minimum tender condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the offer (provided such conditions would be capable of being satisfied or validly waived were the expiration of the offer to occur at such time)) has been satisfied or waived in accordance with the merger agreement and the minimum tender condition has not been satisfied, the Offeror may, and at the request in writing of Tableau must, extend the offer for successive extension periods of up to 10 business days each (with the length of each such period being determined in good faith by Salesforce) (or for such longer period as may be agreed by Salesforce and Tableau in writing); however, in no event will the Offeror be required to (and Salesforce will not be required to cause Offeror to) extend the expiration of the offer (i) if (x) the minimum tender condition is not satisfied by a number of shares that is equal to or less than the aggregate number of shares held or beneficially owned by any of Christian Chabot, Christopher Stolte or Patrick Hanrahan (collectively, the “founders”) that have not been tendered, or have been tendered but validly withdrawn, in the offer as of such time, and (y) as of such time the founders whose untendered shares are necessary to satisfy the minimum tender condition are not using good faith and diligent efforts to tender the necessary shares into the offer; or (ii) for more than 20 business days in the aggregate.

The Offeror is not required to extend the offer beyond October 9, 2019 (subject to extension to January 9, 2020 in certain circumstances described under “Merger Agreement—Termination of the Merger Agreement”), which we refer to as the “outside date.”

Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any extension or amendment), promptly after the expiration of the offer, the Offeror will accept for payment, and will pay for, all Tableau shares validly tendered and not validly withdrawn prior to the expiration of the offer.

Any decision to extend the offer will be made public by an announcement regarding such extension as described under “The Offer—Extension, Termination and Amendment of the Offer.”

How do I tender my Tableau shares?

All Tableau shares are held in electronic book entry form.

To validly tender Tableau shares held of record, Tableau stockholders must deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents for tendered Tableau shares to American Stock Transfer and Trust Company, LLC, the depositary and exchange agent (which we refer to as the “exchange agent”) for the offer and the merger, not later than the expiration date. The letter of transmittal is enclosed with this document.

If your shares of Tableau Class A common stock are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), these shares of Tableau Class A common stock may be tendered by your nominee by book-entry transfer through The Depository Trust Company. To validly tender such shares held in street name, Tableau stockholders should instruct such nominee to do so prior to the expiration of the offer. No shares of Tableau Class B common stock are held in “street name.”

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of The Depository Trust Company prior to the expiration date. Tenders received by the exchange agent after the expiration date will be disregarded and of no effect. In all cases, you will receive your consideration for your tendered Tableau shares only after timely receipt by the exchange agent of either a confirmation of a book-entry transfer of such shares if your shares are held in “street name” or a properly completed and duly executed letter of transmittal if your shares are held of record, in each case, together with any other required documents.

For a complete discussion of the procedures for tendering your Tableau shares, see “The Offer—Procedure for Tendering.”

Until what time can I withdraw tendered Tableau shares?

You may withdraw your previously tendered Tableau shares at any time before the offer has expired and, if the Offeror has not accepted your Tableau shares for payment by September 1, 2019, you may withdraw them at any time on or after that date until the Offeror accepts shares for payment. If you validly withdraw your previously tendered Tableau shares, you will receive shares of the same class of Tableau common stock that you tendered. Once the Offeror accepts your tendered Tableau shares for payment upon or after expiration of the offer, however, you will no longer be able to withdraw them. For a complete discussion of the procedures for withdrawing your Tableau shares, see “The Offer—Withdrawal Rights.”

How do I withdraw previously tendered Tableau shares?

To withdraw previously tendered Tableau shares, you must deliver a written notice of withdrawal with the required information to the exchange agent at any time at which you have the right to withdraw shares. If you tendered Tableau shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Tableau shares and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such Tableau shares at any time at which you have the right to withdraw shares. If you validly withdraw your previously tendered Tableau shares, you will receive shares of the same class of Tableau common stock that you tendered. For a discussion of the procedures for withdrawing your Tableau shares, including the applicable deadlines for effecting withdrawals, see “The Offer—Withdrawal Rights.”

When and how will I receive the transaction consideration in exchange for my tendered Tableau shares?

The Offeror will exchange all validly tendered and not validly withdrawn Tableau shares promptly after the expiration date of the offer, subject to the terms thereof and the satisfaction or waiver of the conditions to the offer, as set forth in “The Offer—Conditions of the Offer.” The Offeror will deliver the transaction consideration for your validly tendered and not validly withdrawn shares through the exchange agent, which will act as your agent for the purpose of receiving the transaction consideration from the Offeror and transmitting such consideration to you. In all cases, you will receive your transaction consideration for your tendered Tableau shares only after timely receipt by the exchange agent of either a confirmation of a book-entry transfer of such shares (as described in “The Offer—Procedure for Tendering”) or a properly completed and duly executed letter of transmittal, in each case, together with any other required documents.

Why does the cover page to this document state that this offer is preliminary and subject to change, and that the registration statement filed with the SEC is not yet effective? Does this mean that the offer has not commenced?

No. Completion of this document and effectiveness of the registration statement are not necessary to commence this offer. The offer was commenced on the date of the initial filing of the registration statement on Form S-4 of which this document is a part. Salesforce and the Offeror cannot, however, accept for exchange any Tableau shares tendered in the offer or exchange any shares until the registration statement is declared effective by the SEC and the other conditions to the offer have been satisfied or waived (subject to the terms and conditions of the merger agreement).

What happens if I do not tender my Tableau shares?

If, after consummation of the offer, Salesforce and the Offeror own a majority of the aggregate voting power of the outstanding Tableau shares (assuming that shares of Tableau Class B common stock validly tendered (and not validly withdrawn) will convert, on a one-to-one basis, into shares of Tableau Class A common stock upon the consummation of the offer), Salesforce will (subject to the satisfaction or waiver of the conditions set forth in the merger agreement) promptly complete the merger after the consummation of the offer.

Upon consummation of the merger, each Tableau share that has not been tendered and accepted for exchange in the offer, other than Tableau shares owned by Tableau, Salesforce, the Offeror or any wholly owned subsidiary of Salesforce or Tableau, will be converted in the merger into the right to receive the transaction consideration. See “Merger Agreement—Exchange of Tableau Book-Entry Shares for the Transaction Consideration.”

Does Salesforce have the financial resources to complete the offer and the merger?

Yes. The transaction consideration will consist of Salesforce shares. The offer and the merger are not conditioned upon any financing arrangements or contingencies.

If the offer is completed, will Tableau continue as a public company?

No. Salesforce is required, on the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement, to consummate the merger promptly following the acceptance of Tableau shares in the offer. If the merger takes place, Tableau will no longer be publicly traded. Even if for some reason the merger does not take place, if Salesforce and the Offeror purchase all Tableau shares validly tendered and not validly withdrawn, there may be so few remaining stockholders and publicly held shares that Tableau shares will no longer be eligible to be traded through the NYSE or other securities exchanges, there may not be an active public trading market for Tableau shares and Tableau may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies.

Will the offer be followed by a merger if all Tableau shares are not tendered in the offer?

Yes, unless the conditions to the merger are not satisfied or waived in accordance with the merger agreement. If the Offeror accepts for payment all Tableau shares validly tendered and not validly withdrawn pursuant to the offer, and the other conditions to the merger are satisfied or waived in accordance with the merger agreement, the merger will take place promptly thereafter. If the merger takes place, Salesforce will own 100% of the equity of Tableau, and all of the remaining Tableau stockholders, other than Tableau, Salesforce, the Offeror or any wholly owned subsidiary of Salesforce or Tableau, will have the right to receive the transaction consideration.

Because the merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the merger in the event that the offer is consummated. Salesforce is required, on the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement, to consummate the merger as promptly as practicable following the consummation of the offer. As such, Salesforce does not expect there to be a significant period of time between the consummation of the offer and the consummation of the merger.

Do the officers and directors of Tableau have interests in the offer and the merger that are different from those of stockholders generally?

You should be aware that some of the officers and directors of Tableau may be deemed to have interests in the offer and the merger that are different from, or in addition to, your interests as a Tableau stockholder. These interests may include, among others, agreements that certain officers have entered into with Tableau that provide for the acceleration of stock options and restricted stock units in the event the officer experiences a qualifying termination of employment within a specified period following a change of control of Tableau, payments of severance benefits under Tableau’s change in control severance agreements with executive officers, agreements that certain executive officers have entered into with Salesforce that provide for grants of Salesforce equity awards following the effective time and certain indemnification obligations. See “The Offer—Interests of Certain Persons in the Offer and the Merger” and “Merger Agreement—Employee Matters” below for more information.

As of June 24, 2019, the directors and executive officers of Tableau and their affiliates beneficially owned approximately 10,500,460 Tableau shares, representing approximately 12.0% of the Tableau shares outstanding as of June 24, 2019.

Concurrently with the execution of the merger agreement, on June 9, 2019, Tableau’s co-founders, Christian Chabot, Christopher Stolte and Patrick Hanrahan, entered into a letter agreement with Salesforce and the Offeror, solely in their capacities as stockholders of Tableau, pursuant to which they agreed, among other things, to convert all of their shares of Tableau Class B common stock into shares of Tableau Class A common stock, which in the aggregate represent approximately 11.8% of the outstanding shares of Tableau common stock, prior to the expiration of the offer. For more information regarding the letter agreement, see “Other Transaction Agreements—Letter Agreement,” and such letter agreement, which is filed as Exhibit 10.25 to this document.

See also “Item 3—Past Contacts, Transactions, Negotiations and Agreements” in the Schedule 14D-9, which has been filed with the SEC and is being mailed to you and other stockholders of Tableau together with this document.

What are the material U.S. federal income tax consequences of receiving Salesforce stock in exchange for my Tableau shares in the offer or the merger?

Each of Tableau and Salesforce intends the offer and the merger, taken together, to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). However, completion of the offer and the merger is not conditioned upon receipt of an opinion from counsel that the offer and the merger qualify as a reorganization, and the offer and the merger will occur even if they do not so qualify.

In general and subject to the qualifications and limitations set forth in the section titled “Material U.S. Federal Income Tax Consequences,” if the offer and the merger, taken together, qualify as a reorganization within the meaning of Section 368(a) of the Code, stockholders of Tableau are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Tableau common stock for shares of Salesforce common stock in the offer or merger, except with respect to any cash received in lieu of fractional shares of Salesforce common stock.

Each Tableau stockholder should read the discussion under “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the offer and the merger (including the U.S. federal income tax consequences of the receipt of cash in lieu of a fractional share of Salesforce stock). Tax matters can be complicated, and the tax consequences of the offer and the merger to a particular Tableau stockholder will depend on such stockholder’s particular facts and circumstances. Tableau stockholders should consult their own tax advisors to determine the specific consequences to them of exchanging their shares of Tableau common stock for the transaction consideration pursuant to the offer or the merger.

Will I have the right to have my Tableau shares appraised?

Appraisal rights are not available in connection with the offer or the merger. See “The Offer—No Appraisal Rights.”

Whom should I call if I have questions about the offer?

You may call Morrow Sodali LLC, the information agent, toll free at (800) 662-5200 or contact the information agent via e-mail at DATA@morrowsodali.com.

Where can I find more information about Salesforce and Tableau?

You can find more information about Salesforce and Tableau from various sources described in the section of this document entitled “Where to Obtain More Information.”

SUMMARY

This section summarizes material information presented in greater detail elsewhere in this document. However, this summary does not contain all of the information that may be important to Tableau stockholders. You are urged to carefully read the remainder of this document and the related letter of transmittal, the annexes to this document and the other information referred to or incorporated by reference in this document because the information in this section and in the “Questions and Answers About the Offer and the Merger” section is not complete. See “Where to Obtain More Information.”

The Offer and Transaction Consideration (Page 37)

Salesforce, through its indirect wholly owned subsidiary, the Offeror, is offering, upon the terms and subject to the conditions set forth in this document and in the accompanying letter of transmittal, to exchange for each outstanding share of Tableau Class A common stock and Tableau Class B common stock validly tendered and not validly withdrawn in the offer, 1.103 shares of Salesforce common stock, together with cash in lieu of any fractional shares of Salesforce common stock, without interest and subject to reduction for any applicable withholding taxes.

We refer to the above as the “transaction consideration.”

Tableau stockholders will not receive any fractional shares of Salesforce common stock in the offer or the merger, and each Tableau stockholder that otherwise would be entitled to receive a fraction of a share of Salesforce common stock pursuant to the offer or the merger will be paid an amount in cash (without interest) equal to such fractional part of a share of Salesforce common stock, multiplied by the volume weighted average closing sale price of one share of Salesforce common stock as reported on the NYSE for the 10 consecutive trading days ending on and including the trading day immediately preceding the acceptance of tendered Tableau shares in the offer, rounded to the nearest whole cent. See “Merger Agreement—Fractional Shares.”

Purpose of the Offer and the Merger (Page 65)

The purpose of the offer is for Salesforce to acquire control of, and ultimately the entire equity interest in, Tableau. The offer is the first step in Salesforce’s plan to acquire all of the outstanding Tableau shares, and the merger is the second step in such plan. If the offer is completed, tendered Tableau shares will be exchanged for the transaction consideration, and if the merger is completed, any remaining Tableau shares that were not tendered into the offer (other than certain converted or cancelled shares, as described further in this document) will be converted into the right to receive the transaction consideration. The purpose of the merger is for Salesforce to acquire all Tableau shares that it did not acquire in the offer.

Upon the consummation of the merger, the Tableau business will be held in an indirect wholly owned subsidiary of Salesforce, and the former Tableau stockholders will no longer have any direct ownership interest in such entity.

Salesforce expects to consummate the merger promptly after the consummation of the offer in accordance with Section 251(h) of the DGCL, and no stockholder vote to adopt the merger agreement or any other action by the Tableau stockholders will be required in connection with the merger. See “The Offer—Purpose of the Offer and the Merger.”

Letter Agreement (Page 107)

Concurrently with the execution of the merger agreement, on June 9, 2019, Tableau’s co-founders, Christian Chabot, Christopher Stolte and Patrick Hanrahan, entered into a letter agreement with Salesforce and the Offeror

(which we refer to as the “letter agreement”). Subject to the terms and conditions of the letter agreement, they agreed, among other things, to convert all of their shares of Tableau Class B common stock into shares of Tableau Class A common stock prior to the expiration of the offer, subject to certain terms and conditions.

The letter agreement terminates upon certain events, including the termination of the merger agreement in accordance with its terms.

The Tableau shares subject to the letter agreement represent approximately 11.8% of the outstanding shares of Tableau common stock as of June 24, 2019. The co-founders have also conveyed to both Salesforce and Tableau that they intend to tender into the offer.

For more information regarding the letter agreement, see “Other Transaction Agreements—Letter Agreement,” and the letter agreement, which is filed as Exhibit 10.25 to this document.

The Companies (Page 36)

Salesforce

salesforce.com, inc.

Salesforce Tower

415 Mission Street, 3rd Floor

San Francisco, California 94105

(415) 901-7000

Salesforce, a Delaware corporation, is a global leader in customer relationship management, or CRM, technology that enables companies to improve their relationships and interactions with customers. Salesforce introduced its first CRM solution in 2000, and has since expanded its service offerings into new areas and industries with new editions, features and platform capabilities. Salesforce’s core mission is to empower its customers of every size and industry to connect with their customers in new ways through existing and emerging technologies, including cloud, mobile, social, Internet of Things and artificial intelligence. Salesforce’s Customer Success Platform—including sales force automation, customer service and support, marketing automation, digital commerce, community management, industry-specific solutions, analytics, integration solutions, application development, Internet of Things integration, collaborative productivity tools, its AppExchange, which is its enterprise cloud marketplace, and its professional cloud services—provides the tools customers need to succeed in a digital world.

The Offeror

Sausalito Acquisition Corp.

c/o salesforce.com, inc.

Salesforce Tower

415 Mission Street, 3rd Floor

San Francisco, California 94105

The Offeror, a Delaware corporation, is an indirect wholly owned subsidiary of Salesforce. The Offeror is newly formed, and was organized for the purpose of making the offer and consummating the merger. The Offeror has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the offer and the merger. The Offeror’s address is c/o salesforce.com, inc., Salesforce Tower, 415 Mission Street, 3rd Floor, San Francisco, California 94105.

Tableau

Tableau Software, Inc.

1621 North 34th Street

Seattle, Washington 98103

(206) 633-3400

Tableau, a Delaware corporation, puts the power of data into the hands of everyday people with its software products, allowing a broad population of business users to engage with their data, ask questions, solve problems and create value. Based on innovative core technologies originally developed at Stanford University, Tableau’s products reduce the complexity, inflexibility and expense associated with traditional business intelligence applications. Tableau currently offers five key products: Tableau Desktop, a self-service, powerful analytics product for anyone with data; Tableau Server, a business intelligence platform for organizations; Tableau Online, a hosted software-as-a-service (“SaaS”) version of Tableau Server; Tableau Prep, a data preparation product for combining, shaping and cleaning data; and Tableau Public, a free cloud-based platform for analyzing and sharing public data.

Salesforce’s Reasons for the Offer and the Merger (Page 47)

The purpose of the offer is for Salesforce to acquire control of, and ultimately the entire equity interest in, Tableau. The Offeror is making the offer and Salesforce plans to complete the merger because it believes that the acquisition of Tableau by Salesforce will provide significant long-term growth prospects and increased stockholder value for the combined company, including as a result of the substantial anticipated synergies resulting from the acquisition.

Opinion of Tableau’s Financial Advisor (Page 52)

Tableau has retained Goldman Sachs & Co. LLC (which we refer to as “Goldman Sachs”), to act as its financial advisor in connection with the transactions contemplated by the merger agreement. Goldman Sachs delivered its opinion to the Tableau board of directors that, as of the date of the written fairness opinion and based upon and subject to the factors and assumptions set forth therein, the transaction consideration per share to be paid to the holders (other than Salesforce and its affiliates) of Tableau shares, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated June 9, 2019, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this document and is incorporated into this document by reference. You should read the opinion carefully in its entirety.

The Goldman Sachs opinion was provided to the Tableau board of directors and addresses only, as of the date of the opinion, based upon and subject to the factors and assumptions set forth therein, the fairness from a financial point of view of the transaction consideration to be paid to the Tableau stockholders (other than Salesforce and its affiliates), taken in the aggregate, pursuant to the merger agreement. The Goldman Sachs opinion does not constitute a recommendation as to whether or not any holder of Tableau shares should tender such Tableau shares in connection with the offer or any other matter.

The engagement letter between Tableau and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $82 million, all of which is contingent upon consummation of the transactions. In addition, Tableau has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Expiration of the Offer (Page 59)

The offer is scheduled to expire at midnight, Eastern Time, at the end of July 31, 2019, unless extended or terminated in accordance with the merger agreement. “Expiration date” means midnight, Eastern Time, at the end of July 31, 2019 unless and until the Offeror has extended the period during which the offer is open, subject to the terms and conditions of the merger agreement, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by the Offeror, will expire.

Extension, Termination and Amendment of the Offer (Page 60)

Subject to the provisions of the merger agreement and the applicable rules and regulations of the SEC, and unless Tableau consents otherwise (which may be granted or withheld in its sole discretion) or the merger agreement is otherwise terminated:

•

the Offeror must extend the offer for any period required by any law, or by any rule, regulation, interpretation or position of the SEC or its staff or the NYSE applicable to the offer, or to the extent necessary to resolve any comments of the SEC or its staff applicable to the offer or to the offer documents or the registration statement on Form S-4, of which this document is a part;

•

in the event that any of the conditions to the offer (other than the minimum tender condition and the condition relating to the absence of a material adverse effect on Tableau, and other than any such conditions that by their nature are to be satisfied at the expiration of the offer (provided that such conditions would be capable of being satisfied or validly waived were the expiration of the offer to occur at such time)) have not been satisfied or waived in accordance with the merger agreement as of any then-scheduled expiration of the offer, the Offeror must extend the offer for successive extension periods of up to 10 business days each (or for such longer period as may be agreed by Salesforce and Tableau); and

•

if, as of any then-scheduled expiration of the offer each condition to the offer (other than the minimum tender condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the offer (provided such conditions would be capable of being satisfied or validly waived were the expiration of the offer to occur at such time)) has been satisfied or waived in accordance with the merger agreement and the minimum tender condition has not been satisfied, the Offeror may, and at the request in writing of Tableau must, extend the offer for successive extension periods of up to 10 business days each (with the length of each such period being determined in good faith by Salesforce) (or for such longer period as may be agreed by Salesforce and Tableau in writing); however, in no event will the Offeror be required to (and Salesforce will not be required to cause Offeror to) extend the expiration of the offer (i) if (x) the minimum tender condition is not satisfied by a number of shares that is equal to or less than the aggregate number of shares held or beneficially owned by any of Christian Chabot, Christopher Stolte or Patrick Hanrahan (collectively, the “founders”) that have not been tendered, or have been tendered but validly withdrawn, in the offer as of such time and (y) as of such time the founders whose untendered shares are necessary to satisfy the minimum tender condition are not using good faith and diligent efforts to tender the necessary shares into the offer; or (ii) for more than 20 business days in the aggregate.

The Offeror may not terminate or withdraw the offer prior to the then-scheduled expiration of the offer unless the merger agreement is validly terminated in accordance with its terms, in which case the Offeror will terminate the offer promptly (but in no event more than one business day) after such termination. Among other circumstances, the merger agreement may be terminated by either Salesforce or Tableau if the offer shall have terminated or expired in accordance with its terms (subject to the rights and obligations of Salesforce or the Offeror to extend the offer pursuant to the merger agreement) without the Offeror having accepted for payment any Tableau shares pursuant to the offer, or if the acceptance for exchange of Tableau shares tendered in the offer has not occurred on or before October 9, 2019 (subject to extension to January 9, 2020 in certain circumstances described under

“Merger Agreement—Termination of the Merger Agreement”), which we refer to as the “outside date.” See “Merger Agreement—Termination of the Merger Agreement.”

The Offeror will effect any extension, termination, amendment or delay by giving oral or written notice to the exchange agent and by making a public announcement as promptly as practicable thereafter as described under “The Offer—Extension, Termination and Amendment of the Offer.” In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type, other than by issuing (or having Salesforce issue) a press release. During any extension, Tableau shares previously tendered and not validly withdrawn will remain subject to the offer, subject to the right of each Tableau stockholder to withdraw previously tendered Tableau shares.

No subsequent offering period will be available following the expiration of the offer without the prior written consent of Tableau, other than in accordance with the extension provisions set forth in the merger agreement.

Conditions of the Offer (Page 69)

The offer is subject to certain conditions, including, among others:

•

satisfaction of the minimum tender condition (which requires that, prior to the expiration of the offer, there have been validly tendered and not validly withdrawn a number of Tableau shares that, upon the consummation of the offer (assuming that shares of Tableau Class B common stock validly tendered (and not validly withdrawn) will convert, on a one-to-one basis, into shares of Tableau Class A common stock upon the consummation of the offer), together with Tableau shares then owned by Salesforce and the Offeror (if any), would represent at least a majority of the aggregate voting power of the Tableau shares outstanding immediately after the consummation of the offer);

•

expiration or termination of the waiting period applicable to the transactions contemplated by the merger agreement under the HSR Act and the obtaining of any required pre-closing approvals, consents, waivers or clearances under the applicable antitrust laws of Germany;

•	lack of legal prohibitions;

•	the effectiveness of the registration statement on Form S-4 of which this document is a part;

•	the listing of the Salesforce shares to be issued in the offer and the merger on the NYSE, subject to official notice of issuance;

•	the accuracy of Tableau’s representations and warranties made in the merger agreement, subject to specified materiality standards;

•	Tableau being in compliance in all material respects with its covenants under the merger agreement;

•

no material adverse effect (as described in “Merger Agreement—Material Adverse Effect”) having occurred with respect to Tableau since the date of the merger agreement that is continuing as of immediately prior to the expiration of the offer; and

•	the merger agreement not having been terminated in accordance with its terms.

The offer is subject to certain other conditions set forth in the section below entitled “The Offer—Conditions of the Offer.” Subject to applicable SEC rules and regulations, the Offeror also reserves the right prior to the expiration of the offer, in its sole discretion, at any time or from time to time to waive any condition identified as subject to waiver in “The Offer—Conditions of the Offer” by giving oral or written notice of such waiver to the exchange agent. However, certain specified conditions (including the first five conditions and the last condition in the immediately preceding list) may only be waived by Salesforce or the Offeror with the prior written consent of Tableau (which may be granted or withheld in its sole discretion).

The offer and the merger are not conditioned upon any financing arrangements or contingencies.

Withdrawal Rights (Page 62)

Tendered Tableau shares may be withdrawn at any time prior to the expiration of the offer. Additionally, if the Offeror has not agreed to accept the shares for exchange on or prior to September 1, 2019, Tableau stockholders may thereafter withdraw their shares from the offer at any time after such date until the Offeror accepts the shares for exchange. Any Tableau stockholder that validly withdraws previously tendered Tableau shares will receive shares of the same class of Tableau common stock that were tendered. Once the Offeror accepts shares for exchange pursuant to the offer, all tenders not previously withdrawn become irrevocable.

Procedure for Tendering (Page 62)

All Tableau shares are held in electronic book entry form.

To validly tender Tableau shares held of record, Tableau stockholders must deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents to the exchange agent at its address set forth elsewhere in this document, and must follow the other procedures set forth herein, prior to the expiration of the offer.

Tableau stockholders who hold shares of Tableau Class A common stock in “street name” through a bank, broker or other nominee holder, and desire to tender their shares of Tableau Class A common stock pursuant to the offer, should instruct the nominee holder to do so prior to the expiration of the offer. No shares of Tableau Class B common stock are held in “street name.”

Exchange of Shares; Delivery of Salesforce Shares (Page 61)

Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any extension or amendment), promptly after the expiration of the offer, the Offeror will accept for payment, and will pay for, all Tableau shares validly tendered and not validly withdrawn prior to the expiration of the offer.

Regulatory Approvals (Page 70)

The completion of the offer is subject to the expiration or termination of the applicable waiting periods under the HSR Act and the obtaining of any required pre-closing approvals, consents, waivers or clearances under the applicable antitrust laws of Germany. This requirement is discussed under “The Offer—Regulatory Approvals.”

Interests of Tableau Directors and Officers in the Offer and the Merger (Page 73)

You should be aware that some of the officers and directors of Tableau may be deemed to have interests in the offer and the merger that are different from, or in addition to, your interests as a Tableau stockholder. These interests may include, among others, agreements that certain officers have entered into with Tableau that provide for the acceleration of stock options and restricted stock units in the event the officer experiences a qualifying termination of employment within a specified period following a change of control of Tableau, payments of severance benefits under Tableau’s change in control severance agreements executive officers, agreements that certain executive officers have entered into with Salesforce that provide for grants of Salesforce equity awards following the effective time and certain indemnification obligations. See “The Offer—Interests of Certain Persons in the Offer and the Merger” and “Merger Agreement—Employee Matters” below for more information. As of June 24, 2019, the directors and executive officers of Tableau and their affiliates beneficially owned approximately 10,500,460 Tableau shares, representing approximately 12.0% of the Tableau shares outstanding as of June 24, 2019.

Concurrently with the execution of the merger agreement, on June 9, 2019, Tableau’s co-founders, Christian Chabot, Christopher Stolte and Patrick Hanrahan, entered into a letter agreement with Salesforce and the Offeror, solely in their capacities as stockholders of Tableau, pursuant to which they agreed, among other things, to convert all of their shares of Tableau Class B common stock into shares of Tableau Class A common stock, which in the aggregate represent approximately 11.8% of the outstanding shares of Tableau common stock, prior to the expiration of the offer. The co-founders have also conveyed to both Salesforce and Tableau that they intend to tender into the offer. For more information regarding the letter agreement, see “Other Transaction Agreements—Letter Agreement,” and such letter agreement, which is filed as Exhibit 10.25 to this document.

See also “Item 3—Past Contacts, Transactions, Negotiations and Agreements” in the Schedule 14D-9, which has been filed with the SEC and is being mailed to you and other stockholders of Tableau together with this document.

No Appraisal Rights (Page 66)

No appraisal rights are available in connection with the offer or the merger. See “The Offer—No Appraisal Rights.”

Comparative Market Price and Dividend Matters (Page 109)

Salesforce common stock is listed on the NYSE under the symbol “CRM,” and Tableau Class A common stock is listed on the NYSE under the symbol “DATA.” There is no trading market for the shares of Tableau Class B common stock, which convert, on a one-for-one basis, into shares of Tableau Class A common stock at the election of the holder or, subject to certain exceptions (none of such exceptions being applicable to the consummation of the offer), if transferred by the holder to a third party.

The parties announced the execution of the merger agreement prior the opening of trading on June 10, 2019. On June 7, 2019, the trading day prior to the public announcement of the execution of the merger agreement and the release of media reports regarding the transaction, the closing price per share of Tableau Class A common stock on the NYSE was $125.21, and the closing price per share of Salesforce common stock on the NYSE was $161.27. On July 24, 2019, the most recent practicable trading date prior to the filing of this document, the closing price per share of Tableau Class A common stock on the NYSE was $175.93, and the closing price per share of Salesforce common stock on the NYSE was $159.75.

The market value of the stock consideration will change as the market value of Salesforce common stock fluctuates during the offer period and thereafter. Tableau stockholders should obtain current market quotations for shares of Tableau Class A common stock and Salesforce shares before deciding whether to tender their Tableau shares in the offer. See “Comparative Market Price and Dividend Matters.”

Ownership of Salesforce Shares After the Offer and the Merger (Page 67)

Salesforce estimates that former Tableau stockholders will own, in the aggregate, approximately 11.0% of the outstanding Salesforce shares immediately following the completion of the offer and the merger.

For a detailed discussion of the assumptions on which this estimate is based, see “The Offer—Ownership of Salesforce After the Offer and the Merger.”

Comparison of Stockholders’ Rights (Page 128)

The rights of Salesforce stockholders are different in some respects from the rights of Tableau stockholders. Therefore, Tableau stockholders will have different rights as stockholders once they become Salesforce stockholders. The differences are described in more detail under “Comparison of Stockholders’ Rights.”

Material U.S. Federal Income Tax Consequences (Page 122)

Each of Tableau and Salesforce intends the offer and the merger, taken together, to qualify as a reorganization within the meaning of Section 368(a) of the Code. In general and subject to the qualifications and limitations set forth in the section titled “Material U.S. Federal Income Tax Consequences,” if the offer and the merger, taken together, qualify as a reorganization within the meaning of Section 368(a) of the Code, holders of Tableau shares are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Tableau common stock for shares of Salesforce common stock in the offer or merger, except with respect to any cash received in lieu of fractional shares of Salesforce common stock.

Each Tableau stockholder should read the discussion under “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the offer and the merger (including the U.S. federal income tax consequences of the receipt of cash in lieu of a fractional share of Salesforce common stock). Tax matters can be complicated, and the tax consequences of the offer and the merger to a particular Tableau stockholder will depend on such stockholder’s particular facts and circumstances. Tableau stockholders should consult their own tax advisors to determine the specific consequences to them of exchanging their shares of Tableau common stock for the transaction consideration pursuant to the offer or the merger.

Accounting Treatment (Page 83)

In accordance with United States generally accepted accounting principles (which we refer to as “GAAP”), Salesforce will account for the acquisition of shares through the offer and the merger under the acquisition method of accounting for business combinations.

Questions about the Offer and the Merger

Questions or requests for assistance or additional copies of this document may be directed to the information agent at the telephone number and addresses set forth below. Tableau stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

The Information Agent for the Offer is:

509 Madison Avenue

Suite 1206

New York, NY 10022

Shareholders Call Toll Free: (800) 662-5200

Banks & Brokers Call Collect: (203) 658-9400

E-mail: DATA@morrowsodali.com

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SALESFORCE

The following table sets forth summary consolidated financial data of Salesforce. All references to “fiscal years,” unless otherwise noted, refer to the 12-month fiscal year.

The consolidated statement of operations data for the fiscal years ended January 31, 2019, 2018 and 2017, and the consolidated balance sheet data as of January 31, 2019 and 2018 are derived from, and are qualified by reference to, Salesforce’s audited consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended January 31, 2019, previously filed with the SEC on March 8, 2019 and incorporated by reference into this document. The consolidated statement of operations data for the fiscal years ended January 31, 2016 and 2015 and the consolidated balance sheet data as of April 30, 2018 and January 31, 2017, 2016, and 2015 are derived from Salesforce’s consolidated financial statements not included or incorporated by reference into this document. The selected historical consolidated financial data as of April 30, 2019 and for the three months ended April 30, 2019 and 2018, are derived from Salesforce’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2019, previously filed with the SEC on June 5, 2019 and incorporated by reference into this document.

The following selected historical consolidated financial data is only a summary and is not necessarily indicative of future results. Such financial data should be read together with, and is qualified in its entirety by reference to, Salesforce’s historical consolidated financial statements and the accompanying notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are set forth in Salesforce’s Annual Report on Form 10-K for the fiscal year ended January 31, 2019, previously filed with the SEC on March 8, 2019 and incorporated by reference into this document, and in Salesforce’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2019, previously filed with the SEC on June 5, 2019 and incorporated by reference in to this document.

The consolidated statement of operations data for fiscal 2019, 2018 and 2017 and for the three months ended April 30, 2019 and 2018 and the selected consolidated balance sheet data as of April 30, 2019 and 2018 and January 31, 2019, 2018 and 2017 reflect the retrospective adoption of Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (“Topic 606”)”. The consolidated statement of operations data for fiscal 2019 and for the three months ended April 30, 2019 and 2018 and the selected consolidated balance sheet data as of April 30, 2019 and 2018 and January 31, 2019 reflect the prospective adoption of ASU No. 2016-01, “Financial Instruments-Overall (Subtopic 825-10)” (“ASU 2016-01”). The consolidated statement of operations data for the three months ended April 30, 2019 and the selected consolidated balance sheet data as of April 30, 2019 reflect the prospective adoption of ASU 2016-02, “Leases (Topic 842)”.

	Three Months Ended April 30,		Fiscal Year Ended January 31,
(in millions, except per share data)	2019	2018	2019	2018 (as adjusted)	2017 (as adjusted)	2016	2015
Consolidated Statement of Operations Revenues:
Subscription and support	$3,496	$2,810	$12,413	$9,766	$7,799	$6,205	$5,014
Professional services and other	241	196	869	774	638	462	360

Total Revenue	$3,737	$3,006	$13,282	$10,540	$8,437	$6,667	$5,374

Income (loss) from operations	$210	$191	$535	$454	$218	$115	$(146)
Net income (loss)	$392	$344	$1,110	$360	$323	$(47)	$(263)
Net income (loss) per share-basic and diluted:
Basic net income (loss) per share	$0.51	$0.47	$1.48	$0.50	$0.47	$(0.07)	$(0.42)
Diluted net income (loss) per share	$0.49	$0.46	$1.43	$0.49	$0.46	$(0.07)	$(0.42)
Shares used in computing basic net income (loss) per share	771	729	751	715	688	662	624
Shares used in computing diluted net income (loss) per share	793	754	775	735	700	662	624

	As of April 30,		As of January 31,
(in millions)	2019	2018	2019	2018 (as adjusted)	2017 (as adjusted)	2016	2015
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities(1)	$6,379	$7,159	$4,342	$4,521	$2,209	$2,725	$1,890
(Negative) working capital(2)	(453)	2,256	(572)	(483)	(1,013)	90	(15)
Total assets	33,154	22,963	30,737	21,984	18,286	12,763	10,654
Noncurrent debt and other noncurrent liabilities	6,220	4,008	3,877	1,541	2,824	2,119	2,254
Total liabilities	16,708	11,903	15,132	11,608	10,056	7,760	6,690
Retained earnings (accumulated deficit)	2,127	969	1,735	635	275	(653)	(606)
Total stockholders’ equity	16,446	11,060	15,605	10,376	8,230	5,003	3,975

Footnotes

(1)	Excludes the restricted cash balance of $115.0 million as of January 31, 2015.
(2)

Salesforce considers all its marketable debt securities to be available to support current liquidity needs including those with maturity dates beyond one year, and therefore classifies these securities within current assets on the consolidated balance sheets. For consistency in presentation, working capital in the table above as of January 31, 2016, and 2015 includes amounts previously reported in Marketable securities, noncurrent. In addition, other reclassifications were made to balances as of January 31, 2018, 2017, 2016, and 2015 to conform to the current period presentation.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TABLEAU

The following table sets forth summary consolidated financial data of Tableau.

The consolidated statement of operations data for the years ended December 31, 2018, 2017 and 2016, and the consolidated balance sheet data as of December 31, 2018 and 2017 are derived from, and are qualified by reference to, Tableau’s audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2018, previously filed with the SEC on February 22, 2019 and incorporated by reference into this document. The consolidated statement of operations data for the years ended December 31, 2015 and 2014 and the consolidated balance sheet data as of March 31, 2018 and December 31, 2016, 2015, and 2014 are derived from Tableau’s consolidated financial statements not included or incorporated by reference into this document. The selected historical consolidated financial data as of March 31, 2019 and for the three months ended March 31, 2019 and 2018, are derived from Tableau’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, previously filed with the SEC on May 6, 2019 and incorporated by reference into this document.

The following selected historical consolidated financial data is only a summary and is not necessarily indicative of future results. Such financial data should be read together with, and is qualified in its entirety by reference to, Tableau’s historical consolidated financial statements and the accompanying notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are set forth in Tableau’s Annual Report on Form 10-K for the year ended December 31, 2018, previously filed with the SEC on February 22, 2019 and incorporated by reference into this document, and in Tableau’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, previously filed with the SEC on May 6, 2019 and incorporated by reference in to this document.

The consolidated statement of operations data for fiscal 2018 and for the three months ended March 31, 2019 and 2018 and the selected consolidated balance sheet data as of March 31, 2019 2018, and December 31, 2018 reflect the modified retrospective adoption of Topic 606. The consolidated statement of operations data for the three months ended March 31, 2019 and the selected consolidated balance sheet data as of March 31, 2019 reflect the prospective adoption of Topic 842.

	Three Months Ended March 31,		Year Ended December 31,
	2019	2018	2018		2017	2016	2015	2014
(in thousands, except per share data)	As Reported (ASC 606)	As Reported (ASC 606)	As Reported (ASC 606)	Without Adoption (ASC 605)	As Reported (ASC 605)	As Reported (ASC 605)	As Reported (ASC 605)	As Reported (ASC 605)
Consolidated Statements of Operations Data:
Revenues
License	$117,552	$108,793	$555,581	$498,050	$429,204	$481,659	$423,766	$279,944
Maintenance and services	164,908	137,414	599,771	484,899	447,855	345,284	229,821	132,672

Total revenues	282,460	246,207	1,155,352	982,949	877,059	826,943	653,587	412,616

Operating income (loss)	(93,180)	(50,379)	(89,749)	(288,831)	(190,965)	(139,561)	(52,030)	6,324
Net income (loss)	$(88,882)	$(46,472)	$(77,042)	$(277,238)	$(185,560)	$(144,449)	$(83,700)	$5,873

Net income (loss) per share:
Basic	$(1.04)	$(0.57)	$(0.93)	$(3.36)	$(2.35)	$(1.92)	$(1.17)	$0.09
Diluted	$(1.04)	$(0.57)	$(0.93)	$(3.36)	$(2.35)	$(1.92)	$(1.17)	$0.08
Weighted average shares used to compute net income (loss) per share:
Basic	85,434	81,039	82,632	82,632	78,869	75,162	71,701	67,591
Diluted	85,434	81,039	82,632	82,632	78,869	75,162	71,701	74,319

	As of March 31,		As of December 31,
	2019	2018	2018		2017	2016	2015	2014
(in thousands)			As Reported (ASC 606)	Without Adoption (ASC 605)	As Reported (ASC 605)	As Reported (ASC 605)	As Reported (ASC 605)	As Reported (ASC 605)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$501,056	$623,994	$653,022	$653,022	$627,878	$908,717	$795,900	$680,613
Short-term and long-term investments	558,710	399,149	395,633	395,633	375,151	0	0	0
Property and equipment, net	102,477	101,121	94,537	94,537	106,753	106,637	72,350	45,627
Working capital	869,116	652,416	867,143	546,658	526,489	722,903	672,138	629,987
Total assets	1,839,656	1,430,656	1,634,725	1,481,703	1,398,795	1,287,199	1,030,711	865,662
Deferred revenue, including long-term portion	382,185	336,385	394,198	605,640	447,484	312,473	198,511	129,810
Total liabilities	820,671	520,783	621,140	830,818	645,172	495,351	296,766	193,656
Total stockholders’ equity	1,018,985	909,873	1,013,585	650,885	753,623	791,848	733,945	672,006

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following selected unaudited pro forma condensed combined financial data has been prepared to reflect the proposed acquisition of Tableau by Salesforce and the completed acquisition of MuleSoft, Inc (“MuleSoft”) by Salesforce on May 2, 2018.

On June 9, 2019, Salesforce and Tableau entered into the merger agreement, pursuant to which Salesforce agreed to acquire Tableau on the terms and subject to the conditions set forth therein. The transaction has not yet closed. Under the terms of the merger agreement, Salesforce is offering to exchange for each outstanding share of Tableau Class A common stock and Tableau Class B common stock, 1.103 shares of Salesforce common stock, together with cash in lieu of any fractional shares of Salesforce common stock, without interest and subject to reduction for any applicable withholding taxes.

The selected unaudited pro forma condensed combined statement of operations for the year ended January 31, 2019 combines the historical consolidated statements of operations of Salesforce for the year ended January 31, 2019 with the historical consolidated statements of operations of Tableau for the year ended December 31, 2018, giving effect to the completion of the offer and the merger, as if they had occurred on February 1, 2018. On May 2, 2018, Salesforce acquired MuleSoft, which was deemed a significant acquisition pursuant to Regulation S-X, Topic 2. As the historical consolidated statement of operations of Salesforce for the year ended January 31, 2019 does not reflect MuleSoft’s operations for an entire annual period, the selected unaudited pro forma condensed combined statement of operations for the year ended January 31, 2019 are adjusted for the historical consolidated statement of operations of MuleSoft for the period from February 1, 2018 through the date of acquisition on May 2, 2018, giving effect to the completion of the acquisition, as if it had occurred on February 1, 2018.

The selected unaudited pro forma condensed combined statement of operations for the three months ended April 30, 2019 combines the historical condensed consolidated statements of operations of Salesforce for the three months ended April 30, 2019 with the historical condensed consolidated statements of operations of Tableau for the three months ended March 31, 2019, giving effect to the completion of the offer and the merger, as if they had occurred on February 1, 2018. The historical condensed consolidated statements of operations of Salesforce for the three months ended April 30, 2019 include the results of MuleSoft for the full period presented, therefore no adjustments needed to be made.

The selected unaudited pro forma condensed combined balance sheet as of April 30, 2019 combines the historical condensed consolidated balance sheet of Salesforce as of April 30, 2019 with the historical condensed consolidated balance sheet of Tableau as of March 31, 2019, giving effect to the completion of the offer and the merger, as if they had occurred on April 30, 2019. The historical condensed consolidated balance sheet of Salesforce as of April 30, 2019 reflects the results of MuleSoft, therefore no adjustments needed to be made.

The pro forma financial information does not give effect to the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the offer and the merger, nor does it give effect to any changes in share price.

The selected unaudited pro forma condensed combined financial data has been prepared for informational purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Salesforce would have been had the offer and the merger occurred on the dates assumed, nor is this information necessarily indicative of future consolidated results of operations or financial position. The following information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and the related notes included elsewhere in this document.

Selected Unaudited Pro Forma Condensed Combined Statement of Operations

	Fiscal Year Ended January 31, 2019	Three Months Ended April 30, 2019
(in millions, except per share data)
Revenue	$14,350	$3,972
Net income	$48	$155
Net income per share:
Basic	$0.06	$0.18
Diluted	$0.05	$0.17
Shares used in computing earnings per share:
Basic	850	867
Diluted	885	898

Selected Unaudited Pro Forma Condensed Combined Balance Sheet

As of April 30, 2019
(in millions)
Total assets	$49,837
Total liabilities	$17,786
Total stockholders’ equity	$32,051

COMPARATIVE PER SHARE DATA

(UNAUDITED)

The following table reflects historical information about basic and diluted earnings (loss) per share for the fiscal year ended January 31, 2019 and the three months ended April 30, 2019, in the case of Salesforce, and for the fiscal year ended December 31, 2018 and the three months ended March 31, 2019, in the case of Tableau, and for the period from February 1, 2018 through May 2, 2018, in the case of MuleSoft, as well as book value per share as of April 30, 2019, in the case of Salesforce, and as of March 31, 2019, in the case of Tableau, in all cases on a historical basis, and for Salesforce, Tableau and MuleSoft on an unaudited pro forma combined basis after giving effect to the offer and the merger. The pro forma data of the combined companies assumes the acquisition of 100% of the Tableau Class A and B shares by Salesforce and was derived by combining the historical consolidated financial information of Salesforce, Tableau and MuleSoft as described previously in this document. For a discussion of the assumptions and adjustments made in preparing the pro forma financial information presented in this document, see “Unaudited Pro Forma Condensed Combined Financial Statements.”

Tableau stockholders should read the information presented in the following table together with the historical financial statements of Salesforce, Tableau and MuleSoft and the related notes which are incorporated herein by reference, and the “Unaudited Pro Forma Condensed Combined Financial Statements” appearing elsewhere in this document. The pro forma data is unaudited and for illustrative purposes only. Tableau stockholders should not rely on this information as being indicative of the historical results that would have been achieved during the periods presented had the companies always been combined or the future results that the combined company will achieve after the consummation of the offer and the merger. This pro forma information is subject to risks and uncertainties, including those discussed in “Risk Factors.”

	Salesforce Historical	MuleSoft Historical	Tableau Historical	Pro Forma Combined	Pro Forma Equivalent Tableau Share(1)
Fiscal year ended January 31, 2019 for Salesforce, the fiscal year ended December 31, 2018 for Tableau and the period from February 1, 2018 through May 2, 2018 for MuleSoft
Net income (loss) per share:
Basic earnings (loss) per share	$1.48	$(0.22)	$(0.93)	$0.06	$0.06
Diluted earnings (loss) per share	$1.43	$(0.22)	$(0.93)	$0.05	$0.06
Cash dividends declared per share	0	0	0	0	0
Three months ended April 30, 2019 for Salesforce and the three months ended March 31, 2019 for Tableau:
Net income (loss) per share:
Basic earnings (loss) per share	$0.51	N/A	$(1.04)	$0.18	$0.20
Diluted earnings (loss) per share	$0.49	N/A	$(1.04)	$0.17	$0.19
Cash dividends declared per share	0	N/A	0	0	0
Book value per share as of April 30, 2019 for Salesforce and March 31, 2019 for Tableau	$21.22	N/A	$11.85	$36.80	$40.59

(1)	The Tableau pro forma equivalent per share amounts were calculated by multiplying the pro forma combined amounts by the exchange ratio of 1.103.

RISK FACTORS

Tableau stockholders should carefully read this document and the other documents referred to or incorporated by reference into this document, including in particular the following risk factors, in deciding whether to tender Tableau shares pursuant to the offer.

Risk Factors Relating to the Offer and the Merger

The transaction consideration is fixed and will not be adjusted. Because the market price of Salesforce common stock may fluctuate, Tableau stockholders cannot be sure of the market value of the stock consideration they will receive in exchange for their Tableau shares in connection with the transactions.

In connection with the offer and the merger, Tableau stockholders will receive a fixed number of Salesforce shares for each of their shares of Tableau Class A common stock and Tableau Class B common stock (i.e., 1.103 Salesforce shares for each Tableau share). Accordingly, the market value of the stock consideration that you will receive in the offer or merger will vary based on the price of Salesforce common stock at the time you receive the transaction consideration. The market price of Salesforce common stock may decline after the date of this document, after you tender your shares and/or after the offer and the merger are completed.

A decline in the market price of Salesforce common stock could result from a variety of factors beyond Salesforce’s control, including, among other things, the possibility that Salesforce may not achieve the expected benefits of the acquisition of Tableau as rapidly or to the extent anticipated, Tableau’s business may not perform as anticipated following the transactions, the effect of Salesforce’s acquisition of Tableau on Salesforce’s financial results may not meet the expectations of Salesforce, financial analysts or investors, or the addition and integration of Tableau’s business may be unsuccessful, may take longer or be more disruptive than anticipated, as well as numerous factors affecting Salesforce and its businesses that are unrelated to Tableau.

Because the offer will not be completed until certain conditions have been satisfied or waived in accordance with the merger agreement, a significant period of time may pass between the commencement of the offer, the time you tender your shares and the time that the Offeror accepts your shares for payment. Therefore, at the time you tender your Tableau shares pursuant to the offer, you will not know the exact market value of the transaction consideration that will be issued if the Offeror accepts such shares for payment.

See “Comparative Market Price and Dividend Matters.” You are urged to obtain current market quotations for shares of Tableau Class A common stock and for shares of Salesforce common stock.

The offer remains subject to conditions that Salesforce cannot control.

The offer is subject to conditions, including the minimum tender condition, receipt of required regulatory approvals, lack of legal prohibitions, no material adverse effect (as described in “Merger Agreement—Material Adverse Effect”) having occurred with respect to Tableau since the date of the merger agreement that is continuing as of immediately prior to the expiration of the offer, the accuracy of Tableau’s representations and warranties made in the merger agreement (subject to specified materiality standards), Tableau being in compliance in all material respects with its covenants under the merger agreement, the listing of the Salesforce shares to be issued in the offer and the merger being authorized for listing on the NYSE, subject to official notice of issuance, the registration statement on Form S-4 of which this document is a part becoming effective, and the merger agreement not having been terminated in accordance with its terms. There are no assurances that all of the conditions to the offer will be satisfied or that the conditions will be satisfied in the time frame expected. If the conditions to the offer are not met, then Salesforce may, subject to the terms and conditions of the merger agreement, allow the offer to expire, or amend or extend the offer. See “The Offer—Conditions of the Offer” for a discussion of the conditions to the offer.

If the transactions are completed, Tableau stockholders will receive Salesforce shares as the transaction consideration and will accordingly become Salesforce stockholders. Salesforce common stock may be affected by different factors than Tableau common stock is affected by, and Salesforce stockholders will have different rights than Tableau stockholders.

Upon consummation of the transactions, Tableau stockholders will receive Salesforce shares as part of the transaction consideration and will accordingly become Salesforce stockholders. Salesforce’s business differs from that of Tableau, and Salesforce’s results of operations and stock price may be adversely affected by factors different from those that would affect Tableau’s results of operations and stock price.

In addition, holders of shares of Salesforce common stock will have rights as Salesforce stockholders that differ from the rights they had as Tableau stockholders before the transactions. For example, shares of Tableau Class B common stock are generally entitled to 10 votes per share, whereas all Salesforce shares are entitled to one vote per share. For a comparison of the rights of Salesforce stockholders to the rights of Tableau stockholders, see “Comparison of Stockholders’ Rights.”

Tableau stockholders who participate in the Offer will be forfeiting all rights with respect to their Tableau shares other than the right to receive the transaction consideration, including the right to participate directly in any earnings or future growth of Tableau.

If the offer and the merger are completed, Tableau stockholders will cease to have any equity interest in Tableau and will not participate in its earnings or any future growth, except indirectly through ownership of Salesforce shares received in the offer and the merger

Consummation of the offer may adversely affect the liquidity of the Tableau shares not tendered in the offer.

If the offer is completed, you should expect the number of Tableau stockholders and the number of publicly traded Tableau shares to be significantly reduced. As a result, the closing of the offer can be expected to adversely affect, in a material way, the liquidity of the remaining Tableau shares held by the public pending the consummation of the merger. Although Salesforce currently expects the merger to occur on the day after the offer is completed, Salesforce cannot assure you that all conditions to the merger will be satisfied at that time, or at all.

Tableau directors and officers potentially have interests in the transaction that differ from, or are in addition to, the interests of the Tableau stockholders generally.

You should be aware that some of the officers and directors of Tableau may be deemed to have interests in the offer and the merger that are different from, or in addition to, your interests as a Tableau stockholder. These interests may include, among others, agreements that certain officers have entered into with Tableau that provide for the acceleration of stock options and restricted stock units in the event the officer experiences a qualifying termination of employment within a specified period following a change of control of Tableau, payments of severance benefits under Tableau’s change in control severance agreements executive officers, agreements that certain executive officers have entered into with Salesforce that provide for grants of Salesforce equity awards following the effective time and certain indemnification obligations. See “The Offer—Interests of Certain Persons in the Offer and the Merger” and “Merger Agreement—Employee Matters” below for more information.

As of June 24, 2019, the directors and executive officers of Tableau and their affiliates beneficially owned approximately 10,500,460 Tableau shares, representing approximately 12.0% of the total Tableau shares outstanding as of June 24, 2019.

Concurrently with the execution of the merger agreement, on June 9, 2019, Tableau’s co-founders, Christian Chabot, Christopher Stolte and Patrick Hanrahan, entered into a letter agreement with Salesforce and the Offeror, solely in their capacities as stockholders of Tableau, pursuant to which they agreed, among other things, to convert all of their shares of Tableau Class B common stock into shares of Tableau Class A common stock, which in the aggregate represent approximately 11.8% of the outstanding shares of Tableau common stock, prior to the expiration of the offer. The co-founders have also conveyed to both Salesforce and Tableau that they intend to tender into the offer. For more information regarding the letter agreement, see “Other Transaction Agreements—Letter Agreement,” and such letter agreement, which is filed as Exhibit 10.25 to this document.

Tableau stockholders will have a reduced ownership and voting interest in Salesforce as compared to their ownership and voting interest in Tableau.

After consummation of the offer and merger, Tableau stockholders will own approximately 11.0% of the outstanding Salesforce shares, based upon the number of outstanding Tableau shares as of June 24, 2019, disregarding stock options, restricted stock units and other rights to acquire shares that may be issued by Salesforce or Tableau pursuant to any employee stock plan. Additionally, whereas shares of Tableau Class B common stock are entitled to 10 votes per share, which generally provides such stockholders greater influence on the management and policies of Tableau, all Salesforce shares are entitled to one vote per share. Consequently, former Tableau stockholders will have less influence on the management and policies of the combined company than they currently exercise over Tableau.

Sales of substantial amounts of Salesforce shares in the open market by former Tableau stockholders could depress its stock price.

Other than shares held by persons who will be affiliates of Salesforce after the offer and the merger, Salesforce shares that are issued to Tableau stockholders, including those shares issued upon the exercise of outstanding stock options or restricted stock units, will be freely tradable without restrictions or further registration under the Securities Act. If the offer and the merger are completed and if former Tableau stockholders and Tableau employees sell substantial amounts of Salesforce common stock in the public market following consummation of the offer and the merger, the market price of Salesforce common stock may decrease.

Holders of Tableau common stock and holders of Salesforce common stock will not be entitled to appraisal rights in the merger.

Section 262 of the DGCL provides that stockholders have the right, in some circumstances, to dissent from certain corporate actions and to instead demand payment of the fair value of their shares. Stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (a) listed on a national securities exchange or (b) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing.

Therefore, because shares of Tableau common stock are listed on NYSE, and the transaction consideration consists of only shares of Salesforce common stock, which are listed on NYSE, and cash in lieu of fractional shares, holders of Tableau common stock are not entitled to appraisal rights in the offer or the merger with respect to their shares of Tableau common stock. In addition, because the merger is of Tableau with a subsidiary of Salesforce and holders of Salesforce common stock will continue to hold their shares following completion of the merger, holders of Salesforce common stock are not entitled to appraisal rights in connection with the offer or the merger with respect to their shares of Salesforce common stock. See “The Offer—No Appraisal Rights.”

Litigation relating to the offer or the merger could require Salesforce to incur significant costs and suffer management distraction, as well as to delay and/or enjoin the merger.

Three civil actions were filed challenging the adequacy of certain disclosures disseminated in connection with the proposed transaction. On July 10, 2019, Shiva Stein, a purported stockholder of Tableau, commenced an action in the United States District Court for the District of Delaware, captioned Stein v. Tableau Software, Inc. et al., Case No. 1:19-cv-01289, against Tableau and each of the current members of the Tableau Board (the “Stein complaint”). The Stein complaint asserts claims under Sections 14(d), 14(e), and 20(a) of the Exchange Act challenging the adequacy of certain public disclosures made in the Schedule 14D-9 concerning the proposed transaction. The plaintiff seeks, among other things, an injunction preventing consummation of the proposed transaction, rescission of the proposed transaction or rescissory damages in the event it is consummated, an accounting by defendants for all damages caused to the plaintiff, and the award of attorneys’ fees and expenses. On July 10, 2019, Marcy Curtis, a purported stockholder of Tableau, commenced a putative class action in the United States District Court for the District of Delaware, captioned Curtis v. Tableau Software, Inc. et al., Case No. 1:19-cv-01290, against Tableau, each of the current members of the Tableau Board, Salesforce, and Offeror (the “Curtis complaint”). The Curtis complaint asserts claims under Sections 14(d), 14(e), and 20(a) of the Exchange Act challenging the adequacy of certain public disclosures made in the Schedule 14D-9 concerning the proposed transaction. The plaintiff seeks, among other things, an injunction preventing consummation of the proposed transaction, rescission of the proposed transaction or rescissory damages in the event it is consummated, declaratory relief, and the award of attorneys’ fees and expenses. On July 11, 2019, Cathy O’Brien, a purported stockholder of Tableau, commenced an action in the United States District Court for the Southern District of New York, captioned O’Brien v. Tableau Software, Inc., et al., Case No. 1:19-cv-06447, against Tableau and each of the current members of the Tableau Board (the “O’Brien complaint”). The O’Brien complaint asserts claims under Sections 14(d), 14(e), and 20(a) of the Exchange Act challenging the adequacy of certain public disclosures made in the Schedule 14D-9 concerning the proposed transaction. The plaintiff seeks, among other things, an injunction preventing consummation of the proposed transaction, rescission of the proposed transaction or rescissory damages in the event it is consummated, an accounting by defendants for all damages caused to the plaintiff, and the award of attorneys’ fees and expenses. The defendants believe the claims asserted in these civil actions are without merit.

Salesforce and Tableau could be subject to additional demands or litigation related to the offer or the merger, whether or not the merger is consummated. Such existing and additional demands or actions may create uncertainty relating to the offer or the merger, and responding to such demands and defending such actions may be costly and distracting to management of both companies.

Risk Factors Relating to Salesforce and the Combined Company

Salesforce may fail to realize all of the anticipated benefits of the offer, and the merger or those benefits may take longer to realize than expected.

Salesforce believes that there are significant benefits and synergies that may be realized through leveraging the products, scale and combined enterprise customer bases of Salesforce and Tableau. However, the efforts to realize these benefits and synergies will be a complex process and may disrupt both companies’ existing operations if not implemented in a timely and efficient manner. The full benefits of the transactions, including the anticipated sales or growth opportunities, may not be realized as expected or may not be achieved within the anticipated time frame, or at all. Failure to achieve the anticipated benefits of the transactions could adversely affect Salesforce’s results of operations or cash flows, cause dilution to the earnings per share of Salesforce, decrease or delay any accretive effect of the transactions and negatively impact the price of Salesforce common stock.

In addition, Salesforce and Tableau will be required to devote significant attention and resources prior to closing to prepare for the post-closing integration and operation of the combined company, and Salesforce will be required post-closing to devote significant attention and resources to successfully align the business practices and operations of Salesforce and Tableau. This process may disrupt the businesses and, if ineffective, would limit the anticipated benefits of the transaction.

Salesforce and Tableau will incur direct and indirect costs as a result of the offer and the merger.

Salesforce and Tableau will incur substantial expenses in connection with and as a result of completing the offer and the merger and, following the completion of the merger, Salesforce expects to incur additional expenses in connection with combining the businesses and operations of Salesforce and Tableau. Factors beyond Salesforce’s control could affect the total amount or timing of these expenses, many of which, by their nature, are difficult to estimate accurately. Moreover, diversion of management focus and resources from the day-to-day operation of the business to matters relating to the transactions could adversely affect each company’s business, regardless of whether the offer and the merger are completed.

Salesforce’s and Tableau’s actual financial positions and results of operations may differ materially from the unaudited pro forma financial information included in this document, and the projected financial information of Tableau included in this document is inherently subject to uncertainties.

The pro forma financial information contained in this document is presented for illustrative purposes only and may differ materially from what Salesforce’s actual financial position or results of operations would have been had the transactions been completed on the dates indicated. The pro forma financial information has been derived from the historical financial statements of Salesforce and Tableau, and certain adjustments and assumptions have been made regarding the combined company after giving effect to the transactions. The assets and liabilities of Tableau have been measured at fair value based on various preliminary estimates using assumptions that Salesforce management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations.

In addition, the assumptions that were used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect Salesforce’s financial condition or results of operations following the completion of the transactions. Any potential decline in Salesforce’s financial condition or results of operations may cause significant variations in the price of Salesforce common stock. See “Unaudited Pro Forma Condensed Combined Financial Statements.”

While the projected financial information of Tableau (which we refer to as the “management projections”) included in this document is presented with numerical specificity, the management projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond Tableau management’s control. Further, given that the management projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year beyond their preparation. Important factors that may affect actual results and may result in such projections not being achieved include: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the inability to complete the offer or merger, or the failure to satisfy other conditions to completion of the offer or the merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the completion of the merger, and risks and uncertainties pertaining to Tableau’s business, including the risks and uncertainties detailed in Tableau’s public periodic filings with the SEC. In addition, the ability to achieve the management projections may depend on, in part, whether or not the strategic goals, objectives and targets are reached over the applicable period. The assumptions upon which the management projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Salesforce and Tableau operate, and the risks and uncertainties described in the section of this document titled “Forward-Looking Statements” and in and in “Item 8—Additional Information—Cautionary Statement Regarding

Forward-Looking Statements” in the Schedule 14D9, which has been filed with the SEC and is being mailed to you and other stockholders of Tableau together with this document, all of which are difficult or impossible to predict accurately and many of which are beyond Tableau’s and our control. The management projections also reflect assumptions by Tableau management that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for the Tableau business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when such projections were prepared. Accordingly, there can be no assurance that the management projections will be realized, and actual results may differ, and may differ materially, from those shown. For more information see “The Offer—Projected Financial Information.”

Salesforce has outstanding debt.

Salesforce has outstanding debt and other financial obligations, each of which subjects Salesforce to certain risks, including among others increasing Salesforce’s vulnerability to general adverse economic and industry conditions, requiring Salesforce to dedicate a portion of its cash flow from operations to payments on its debt, thereby reducing the availability of cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes, and potentially limiting Salesforce’s ability to borrow additional funds or to borrow funds at rates or on other terms it finds acceptable.

The agreements governing Salesforce’s existing debt contain (and it is expected that any agreements governing any additional debt that Salesforce may incur or assume would contain) various operating covenants with respect to Salesforce’s business. In addition, Salesforce’s existing credit facilities require it to comply with a maximum consolidated leverage ratio covenant, and its future credit facilities may also contain financial covenants. Any failure to comply with such restrictions may result in an event of default under such agreements. Such default may allow the applicable creditors to accelerate the related debt, which acceleration may trigger cross-acceleration or cross-default provisions in other debt.

Furthermore, if future debt financing is not available when required or is not available on acceptable terms, Salesforce may be unable to grow its business, take advantage of business opportunities, respond to competitive pressures or refinance maturing debt, any of which could have a material adverse effect on its operating results and financial condition.

Risks Related to Salesforce’s Business

You should read and consider the risk factors specific to Salesforce’s business that will also affect the combined company after the offer and the merger. These risks are described in Salesforce’s Annual Report on Form 10-K for the fiscal year ended January 31, 2019 and its Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2019, which are incorporated by reference into this document, and in other documents that are incorporated by reference into this document. See “Where to Obtain More Information” for the location of information incorporated by reference in this document.

Risks Related to Tableau’s Business

You should read and consider the risk factors specific to Tableau’s business that will also affect the combined company after the offer and the merger. These risks are described in Tableau’s Annual Report on Form 10-K for the year ended December 31, 2018 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, which are incorporated by reference into this document, and in other documents that are incorporated by reference into this document. See “Where to Obtain More Information” for the location of information incorporated by reference in this document.

FORWARD-LOOKING STATEMENTS

Information both included and incorporated by reference in this document may contain forward-looking statements. Words such as “expects,” “anticipates,” “aims,” “projects,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “assumes,” “may,” “should,” “could,” “would,” “foresees,” “forecasts,” “predicts,” “targets,” variations of such words and similar expressions are intended to identify such forward-looking statements, which may consist of, among other things, trend analyses and statements regarding future events, future financial performance, anticipated growth and industry prospects. These forward-looking statements are based on current expectations, estimates and forecasts, as well as the beliefs and assumptions of Salesforce’s management, and are subject to risks and uncertainties that are difficult to predict, including:

•	Salesforce’s ability to consummate the proposed transaction on a timely basis or at all;

•

the satisfaction of the conditions precedent to consummation of the proposed transaction, including having a sufficient number of Tableau’s shares being validly tendered into the offer to meet the minimum tender condition;

•	the parties’ ability to secure regulatory approvals on the terms expected, in a timely manner or at all;

•	Salesforce’s ability to successfully integrate Tableau’s operations and employees;

•	Salesforce’s ability to implement Salesforce’s plans, forecasts and other expectations with respect to Tableau’s business after the completion of the transaction and to realize expected synergies;

•

Salesforce’s ability to realize the anticipated benefits of the transaction, including the possibility that the expected benefits from the transaction will not be realized or will not be realized within the expected time period;

•	the impact of Tableau’s business model on Salesforce’s ability to forecast revenue results;

•	disruption from the transaction making it more difficult to maintain business and operational relationships;

•	the negative effects of the announcement or the consummation of the transaction on the market price of Salesforce common stock or on Salesforce’s operating results;

•	the amount of the costs, fees, expenses and charges related to the offer and the merger;

•	unknown liabilities;

•	the risk of litigation or regulatory actions related to the transaction;

•	the effect of the announcement or pendency of the transaction on Tableau’s business relationships, operating results, and business generally;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the effect of general economic and market conditions;

•	the impact of foreign currency exchange rate and interest rate fluctuations on Salesforce’s results;

•	Salesforce’s business strategy and plan to build its business, including its strategy to be the leading provider of enterprise cloud computing applications and platforms;

•	the pace of change and innovation in enterprise cloud computing services;

•	the seasonal nature of Salesforce’s sales cycles

•	the competitive nature of the market in which the parties participate;

•	Salesforce’s international expansion strategy;

•	Salesforce’s service performance and security, including the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate potential security breaches;

•	the expenses associated with new data centers and third-party infrastructure providers;

•	additional data center capacity;

•	real estate and office facilities space;

•	Salesforce’s operating results and cash flows;

•	new services and product features;

•	Salesforce’s strategy of acquiring or making investments in complementary businesses, joint ventures, services, technologies and intellectual property rights;

•	the performance and fair value of Salesforce’s investments in complementary businesses through Salesforce’s strategic investment portfolio;

•	Salesforce’s ability to realize the benefits from strategic partnerships and investments;

•

the impact of future gains or losses from Salesforce’s strategic investment portfolio including gains or losses from overall market conditions that may affect the publicly traded companies within Salesforce’s strategic investment portfolio;

•	Salesforce’s ability to execute its business plans;

•	Salesforce’s ability to successfully integrate acquired businesses and technologies;

•	Salesforce’s ability to continue to grow unearned revenue and remaining performance obligation;

•	Salesforce’s ability to protect its intellectual property rights;

•	Salesforce’s ability to develop its brands;

•	Salesforce’s reliance on third-party hardware, software and platform providers;

•	Salesforce’s dependency on the development and maintenance of the infrastructure of the Internet;

•

the effect of evolving domestic and foreign government regulations, including those related to the provision of services on the Internet, those related to accessing the Internet, and those addressing data privacy, cross-border data transfers and import and export controls;

•	the valuation of Salesforce’s deferred tax assets; the potential availability of additional tax assets in the future;

•	the impact of new accounting pronouncements and tax laws;

•	uncertainties affecting Salesforce’s ability to estimate its tax rate;

•	the impact of expensing stock options and other equity awards;

•	the sufficiency of Salesforce’s capital resources;

•	factors related to Salesforce’s senior notes due 2023 and 2028, revolving credit facility, term loan due 2021 and loan associated with 50 Fremont Street in San Francisco, California;

•	compliance with Salesforce’s debt covenants and lease obligations;

•	current and potential litigation involving Salesforce or Tableau;

•	the impact of climate change; and

•	other risks detailed in Salesforce’s filings with the SEC (see “Where to Obtain More Information”).

These and other risks and uncertainties may cause Salesforce’s actual results to differ materially and adversely from those expressed in any forward-looking statements. Readers are directed to risks and uncertainties identified above under “Risk Factors” and elsewhere in this document for additional detail regarding factors that may cause actual results to be different from those expressed in Salesforce’s forward-looking statements. Except as required by law, Salesforce undertakes no obligation to revise or update publicly any forward-looking statements for any reason. All forward-looking statements speak only as of the date of this document. All subsequent written and oral forward-looking statements attributable to Salesforce or any person acting on Salesforce’s behalf are qualified by the cautionary statements in this section.

THE COMPANIES

Salesforce

Salesforce, a Delaware corporation, is a global leader in customer relationship management, or CRM, technology that enables companies to improve their relationships and interactions with customers. Salesforce introduced its first CRM solution in 2000, and has since expanded its service offerings into new areas and industries with new editions, features and platform capabilities. Salesforce’s core mission is to empower its customers of every size and industry to connect with their customers in new ways through existing and emerging technologies, including cloud, mobile, social, Internet of Things and artificial intelligence. Salesforce’s Customer Success Platform—including sales force automation, customer service and support, marketing automation, digital commerce, community management, industry-specific solutions, analytics, integration solutions, application development, Internet of Things integration, collaborative productivity tools, its AppExchange, which is its enterprise cloud marketplace, and its professional cloud services—provides the tools customers need to succeed in a digital world.

Salesforce common stock is traded on the NYSE under the ticker symbol “CRM.”

The address of Salesforce’s principal executive offices is Salesforce Tower, 415 Mission Street, 3rd Floor, San Francisco, California 94105. Salesforce’s telephone number is (415) 901-7000. Salesforce also maintains an Internet site at www.salesforce.com. Salesforce’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

The Offeror

The Offeror, a Delaware corporation, is an indirect wholly owned subsidiary of Salesforce. The Offeror is newly formed, and was organized for the purpose of making the offer and consummating the merger. The Offeror has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the offer and the merger. The Offeror’s address is c/o salesforce.com, inc., Salesforce Tower, 415 Mission Street, 3rd Floor, San Francisco, California 94105, telephone number (415)  901-7000.

Tableau

Tableau, a Delaware corporation, puts the power of data into the hands of everyday people with its software products, allowing a broad population of business users to engage with their data, ask questions, solve problems and create value. Based on core technologies originally developed at Stanford University, Tableau’s products reduce the complexity, inflexibility and expense associated with traditional business intelligence applications. Tableau currently offers five key products: Tableau Desktop, a self-service, powerful analytics product for anyone with data; Tableau Server, a business intelligence platform for organizations; Tableau Online, a hosted software-as-a-service (“SaaS”) version of Tableau Server; Tableau Prep, a data preparation product for combining, shaping and cleaning data; and Tableau Public, a free cloud-based platform for analyzing and sharing public data.

Tableau Class A common stock is listed on the NYSE under the ticker symbol “DATA.” The Tableau Class B common stock is not publicly traded but converts, on a one-for-one basis, into Tableau Class A common stock at the election of the holder and in some cases automatically upon certain transfers as provided in Tableau’s certificate of incorporation.

The address of Tableau’s principal executive offices is 1621 North 34th Street, Seattle, Washington 98103. Tableau’s telephone number is (206) 633-3400. Tableau also maintains an Internet site at www.tableau.com. Tableau’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

THE OFFER

General

Salesforce, through the Offeror, which is an indirect wholly owned subsidiary of Salesforce, is offering to exchange for each outstanding share of Tableau Class A common stock and Tableau Class B common stock validly tendered and not validly withdrawn in the offer, 1.103 shares of Salesforce common stock, with cash in lieu of any fractional shares of Salesforce common stock, without interest and subject to reduction for any applicable withholding taxes.

Tableau stockholders will not receive any fractional shares of Salesforce common stock in the offer or the merger, and each Tableau stockholder who otherwise would be entitled to receive a fraction of a share of Salesforce common stock pursuant to the offer or the merger will be paid an amount in cash (without interest) equal to such fractional part of a share of Salesforce common stock multiplied by the volume weighted average closing sale price of one share of Salesforce common stock as reported on the NYSE for the ten consecutive trading days ending on and including the trading day immediately preceding the acceptance of tendered Tableau shares in the offer, rounded to the nearest whole cent. See “Merger Agreement—Fractional Shares.”

The purpose of the offer is for Salesforce to acquire control of, and ultimately the entire equity interest in, Tableau. The offer is the first step in Salesforce’s plan to acquire all of the outstanding Tableau shares, and the merger is the second step in such plan. If the offer is completed, validly tendered (and not validly withdrawn) Tableau shares will be exchanged for the transaction consideration, and if the merger is completed, any remaining Tableau shares that were not tendered into the offer (other than certain converted or cancelled shares, as described further in this document) will be converted into the right to receive the transaction consideration. If the offer is completed, Salesforce intends to promptly consummate the merger as the second step in such plan. The purpose of the merger is for Salesforce to acquire all Tableau shares that it did not acquire in the offer. Upon consummation of the merger, the Tableau business will be held in an indirect wholly owned subsidiary of Salesforce, and the former Tableau stockholders will no longer have any direct ownership interest in the surviving corporation.

Background of the Offer and the Merger

The Schedule 14D-9 includes additional information on the background, deliberations and other activities involving Tableau (see the section titled “Background of the Offer and the Merger” in the Schedule 14D-9, which has been filed with the SEC and is being mailed to you and other stockholders of Tableau together with this document). You are encouraged to read that section in its entirety.

Members of Salesforce’s management team regularly consider and pursue opportunities to enhance Salesforce’s product suite, improve customer satisfaction and unlock stockholder value. In this regard, members of Salesforce’s management team have reviewed and discussed business, operational and strategic plans to enhance and complement Salesforce’s existing product suite to address the needs articulated by Salesforce customers, including to better leverage data (regardless of where it resides) to make smarter and faster decisions and create differentiated connected customer experiences.

In early December 2018, John Somorjai, Salesforce’s Executive Vice President, Corporate Development & Salesforce Ventures, contacted Adam Selipsky, the Chief Executive Officer of Tableau, to arrange a meeting. On December 6, 2018, Mr. Selipsky and Jay Peir, Executive Vice President, Corporate Development & Strategy of Tableau, met with Mr. Somorjai, Bret Taylor, Chief Product Officer of Salesforce, and Alex Dayon, President and Chief Strategy Officer of Salesforce. At this meeting, representatives of Salesforce and Tableau discussed the changing technology landscape and the data analytics industry generally. As part of these discussions, representatives of Tableau and Salesforce explored, at a high level, possible ways that the companies could work together in the future. In the course of those discussions, representatives of Tableau gave Salesforce’s representatives an overview of Tableau’s businesses and products. However, they did not exchange any non-public information or discuss a potential strategic transaction.

On December 10, 2018, the Mergers and Acquisitions Committee of the Salesforce board of directors (which we refer to as the “M&A Committee”) held a regularly scheduled meeting to discuss and review, among other things, the possible acquisition of Tableau and recommended that management brief the Salesforce board of directors on a potential transaction.

On December 11, 2018, at a regularly scheduled meeting of the Salesforce board of directors, Marc Benioff, the Chairman and Co-Chief Executive Officer of Salesforce, and Keith Block, the Co-Chief Executive Officer of Salesforce, provided an update to the Salesforce board of directors regarding Salesforce’s merger and acquisitions strategy, including a potential acquisition of Tableau.

On December 18, 2018, Mr. Benioff and Mr. Selipsky met to discuss various matters in the technology industry generally and, as a follow up to the December 6 meeting, discussed possible ways that the companies could work together in the future. During this meeting, Mr. Selipsky described Tableau’s culture and products, but did not provide any non-public information. During the course of the conversations, Mr. Benioff raised the possibility of a strategic transaction between Tableau and Salesforce, expressing that a transaction could present a potentially compelling opportunity for the two companies. Mr. Selipsky told Mr. Benioff that he would convey Salesforce’s interest to the Tableau board of directors.

In early January 2019, Mr. Benioff contacted Mr. Selipsky to indicate that Salesforce would like to discuss a potential strategic combination with Tableau in more detail. Mr. Selipsky told Mr. Benioff that he would convey Salesforce’s interest to the Tableau Board.

On February 12, 2019, the M&A committee met to discuss and review the business, prospects and potential for an acquisition of Tableau and authorized management to continue to pursue negotiations with Tableau and to submit a proposal to acquire Tableau. At the invitation of the M&A Committee, members of Salesforce management and representatives of BofA Securities, Inc. (“BofA Merrill Lynch”), Salesforce’s exclusive financial advisor in connection with the potential transaction, and Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), Salesforce’s outside legal counsel in connection with the potential transaction, attended the meeting.

On February 12, 2019, Salesforce submitted to Tableau a non-binding proposal offering to acquire all of the outstanding Tableau securities for $157 per share. The proposal indicated a preference for 100% of the consideration to be Salesforce common stock, although an openness to discussing a mix of cash and stock if preferred by the Tableau board of directors. The proposal indicated that the exchange ratio for consideration would be fixed, based on the unaffected trailing five-day volume weighted average trading share price of the Salesforce common stock (the “5-day VWAP”). The proposal also noted Salesforce’s expectation that Tableau’s founders would agree to support the transaction, and that the offer would not be subject to a vote of Salesforce stockholders in connection with the proposed transaction. The proposal also indicated that Salesforce viewed the Tableau management team as important to the success of the combination and, at the appropriate time and with the consent of the Tableau board of directors, Salesforce would like to engage in discussions with the management team related to their retention and reporting structures.

On February 15, 2019, Mr. Selipsky conveyed to Mr. Benioff the position of the Tableau board of directors that any offer for a strategic combination would need to be significantly higher to warrant further engagement, and they agreed that further discussion between the companies’ representatives and advisors would be helpful.

On February 18, 2019, representatives of BofA Merrill Lynch contacted representatives of Goldman Sachs to discuss the recent Salesforce proposal and representatives of Goldman Sachs reiterated the position of the Tableau board of directors.

On February 21, 2019, Salesforce submitted to Tableau an updated proposal with a revised offer at $170 per share, all-stock consideration (although Salesforce indicated an openness to discussing a mix of cash and stock if preferred by the Tableau board of directors) and an exchange ratio to be fixed based on the 5-day VWAP.

On February 26, 2019, representatives of Goldman Sachs, as instructed by representatives of Tableau management, contacted representatives of BofA Merrill Lynch to facilitate limited diligence discussions.

On February 27, 2019, Salesforce negotiated and entered into a confidentiality agreement with Tableau. The confidentiality agreement included a 12-month standstill provision, which did not restrict Salesforce from making confidential proposals to, or requesting a waiver of the standstill from, the Tableau board of directors.

On February 28, 2019, the M&A Committee met to discuss and review the status of, and negotiations with respect to, the potential acquisition of Tableau. Mr. Somorjai updated the M&A Committee regarding recent communications with Tableau and its financial advisors, and potential next steps. At the invitation of the M&A Committee, members of Salesforce management and representatives of BofA Merrill Lynch and Wachtell Lipton attended the meeting.

From March 4 through March 11, 2019, high-level diligence information was exchanged and in-person and telephonic diligence meetings were conducted with executives and advisors of the respective companies.

On March 11, 2019, Mr. Benioff, Mr. Block and members of the Salesforce management team met in person in San Francisco with Mr. Selipsky and other members of the Tableau management team to discuss the products and business operations of Tableau and synergy opportunities between the companies.

On March 12, 2019, the M&A Committee met to discuss and review the status of, and negotiations with respect to, the potential acquisition of Tableau. At the invitation of the M&A Committee, members of Salesforce management and representatives of BofA Merrill Lynch and Wachtell Lipton attended the meeting.

From March 12 through March 27, 2019, the parties continued diligence information exchange and related meetings.

On March 13, 2019, at a regularly scheduled meeting of the Salesforce board of directors, Salesforce management discussed the status of negotiations with respect to the potential acquisition of Tableau and the progress that had been made conducting substantial diligence. At the invitation of the M&A Committee, members of Salesforce management and representatives of BofA Merrill Lynch and Wachtell Lipton attended the meeting.

On March 14, 2019, representatives of Goldman Sachs communicated to representatives of BofA Merrill Lynch the position of the Tableau board of directors that additional engagement would not be warranted if Salesforce would not pay more than $170 per share. Representatives of BofA Merrill Lynch confirmed to representatives of Goldman Sachs that Salesforce had an ongoing interest in continuing discussions, but only to the extent Tableau would convey a bona fide counterproposal regarding valuation.

On March 18, 2019, representatives of Salesforce and Tableau discussed high-level diligence regarding Salesforce’s quarterly financial information.

On March 20, 2019, representatives of Goldman Sachs contacted representatives of BofA Merrill Lynch to relay a counterproposal from the Tableau board of directors of $190 per share.

Later that day, representatives of BofA Merrill Lynch, as previously authorized by the Salesforce board of directors, contacted representatives of Goldman Sachs to communicate a revised proposal of $177 per share, which had been authorized by the M&A Committee in its previous meetings, with material terms in line with those previously presented in the prior Salesforce offer and a request for exclusivity and a commitment to enter into an agreement by April 2.

On March 21, 2019, representatives of Goldman Sachs contacted representatives of BofA Merrill Lynch to provide a counterproposal from the Tableau board of directors of $186 per share without any exclusivity agreement.

On March 22, 2019, representatives of BofA Merrill Lynch, on behalf of Salesforce, reaffirmed Salesforce’s willingness to pay $177 per share in response to the counterproposal of the Tableau board of directors.

Between March 22 and March 28, 2019, representatives of the two companies discussed further the potential transaction, although no agreement was reached on price.

On March 26, 2019, representatives of Tableau reached out to representatives of Salesforce to explore benchmarking for a potential transaction value at a price in the range of the low $180s price per share of Tableau common stock.

Over the course of April 2 through April 4, 2019, the parties exchanged additional diligence information and held additional in-person diligence meetings. During the course of these meetings, executives of Salesforce and Tableau discussed the potential transaction, though no additional proposals regarding value were made.

On April 4, 2019, Mr. Benioff, Mr. Block and Mr. Hawkins held in person meetings in Seattle with Mr. Selipsky and Mr. Fletcher.

On April 8, 2019, representatives of Goldman Sachs contacted representatives of BofA Merrill Lynch to relay the position of the Tableau board of directors. The representatives discussed facilitating the parties’ exchange of financial diligence information regarding Tableau’s first quarter financial results.

Between April 9 and May 3, 2019, executives of the two companies held additional discussions regarding the potential transaction and their respective businesses and exchanged additional diligence materials. During this period, the companies and their financial advisors continued to discuss perspectives on valuation and possible methods for agreeing on a fixed exchange ratio for a potential transaction.

On May 8, 2019, senior executive officers of Tableau and Salesforce discussed their previously described positions on value and agreed that a discussion between advisors would be a productive next step.

On May 9, 2019, Goldman Sachs, at Tableau senior management’s direction, contacted BofA Merrill Lynch to discuss possible valuation alternatives to assist the parties with bridging the then-current valuation gap.

On May 9, 2019, Salesforce presented to Tableau an updated written proposal to acquire all of the outstanding securities of Tableau for a price per share of $171. Consistent with previous proposals, the transaction consideration would be all-stock and the exchange ratio would be fixed at the 5-day VWAP.

On May 12, 2019, Salesforce was contacted by Mr. Selipsky, who communicated the position of the Transaction Committee of the Tableau board of directors (which we refer to as the “Transaction Committee”) that a fixed exchange ratio could be used for the transaction, but would, in all cases, be subject to a floor of $175 per share.

On May 14, 2019, Salesforce presented to Tableau an updated written proposal to acquire all of the outstanding securities of Tableau for a price per share of $173 on terms similar to those previously conveyed.

On May 15, 2019, Mr. Benioff contacted Mr. Selipsky to discuss the revised proposal on value in light of recent stock price volatility. Mr. Selipsky reiterated the commitment to value of the Tableau Board but agreed to revisit the discussion after consultation with the Transaction Committee.

On May 16, 2019, Salesforce submitted to Tableau a revised written proposal outlining the terms of a potential transaction between Salesforce and Tableau. Salesforce proposed to acquire all of the outstanding securities of Tableau for a price per share between $175.00 and $180.00. Consistent with previous proposals, the transaction consideration would be all-stock and the exchange ratio would be based on the 5-day VWAP as determined prior to signing and a 39.9% premium to the 5-day VWAP of Class A common stock subject to a lower and upper bound of $175 and $180 per share. The revised proposal was also subject to a commitment from Tableau to work towards announcing a transaction on June 4, 2019. In order to achieve that target, Salesforce requested that the parties enter into an exclusivity agreement, with an exclusivity period lasting through June 4, 2019.

On May 17, 2019, a representative of Salesforce sent a representative of Tableau a draft exclusivity agreement. On the same day, representatives of Wachtell Lipton also informed representatives of Cooley that, as a condition to Salesforce announcing a transaction, Salesforce would require certain employees of Tableau, including Tableau’s executive team, to sign offer letters concurrently with the entry into the merger agreement.

On May 18, 2019, Salesforce was informed that the Tableau board of directors had authorized Tableau to discuss and negotiate Salesforce’s proposal and enter into an exclusivity agreement with an exclusivity period lasting through June 4, 2019. Representatives of Salesforce and Tableau then finalized the terms of the Exclusivity Agreement, which Salesforce and Tableau then executed.

Over the course of the exclusivity period, representatives of Salesforce and Tableau, including their respective advisors, engaged in reciprocal in-person and telephonic due diligence investigations. In addition, Tableau provided a virtual data room to Salesforce and its advisors, which contained substantial materials regarding Tableau’s business, financials, material contracts and other matters. Salesforce continued to conduct due diligence on Tableau throughout the negotiation period.

On May 23, 2019, representatives of Wachtell Lipton sent representatives of Cooley a draft merger agreement and draft tender agreement.

On May 24, 2019, the M&A Committee met to discuss and review the status of negotiations with respect to the potential acquisition of Tableau and the progress that had been made conducting substantial diligence. At the invitation of the M&A Committee, members of Salesforce management and representatives of BofA Merrill Lynch and Wachtell Lipton attended the meeting.

On May 24, 2019, representatives of Salesforce reached out to Mr. Selipsky to begin discussions regarding post-closing employment arrangements between Salesforce and Mr. Selipsky. Between May 24, 2019 and June 9, 2019, representatives of Salesforce, Mr. Selipsky and other members of Tableau’s senior management team had discussions regarding post-closing employment arrangements, which would require those individuals to sign offer letters concurrently with entry into the merger agreement. On June 9, 2019, these offer letters were entered between Salesforce and the management team members, including Mr. Selipsky. Please see “—Interests of Certain Persons in the Offer and the Merger—Salesforce Offer Letters” for additional information.

On May 27, 2019, representatives of Cooley sent representatives of Wachtell Lipton a revised draft of the merger agreement that among other things removed all of the provisions related to the tender agreements.

On May 29, 2019, representatives of Wachtell Lipton spoke to representatives of Cooley about Salesforce’s proposal to have the founders sign tender agreements in connection with the proposed transaction. Representatives of Wachtell Lipton also reiterated that Salesforce would be unlikely to proceed with a transaction that did not include founder support for the transaction. Later that day, representatives of Wachtell Lipton provided representatives of Cooley with a revised draft of the merger agreement.

In the evening on May 30, 2019, Mr. Selipsky spoke to Mr. Benioff about a personal matter that had arisen and would require Mr. Selipsky to travel out of state for a number of days. Mr. Benioff informed Mr. Selipsky that he believed it would be appropriate to delay the timeline by a few days.

On May 31, 2019, Mr. Somorjai spoke to Mr. Peir about the open issues in the transaction agreements. In addition, Mr. Somorjai requested that Tableau extend the exclusivity period for a period of one week to among other things give Salesforce additional time to complete its due diligence investigations. Mr. Somorjai suggested that the parties target an announcement on June 11, 2019.

On May 31, 2019, the M&A Committee met to discuss and review the status of negotiations with respect to the potential acquisition of Tableau, including the status of the merger agreement and the contemplated tender agreements. At the invitation of the M&A Committee, members of Salesforce management and representatives of BofA Merrill Lynch and Wachtell Lipton attended the meeting.

On June 4, 2019, Salesforce and Tableau executed an amendment to the Exclusivity Agreement, which extended the exclusivity period to June 11, 2019.

In addition, on June 4, 2019, representatives of Cooley provided representatives of Wachtell Lipton with a revised draft of a merger agreement that among other matters contemplated that the founders would enter into a conditional conversion letter agreement in lieu of tender agreements.

On June 5, 2019, the M&A Committee met to discuss and review the status of due diligence regarding the potential acquisition of Tableau, including preliminary due diligence findings developed over the course of the substantial diligence to date. At the invitation of the M&A Committee, members of Salesforce management and representatives of BofA Merrill Lynch and Wachtell Lipton attended the meeting.

On June 6, 2019, executives of Salesforce and Tableau discussed the framework for the transaction and the open issues in the transaction agreements. Salesforce expressed concerns around the recent market volatility and the executives of both companies discussed the possibility of announcing the transaction on Monday, June 10.

In addition, on June 6, 2019, the Salesforce board of directors met to discuss and review the status of the potential acquisition of Tableau, including the status of the negotiations around pricing and the recent volatility in the market. The Salesforce board of directors authorized Salesforce management to submit a revised proposal to Tableau reflecting these considerations.

Later that day, representatives of Wachtell Lipton then sent representatives of Cooley a revised draft of a merger agreement.

Later on June 6, 2019, Salesforce sent Mr. Selipsky a revised written proposal that offered to acquire Tableau based on a fixed exchange ratio of 1.0671, implying a price of $170 per share at the one-day closing price of Salesforce’s common stock. The revised proposal noted that the counterproposal took into account the changes in market conditions since May 16 and the competitive landscape.

During the course of June 7, 2019, representatives of each of Tableau and Salesforce discussed Salesforce’s revised proposal. Among other matters, the representatives of Tableau objected to the revised offer being outside the price range (when calculated based on a 5-day VWAP) that formed the basis for the transaction discussions and exclusivity period.

Following further discussion, Salesforce agreed to revise its most recent proposal to reflect an offer price of $175 per share of Tableau common stock, but maintained that the resulting exchange ratio should be based on one-day closing spot prices, while the representatives of Tableau maintained that the Tableau Board expected the exchange ratio to be based on the 5-day VWAP because of, among other things, the recent volatility in the market.

Later on June 7, 2019, representatives of each of Tableau and Salesforce, along with representatives of BofA Merrill Lynch and representatives of Goldman Sachs, discussed various constructs to close the valuation gap. Among these constructs, representatives of each of Tableau and Salesforce, along with representatives of Goldman Sachs and representatives of BofA Merrill Lynch discussed a proposal to fix the transaction exchange ratio based on the trailing three-day volume weighted average trading share price of Salesforce common stock. Based upon a $175 per share price for each outstanding share of Tableau common stock and Salesforce’s three-day volume weighted average share price of $158.64, the parties agreed on an exchange ratio of 1.103, subject to final approval by each party’s respective board of directors.

On June 7 and June 8, Mr. Somorjai and Mr. Peir also had several discussions to resolve the outstanding open business and legal points.

Over the course of June 7 to June 9, 2019, representatives of Cooley and Wachtell Lipton exchanged several revised versions of the draft merger agreement reflecting the parties’ discussions.

On June 9, 2019, the Salesforce board of directors held a meeting to consider and discuss the terms of the proposed acquisition of Tableau by Salesforce. At the invitation of the Salesforce board of directors, members of Salesforce management, representatives of BofA Merrill Lynch and representatives of Wachtell Lipton attended the meeting. The Salesforce board of directors reviewed the material terms and conditions of the proposed transaction. Representatives of BofA Merrill Lynch discussed with the directors various financial analyses performed by BofA Merrill Lynch with respect to the proposed transaction. The Salesforce board of directors then engaged in discussion and deliberations, following which the Salesforce board of directors approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the offer and the merger and the issuance of Salesforce shares in connection therewith, were advisable and fair to, and in the best interests of, Salesforce and its stockholders.

After the respective meetings of the parties’ boards of directors, Salesforce, Tableau, the founders and certain employees of Tableau executed the merger agreement, the conditional conversion letter agreement and the other transaction agreements, as applicable.

On June 10, 2019, prior to the opening of trading of Salesforce’ common stock and Tableau’s Class A common stock on the NYSE, Salesforce and Tableau issued a joint press release announcing the execution of the merger agreement and the other transaction agreements.

Tableau’s Reasons for the Offer and the Merger; Recommendation of the Tableau Board of Directors

In evaluating the merger agreement and the transactions the Tableau board of directors consulted with Tableau management, its financial advisor and its outside legal counsel. In recommending that the Tableau stockholders accept the offer and tender their shares of Tableau common stock to Offeror in the offer, the Tableau board of directors carefully considered a number of factors, including the following material factors that, in the view of the Tableau board of directors, weighed in favor of the transactions (which factors are not necessarily presented in order of relative importance):

•

The current and historical market prices of the shares of Class A common stock, including the market performance of such shares relative to those of other participants in Tableau’s industry and general market indices, and certain premiums observed over various periods by the Tableau board of directors (based on the implied price per share to be paid to Tableau stockholders based on the exchange ratio and the closing price per share of Salesforce common stock on June 7, 2019, the last trading day before the date of the merger agreement) which represented, in the Board’s view, a compelling premium to the standalone present value of Tableau to its stockholders and the historical market prices of the shares of Class A common stock, including a (i) 42.1% premium based on the $125.21 closing price per share of Class A common stock on June 7, 2019, the last trading day before the date of the merger agreement, (ii) a 49.7% premium based on the average closing trading price of $118.80 per share of Class A common stock during the 30-day period prior to June 7, 2019 and (iii) a 43.2% premium based on the average closing trading price of $124.19 per share of Class A common stock during the 90-day period prior to June 7, 2019.

•

The fact that the transaction consideration to be paid to the Tableau stockholders would be in the form of shares of Salesforce common stock, and, as such, would offer the Tableau stockholders the ability (i) to participate in the future growth of Salesforce and, indirectly, Tableau, including any potential appreciation that may be reflected in the value of the combined company (including any resulting synergies), and (ii) to attain liquidity should any such Tableau stockholder choose not to retain its shares of Salesforce common stock.

•	The current and historical financial condition, results of operations, business, competitive position and prospects of Tableau, including:

•

its belief that the transactions would provide Tableau with substantial resources with which to expand its product offerings along with the potential to build and leverage Salesforce’s sales infrastructure to drive growth across domestic and international markets;

•

the ability to leverage the scale and financial capabilities of the combined company to make additional investments in innovation and technology and the potential to enhance existing products with Tableau’s data analytic capabilities to drive future growth and success of the combined company;

•

the business challenges that Tableau was facing, including the operational and business challenges and risks of continuing to build, scale and operate the business globally as an independent company, the current competitive environment in Tableau’s industry as well as general uncertainty surrounding forecasted economic conditions over the near and long terms;

•	Salesforce’s strong track record of successfully integrating prior acquisitions, including MuleSoft, Inc., which continues to have strong revenue growth following its acquisition by Salesforce;

•	the complementary nature of the cultures of the two companies, including with respect to corporate purpose and focus on customer success and innovation and vibrant user communities;

•	the expectation that Tableau’s management team will continue to play an important role in the combined company overseeing Tableau’s mission, products and services; and

•	the combined company’s business, operations, financial condition, product offerings, earnings, and prospects.

•

The fact that the transaction consideration Salesforce proposed reflected extensive negotiations between Tableau and Salesforce and their respective advisors, and the belief of the Tableau board of directors that the exchange ratio represents the best proposal and economic value available to Tableau’s stockholders, based upon an overall assessment, among other things, of the net present value of the risk-adjusted returns that are likely to accrue to the Tableau stockholders over the long term.

•

The oral opinion delivered by Goldman Sachs to the Tableau board of directors on June 9, 2019, subsequently confirmed in writing, that as of June 9, 2019, and based upon and subject to the factors and assumptions set forth therein, the transaction consideration to be paid to the holders of shares of Tableau common stock (other than Salesforce and its affiliates), taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such holders (See “—Opinion of Tableau’s Financial Advisor”).

•

The fact that the transactions are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and as such generally no gain or loss should be recognized by the Tableau stockholders for U.S. federal income tax purposes in connection with the exchange of Tableau common stock for shares of Salesforce common stock pursuant to the offer or the merger.

•	The likelihood of completion of the transactions, particularly in light of the terms of the merger agreement and the closing conditions to the offer and the merger, including:

•	the conditions to the offer and the merger are limited and customary;

•	the fact that Salesforce’s obligations pursuant to the merger agreement are not subject to any financing condition or similar contingency that is based on Salesforce’s ability to obtain financing;

•	the ability of Tableau to specifically enforce the merger agreement, including Salesforce’s obligation to consummate the offer and the merger, subject to the terms and conditions therein;

•

the obligation of the parties to use reasonable best efforts to obtain approvals or clearances from applicable antitrust and competition authorities, including a commitment by Salesforce during the pendency of the offer not to undertake certain acquisitions if doing so would reasonably be expected to prevent Salesforce from obtaining any such approvals or clearances prior to the outside date; and

•

the fact that the founders (i) have agreed to convert the shares of Class B common stock beneficially owned by such holders into shares of Class A common stock representing in the aggregate approximately 11.8% of the outstanding shares of Class A common stock in accordance with, and subject to, the terms and conditions of the Letter Agreement and (ii) have conveyed to the Tableau board of directors that the founders intend to tender their shares of Tableau common stock into the offer.

•	The terms of the merger agreement permitting Tableau to receive unsolicited alternative proposals, and the other terms and conditions of the merger agreement, including:

•	Tableau’s ability, under certain circumstances, to furnish information to, and conduct negotiations with, third parties regarding unsolicited acquisition proposals;

•

the ability of the Tableau board of directors under the merger agreement to withdraw or modify its recommendation that the Tableau stockholders tender their shares of Tableau common stock to Offeror pursuant to the offer in certain circumstances, including in connection with a superior offer or an intervening event; and

•

the provision of the merger agreement allowing the Tableau board of directors to terminate the merger agreement in order to accept and enter into a definitive agreement with respect to an unsolicited superior offer in certain circumstances, subject to providing Salesforce an opportunity to match such proposal and payment to Salesforce of a termination fee of $552 million, which amount the Tableau board of directors believes to be reasonable under the circumstances and taking into account the range of such termination fees in similar transactions.

The Tableau board of directors also considered a variety of risks and other potentially adverse factors in determining whether to approve the merger agreement and the transactions, including the following material factors (which factors are not necessarily presented in order of relative importance):

•	The potential risk of diverting Tableau management attention and resources from the operation of Tableau’s business and towards completion of the offer and the merger.

•

The uncertainty about the effect of the proposed transactions, regardless of whether the transactions are completed, on Tableau’s employees, customers and other parties, which may impair Tableau’s ability to attract, retain and motivate key personnel, and could cause customers, suppliers and others to seek to change existing business relationships with Tableau.

•

The fact that no cash consideration is being paid in connection with the offer and the merger and that the exchange ratio is fixed, which could result in the Tableau stockholders being adversely affected by a decrease in the trading price of Salesforce common stock during the pendency of the offer.

•

The restrictions in the merger agreement on the conduct of Tableau’s business prior to the consummation of the merger, which may delay or prevent Tableau from undertaking business or other opportunities that may arise prior to the consummation of the transactions (see “Merger Agreement—Conduct of Business Before Completion of the Merger—Restrictions on Tableau’s Operations”).

•	The risk that the conditions to the offer may not be satisfied and that, therefore, the offer and the merger may not be consummated.

•	The possibility that, under certain circumstances, Tableau may be required to pay Salesforce a termination fee of $552 million (see “Merger Agreement—Termination Fee and Expenses”).

•

The fact that Tableau’s executive officers and directors have financial interests in the transactions that are not shared by all Tableau Stockholders (see “Interests of Certain Persons in the Transaction” and “Item 3. Past Contacts, Transactions, Negotiations and Agreements—Arrangements between Salesforce, the Offeror and the Current Executive Officers, Directors and Affiliates of Tableau” in the Schedule 14D-9, which has been filed with the SEC and is being mailed to you and other stockholders of Tableau together with this document).

•

The costs to be incurred in connection with the transactions, regardless of whether the transactions are completed and the risks and contingencies relating to the announcement and pendency of the transactions and the risks and costs to Tableau if the transactions are not completed on a timely basis or at all.

•

The challenges of combining the businesses, operations and workforces of Salesforce and Tableau and the risk that anticipated strategic and other benefits to Salesforce and Tableau following completion of the merger, including any expected synergies, would not be realized or would take longer to realize than expected.

•

The regulatory and other approvals required in connection with the offer and the merger and the risk that such regulatory approvals will not be received in a timely manner or at all or may impose unacceptable conditions.

•

Various other risks associated with the transactions and the business of Tableau and the combined company described in the “Forward-Looking Statements” and in “Item 8—Additional Information—Cautionary Statement Regarding Forward-Looking Statements” in the Schedule 14D9, which has been filed with the SEC and is being mailed to you and other stockholders of Tableau together with this document, and as detailed in Tableau’s and Salesforce’s filings with the SEC (see “—Where to Obtain More Information”).

At a meeting held on June 9, 2019, after careful consideration, the Tableau board of directors, among other things, unanimously:

•	determined that the merger agreement and the transactions contemplated thereby, including the offer and the merger are fair to, and in the best interests of, Tableau and the Tableau stockholders;

•	determined that it is in the best interests of Tableau and its stockholders and declared it advisable to enter into the merger agreement;

•

approved the execution and delivery by Tableau of the merger agreement, the performance by Tableau of its covenants and agreements contained in the merger agreement and the consummation of the offer, the merger and the other transactions contemplated by the merger agreement upon the terms and subject to the conditions contained in the merger agreement; and

•	resolved to recommend, and recommended, that the Tableau stockholders accept the offer and tender their shares of Tableau common stock to the Offeror pursuant to the offer.

Accordingly, the Tableau Board unanimously recommends that the Tableau stockholders tender their shares of Tableau common stock pursuant to the offer.

The foregoing discussion of reasons of the Tableau board of directors for its recommendation to accept the offer is not meant to be exhaustive, but addresses the material information and factors considered by the Tableau board of directors in connection with its recommendation. In view of the wide variety of reasons considered by the Tableau board of directors in connection with the evaluation of the offer and the complexity of these matters, the Tableau board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific reasons considered in reaching its determination and recommendation. Rather, the Tableau board of directors made its determinations and recommendations based on the totality of the information presented to them, and the judgments of individual members of the Tableau board of directors may have been influenced to a greater or lesser degree by different reasons. In arriving at their respective recommendations, the members of the Tableau board of directors considered the interests of our executive officers and directors (see “Interests of Certain Persons in the Transaction” and “Item 3. Past Contacts, Transactions, Negotiations and Agreements—Arrangements between Salesforce, the Offeror and the Current Executive Officers, Directors and Affiliates of Tableau” in the Schedule 14D-9, which has been filed with the SEC and is being mailed to you and other stockholders of Tableau together with this document).

The foregoing description of the consideration by the Tableau board of directors of the reasons supporting the merger agreement and the transactions is forward-looking in nature. This information should be read in light of the factors discussed in “Forward-Looking Statements” and in “Item 8—Additional Information—Cautionary Statement Regarding Forward-Looking Statements” in the Schedule 14D9, which has been filed with the SEC and is being mailed to you and other stockholders of Tableau together with this document.

Salesforce’s Reasons for the Offer and the Merger

In reaching its decision to approve the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement, the Salesforce board of directors consulted with Salesforce’s management, as well as Salesforce’s legal and financial advisors, and considered a number of factors, including the following factors which it viewed as supporting its decision to approve the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement (not in any relative order of importance):

•	the view that Tableau is a premier analytics platform, which will allow Salesforce to play a greater role in driving digital transformation;

•	the view that Tableau’s products will enhance Salesforce’s value to its customers by helping customers to better visualize and analyze data to make smarter and faster decisions;

•	the view that Tableau’s products, when integrated with Salesforce’s products, presents an opportunity to improve customer satisfaction and lower attrition;

•	the view that Tableau addresses a multi-billion dollar market opportunity that is growing at a fast rate;

•	Tableau’s large enterprise customer base, which also includes many of Salesforce’s largest customers;

•	the view of Salesforce’s customers that data analytics and visualization tools are an important part of the broader digital transformation initiative and a high priority;

•	Tableau’s demonstrated ability to meaningfully scale its business with attractive growth prospects;

•	the expectation that the combined company would create additional growth opportunities by leveraging the respective strengths of each business, which is expected to create long-term stockholder value;

•	the strength of Tableau’s management team and engineering team, and the cultural synergies between the two companies;

•

the view that the terms and conditions of the merger agreement and the transactions contemplated therein, including the representations, warranties, covenants, closing conditions and termination provisions, are comprehensive and favorable to completing the proposed transactions;

•

the fact that the merger agreement places limitations on Tableau’s ability to seek an alternative proposal and requires Tableau to pay Salesforce a termination fee of $552 million if Salesforce or Tableau terminates the merger agreement under certain circumstances, including if Tableau consummates or enters into an agreement with respect to a competing acquisition proposal within a certain time period;

•

the anticipated short time period from announcement to completion achievable through the exchange offer structure and the expectation that the conditions to the consummation of the offer and the merger will be satisfied on a timely basis;

•	the amount and form of consideration to be paid in the transaction, including the fact that the exchange ratio is fixed;

•

current financial market conditions and the current and historical market prices and volatility of, and trading information with respect to, shares of Salesforce common stock and Tableau Class A common stock;

•

the Salesforce board of directors’ and Salesforce’s management’s familiarity with the business operations, strategy, earnings and prospects of each of Salesforce and Tableau and the scope and results of the due diligence investigation of Tableau conducted by Salesforce;

•

the entry into the letter agreement by Tableau’s co-founders, Christian Chabot, Christopher Stolte and Patrick Hanrahan, pursuant to which they agreed, among other things, to convert all of their shares of Tableau Class B common stock into shares of Tableau Class A common stock prior to the expiration of the offer, subject to certain terms and conditions, and

•	Tableau’s management’s recommendation in favor of the offer and the merger.

The Salesforce board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the transactions, including the following (not in any relative order of importance):

•	the risk that the potential benefits of the acquisition may not be fully or even partially achieved, or may not be achieved within the expected time frame;

•	costs associated with the transactions;

•	the risk that the transactions may not be consummated despite the parties’ efforts or that the closing of the transactions may be unduly delayed;

•

the risks associated with the occurrence of events which may materially and adversely affect the operations or financial condition of Tableau and its subsidiaries, which may not entitle Salesforce to terminate the merger agreement;

•	the challenges and difficulties relating to combining the operations of Salesforce and Tableau;

•

the risk of diverting Salesforce’s management’s focus and resources from other strategic opportunities and from operational matters while working to implement the acquisition of Tableau, and other potential disruptions associated with combining the two companies;

•	the effects of general competitive, economic, political and market conditions and fluctuations on Salesforce, Tableau or the combined company; and

•	various other risks associated with the acquisition and the businesses of Salesforce, Tableau and the combined company, some of which are described under “Risk Factors.”

The Salesforce board of directors concluded that the potential negative factors associated with the acquisition were outweighed by the potential benefits of completing the offer and the merger. Accordingly, the Salesforce board of directors approved the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement.

The foregoing discussion of the information and factors considered by the Salesforce board of directors is not intended to be exhaustive, but includes the material positive and negative factors considered by the Salesforce board of directors. In view of the variety of factors considered in connection with its evaluation of the acquisition, the Salesforce board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual directors may have given different weights to different factors. The Salesforce board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Salesforce board of directors based its determination on the totality of the information presented.

Projected Financial Information

Although Tableau has publicly issued limited short-term guidance concerning certain aspects of its expected financial performance, it does not, as a matter of course, make public disclosure of detailed forecasts or projections of its expected financial performance for extended periods due to, among other things, the inherent difficulty of accurately predicting future periods and the likelihood that the underlying assumptions and estimates may prove incorrect. However, in connection with the transaction with Salesforce, Tableau’s senior management prepared and approved for use certain unaudited prospective financial information which was provided to and considered by the Tableau board of directors and Salesforce, and which was provided to Goldman Sachs, in each case as set forth herein.

Tableau’s management initially prepared certain non-public, unaudited prospective financial information for calendar years 2019 through 2023 in February 2019 and such non-public, unaudited prospective financial information was discussed with, and approved for use by, the Tableau board of directors on February 25, 2019 (which we refer to as the “Initial Five-Year Plan”) in connection with the evaluation of the strategic transaction with Salesforce. In March, senior management subsequently made certain unaudited prospective extrapolations based on the Initial Five-Year Plan for the calendar years 2024 through 2033, which were provided to Goldman Sachs. In May, the Initial Five-Year Plan was subsequently adjusted to reflect Tableau’s actual operating results for the first quarter of 2019 and Tableau’s revised estimated results for the second quarter of 2019 (which we refer to as the “Updated Five-Year Plan”). As compared to the Initial Five-Year Plan, the Updated Five-Year Plan reflected, with respect to the year-ended December 31, 2019, (i) lower revenue based on the actual operating results for the first quarter of 2019 and lower estimated revenue outlook for the second quarter of 2019 and (ii) decreased operating income and cash flows as a result of such reduced revenue performance and outlook and the timing of certain expenses during the balance of calendar year 2019. The Updated Five-Year Plan (excluding the impact of stock-based compensation and any related extrapolations) was shared with representatives of Salesforce on May 19, 2019 in connection with their due diligence review. Senior management also approved the Updated Five-Year Plan and the related extrapolations for calendar years 2024 through 2033 for use by Goldman Sachs on May 30, 2019 and directed Goldman Sachs to use the Updated Five-Year Plan and the related extrapolations for calendar years 2024 through 2033 in connection with performing its financial analyses in connection with its opinion, as described in more detail in the section of this document titled “Opinion of Tableau’s Financial Advisor” below. In addition to the Initial Five-Year Plan and the Updated Five-Year Plan, Tableau management also prepared unaudited, nonpublic prospective pro forma financial information about the combined company using publicly available Institutional Brokers’ Estimate System (which we refer to as “IBES”) estimates for Salesforce for future periods and the Updated Five-Year Plan for Tableau future periods (the “Pro Forma Information”), which was made available to the Tableau Board and approved by Tableau for Goldman Sachs’ use in connection with its opinion. The Pro Forma Information does not give effect to any anticipated synergies or potential purchase accounting adjustments that may be associated with the merger. Neither the Salesforce IBES estimates included in the Pro Forma Information, nor the Pro Forma Information, was provided, reviewed or approved by Salesforce or any of its representatives, and they should not be read as indicative of Salesforce’s expected actual results or internal forecasts.

We refer to any of the Initial Five-Year Plan, the Updated Five-Year and related extrapolated projections for calendar years 2024 through 2033 and the Pro Forma Information as the “management projections.” The management projections (other than the Pro Forma Information) were prepared by Tableau on a stand-alone basis and do not take into account the transaction, including any costs incurred in connection with the offer or the other transactions contemplated thereby or any changes to Tableau’s operations or strategy that may be implemented after the completion of the merger. As a result, actual results likely will differ, and may differ materially, from those contained in the management projections.

The information and tables set forth below are included solely to give Tableau stockholders access to relevant portions of the management projections and are not included in this document to influence any Tableau stockholder to tender their shares of Tableau common stock or for any other purpose.

Initial Five-Year Plan and Related Extrapolations

($ in millions)

FYE December 31,	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
Revenue	$1,418	$1,773	$2,180	$2,677	$3,297	$4,023	$4,827	$5,696	$6,607	$7,532	$8,436	$9,280	$10,022	$10,724	$11,367
Gross Profit (non-GAAP)(1)	$1,275	$1,598	$1,961	$2,409	$2,975	$3,610	$4,307	$5,054	$5,830	$6,608	$7,359	$8,049	$8,642	$9,194	$9,689
EBIT (non-GAAP)(2)	$192	$315	$459	$644	$889	$1,080	$1,311	$1,564	$1,834	$2,113	$2,392	$2,659	$2,901	$3,137	$3,359
(-) Stock-Based Compensation	$(269)	$(307)	$(351)	$(387)	$(423)	$(484)	$(537)	$(594)	$(658)	$(727)	$(803)	$(886)	$(978)	$(1,032)	$(1,078)
EBIT (non-GAAP)(3)	$(77)	$8	$108	$257	$466	$596	$774	$969	$1,176	$1,386	$1,588	$1,772	$1,923	$2,105	$2,281
(-) Cash Taxes	$(14)	$(25)	$(48)	$(48)	$(52)	$(89)	$(116)	$(145)	$(176)	$(208)	$(238)	$(266)	$(337)	$(421)	$(502)
(+) Depreciation & Amortization	$32	$36	$44	$54	$66	$70	$72	$71	$83	$94	$105	$116	$125	$134	$142
(-) CapEx	$(60)	$(40)	$(40)	$(40)	$(40)	$(50)	$(60)	$(71)	$(83)	$(94)	$(105)	$(116)	$(125)	$(134)	$(142)
(+) (Inc.) / Dec. in Working Capital and Deferred Revenue	$(24)	$(59)	$(23)	$(28)	$(55)	$(107)	$(171)	$(255)	$(322)	$(363)	$(314)	$(292)	$(159)	$(87)	$(61)
Unlevered Free Cash Flow(4)	$(143)	$(80)	$40	$194	$385	$419	$499	$569	$678	$815	$1,036	$1,214	$1,428	$1,597	$1,718
% Margin	(10)%	(5)%	2%	7%	12%	10%	10%	10%	10%	11%	12%	13%	14%	15%	15%

(1)	Excludes the impact of stock-based compensation.
(2)	EBIT calculated as net income before interest and taxes and is presented before the impact of stock-based compensation.
(3)	EBIT calculated as net income before interest and taxes and is presented after the impact of stock-based compensation.
(4)	Includes the impact of stock-based compensation.

Updated Five-Year Plan and Related Extrapolations

($ in millions)

FYE December 31,	9mos Ended 12/31/19	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
Revenue	$1,116	$1,773	$2,180	$2,677	$3,297	$4,023	$4,827	$5,696	$6,607	$7,532	$8,436	$9,280	$10,022	$10,724	$11,367
Gross Profit (non-GAAP)(1)	$1,012	$1,598	$1,961	$2,409	$2,975	$3,610	$4,307	$5,054	$5,830	$6,608	$7,359	$8,049	$8,642	$9,194	$9,689
EBIT (non-GAAP)(2)	$183	$315	$459	$644	$889	$1,080	$1,311	$1,564	$1,834	$2,113	$2,392	$2,659	$2,901	$3,137	$3,359
(-) Stock-Based Compensation	$(204)	$(307)	$(351)	$(387)	$(423)	$(484)	$(537)	$(594)	$(658)	$(727)	$(803)	$(886)	$(978)	$(1,032)	$(1,078)
EBIT (non-GAAP)(3)	$(21)	$8	$108	$257	$466	$596	$774	$969	$1,176	$1,386	$1,588	$1,772	$1,923	$2,105	$2,281
(-) Cash Taxes	$(10)	$(25)	$(48)	$(48)	$(52)	$(89)	$(116)	$(145)	$(176)	$(208)	$(238)	$(266)	$(337)	$(421)	$(502)
(+) Depreciation & Amortization	$47	$67	$77	$87	$100	$104	$106	$105	$118	$129	$140	$152	$162	$171	$179
(-) CapEx	$(43)	$(40)	$(40)	$(40)	$(40)	$(50)	$(60)	$(71)	$(83)	$(94)	$(105)	$(116)	$(125)	$(134)	$(142)
(+) (Inc.) / Dec. in Working Capital (ex-Deferred Revenue)	$(161)	$(185)	$(190)	$(224)	$(249)	$(316)	$(396)	$(490)	$(564)	$(600)	$(541)	$(500)	$(337)	$(251)	$(208)
(+) Inc. / (Dec.) in Deferred Revenue	$66	$95	$134	$163	$159	$174	$191	$200	$207	$202	$192	$172	$142	$128	$109
Unlevered Free Cash Flow(4)	$(121)	$(80)	$40	$194	$385	$419	$499	$569	$678	$815	$1,036	$1,214	$1,428	$1,597	$1,718
% Margin	(11)%	(5)%	2%	7%	12%	10%	10%	10%	10%	11%	12%	13%	14%	15%	15%

(1)	Excludes the impact of stock-based compensation.
(2)	EBIT calculated as net income before interest and taxes and is presented before the impact of stock-based compensation.
(3)	EBIT calculated as net income before interest and taxes and is presented after the impact of stock-based compensation.
(4)	Includes the impact of stock-based compensation.

Pro Forma Information(1)

($ in millions)

CYE December 31,	2019	2020	2021
Revenue	$17,607	$21,163	$25,277

Gross Profit	$13,805	$16,606	$19,832

Non-GAAP Operating Income	$2,973	$4,038	$5,232

Unlevered Free Cash Flow	$3,672	$4,438	$5,482

(1)

As discussed above and below, the Pro Forma Information was not provided, reviewed or approved by Salesforce or any of its representatives, and should not be read as indicative of Salesforce’s expected actual results or internal forecasts.

Important Information About the Management Projections

The management projections were not prepared with a view toward public disclosure or toward complying with GAAP, nor were they prepared with a view toward compliance with the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections of prospective financial information. The non-GAAP financial measures used in the Updated Five-Year Plan and the related extrapolations for calendar years 2024 through 2033 were approved by Tableau for Goldman Sachs’ use in connection with its opinion and were relied upon by the Tableau board of directors in connection with its consideration of the offer, the merger and the transaction consideration. The SEC rules, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures provided to Goldman Sachs or to the Tableau board of directors in connection with a proposed business combination like the merger if the disclosure is included in a document like this document. In addition, reconciliations of non-GAAP financial measures to a GAAP financial measure were not relied upon by Goldman Sachs for purposes of its opinion or by the Tableau board of directors in connection with its consideration of the merger agreement, the offer, the merger and the transaction consideration. Accordingly, Tableau has not provided a reconciliation of the financial measures included in the management projections to the relevant GAAP financial measures. In addition, the management projections were not prepared with a view towards complying with GAAP. The management projections may differ from published analyst estimates and forecasts and do not take into account any events or circumstances after the date they were prepared, including the announcement of the merger.

While the management projections are presented with numerical specificity, the management projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond Tableau management’s control. Further, given that the management projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year beyond their preparation. Important factors that may affect actual results and may result in such projections not being achieved include: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the inability to complete the offer or merger, or the failure to satisfy other conditions to completion of the offer or the merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the completion of the merger, and risks and uncertainties pertaining to Tableau’s business, including the risks and uncertainties detailed in Tableau’s public periodic filings with the SEC. In addition, the ability to achieve the management projections may depend on, in part, whether or not the strategic goals, objectives and targets are reached over the applicable period. The assumptions upon which the management projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Tableau operates, and the risks and uncertainties described in the section of this document titled “Forward-Looking Statements” and in “Item 8—Additional Information—Cautionary Statement Regarding Forward-Looking Statements” in the Schedule 14D9, which has been filed with the SEC and is being mailed to you and other stockholders of Tableau together with this document, all of which are difficult or impossible to predict accurately and many of which are beyond Tableau’s and our control. The management projections also reflect assumptions by Tableau management that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for the Tableau business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when such projections were prepared.

Accordingly, there can be no assurance that the management projections will be realized, and actual results may differ, and may differ materially, from those shown. The inclusion of the management projections in this document should not be regarded as an indication that any of Tableau, Goldman Sachs, Salesforce, the Offeror or any of their respective affiliates, officers, directors, advisors or other representatives considered or consider the management projections necessarily predictive of actual future events, and the management projections should not be relied upon as such. None of Tableau, Goldman Sachs, Salesforce, the Offeror or any of their respective affiliates, officers, directors, advisors or other representatives can give any assurance that actual results will not differ from the management projections. None of Tableau, Goldman Sachs, Salesforce, the Offeror or any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of Tableau compared to the information contained in the management projections or that forecasted results will be achieved.

In addition, the management projections have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this document, and except as required by applicable securities laws, Tableau does not intend to update or otherwise revise the management projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error.

The management projections (for the avoidance of doubt, including the Pro Forma Information) were prepared by, and are the responsibility of, Tableau’s management. PricewaterhouseCoopers LLP, Ernst & Young LLP and Salesforce have not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the management projections and, accordingly, do not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporation by reference relates to Tableau’s previously issued financial statements. It does not extend to the management projections and should not be read to do so.

Opinion of Tableau’s Financial Advisor

Goldman Sachs rendered its opinion to the Tableau board of directors that, as of June 9, 2019 and based upon and subject to the factors and assumptions set forth therein, the transaction consideration to be paid to the holders of Tableau common stock (other than Salesforce and its affiliates) taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated June 9, 2019, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. The summary of the Goldman Sachs opinion contained in this document is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs provided advisory services and its opinion for the information and assistance of Tableau board of directors in connection with its consideration of the transactions contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to whether or not any holder of Tableau common stock should tender such shares of Tableau common stock in connection with the offer.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Tableau and Salesforce for the five fiscal years ended December 31, 2018 and January 31, 2019, respectively.

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Tableau and Salesforce;

•	certain other communications from Tableau and Salesforce to their respective stockholders;

•	certain publicly available research analyst reports for Tableau and Salesforce; and

•

certain internal financial analyses and forecasts for Tableau and certain financial analyses and forecasts for Salesforce pro-forma for the transactions, in each case, as prepared by the management of Tableau and approved for Goldman Sachs’ use by Tableau (which we refer to as the “Forecasts”). For more information regarding the Forecasts, see above under the caption “—Projected Financial Information”.

Goldman Sachs also held discussions with members of the senior managements of Tableau and Salesforce regarding their assessment of the strategic rationale for, and the potential benefits of, the transactions and the past and current business operations, financial condition, and future prospects of Tableau and Salesforce; reviewed the reported price and trading activity for the Class A common stock and the Salesforce common stock; compared certain financial and stock market information for Tableau and Salesforce with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the software industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with Tableau’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Tableau’s consent that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Tableau. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Tableau or Salesforce or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions will be obtained without any adverse effect on Tableau or Salesforce or on the expected benefits of the transactions in any way meaningful to its analysis. Goldman Sachs also assumed that the transactions will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Tableau to engage in the transactions or the relative merits of the transactions as compared to any strategic alternatives that may be available to Tableau; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, Tableau or any other alternative transaction. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders of Tableau common stock (other than Salesforce and its affiliates), as of the date of the opinion, of the transaction consideration to be paid to such holders, taken in the aggregate, pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the transactions or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transactions, including, any allocation of the transaction consideration payable pursuant to the merger agreement, including among the holders of Class A common stock and the holders of Class B common stock, the fairness of the transactions to, or any transaction consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Tableau; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Tableau or any class of such persons in connection with the transactions, whether relative to the transaction consideration to be paid to the holders (other than Salesforce and its affiliates) of Tableau common stock, taken in the aggregate, pursuant to the merger agreement or otherwise. Goldman Sachs does not express any opinion as to the prices at which shares of Salesforce common stock will trade at any time or as to the impact of the transactions on the solvency or viability of Tableau or Salesforce or the ability of Tableau or Salesforce to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the Tableau board of directors in connection with its consideration of the transactions and Goldman Sachs’ opinion does not constitute a recommendation as to whether or not any holder of shares of Tableau common stock should tender such shares of Tableau common stock in connection with the offer. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Tableau board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 7, 2019, the last trading day before the public announcement of the transactions, and is not necessarily indicative of current market conditions.

Historical Exchange Ratio Analysis. Goldman Sachs reviewed the historical trading prices for Tableau common stock and Salesforce common stock for the 52-week period prior to June 7, 2019. Goldman Sachs calculated historical average exchange ratios over various periods by first dividing the closing price per share of Tableau common stock on each trading day during the period by the closing price per share of Salesforce common stock on the same trading day, and subsequently taking the average of these daily historical exchange ratios over such periods (such period, the “Average Exchange Ratio”). Goldman Sachs then calculated the premiums implied by the exchange ratio to the historical average exchange ratio over various periods. The following table presents the results of this analysis:

Historical Date or Period	Exchange Ratio	Premium of Exchange Ratio per Merger Agreement to Historical Average
Exchange Ratio per the merger agreement	1.103x
June 7, 2018	0.776x	42.1%
52-week high	0.940x	17.3%
5-day period ending June 7, 2019	0.754x	46.3%
10-day period ending June 7, 2019	0.745x	48.1%
30-day period ending June 7, 2019	0.755x	46.2%
90-day period ending June 7, 2019	0.783x	41.0%

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes of Tableau common stock for the 90-day period ended June 7, 2019. This analysis indicated that the implied price per share to be paid to Tableau stockholders based on the exchange ratio of 1.103x pursuant to the merger agreement represented:

•	a premium of 52.1% based on the average closing trading price of $116.93 per share of Tableau common stock during the 5-day period prior to June 7, 2019;

•	a premium of 54.6% based on the average closing trading price of $115.09 per share of Tableau common stock during the 10-day period prior to June 7, 2019;

•	a premium of 49.7% based on the average closing trading price of $118.80 per share of Tableau common stock during the 30-day period prior to June 7, 2019; and

•	a premium of 43.2% based on the average closing trading price of $124.19 per share of Tableau common stock during the 90-day period prior to June 7, 2019.

Illustrative Discounted Cash Flow Analysis. Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Tableau. Using discount rates ranging from 8.0% to 10.0%, reflecting estimates of Tableau’s weighted average cost of capital, Goldman Sachs discounted to present value as of Tableau’s latest reported balance sheet date of March 31, 2019 using the mid-year convention, (i) estimates of unlevered free cash flow for Tableau for the nine months ended December 31, 2019 and years 2020 through 2033 as reflected in the Forecasts and (ii) a range of illustrative terminal values for Tableau, which were calculated by applying perpetuity growth rates ranging from 2.5% to 4.5%, to a terminal year estimate of free cash flow to be generated by Tableau as reflected in the Forecasts (which analysis implied exit terminal year multiples for next twelve months net operating profit after tax ranging from 13.5x to 28.7x). Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model (“CAPM”), which requires certain company-specific inputs, including Tableau’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Tableau, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values for Tableau by adding the ranges of present values it derived above. Goldman Sachs then added to the range of illustrative enterprise values it derived for Tableau the $1.06 billion of net cash held by Tableau, in each case, as provided by the management of Tableau to derive a range of illustrative equity values for Tableau. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Tableau (95.6 million shares), as provided by the management of Tableau to calculate a range of implied equity values per share of Tableau common stock of $114 to $239, as rounded to the nearest dollar, which implied an illustrative range of exchange ratios of 0.710x to 1.480x per share of Tableau common stock based on the closing price per share of $161.27 of Salesforce common stock as of June 7, 2019.

Precedent Premium Analysis. Using publicly available information, Goldman Sachs reviewed and analyzed acquisition premia for certain transactions, as described below.

Goldman Sachs calculated the 25th and 75th percentile premia relative to the target company’s last undisturbed stock price prior to the announcement of certain selected transactions See the table titled, “Selected Transactions” on page 56 for the applicable transactions and premia. While none of the companies that participated in the selected transactions are directly comparable to Tableau, the companies that participated in the selected transactions are companies with operations, results, market sizes and product profiles that, for the purposes of analysis, may be considered similar to that of Tableau. This analysis indicated a 25th and 75th percentile premium of 11.0% and 33.8%, respectively. Using this analysis, Goldman Sachs applied an illustrative reference range of premia ranging from 11.0% to 33.8% to the closing price per share of Class A common stock of $125.21 per share as of June 7, 2019, which was one trading day prior to the announcement of the transactions contemplated by the merger agreement, and calculated a range of implied equity values per share of Tableau common stock of $139 to $168, as rounded to the nearest dollar, which implied an illustrative range of exchange ratios of 0.862x to 1.039x per share of Tableau common stock based on the closing price per share of Salesforce common stock of $161.27 as of June 7, 2019.

Goldman Sachs also calculated the 25th and 75th percentile premia relative to the target company’s stock price 30 trading days prior to the last undisturbed date prior to the announcement of certain selected transactions. See the table titled, “Selected Transactions” on page 56 for the applicable transactions and premia. While none of the companies that participated in the selected transactions are directly comparable to Tableau, the companies that participated in the selected transactions are companies with operations, results, market sizes and product profiles that, for the purposes of analysis, may be considered similar to that of Tableau. This analysis indicated a 25th and 75th percentile premium of 21.2% and 45.5%, respectively. Using this analysis, Goldman Sachs applied an illustrative reference range of premia ranging from 21.2% to 45.5% to the closing price per share of Class A common stock of $120.70 per share as of April 26, 2019, which was 30 trading days prior to the announcement of the transactions contemplated by the merger agreement, and calculated a range of implied equity values per share of Tableau common stock of $146 to $176, as rounded to the nearest dollar, which implied a range of illustrative exchange ratios of 0.907x to 1.089x per share of Tableau common stock based on the closing price per share of Salesforce common stock of $161.27 as of June 7, 2019.

Goldman Sachs also reviewed and analyzed acquisition premia for transactions announced during the time period from January 1, 2016 through June 7, 2019, involving a public company based in the United States in the technology industry as the target, where the disclosed transaction value was over $500 million, and calculated the median and 25th and 75th percentile premia (discount) relative to the target company’s stock price at its 52-week high prior to the announcement of the applicable transaction. This analysis indicated a median 25th and 75th percentile premium of 6.0%, (2.2%) and 11.6%, respectively. Using this analysis, Goldman Sachs applied an illustrative reference range of premia (discount) of (2.2%) to 11.6% to the closing price per share of Class A common stock of $136.64 per share as of March 21, 2019, which was the date that the Class A common stock reached its 52-week high prior to the announcement of the transactions contemplated by the merger agreement, and calculated a range of implied equity values per share of Tableau common stock of $134 to $152, as rounded to the nearest dollar, which implied a range of illustrative exchange ratios of 0.829x to 0.946x per share of Tableau common stock based on the closing price per share of Salesforce common stock of $161.27 as of June 7, 2019.

Precedent Transactions Analysis. Goldman Sachs analyzed certain information relating to the following transactions in the software industry announced between October 2011 and June 2019.

Selected Transactions
Announcement Date	Acquirer	Target	NTM Transaction Revenue Multiple	Growth- Adjusted NTM Transaction Revenue Multiple	Premium to Undisturbed Date	Premium to 30 Trading Days Prior to Undisturbed Date
October 2011	Oracle Corp.	RightNow Technologies, Inc.	6.5x	0.34x	20%	35%
December 2011	SAP SE	SuccessFactors, Inc.	8.7x	0.23x	52%	67%
February 2012	Oracle Corp.	Taleo Corp	5.3x	0.23x	18%	17%
May 2012	SAP America, Inc.	Ariba, Inc.	7.7x	0.59x	20%	38%
December 2012	Oracle Corp.	Eloqua, Inc.	8.1x	0.41x	31%	15%
June 2013	Salesforce	ExactTarget, Inc.	6.4x	0.26x	53%	70%
July 2013	Cisco Systems, Inc.	Sourcefire Inc.	8.1x	0.32x	29%	40%
December 2013	Oracle Corp.	Responsys, Inc.	6.7x	0.37x	38%	73%
September 2014	SAP America, Inc.	Concur Technologies, Inc.	9.9x	0.46x	28%	41%
October 2015	Silver Lake Management, LLC /Thoma Bravo, LLC	Solarwinds Corp.	7.7x	0.42x	27%	48%
April 2016	Oracle Corp.	Textura Corp.	6.1x	0.24x	31%	48%
May 2016	Vista Equity Partners	Marketo, Inc.	5.9x	0.22x	64%	80%
June 2016	Microsoft Corp.	LinkedIn Corp.	6.8x	0.32x	50%	56%
June 2016	Salesforce	Demandware Inc.	8.9x	0.34x	56%	74%
July 2016	Oracle Corp.	NetSuite Inc.	9.2x	0.31x	44%	38%
January 2018	SAP America, Inc.	Callidus Software, Inc.	7.9x	0.43x	10%	26%
March 2018	Salesforce	MuleSoft, Inc.	15.7x	0.40x	36%	91%
June 2018	Workday, Inc.	Adaptive Insights, Inc.	10.9x	0.45x	NA	NA
July 2018	Broadcom Inc.	CA, Inc.	4.3x	NM	20%	25%
October 2018	Twilio Inc.	SendGrid, Inc.	11.5x	0.46x	19%	NA
October 2018	IBM Corp.	Red Hat, Inc.	9.4x	0.65x	63%	32%
October 2018	Cloudera, Inc.	Hortonworks, Inc.	5.3x	0.25x	NA	NA
November 2018	Vista Equity Partners	Apptio, Inc.	7.1x	0.47x	53%	NA
December 2018	Vista Equity Partners	Mindbody, Inc.	6.7x	0.28x	68%	35%
February 2019	Hellman & Friedman	The Ultimate Software Group, Inc.	8.3x	0.42x	19%	40%

While none of the companies that participated in the selected transactions are directly comparable to Tableau, the companies that participated in the selected transactions are companies with operations, results, market sizes and product profiles that, for the purposes of analysis, may be considered similar to that of Tableau.

For each of the selected transactions, Goldman Sachs calculated and compared the estimated transaction enterprise value, which is (x) the announced per share consideration paid or payable in the applicable transaction multiplied by the number of fully diluted outstanding shares of the target company plus (y) the net debt of the target company, in each case based on data obtained from public filings, as a multiple of the target’s estimated next twelve months revenue from the announcement date of the transaction based on Institutional Broker’s Estimate System (“IBES”) consensus estimates and Wall Street Research (which we refer to as the “NTM transaction revenue multiple”). Goldman Sachs then applied an illustrative range of NTM transaction revenue multiples of 7.0x to 10.0x to the next twelve months revenue of Tableau reflected in the Forecasts, and calculated a range of implied equity values per share of Tableau common stock of $121 to $167, as rounded to the nearest dollar, which implied an illustrative range of exchange ratios of 0.748x to 1.038x per share of Tableau common stock based on the closing price per share of $161.27 of Salesforce common stock as of June 7, 2019. The illustrative range was selected by Goldman Sachs based on its professional judgment and experience, taking into consideration, among other things, the observed multiples for the selected transactions.

Goldman Sachs also calculated and compared the estimated transaction enterprise value for each of the selected transactions, as a multiple of the target’s estimated growth-adjusted next twelve months revenue from the announcement date of the transaction based on IBES consensus estimates and Wall Street Research (which we refer to as the “growth-adjusted NTM transaction revenue multiple”). Goldman Sachs then applied an illustrative range of growth-adjusted NTM transaction revenue multiples of 0.30x to 0.50x to the next twelve months revenue of Tableau reflected in the Forecasts, and calculated a range of implied equity values per share of Tableau common stock of $105 to $167, as rounded to the nearest dollar, which implied an illustrative range of exchange ratios of 0.651x to 1.038x per share of Tableau common stock based on the closing price per share of $161.27 of Salesforce common stock as of June 7, 2019. The illustrative range was selected by Goldman Sachs based on its professional judgment and experience, taking into consideration, among other things, the observed multiples for the selected transactions.

Public Comparables Analysis. Goldman Sachs reviewed and compared certain financial information for Tableau to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the software industry (collectively referred to as the “selected companies”):

Growth-adjusted EV / CY20E Rev. Multiple
Alteryx, Inc.	0.24x
Atlassian Corp. Plc	0.49x
DocuSign, Inc.	0.23x
Dropbox, Inc.	0.21x
HubSpot, Inc.	0.27x
MongoDB, Inc.	0.32x
New Relic, Inc.	0.23x
Okta, Inc.	0.45x
Pegasystems Inc.	NM
Smartsheet Inc.	0.25x
Splunk Inc.	0.17x
Talend S.A.	0.19x
Workday, Inc.	0.36x
Zendesk, Inc.	0.25x

Although none of the selected companies is directly comparable to Tableau, the companies included were chosen by Goldman Sachs utilizing its professional judgment because they are companies with operations, results, market sizes and product profiles that, for the purposes of analysis, may be considered similar to that of Tableau.

Goldman Sachs calculated and compared the enterprise value of each selected company as a multiple of its estimated growth-adjusted calendar year 2020 revenue (which we refer to as the “growth-adjusted EV / CY20 revenue multiple”) based on the Forecasts for Tableau and IBES estimates and Bloomberg data for Tableau, Salesforce and the selected companies. The results of this analysis are as follows:

Growth-adjusted EV / CY20 Rev. Multiple
Tableau	Forecasts	0.31x
	IBES Estimates	0.33x
Median of Selected Companies	IBES Estimates	0.25x

Present Value of Future Share Price Analysis—Tableau Standalone. Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Tableau common stock, which is designed to provide an indication of the present value of a theoretical future value of Tableau’s equity as a function of Tableau’s financial multiples. For this analysis, Goldman Sachs used the Forecasts for each of the calendar years 2019 to 2021. Goldman Sachs first calculated the implied future enterprise value of Tableau as of March 31, 2019 and as of December 31, 2019 and 2020, by applying a range of enterprise value to forward revenue multiples of 7.5x to 8.5x to the revenue estimates for Tableau contained in the Forecasts for each of the calendar years 2019 through 2021. These illustrative multiples were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account historical average enterprise value to revenue multiples for Tableau and the forward enterprise to revenue multiples for the selected companies. Goldman Sachs then added estimated net cash as of the relevant period ($1.06 billion as of March 31, 2019 and $1.10 billion and $1.16 billion as of year-end 2019 and 2020, respectively) per the Forecasts to such future enterprise values in order to calculate the implied future equity values. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Tableau (95.6 million shares, 95.9 million shares and 97.2 million shares as of March 31, 2019 and year-end 2019 and 2020, respectively), as provided by the management of Tableau. Goldman Sachs then discounted implied December 31, 2019 and 2020 per share equity values back to March 31, 2019 using an illustrative discount rate of 8.5%, reflecting an estimate of Tableau’s cost of equity. Goldman Sachs derived such illustrative discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for Tableau, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in an illustrative range of implied present values of $121 to $176 per share of Tableau common stock, as rounded to the nearest dollar.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Tableau, Salesforce or the contemplated transactions.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Tableau board of directors as to the fairness from a financial point of view of the transaction consideration to be paid to the holders of Tableau common stock (other than Salesforce and its affiliates) taken in the aggregate, pursuant to the merger agreement.

These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Tableau, Salesforce, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The transaction consideration was determined through arm’s-length negotiations between Tableau and Salesforce and was approved by the Tableau board of directors. Goldman Sachs provided advice to Tableau during these negotiations. Goldman Sachs did not, however, recommend any specific amount of transaction consideration to Tableau or the Tableau board of directors or that any specific amount of transaction consideration constituted the only appropriate transaction consideration for the contemplated transactions.

As described above, Goldman Sachs’ opinion to the Tableau board of directors was one of many factors taken into consideration by the Tableau board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or with which they co-invest or have other economic interests, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Tableau, Salesforce, or any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transactions contemplated by the merger agreement for the accounts of Goldman Sachs and its affiliates and employees and their customers. Goldman Sachs acted as financial advisor to Tableau in connection with, and participated in certain of the negotiations leading to, the transactions contemplated by the merger agreement. During the two year period ended June 9, 2019, the Investment Banking Division of Goldman Sachs has not been engaged by Tableau or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. During the two year period ended June 9, 2019, the Investment Banking Division of Goldman Sachs has not been engaged by Salesforce or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Tableau, Salesforce and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

The Tableau board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions contemplated by the merger agreement. Pursuant to a letter agreement dated February 25, 2019, Tableau engaged Goldman Sachs to act as its financial advisor in connection with the transactions contemplated by the merger agreement. The engagement letter between Tableau and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $82 million, all of which is contingent upon consummation of the transactions. In addition, Tableau has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Distribution of Offering Materials

This document, the related letter of transmittal and other relevant materials will be delivered to record holders of Tableau shares and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Tableau’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, so that they can in turn send these materials to beneficial owners of Tableau shares.

Expiration of the Offer

The offer is scheduled to expire at midnight, Eastern Time, at the end of July 31, 2019, unless extended or terminated in accordance with the merger agreement. “Expiration date” means midnight, Eastern Time, at the end of July 31, 2019, unless and until the Offeror has extended the period during which the offer is open, subject to the terms and conditions of the merger agreement, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by the Offeror, will expire.

Extension, Termination and Amendment of the Offer

Subject to the provisions of the merger agreement and the applicable rules and regulations of the SEC, and unless Tableau consents otherwise (which may be granted or withheld in its sole discretion) or the merger agreement is otherwise terminated:

•

the Offeror must extend the offer for any period required by any law, or any rule, regulation, interpretation or position of the SEC or its staff or the NYSE applicable to the offer, or to the extent necessary to resolve any comments of the SEC or its staff applicable to the offer or the offer documents or the registration statement on Form S-4, of which this document is a part;

•

in the event that any of the conditions to the offer (other than the minimum tender condition and the condition relating to the absence of a material adverse effect on Tableau and other than any such conditions that by their nature are to be satisfied at the expiration of the offer (provided such conditions would be capable of being satisfied or validly waived were the expiration of the offer to occur at such time)) have not been satisfied or waived in accordance with the merger agreement as of any then-scheduled expiration of the offer, the Offeror must extend the offer for successive extension periods of up to 10 business days each (or for such longer period as may be agreed by Salesforce and Tableau); and

•

if, as of any then-scheduled expiration of the offer, each condition to the offer (other than the minimum tender condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the offer (provided such conditions would be capable of being satisfied or validly waived were the expiration of the offer to occur at such time)) has been satisfied or waived in accordance with the merger agreement and the minimum tender condition has not been satisfied, the Offeror may, and at the request in writing of Tableau must, extend the offer for successive extension periods of up to 10 business days each (with the length of each such period being determined in good faith by Salesforce) (or for such longer period as may be agreed by Salesforce and Tableau in writing); however, in no event will the Offeror be required to (and Salesforce will not be required to cause Offeror to) extend the expiration of the offer (i) if (x) the minimum tender condition is not satisfied by a number of shares that is equal to or less than the aggregate number of shares held or beneficially owned by any of Christian Chabot, Christopher Stolte or Patrick Hanrahan (collectively, the “founders”) that have not been tendered, or that have been tendered but validly withdrawn, in the offer as of such time, and (y) as of such time the founders whose untendered shares are necessary to satisfy the minimum tender condition are not using good faith and diligent efforts to tender the necessary shares into the offer; or (ii) for more than 20 business days in the aggregate.

The Offeror may not terminate or withdraw the offer prior to the then-scheduled expiration of the offer unless the merger agreement is validly terminated in accordance with its terms, in which case the Offeror will terminate the offer promptly (but in no event more than one business day) after such termination. Among other circumstances, the merger agreement may be terminated by either Salesforce or Tableau if the offer shall have terminated or expired in accordance with its terms (subject to the rights and obligations of Salesforce or the Offeror to extend the offer pursuant to the merger agreement) without the Offeror having accepted for payment any Tableau shares pursuant to the offer, or if the acceptance for exchange of Tableau shares tendered in the offer has not occurred on or before October 9, 2019 (subject to the two-month extension in certain circumstances described under “Merger Agreement—Termination of the Merger Agreement”), which we refer to as the “outside date.” See “Merger Agreement—Termination of the Merger Agreement.”

The Offeror expressly reserves the right to waive any offer condition or modify the terms of the offer, except that the Offeror may not make certain changes to the offer or waive certain conditions to the offer without the prior written consent of Tableau (which may be granted or withheld in its sole discretion). Changes to the offer that require the prior written consent of Tableau include changes (i) that change the form of consideration to be paid in the offer, (ii) that reduce the transaction consideration per Tableau share or decrease the consideration in the offer or the number of Tableau shares sought in the offer, (iii) that extend the offer (other than in a manner required or permitted by the merger agreement), (iv) that impose conditions to the offer not included in the merger agreement or (v) that amend or modify any term of or condition to the offer in any manner that has an adverse effect, or would be reasonably likely to have an adverse effect, on the holders of Tableau shares, that is not de minimis.

Conditions to the offer that the Offeror and Salesforce may not amend, modify or waive without the prior written consent of Tableau (which may be granted or withheld in its sole discretion) include (i) the minimum tender condition, (ii) the receipt of required regulatory approvals, (iii) lack of legal prohibitions, (iv) the effectiveness of the registration statement on Form S-4, of which this document is a part, (v) the approval for listing on the NYSE of the Salesforce shares to be issued in the offer and the merger and (vi) that the merger agreement shall not have been validly terminated in accordance with its terms.

The Offeror will effect any extension, termination, amendment or delay of the offer by giving oral or written notice to the exchange agent and by making a public announcement as promptly as practicable thereafter. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release.

If the Offeror materially changes the terms of the offer or the information concerning the offer, or if the Offeror waives a material condition of the offer, in each case, subject to the terms and conditions of the merger agreement, the Offeror will extend the offer to the extent legally required under the Exchange Act.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday and any day which is a legal holiday under the laws of California or New York, or is a day on which banking institutions located in such states are authorized or required by applicable law or other governmental action to close.

No subsequent offering period will be available following the expiration of the offer without the prior written consent of Tableau, other than in accordance with the extension provisions set forth in the merger agreement.

Exchange of Shares; Delivery of Salesforce Shares

Salesforce has retained American Stock Transfer and Trust Company, LLC as the depositary and exchange agent for the offer and the merger (which we refer to as the “exchange agent”) to handle the exchange of Tableau shares for the transaction consideration in the offer and the merger.

Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended in accordance with the merger agreement, the terms and conditions of any such extension or amendment), the Offeror will accept for exchange, and will exchange, Tableau shares validly tendered and not validly withdrawn in the offer, promptly after the expiration of the offer. In all cases, a Tableau stockholder will receive consideration for Tableau shares tendered in the offer only after timely receipt by the exchange agent of either a confirmation of a book-entry transfer of such shares (as described in “—Procedure for Tendering”) or a properly completed and duly executed letter of transmittal, in each case, together with any other required documents.

For purposes of the offer, the Offeror will be deemed to have accepted for exchange Tableau shares validly tendered and not validly withdrawn if and when it notifies the exchange agent of its acceptance of those Tableau shares pursuant to the offer. The exchange agent will deliver to the applicable Tableau stockholders any Salesforce shares and cash in lieu of fractional shares issuable in exchange for Tableau shares validly tendered and accepted pursuant to the offer promptly after receipt of such notice. The exchange agent will act as the agent for tendering Tableau stockholders for the purpose of receiving Salesforce shares from the Offeror and transmitting such Salesforce shares and cash in lieu of fractional shares to the tendering Tableau stockholders. Tableau stockholders will not receive any interest on any cash that the Offeror pays in the offer in lieu of fractional shares, even if there is a delay in making the exchange.

If the Offeror does not accept any tendered Tableau shares for exchange pursuant to the terms and conditions of the offer for any reason, the Tableau shares to be returned will be credited to an account maintained with DTC or otherwise credited to the tendering stockholder as soon as practicable following expiration or termination of the offer.

Withdrawal Rights

Tableau stockholders can withdraw tendered Tableau shares at any time until the expiration of the offer and, if the Offeror has not agreed to accept the shares for exchange on or prior to September 1, 2019, Tableau stockholders can thereafter withdraw their shares from tender at any time after such date until the Offeror accepts shares for exchange. Any Tableau stockholder that validly withdraws previously validly tendered Tableau shares will receive shares of the same class of Tableau common stock that were tendered.

For the withdrawal of Tableau shares to be effective, the exchange agent must receive a written notice of withdrawal from the Tableau stockholder at one of the addresses set forth elsewhere in this document prior to the expiration of the offer. The notice must include the Tableau stockholder’s name, address, social security number (or tax identification number in the case of entities), the number of shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those shares, and any other information required pursuant to the offer or the procedures of DTC, if applicable.

A financial institution must guarantee all signatures on the notice of withdrawal, unless the shares to be withdrawn were tendered for the account of an eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide signature guarantees. An “eligible institution” is a financial institution that is a participant in the Securities Transfer Agents Medallion Program.

If shares have been tendered pursuant to the procedures for book-entry transfer discussed under the section entitled “The Offer—Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

The Offeror will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and its decision will be final and binding. None of the Offeror, Salesforce, Tableau, the exchange agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or will incur any liability for failure to give any such notification. Any shares validly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, a Tableau stockholder may re-tender withdrawn shares by following the applicable procedures discussed under the section “The Offer—Procedure for Tendering” at any time prior to the expiration of the offer.

Procedure for Tendering

All Tableau shares are held in electronic book entry form.

To validly tender Tableau shares held of record, Tableau stockholders must deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents for tendered Tableau shares to the exchange agent for the offer, at its address set forth elsewhere in this document, all of which must be received by the exchange agent prior to the expiration of the offer.

If Tableau shares of Class A common stock are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), those shares of Class A common stock may be tendered by the nominee holding such shares by book-entry transfer through DTC. To validly tender such shares held in street name, Tableau stockholders should instruct such nominee to do so prior to the expiration of the offer. No shares of Tableau Class B common stock are held in “street name.”

The exchange agent has established an account with respect to the Tableau shares at DTC in connection with the offer, and any financial institution that is a participant in DTC may make book-entry delivery of Tableau shares by causing DTC to transfer such shares prior to the expiration date into the exchange agent’s account in accordance with DTC’s procedure for such transfer. However, although delivery of Tableau shares may be effected through book-entry transfer at DTC, the letter of transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the exchange agent at its address set forth elsewhere in this document prior to the expiration date. The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that the Offeror may enforce that agreement against such participant.

The Offeror is not providing for guaranteed delivery procedures and therefore Tableau stockholders who hold their shares through a DTC participant must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. Tenders received by the exchange agent after the expiration date will be disregarded and of no effect.

Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares are tendered either by a registered holder of Tableau shares who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal or for the account of an eligible institution.

If the Tableau shares are registered in the name of a person other than the person who signs the letter of transmittal, or if payment is to be made or delivered to a person other than the registered holder(s), the tendering stockholder must provide appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the applicable book entry position, with the signature or signatures on the stock powers guaranteed by an eligible institution.

The method of delivery of all required documents, including delivery through DTC, is at the option and risk of the tendering Tableau stockholder, and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, the Offeror recommends registered mail with return receipt requested and properly insured. In all cases, Tableau stockholders should allow sufficient time to ensure timely delivery.

To prevent U.S. federal backup withholding, each Tableau stockholder that is a U.S. person (as defined in the Code), other than a stockholder exempt from backup withholding as described elsewhere in this document, must provide the exchange agent with its correct taxpayer identification number and certify that it is not subject to U.S. federal backup withholding by timely completing the IRS Form W-9 included in the letter of transmittal. Certain stockholders (including, among others, certain foreign persons) are not subject to these backup withholding requirements. In order for a Tableau stockholder that is a foreign person to qualify as an exempt recipient for purposes of U.S. federal backup withholding, the stockholder must timely submit an applicable IRS Form W-8, signed under penalty of perjury, attesting to such person’s exempt status.

The acceptance for payment by the Offeror of Tableau shares pursuant to any of the procedures described above will constitute a binding agreement between the Offeror and the tendering Tableau stockholder upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended in accordance with the merger agreement, the terms and conditions of any such extension or amendment).

No Guaranteed Delivery

The Offeror is not providing for guaranteed delivery procedures, and therefore Tableau stockholders must allow sufficient time for the necessary tender procedures to be completed prior to the expiration date. If Tableau stockholders hold shares through a DTC participant, such stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. Tableau stockholders must tender their Tableau shares in accordance with the procedures set forth in this document. In all cases, the Offeror will exchange Tableau shares tendered and accepted for exchange pursuant to the offer only after either a confirmation of a book-entry transfer of such shares (as described in “The Offer—Procedure for Tendering”) or a properly completed and duly executed letter of transmittal, in each case, together with any other required documents.

Grant of Proxy

By executing a letter of transmittal, subject to and effective upon acceptance for exchange of Tableau shares tendered thereby, a Tableau stockholder will irrevocably appoint the Offeror’s designees as such Tableau stockholder’s attorneys-in-fact and proxies, each with full power of substitution, to exercise to the full extent such stockholder’s rights with respect to its Tableau shares tendered and accepted for exchange by the Offeror and with respect to any and all other shares and other securities issued or issuable in respect of those Tableau shares. That appointment is effective, and voting rights will be effected, when and only to the extent that the Offeror accepts tendered Tableau shares for exchange pursuant to the offer and deposits with the exchange agent the transaction consideration for such Tableau shares. Furthermore, the letter of transmittal will not constitute a binding agreement between the signatory thereto and the Offeror until the Offeror accepts tendered Tableau shares for exchange pursuant to the offer and deposits with the exchange agent the transaction consideration for such Tableau shares.

All such proxies, when effective, will be considered coupled with an interest in the tendered Tableau shares and therefore will not be revocable. Upon the effectiveness of such appointment, all prior powers of attorney and proxies that the Tableau stockholder has given will be revoked, and such stockholder may not give any subsequent powers of attorney or proxies (and, if given, they will not be deemed effective). The Offeror’s designees will, with respect to the Tableau shares for which the appointment is effective, be empowered, among other things, to exercise all of such stockholder’s voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Tableau’s stockholders or otherwise.

The Offeror reserves the right to require that, in order for Tableau shares to be deemed validly tendered, immediately upon the Offeror’s acceptance of such shares for exchange, the Offeror must be able to exercise full voting rights with respect to such shares. However, prior to acceptance for exchange by the Offeror in accordance with terms of the offer, the appointment will not be effective, and the Offeror will have no voting rights as a result of the tender of Tableau shares.

Tableau Class A Common Stock and Tableau Class B Common Stock

Under Tableau’s amended and restated certificate of incorporation (which we refer to as the “Tableau charter”), each share of Tableau Class A common stock entitles the holder to one vote while each share of Tableau Class B common stock generally entitles the holder to 10 votes. Each share of Tableau Class B common stock is convertible at any time at the option of the holder into one share of Tableau Class A common stock. In addition, each share of Tableau Class B common stock will convert automatically into one share of Tableau Class A common stock upon any transfer, whether or not for value, subject to certain exceptions set forth in the Tableau charter (none of such exceptions being applicable to the consummation of the offer). Accordingly, shares of Tableau Class B common stock that are validly tendered (and not validly withdrawn) in the offer will automatically convert, on a one-to-one basis, into Tableau Class A common stock upon the consummation of the offer

If the offer is successfully completed, holders of shares of Tableau Class A common stock and Tableau Class B common stock that validly tender (and do not validly withdraw) their shares into the offer will both receive the same transaction consideration. In the merger, each outstanding share of Tableau Class A common stock and Tableau Class B common stock (other than certain converted or cancelled shares, as described elsewhere in this document) that were not acquired by the Offeror in the offer will be converted into the right to receive the same transaction consideration.

Fees and Commissions

Tendering registered Tableau stockholders who tender Tableau shares directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. Tendering Tableau stockholders who hold Tableau shares through a broker, dealer, commercial bank, trust company or other nominee should consult that institution as to whether or not such institution will charge the Tableau stockholder any service fees in connection with tendering Tableau shares pursuant to the offer.

Matters Concerning Validity and Eligibility

The Offeror will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Tableau shares, in its sole discretion, and its determination will be final and binding to the fullest extent permitted by law. The Offeror reserves the absolute right to reject any and all tenders of Tableau shares that it determines are not in the proper form or the acceptance of or exchange for which may be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Tableau shares. No tender of Tableau shares will be deemed to have been validly made until all defects and irregularities in tenders of such shares have been cured or waived. None of the Offeror, Salesforce, Tableau or any of their affiliates or assigns, the exchange agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in the tender of any Tableau shares or will incur any liability for failure to give any such notification. The Offeror’s interpretation of the terms and conditions of the offer (including the letter of transmittal and instructions thereto) will be final and binding to the fullest extent permitted by law.

Tableau stockholders who have any questions about the procedure for tendering Tableau shares in the offer should contact the information agent at the address and telephone number set forth elsewhere in this document.

Announcement of Results of the Offer

Salesforce will announce the final results of the offer, including whether all of the conditions to the offer have been satisfied or waived and whether the Offeror will accept the tendered Tableau shares for exchange, as promptly as practicable following the expiration date. The announcement will be made by a press release in accordance with applicable securities laws and stock exchange requirements.

Purpose of the Offer and the Merger

The purpose of the offer is for Salesforce to acquire control of, and ultimately the entire equity interest in, Tableau. The offer, as the first step in the acquisition of Tableau, is intended to facilitate the acquisition of

Tableau. Accordingly, if the offer is completed and as a second step in such plan, pursuant to the terms and subject to the conditions of the merger agreement, Salesforce intends to promptly consummate a merger of the Offeror with and into Tableau, with Tableau surviving the merger. The purpose of the merger is for Salesforce to acquire all Tableau shares that it did not acquire in the offer. In the merger, each outstanding Tableau share that was not acquired by Salesforce or the Offeror in the offer (other than certain converted and cancelled shares, as described further in this document) will be converted into the right to receive the transaction consideration. Upon consummation of the merger, the Tableau business will be held in an indirect wholly owned subsidiary of Salesforce, and the former stockholders of Tableau will no longer have any direct ownership interest in the surviving corporation.

No Stockholder Approval

If the offer is consummated, Salesforce is not required to and will not seek the approval of Tableau’s remaining public stockholders before effecting the merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if the offer is completed, it will mean that the minimum tender condition has been satisfied, and if the minimum tender condition has been satisfied, it will mean that the merger will be subject to Section 251(h) of the DGCL. Accordingly, if the offer is completed, Salesforce intends to effect the closing of the merger without a vote of the Tableau stockholders in accordance with Section 251(h) of the DGCL.

No Appraisal Rights

Section 262 of the DGCL provides that stockholders have the right, in some circumstances, to dissent from certain corporate actions and to instead demand payment of the fair value of their shares. Stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (a) listed on a national securities exchange or (b) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing.

Therefore, because shares of Tableau common stock are listed on NYSE, and the transaction consideration consists of only shares of Salesforce common stock, which are listed on NYSE, and cash in lieu of fractional shares, holders of Tableau common stock are not entitled to appraisal rights in the offer or the merger with respect to their shares of Tableau common stock. In addition, because the merger is of Tableau with and into a subsidiary of Salesforce and holders of Salesforce common stock will continue to hold their shares following completion of the merger, holders of Salesforce common stock are not entitled to appraisal rights in connection with the offer or the merger with respect to their shares of Salesforce common stock.

Non-Applicability of Rules Regarding “Going Private” Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the merger or another business combination following the acceptance of shares pursuant to the offer in which the Offeror seeks to acquire the remaining shares not held by it. The Offeror believes that Rule 13e-3 will not be applicable to the merger because it is anticipated that the merger will be effected within one year following the consummation of the offer and, in the merger, stockholders will receive the same consideration as that paid in the offer.

Plans for Tableau

In connection with the offer, Salesforce has reviewed and will continue to review various possible business strategies that it might consider in the event that the Offeror acquires control of Tableau, whether pursuant to the offer, the merger or otherwise. Following a review of additional information regarding Tableau, these changes could include, among other things, changes in Tableau’s business, operations, personnel, employee benefit plans, corporate structure, capitalization and management. See also “The Offer—Salesforce’s Reasons for the Offer and the Merger.”

Delisting and Termination of Registration

Following consummation of the transactions, shares of Tableau Class A common stock will no longer be eligible for inclusion on the NYSE and will be withdrawn from listing. Assuming that Tableau qualifies for termination of registration under Exchange Act after the transactions are consummated, Salesforce also intends to seek to terminate the registration of shares of Tableau Class A common stock under the Exchange Act. See “The Offer—Effect of the Offer on the Market for Tableau Shares; NYSE Listing; Registration Under the Exchange Act; Margin Regulations.”

Board of Directors and Management; Organizational Documents

Upon consummation of the merger, the directors of the Offeror immediately prior to the consummation of the merger will be the directors of the surviving corporation in the merger, and the officers of the Offeror immediately prior to the consummation of the merger will be the officers of the surviving corporation in the merger. Upon consummation of the merger, the certificate of incorporation and bylaws of the Offeror as in effect immediately prior to the effective time of the merger will be the certificate of incorporation and bylaws of the surviving corporation in the merger, provided that the name of the surviving corporation will be Tableau Software, Inc. After Salesforce’s review of Tableau and its corporate structure, management and personnel, Salesforce will determine what changes, if any, are desirable.

Ownership of Salesforce Shares after the Offer and the Merger

Salesforce estimates that former Tableau stockholders would own, in the aggregate, approximately 11.0% of the outstanding Salesforce shares immediately following consummation of the offer and the merger, assuming that:

•	Salesforce acquires through the offer and the merger 100% of the outstanding Tableau shares;

•

in the offer and the merger, Salesforce issues 96,372,111 Salesforce shares as part of the transaction consideration (disregarding for this purpose stock options, restricted stock units and other rights to acquire shares that may be issued by Salesforce or Tableau pursuant to any employee stock plan); and

•

immediately following completion of the transactions, there are 875,249,785 Salesforce shares outstanding (calculated by adding 778,877,674, the number of Salesforce shares outstanding as of June 24, 2019 (excluding treasury shares), plus 96,372,111, the number of Salesforce shares estimated to be issued as part of the transaction consideration).

Each Salesforce share has one vote.

Effect of the Offer on the Market for Tableau Shares; NYSE Listing; Registration under the Exchange Act; Margin Regulations

Effect of the Offer on the Market for Tableau Shares

The purchase of shares of Tableau Class A common stock by the Offeror pursuant to the offer will reduce the number of holders of shares of Tableau Class A common stock and the number of shares of Tableau Class A common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of Tableau Class A common stock held by the public. The extent of the public market for shares of Tableau Class A common stock after consummation of the offer and the availability of quotations for such shares will depend upon a number of factors, including the number of stockholders holding shares of Tableau Class A common stock, the aggregate market value of the shares of Tableau Class A common stock held by the public at such time, the interest of maintaining a market in the shares of Tableau Class A common stock, analyst coverage of Tableau on the part of any securities firms and other factors. However, under the merger agreement, the closing of the merger must occur promptly, and in any case no later than the first business day, after the acceptance of tendered Tableau shares in the offer and the satisfaction of the other condition to the merger, unless the parties agree otherwise in writing (see “Merger Agreement—Conditions to the Merger”). If the merger is completed, shares of Tableau Class A common stock will no longer qualify for inclusion on the NYSE and will be withdrawn from listing.

There is no public trading market for the Tableau Class B common stock.

NYSE Listing

Shares of Tableau Class A common stock are currently listed on the NYSE. However, the rules of the NYSE establish certain criteria that, if not met, could lead to the discontinuance of listing of shares of Tableau Class A common stock from the NYSE. Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of shares of Tableau Class A common stock pursuant to the offer or otherwise, shares of Tableau Class A common stock no longer meet the requirements of the NYSE for continued listing and the shares of Tableau Class A common stock are delisted, the market for such shares would be adversely affected.

Following the consummation of the offer, if the merger is for some reason not consummated, it is possible that shares of Tableau Class A common stock could be traded on other securities exchanges (with trades published by such exchanges), the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for such shares would, however, depend upon the number of Tableau stockholders and the aggregate market value of shares of Tableau Class A common stock remaining at such time, the interest in maintaining a market in such shares on the part of securities firms, the possible termination of registration of shares of Tableau Class A common stock under the Exchange Act and other factors. If the merger is completed, shares of Tableau Class A common stock will no longer qualify for inclusion on the NYSE and will be withdrawn from listing.

Margin Regulations

The shares of Tableau Class A common stock are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve Board”), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of such shares of Tableau Class A common stock. Depending upon factors similar to those described above regarding the market for shares of Tableau Class A common stock and stock quotations, it is possible that, following the offer, shares of Tableau Class A common stock would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers. If the merger is completed, shares of Tableau Class A common stock will no longer constitute “margin securities.”

Registration under the Exchange Act

Shares of Tableau Class A common stock are currently registered under the Exchange Act. Such registration may be terminated upon application by Tableau to the SEC if shares of Tableau Class A common stock are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of shares of Tableau Class A common stock under the Exchange Act would substantially reduce the information required to be furnished by Tableau to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Tableau, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with meetings of stockholders and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Tableau and persons holding “restricted securities” of Tableau to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired. If registration of shares of Tableau Class A common stock under the Exchange Act were terminated, such shares would no longer be “margin securities” or be eligible for quotation on the NYSE. After consummation of the offer, Salesforce and the Offeror currently intend to cause Tableau to terminate the registration of shares of Tableau Class A common stock under the Exchange Act as soon as the requirements for termination of registration are met.

Conditions of the Offer

Notwithstanding any other provisions of the offer and in addition to Salesforce’s and the Offeror’s rights to extend, amend or terminate the offer in accordance with the terms and conditions of the merger agreement and applicable law, and in addition to the obligations of the Offeror to extend the offer pursuant to the terms and conditions of the merger agreement and applicable law, the Offeror and Salesforce are not required to accept for exchange or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act), exchange the transaction consideration for any Tableau shares validly tendered in the offer and not validly withdrawn prior to the expiration of the offer, if at the expiration of the offer any of the following conditions have not been satisfied or waived in accordance with the merger agreement:

•

Minimum Tender Condition—Tableau stockholders having validly tendered and not validly withdrawn in accordance with the terms of the offer and prior to the expiration of the offer a number of shares of Tableau common stock that upon the consummation of the offer (assuming that shares of Tableau Class B common stock validly tendered (and not validly withdrawn) will convert, on a one-to-one basis, into shares of Tableau Class A common stock upon the consummation of the offer), together with any shares of Tableau common stock then owned by Salesforce and the Offeror, would represent at least a majority of the aggregate voting power of the Tableau shares outstanding immediately after the consummation of the offer (which we refer to as the “minimum tender condition”);

•

Regulatory Approvals—Any applicable waiting period under the HSR Act having expired or been terminated, and any required pre-closing approvals, consents, waivers or clearances under the applicable antitrust laws of Germany having been obtained;

•

Effectiveness of Form S-4—The registration statement on Form S-4, of which this document is a part, having become effective under the Securities Act, and not being the subject of any stop order or proceeding seeking a stop order;

•

No Legal Prohibition— No governmental entity of competent jurisdiction having (i) enacted, issued or promulgated any law on or after June 9, 2019 (and there not having been any change on or after June 9, 2019 in the manner in which any governmental entity enforces or interprets any law enacted, issued or promulgated prior to June 9, 2019) that is in effect as of immediately prior to the expiration of the offer or (ii) issued or granted any order or injunctions (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the expiration of the offer, which, in each case, has the effect of restraining or enjoining or otherwise prohibiting the consummation of the offer or the merger;

•	Listing of Salesforce Shares—The Salesforce shares to be issued in the offer and the merger having been approved for listing on the NYSE, subject to official notice of issuance;

•	No Tableau Material Adverse Effect—There not having occurred any change, effect, development, circumstance, condition, state of facts, event or occurrence since the date of the merger agreement that,

individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business or operations of Tableau and its subsidiaries, taken as a whole (with such term as defined in the merger agreement and described under “Merger Agreement—Material Adverse Effect”), and that is continuing as of immediately prior to the expiration of the offer;

•

Accuracy of Tableau’s Representations and Warranties—The representations and warranties of Tableau in the merger agreement (without giving effect to any qualification as to materiality or material adverse effect) being true and correct as of June 9, 2019 and as of the expiration of the offer as though made on and as of the expiration of the offer (except for representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or material adverse effect) have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Tableau (with such term as defined in the merger agreement and described under “Merger Agreement—Material Adverse Effect”), except that (1) certain of Tableau’s representations and warranties related to its qualification, organization and subsidiaries, its authority to enter into the merger agreement, the opinion of Tableau’s financial advisor, anti-takeover laws and finders and brokers fees must be true and correct in all material respects, if not qualified by materiality or material adverse effect, and in all respects, if qualified by materiality or material adverse effect; (2) certain of Tableau’s representations and warranties related to its capitalization and voting agreements must be true and correct in all respects, except for any de minimis inaccuracies; and (3) Tableau’s representation and warranty that no material adverse effect on Tableau (with such term as defined in the merger agreement and described under “Merger Agreement—Material Adverse Effect”) has occurred from December 31, 2018 through June 9, 2019 (the date of the merger agreement) must be true and correct in all respects;

•

Tableau’s Compliance with Covenants—Tableau having performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under the merger agreement at or prior to the expiration of the offer;

•

Receipt of Tableau Officer’s Certificate—Salesforce and the Offeror having received from Tableau a certificate, dated the date of the expiration of the offer and signed by its chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in the three bullet points immediately above have been satisfied; or

•	No Termination of the Merger Agreement—The merger agreement not having been validly terminated in accordance with its terms.

Except as expressly set forth in the merger agreement, the foregoing conditions to the offer are for the sole benefit of Salesforce and the Offeror and may be asserted by Salesforce or the Offeror regardless of the circumstances giving rise to any such conditions, and may be waived by Salesforce or the Offeror in whole or in part at any time and from time to time in their sole and absolute discretion. However, certain specified conditions may only be waived by Salesforce or the Offeror with the prior written consent of Tableau (which may be granted or withheld in its sole discretion). These conditions are the minimum tender condition, the receipt of required regulatory approvals, lack of legal prohibitions, the Salesforce shares to be issued in the offer and the merger having been approved for listing on the NYSE, subject to official notice of issuance, the registration statement on Form S-4, of which this document is a part, having become effective and the merger agreement not having been validly terminated in accordance with its terms. There is no financing condition to the offer.

Regulatory Approvals

General

Salesforce is not aware of any governmental license or regulatory permit that appears to be material to Tableau’s business that might be adversely affected by the acquisition of Tableau shares pursuant to the offer or the merger or, except as described below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Tableau shares pursuant to the offer or the merger. Should any of these approvals or other actions be required, Salesforce and the Offeror currently contemplate that these approvals or other actions will be sought. There can be no assurance that (a) any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions), (b) if these approvals were not obtained or these other actions were not taken, adverse consequences would not result to Tableau’s business or (c) certain parts of Tableau’s or any of its subsidiaries’ businesses would not have to be disposed of or held separate. The Offeror’s obligation under the offer to accept for exchange and pay for shares is subject to certain conditions. See “The Offer—Conditions of the Offer.”

Subject to the terms and conditions of the merger agreement, Salesforce and Tableau have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the offer and the merger as soon as practicable after the date of the merger agreement. Notwithstanding the foregoing, none of Salesforce, the Offeror or any of their respective subsidiaries is required to, and Tableau may not and may not permit any of its subsidiaries to, without the prior written consent of Salesforce, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (a) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of Tableau, Salesforce or their respective subsidiaries, (b) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of Tableau, Salesforce or their respective subsidiaries or (c) impose any restriction, requirement or limitation on the operation of the business or portion of the business of Tableau, Salesforce or their respective subsidiaries. However, if requested by Salesforce, Tableau or its subsidiaries will become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on Tableau or its subsidiaries in the event the merger is completed.

HSR Act

Under the HSR Act and the rules and regulations promulgated thereunder, the offer may not be completed until Salesforce and Tableau each files a Notification and Report Form with the Federal Trade Commission (which we refer to as “FTC”) and the Antitrust Division of the U.S. Department of Justice (which we refer to as “DOJ”), and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification and report forms or the early termination of that waiting period.

Salesforce and Tableau each filed a Notification and Report Form with respect to the transaction with the DOJ and the FTC on June 14, 2019. At 11:59 p.m., New York City time, on July 15, 2019, the waiting period applicable to the transaction under the HSR Act expired.

At any time before or after consummation of the transactions, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary under the applicable statutes, including seeking to enjoin the completion of the offer or the merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or to terminate existing relationships and contractual rights. At any time before or after the completion of the transactions, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary. Such action could include seeking to enjoin the completion of the offer or the merger or seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or to terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

There can be no assurance that a challenge to the transactions on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See “The Offer—Conditions of the Offer” for certain conditions to the offer, including conditions with respect to the HSR Act.

German Antitrust Approval

The merger is also subject to clearance or approval under the antitrust laws in Germany. The German Act Against Restraints of Competition of 1958, as amended (which we refer to as the “German ARC”) imposes a pre-merger notification requirement on transactions that qualify as concentrations within the meaning of the law and meet certain specified turnover thresholds, which the present merger meets. Accordingly, consummation of the merger is conditional upon clearance or approval being received from the Bundeskartellamt (Federal Cartel Office, which we refer to as the “FCO”). Clearance is considered granted if, after a transaction has been notified, the applicable one-month waiting period expires without the decision by the FCO to open in-depth Phase II proceedings or if the FCO explicitly clears the transaction before the expiration of the waiting period.

Salesforce notified the FCO of the proposed transaction on June 21, 2019. On July 17, 2019, the FCO granted clearance to the proposed transaction.

The FCO could take such actions under the applicable antitrust laws as they deem necessary or desirable, including seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. There is no assurance that Salesforce and Tableau will obtain the required antitrust clearance or approval on a timely basis, if at all.

Litigation Relating to the Offer and the Merger

Three civil actions were filed challenging the adequacy of certain disclosures disseminated in connection with the proposed transaction. On July 10, 2019, Shiva Stein, a purported stockholder of Tableau, commenced an action in the United States District Court for the District of Delaware, captioned Stein v. Tableau Software, Inc. et al., Case No. 1:19-cv-01289, against Tableau and each of the current members of the Tableau Board. The Stein complaint asserts claims under Sections 14(d), 14(e), and 20(a) of the Exchange Act challenging the adequacy of certain public disclosures made in the Schedule 14D-9 concerning the proposed transaction. The plaintiff seeks, among other things, an injunction preventing consummation of the proposed transaction, rescission of the proposed transaction or rescissory damages in the event it is consummated, an accounting by defendants for all damages caused to the plaintiff, and the award of attorneys’ fees and expenses. On July 10, 2019, Marcy Curtis, a purported stockholder of Tableau, commenced a putative class action in the United States District Court for the District of Delaware, captioned Curtis v. Tableau Software, Inc. et al., Case No. 1:19-cv-01290, against Tableau, each of the current members of the Tableau Board, Salesforce, and Offeror. The Curtis complaint asserts claims under Sections 14(d), 14(e), and 20(a) of the Exchange Act challenging the adequacy of certain public disclosures made in the Schedule 14D-9 concerning the proposed transaction. The plaintiff seeks, among other things, an injunction preventing consummation of the proposed transaction, rescission of the proposed transaction or rescissory damages in the event it is consummated, declaratory relief, and the award of attorneys’ fees and expenses. On July 11, 2019, Cathy O’Brien, a purported stockholder of Tableau, commenced an action in the United States District Court for the Southern District of New York, captioned O’Brien v. Tableau Software, Inc., et al., Case No. 1:19-cv-06447, against Tableau and each of the current members of the Tableau Board. The O’Brien complaint asserts claims under Sections 14(d), 14(e), and 20(a) of the Exchange Act challenging the adequacy of certain public disclosures made in the Schedule 14D-9 concerning the proposed transaction. The plaintiff seeks, among other things, an injunction preventing consummation of the proposed transaction, rescission of the proposed transaction or rescissory damages in the event it is consummated, an accounting by defendants for all damages caused to the plaintiff, and the award of attorneys’ fees and expenses. The defendants believe the claims asserted in these civil actions are without merit.

Interests of Certain Persons in the Offer and the Merger

Effect of the Offer and the Merger on Tableau Common Stock and Equity Awards

Consideration for Tableau Common Stock in the Merger

The following table sets forth the number of shares of Tableau common stock beneficially owned as of June 24, 2019 by each of Tableau’s executive officers and directors, excluding shares issuable upon exercise of stock options or vesting of restricted stock units or performance share units, and the aggregate transaction consideration payable for such shares. Each holder of shares of Tableau common stock who otherwise would be entitled to receive a fraction of a share of Salesforce common stock under the merger agreement will receive cash, without interest, in an amount equal to such fractional part of a share of Salesforce common stock multiplied by the volume weighted average closing sale price of one (1) share of Salesforce common stock as reported on the NYSE for the ten consecutive trading days ending on the trading day immediately prior to the acceptance time (which we refer to as the “Salesforce trading price”), rounded to the nearest whole cent. The amounts in this table assume that the transaction consideration is $177.88, the product of the exchange ratio and $161.27, the closing sale price of Salesforce common stock on June 7, 2019 (the trading day preceding June 10, 2019, the date on which the execution of the merger agreement was first publicly announced). This information is based on the number of shares of Tableau common stock held by Tableau’s directors and executive officers as of June 24, 2019. The amounts set forth in the table below are as calculated before any taxes that may be due on such amounts are paid.

Name	Number of Shares of Tableau Common Stock Beneficially Owned	Number of Shares of Salesforce Common Stock for Shares	Total Value of Shares(1)
Adam Selipsky	8,725	9,623	$1,551,901
Christian Chabot	2,349,598	2,591,606	$417,948,300
Patrick Hanrahan	6,863,170	7,570,076	$1,220,826,157
Christopher Stolte	1,141,661	1,259,252	$203,079,570
William Bosworth	9,153	10,095	$1,628,021
Elliott Jurgensen, Jr.	2,722	3,002	$484,133
Hilarie Koplow-McAdams	5,549	6,120	$986,972
Gerri Martin-Flickinger	1,452	1,601	$258,193
John McAdam	16,835	18,569	$2,994,623
Brooke Seawell	31,297	34,520	$5,567,040
Damon Fletcher	2,861	3,155	$508,807
Keenan Conder	45,069	49,711	$8,016,893
Dan Miller	10,255	11,311	$1,824,125
Mark Nelson	12,113	13,360	$2,154,567

(1)	Does not include cash for fractional shares of Salesforce common stock.

Consideration for Tableau Options in the Merger—Generally

At the effective time, each Tableau option that is outstanding and unexercised immediately prior to the effective time (whether vested or unvested) held by any former employee of Tableau will be cancelled and converted into the right to receive the transaction consideration in respect of each “net share” covered by such Tableau option, where “net share” means the quotient obtained by dividing (a) the product of (1) the excess, if any, of the “per share cash equivalent consideration” (defined below) over the per share exercise price applicable to the Tableau option, multiplied by (2) the number of shares subject to the Tableau option immediately prior to the effective time, by (b) the per share cash equivalent consideration, less applicable tax withholdings. As used in the offer to exchange, the “per share cash equivalent consideration” means the product (rounded to the nearest cent) obtained by multiplying (i) the exchange ratio by (ii) the Salesforce trading price.

At the effective time, each Tableau option not held by a former employee of Tableau at the effective time will be assumed and automatically converted into an option to purchase the number of shares of Salesforce common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Tableau common stock subject to the Tableau option immediately prior to the effective time by the exchange ratio. Each adjusted option will have an exercise price per share (rounded up to the nearest whole cent) determined by dividing the per share exercise price of the Tableau option by the exchange ratio and will otherwise be subject to the same terms and conditions as were applicable to such Tableau option prior to the effective time.

Consideration for Tableau Restricted Stock Units and Performance Share Units in the Merger—Generally

At the effective time, each Tableau RSU award that is outstanding immediately prior to the effective time held by a non-employee director of Tableau will vest as of the effective time and will be cancelled and converted into the right to receive the transaction consideration in respect of each share of Tableau common stock subject to such Tableau RSU award.

At the effective time, each Tableau RSU award held by an individual who is not a non-employee director of Tableau at the effective time will be assumed and automatically converted into a restricted stock unit, on the same terms and conditions as were applicable to such Tableau RSU award prior to the effective time, with respect to a number of shares of Salesforce common stock (rounded to the nearest whole share) determined by multiplying the number of shares of Tableau common stock subject to the Tableau RSU award by the exchange ratio. Each converted Tableau RSU award will be subject to the same terms and conditions as were applicable to such Tableau RSU award prior to the effective time, except that it will vest after the effective time solely based on continued service to Salesforce and its affiliates.

At the effective time, each Tableau PSU award that is outstanding immediately prior to the effective time will be assumed and automatically converted into a restricted stock unit with respect to a number of shares of Salesforce common stock (rounded to the nearest whole share) determined by multiplying the number of shares of Tableau common stock subject to the Tableau PSU award by the exchange ratio; provided that the number of shares of Tableau common stock subject to a Tableau PSU award equals the number of shares that would have vested based on the achievement of performance at target levels. Each converted Tableau PSU award will be subject to the same terms and conditions as were applicable to such Tableau PSU award prior to the effective time, except that it will vest after the effective time solely based on continued service to Salesforce and its affiliates.

Treatment of Director Equity Awards

As of June 24, 2019, Tableau’s non-employee directors held Tableau options to purchase 289,812 shares of Tableau common stock, with exercise prices ranging from $7.17 to $7.47, all of which are vested. As of the same date, Tableau’s non-employee directors held Tableau RSU awards covering 18,686 shares and did not hold any Tableau PSU awards.

At the effective time, all Tableau options held by a non-employee director of Tableau will be assumed and automatically converted into options covering shares of Salesforce common stock, as discussed above. At the effective time, each Tableau RSU award that is outstanding and held by a non-employee director of Tableau will vest and be cancelled and automatically converted into the right to receive the transaction consideration, as discussed above.

Please see “—Table of Estimated Consideration for Equity Awards” below for additional information.

Treatment of Executive Officer Equity Awards

As of June 24, 2019, Tableau’s executive officers held Tableau options to purchase 75,000 shares of Tableau common stock, with an exercise price of $54.87, of which options to purchase 51,562 shares of Tableau common stock are vested. As of the same date, Tableau’s executive officers held Tableau RSU awards covering 438,494 shares and held Tableau PSU awards covering 36,548 shares (assuming performance goals are achieved at target levels).

Assuming continued employment through the effective time, all Tableau options, Tableau RSU awards and Tableau PSU awards held by Tableau’s executive officers will be assumed and converted into awards covering shares of Salesforce common stock, as discussed above.

As discussed in more detail below, pursuant to the terms of the change in control agreements entered into with each of Tableau’s executive officers (each, a “change in control agreement”), if, within twelve months following the date of a change of control of Tableau, such as the completion of the offer, the executive officer’s employment is terminated by Tableau without cause (as such term is defined in the applicable change in control agreement) or the executive officer resigns for good reason (as such term is defined in the applicable change in control agreement), and provided the executive officer executes a general release in a form provided by Tableau at the time of his or her termination of employment, then vesting with respect to 100% of the then unvested shares subject to the executive officer’s adjusted options or converted Tableau RSU awards and converted Tableau PSU awards will accelerate.

Please see “—Table of Estimated Consideration for Equity Awards” below for additional information.

Table of Estimated Consideration for Equity Awards

Directors

The table below sets forth, for each of Tableau’s non-employee directors, the aggregate number of Tableau options and Tableau RSU awards that are held by Tableau’s non-employee directors as of June 24, 2019.

Name	Vested Tableau Options (#)(1)	Unvested Tableau Options (#)(2)	Value of Tableau Options ($)(3)	Tableau RSU Awards (#)(4)	Value of Tableau RSU Awards ($)(5)	Total ($)(6)
Christian Chabot	—	—	—	—	—	—
Patrick Hanrahan	—	—	—	—	—	—
Christopher Stolte	259,812	—	44,352,507	—	—	44,352,507
William Bosworth	1,000	—	170,690	2,051	364,832	535,522
Elliott Jurgensen, Jr.	29,000	—	4,941,890	2,051	364,832	5,306,722
Hilarie Koplow-McAdams	—	—	—	5,236	931,380	931,380
Gerri Martin-Flickinger	—	—	—	5,246	933,158	933,158
John McAdam	—	—	—	2,051	364,832	364,832
Brooke Seawell	—	—	—	2,051	364,832	364,832

(1)	Represents the number of Tableau options that are outstanding and vested in accordance with their terms as of June 24, 2019, assuming that such date occurs prior to the effective time.
(2)	Represents the number of Tableau options that are outstanding and unvested in accordance with their terms as of June 24, 2019, assuming that such date occurs prior to the effective time.
(3)

Equals (i) the number of shares of Tableau common stock subject to outstanding Tableau options as of June 24, 2019 (that is, the sum of the number of shares shown in the “Vested Tableau Options” and the “Unvested Tableau Options” columns), multiplied by (ii) (a) $177.88, the product of the exchange ratio and $161.27, the closing sale price of Salesforce common stock on June 7, 2019, reduced by (b) the exercise price of the Tableau option.

(4)

Represents the number of Tableau RSU awards that will vest immediately prior to the effective time in accordance with the terms of the merger agreement, assuming the effective time occurs on June 24, 2019.

(5)	Equals (i) the number of Tableau RSU awards, multiplied by (ii) $177.88, the product of the exchange ratio and $161.27, the closing sale price of Salesforce common stock on June 7, 2019.
(6)	Equals the sum of the amounts shown in the “Value of Tableau Options” and the “Value of Tableau RSU Awards” columns.

Executive Officers

The table below sets forth, for each of Tableau’s executive officers, the aggregate number of vested Tableau options that are held by Tableau’s executive officers as of June 24, 2019, and the aggregate number of unvested Tableau options and unvested Tableau RSU awards held by Tableau’s executive officers as of June 24, 2019 that would accelerate upon a qualifying termination.

Name	Vested Tableau Options (#)(1)	Value of Vested Tableau Options ($)(2)	Accelerated Unvested Tableau Options Upon a Qualifying Termination (#)(3)	Value of Accelerated Unvested Tableau Options Upon a Qualifying Termination ($)(4)	Accelerated Tableau RSU Awards Upon a Qualifying Termination (#)(5)	Value of Accelerated Tableau RSU Awards Upon a Qualifying Termination ($)(6)	Total ($)(7)
Adam Selipsky	51,562	6,342,642	23,438	2,883,108	231,592	41,195,585	50,421,335
Damon Fletcher	—	—	—	—	50,355	8,957,147	8,957,147
Dan Miller	—	—	—	—	87,115	15,496,016	15,496,016
Mark Nelson	—	—	—	—	66,727	11,869,399	11,869,399
Keenan Conder	—	—	—	—	39,253	6,982,324	6,982,324

(1)	Represents the number of Tableau options that are outstanding and vested in accordance with their terms as of June 24, 2019, assuming such date occurs prior to the effective time.
(2)

Equals (i) the number of shares of Tableau common stock shown in the “Vested Tableau Options” column, multiplied by (ii) (a) $177.88, the product of the exchange ratio and $161.27, the closing sale price of Salesforce common stock on June 7, 2019, reduced by (b) the exercise price of the Tableau option.

(3)

Represents the number of Tableau options that would vest upon a qualifying termination of employment immediately following the effective time, assuming the termination and effective time occurs on June 24, 2019. For each executive officer, this number represents 100% of the unvested shares subject to his Tableau options.

(4)

Equals (i) the number of shares of Tableau common stock shown in the “Accelerated Unvested Tableau Options Upon a Qualifying Termination” column, multiplied by (ii) (a) $177.88, the product of the exchange ratio and $161.27, the closing sale price of Salesforce common stock on June 7, 2019, reduced by (b) the exercise price of the Tableau option. Assumes that each executive officer experiences a qualifying termination of employment immediately following the effective time, assuming the termination and effective time occurs on June 24, 2019.

(5)

Represents the number of Tableau RSU awards (including Tableau PSU awards) that would vest upon a qualifying termination of employment immediately following the effective time, assuming the termination and effective time occurs on June 24, 2019. For each executive officer, this number represents 100% of the unvested shares subject to the awards and assumes any applicable performance metrics are achieved at target.

(6)

Equals (i) the number of Tableau RSU awards shown in the “Accelerated Tableau RSU Awards Upon a Qualifying Termination” column, multiplied by (ii) $177.88, the product of the exchange ratio and $161.27, the closing sale price of Salesforce common stock on June 7, 2019. Assumes that each executive officer experiences a qualifying termination of employment immediately following the effective time, assuming the termination and effective time occurs on June 24, 2019.

(7)

Equals the sum of amounts shown in the “Value of Vested Tableau Options,” “Value of Accelerated Unvested Tableau Options Upon a Qualifying Termination” and the “Value of Accelerated Tableau RSU Awards Upon a Qualifying Termination” columns.

Tableau Shares Held by Tableau Officers and Directors

As of June 24, 2019, the directors and executive officers of Tableau and their affiliates beneficially owned approximately 10,500,460 Tableau shares, representing approximately 12.0% of the Tableau shares outstanding as of June 24, 2019.

Concurrently with the execution of the merger agreement, on June 24, 2019, Tableau board members Christian Chabot, Christopher Stolte and Patrick Hanrahan entered into a letter agreement with Salesforce and the Offeror, solely in their capacities as stockholders of Tableau, pursuant to which they agreed, among other things, to convert all of their shares of Tableau Class B common stock into shares of Tableau Class A common stock, which in the aggregate represent approximately 11.8% of the outstanding shares of Tableau common stock, prior to the expiration of the offer. The co-founders have also conveyed to both Salesforce and Tableau that they intend to tender into the offer. For more information regarding the letter agreement, see “Other Transaction Agreements—Letter Agreement,” and such letter agreement, which is filed as Exhibit 10.25 to this document.

Founder Offer Letters and Arrangements

The founders do not receive compensation for their service as directors and instead are compensated for their services to Tableau as employees. Per the terms of their respective offer letters with Tableau, the founders are each entitled to receive certain severance benefits as described herein. For each founder, if, within twelve months following the date of a change of control of Tableau, such as the completion of the offer, the founder’s employment is terminated by Tableau without cause or, solely with respect to Messrs. Chabot and Stolte, such founder resigns for good reason, and provided that such founder executes a general release in a form provided by Tableau at the time of his termination of employment, then such founder will be entitled to: (i) a lump sum payment equal to twelve months’ of base salary for Messrs. Chabot and Stolte and six months’ of base salary for Mr. Hanrahan and (ii) reimbursement of COBRA premiums for a period of up to twelve months for Messrs. Chabot and Stolte and up to six months for Mr. Hanrahan. Each of Mr. Stolte and Mr. Chabot would also be entitled to vest in any then-unvested Tableau equity awards. The estimated amount of these payments is $130,000 for each of Messrs. Stolte and Chabot and $50,000 for Mr. Hanrahan. As of June 24, 2019, neither of Messrs. Stolte and Chabot hold any unvested Tableau equity awards.

Offer Letters

Each of Tableau’s executive officers is an at-will employee. Offer letters with Tableau’s executive officers set forth the executive officer’s salary, short-term and long-term incentive compensation opportunities, signing bonus and benefit plan participation. Each of Tableau’s executive officers has also executed Tableau’s standard form of confidential information and invention assignment agreement.

Change in Control Agreements

In order to ensure retention of key personnel and continuity of the business in the event of a change in control, Tableau has also previously entered into change in control agreements with key personnel, including each of Tableau’s named executive officers, the terms of which were approved by Tableau’s Compensation Committee.

The change in control agreements provide for the following benefits upon a “Covered Termination” (as described below):

•	a lump sum payment equal to twelve months of such executive’s then-current base salary;

•	reimbursement of COBRA premiums for a period of up to twelve months; and

•	100% acceleration of vesting of all then-unvested equity awards held by such executive.

For purposes of the change in control agreements:

•

“Covered Termination” means dismissal or discharge for reasons other than Cause (and other than as a result of death or disability), or termination of employment for Good Reason, either of which occurs within twelve months following the effective date of a change in control.

•

“Cause” means the executive’s (i) willful failure to substantially perform his or her duties to Tableau or deliberate and material violation of a Company policy; (ii) commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to Tableau; (iii) unauthorized use or disclosure by executive of any proprietary information or trade secrets of Tableau or any other party to whom the named executive officer owes an obligation of nondisclosure as a result of his or her relationship with Tableau; or (iv) willful breach of any obligations under any written agreement or covenant with Tableau, in each case in the reasonable determination of the Tableau board of directors.

•

“Good Reason” means the occurrence of one or more of the following, without an executive’s express written consent (i) a material reduction in executive’s responsibilities, provided that neither a mere change in title alone nor reassignment following a change in control to a position that is substantially similar to the position held prior to the change in control will constitute a material reduction in job responsibilities; (ii) relocation by Tableau or a subsidiary, parent, affiliate or successor thereto, as appropriate, of executive’s primary business location that increases one way commute by more than 35 miles; or (iii) a reduction in then-current base salary by at least 10%, provided that an across-the-board reduction in the salary level of all other employees or consultants in positions similar to executive’s by the same percentage amount as part of a general salary level reduction will not constitute such a salary reduction.

Payment of any severance benefits described above is conditioned on the executive’s timely execution of a general release of claims in Tableau’s favor and compliance with a twelve month non-compete.

Salesforce Offer Letters

Tableau’s executive officers have entered into new offer letters for continued at-will employment with Salesforce in connection with the transaction. These offer letters with Salesforce (which we refer to as the “Salesforce offer letters”), which will be effective as of the effective time (with the compensation and benefits set forth therein to become effective on a date chosen by Salesforce), provide each individual with an annual base salary, annual cash incentive bonus, equity-based awards, and participation in Salesforce benefit plans. All equity grants (stock options and restricted stock units (which we refer to as “RSUs”)) require continuous service over an extended period of time (up to four years in some cases) in order to vest, are subject to approval of the Compensation Committee of the Salesforce Board of Directors, and will be subject to Salesforce’s applicable equity plan documents and individual award agreements. The Salesforce offer letters are described in more detail below.

•

Adam Selipsky. Mr. Selipsky will serve as Chief Executive Officer and President of Tableau, with an annual base salary of $800,000 and a target annual bonus of 100% of base salary. Immediately prior to the effective time, Tableau will pay Mr. Selipsky his target bonus under his current bonus plan with Tableau, with such amount pro-rated based on the number of days lapsed between January 1 of the year in which the effective time occurs and the date of the effective time. Mr. Selipsky will be granted RSUs with a value of $5,500,000, with 25% vesting on the first anniversary of the grant date and 1/16th vesting each quarter thereafter; RSUs with a value of $4,000,000, with 40% vesting on the third anniversary of the grant date and 60% vesting on the fourth anniversary of the grant date; stock options with a value of $5,500,000, with 25% vesting on the first anniversary of the grant date and 1/48th of the grant amount vesting each month thereafter; and stock options with a value of $4,000,000, with 40% vesting on the third anniversary of the grant date and 60% vesting on the fourth anniversary of the grant date. Continued vesting is in all cases subject to Mr. Selipsky’s continued employment through the applicable vesting date. As of the effective time, any of Mr. Selipsky’s outstanding Tableau equity awards that are outstanding as of immediately prior to the effective time will be assumed and converted into Salesforce awards, except that 50% of any Tableau equity awards scheduled to vest after the third anniversary of the effective time will instead vest on the second anniversary of the effective time and 50% of any Tableau equity awards scheduled to vest after the third anniversary of the effective time will instead vest on the third anniversary of the effective time, in all cases subject to Mr. Selipsky’s continued employment through the applicable vesting date. Commencing in March 2020, Mr. Selipsky will be eligible to receive annual refresh grants of equity awards, as determined in the sole discretion of the Salesforce Board of Directors Compensation Committee. Salesforce intends to recommend to the Compensation Committee that the amount of such refresh be $12,000,000, with standard vesting terms. In March 2021, Mr. Selipsky will be eligible to receive an annual refresh grant of equity awards, as determined in the sole discretion of the Salesforce Board of Directors Compensation Committee. Salesforce intends to recommend to the Compensation Committee that the amount of this such refresh be $13,000,000, with standard vesting terms.

•

Damon Fletcher. Mr. Fletcher will serve as Chief Financial Officer of Tableau, with an annual base salary of $500,000 and a target annual bonus of $300,000. Mr. Fletcher will continue to participate in Tableau’s bonus plan through January 31, 2020. Mr. Fletcher’s Salesforce offer letter also provides for a cash retention bonus of $600,000, payable in four equal annual installments of $150,000, with the first payment to be paid no later than 30 days following the effective time of the transaction and the next three payments to be made on the first three anniversaries of the closing. In the event Mr. Fletcher’s employment is terminated, he will forfeit any unpaid portion of the cash retention bonus and the last installment of the retention bonus paid prior to his termination date will be subject to a pro-rated claw back, with proration based on the number of months he was employed between the last payment date prior to his termination and the 12 month anniversary of such payment date. Mr. Fletcher will be granted RSUs with a value of $1,000,000, with 25% vesting on the first anniversary of the grant date and 1/16th of the grant amount vesting each quarter thereafter; RSUs with a value of $3,500,000, with 3/7th vesting on the first anniversary of the grant date and 4/7th of the grant amount vesting on the second anniversary of the grant date; and stock options with a value of $1,000,000, with 25% of the grant amount vesting on the first anniversary of the grant date and 1/48th of the grant amount vesting each month thereafter. Continued vesting is in all cases subject to Mr. Fletcher’s continued employment through the applicable vesting date.

•

Dan Miller. Mr. Miller will serve as EVP Sales, Services & Support of Tableau, and maintain his current annual base salary. Mr. Miller will continue to participate in and be eligible to earn incentive compensation in accordance with the terms in effect with Tableau as of the effective time through January 31, 2020; effective February 1, 2020, he will be eligible to earn incentive compensation pursuant to the terms of an incentive compensation plan with Salesforce. Mr. Miller will be granted RSUs with a value of $1,250,000, with 25% vesting on the first anniversary of the grant date and 1/16th of the grant amount vesting each quarter thereafter; RSUs with a value of $2,500,000, with 40% of the grant amount vesting on the third anniversary of the grant date and 60% of the grant amount vesting on the fourth anniversary of the grant date; stock options with a value of $1,250,000, with 25% of the grant amount vesting on the first anniversary of the grant date and 1/48th of the grant amount vesting each month thereafter; and stock options with a value of $2,500,000, with 40% of the grant amount vesting on the third anniversary of the grant date and 60% of the grant amount vesting on the fourth anniversary of the grant date. Continued vesting is in all cases subject to Mr. Miller’s continued employment through the applicable vesting date.

•

Mark Nelson. Mr. Nelson will serve as EVP, Product Development of Tableau, and maintain his current annual base salary. Mr. Nelson will continue to be eligible to earn an annual bonus in accordance with the terms in effect with Tableau through January 31, 2020; effective February 1, 2020, he will be eligible to earn incentive compensation pursuant to the terms of an incentive compensation plan with Salesforce. Mr. Nelson will be granted RSUs with a value of $1,250,000, with 25% vesting on the first anniversary of the grant date and 1/16th of the grant amount vesting each quarter thereafter; RSUs with a value of $2,500,000, with 40% of the grant amount vesting on the third anniversary of the grant date and 60% of the grant amount vesting on the fourth anniversary of the grant date; stock options with a value of $1,250,000, with 25% of the grant amount vesting on the first anniversary of the grant date and 1/48th of the grant amount vesting each month thereafter; and stock options with a value of $2,500,000, with 40% of the grant amount vesting on the third anniversary of the grant date and 60% of the grant amount vesting on the fourth anniversary of the grant date. Continued vesting is in all cases subject to Mr. Nelson’s continued employment through the applicable vesting date.

•

Keenan Conder. Mr. Conder will serve as EVP and General Counsel of Tableau, and maintain his current annual base salary. Mr. Conder will continue to be eligible to earn an annual bonus in accordance with the terms in effect with Tableau through January 31, 2020; effective February 1, 2020, he will be eligible to earn incentive compensation pursuant to the terms of an incentive compensation plan with Salesforce. Mr. Conder will be granted RSUs with a value of $500,000, with 25% vesting on the first anniversary of the grant date and 1/16th of the grant amount vesting each quarter thereafter; RSUs with a value of $1,500,000, with 50% vesting on the first anniversary of the grant date and 50% vesting on the second anniversary of the grant date; stock options with a value of $500,000, with 25% of the grant amount vesting on the first anniversary of the grant date and 1/48th of the grant amount vesting each month thereafter; and stock options with a value of $1,500,000, with 50% vesting on the first anniversary of the grant date and 50% vesting on the second anniversary of the grant date. Continued vesting is in all cases subject to Mr. Conder’s continued employment through the applicable vesting date.

The Salesforce offer letters also amend the executive officers’ Tableau change in control agreements in certain respects:

Mr. Selipsky’s Salesforce offer letter amends his change in control agreement to provide for the following:

•	Accelerated vesting of equity awards applies only to those awards granted prior to the effective time.

•	The definition of “Covered Termination” in the change in control agreement is amended to extend the protected period from twelve months to thirty-six months following a change in control.

•

Clause (i) of the definition of “Good Reason” in the change in control agreement is amended and restated in its entirety as follows: “(A) solely if such event occurs during the 12 months following a Change in Control, a change in Executive’s reporting relationship or (B) a reduction in Executive’s grade level.”

Mr. Conder and Mr. Fletcher’s Salesforce offer letters amend their change in control agreements to provide for the following:

•	Accelerated vesting of equity awards applies only to those awards granted prior to the effective time.

•

The definition of “Covered Termination” in the change in control agreement is amended to extend the protected period from twelve months to twenty-four months following a change in control, except with respect to a resignation for Good Reason by reason of relocation and except as set forth in the following bullet.

•

Clause (i) of the definition of “Good Reason” in the change in control agreements is amended and restated in their entirety as follows: “(A) solely if such event occurs during the 12 months following a Change in Control, a reduction in Executive’s reporting level or (B) a reduction in Executive’s grade level.”

Mr. Miller and Mr. Nelson’s Salesforce offer letters amend their change in control agreements to provide for the following:

•	Accelerated vesting of equity awards applies only to those awards granted prior to the effective time.

•

The definition of “Covered Termination” in the change in control agreement is amended to extend the protected period from twelve months to twenty-four months following a change in control, except with respect to a resignation for Good Reason by reason of relocation and except as set forth in the following bullet.

•

Clause (i) of the definition of “Good Reason” in the change in control agreements is amended and restated in their entirety as follows: “(A) solely if such event occurs during the 12 months following a Change in Control, Executive ceasing to report to Adam Selipsky or his successor or (B) a reduction in Executive’s grade level.”

Employee Stock Purchase Plan

Any Tableau employee who is not a participant in the ESPP as of the date of the merger agreement may not become a participant in any offering periods in effect under the ESPP as of the date of the merger agreement (which we refer to as the “current ESPP offering periods”) and no participant may increase the percentage of his or her payroll deduction election from that in effect on the date of the merger agreement for such current ESPP offering periods. If the current ESPP offering periods terminate prior to the effective time, then the ESPP will be suspended and no new offering period will commence under the ESPP prior to the termination of the merger agreement. If any current ESPP offering period is still in effect at the effective time, then the last day of such current ESPP offering period will be accelerated to the date prior to the closing date. Subject to the consummation of the merger, the ESPP will terminate effective immediately prior to the effective time.

Indemnification and Insurance

Under the merger agreement, for a period of not less than six years after the effective time of the merger, Salesforce must, and must cause the surviving corporation in the merger to, indemnify and hold harmless, to the fullest extent permitted under applicable law and the organizational documents of Tableau or its subsidiaries, or any indemnification agreements in existence as of the date of the merger agreement that were provided to Salesforce, each current and former director and officer of Tableau and its subsidiaries against any costs and expenses in connection with any actual or threatened claims in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, in connection with such person serving as an officer, director, employee or other fiduciary of Tableau, any of its subsidiaries or any other person if such service was at the request or for the benefit of Tableau or any of its subsidiaries.

In addition, for a period of six years following the effective time of the merger, Salesforce is required to maintain in effect the provisions in the organizational documents of Tableau and any indemnification agreements in existence as of the date of the merger agreement that were provided to Salesforce (except to the extent such agreement provides for an earlier termination) regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence as of the date of the merger agreement.

At or prior to the effective time of the merger, Tableau is required to purchase a directors’ and officers’ liability insurance and fiduciary liability insurance “tail” insurance policy for a period of six years after the effective time of the merger with respect to matters arising at or prior to the effective time of the merger, with a one-time cost not in excess of 300% of the last aggregate annual premium paid by Tableau for its directors’ and officers’ liability insurance and fiduciary liability insurance prior to the date of the merger agreement, and if the cost of such “tail” insurance policy would otherwise exceed such amount, Tableau may purchase as much coverage as reasonably practicable for such amount. See “Merger Agreement—Directors’ and Officers’ Indemnification and Insurance.”

Section 16 Matters

Pursuant to the merger agreement, prior to the effective time of the merger, Tableau and Salesforce have agreed to, as applicable, take all such steps as may be reasonably necessary or advisable to cause any dispositions of equity securities of Tableau (including derivative securities) and acquisitions of equity securities of Salesforce pursuant to the transactions contemplated by the merger agreement by each individual who is a director or officer of Tableau subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Tableau to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Rule 14d-10(d) Matters

The compensation committee of the Tableau board of directors at a meeting to be held prior to the acceptance time, will duly adopt resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (i) each employment compensation, severance and other employee benefit plans of the Tableau directors, executive officers and employees effective on or prior to the date the merger agreement or entered into thereafter and prior to the effective time, and (ii) certain provisions of the merger agreement relating to indemnification, insurance and other compensation and benefits provided to Tableau’s directors, executive officers and employees. In addition, the compensation committee of the Tableau board of directors will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act, including with respect to the foregoing arrangements and any other applicable transactions contemplated by the merger agreement.

Certain Relationships with Tableau

As of the date of this document, Salesforce does not own any shares of Tableau common stock. Neither Salesforce nor the Offeror has effected any transaction in securities of Tableau in the past 60 days. To the best of Salesforce’s and the Offeror’s knowledge, after reasonable inquiry, none of the persons listed on Annex C hereto, nor any of their respective associates or majority-owned subsidiaries, beneficially owns or has the right to acquire any securities of Tableau or has effected any transaction in securities of Tableau during the past 60 days.

Tableau has been a Salesforce customer for over five years, and Salesforce has been a customer of Tableau for over a decade.

Salesforce and Tableau entered into a confidentiality agreement, dated February 27, 2019 in connection with their evaluation of the potential business combination that resulted in the execution of the merger agreement. Pursuant to the confidentiality agreement, subject to certain customary exceptions, Salesforce and Tableau agreed to keep confidential all non-public information received from the other party. Salesforce and Tableau also agreed that the non-public information furnished by the other party pursuant to the confidentiality agreement would be used solely for the purpose of evaluating, negotiating and consummating the potential business combination. The confidentiality agreement contains a customary “standstill” provision that prohibits Salesforce, its subsidiaries or representatives acting on its behalf from taking certain actions involving or with respect to Tableau for a one-year period, subject to certain exceptions set forth in the confidentiality agreement. See “Other Transaction Agreements—Confidentiality Agreement” and the confidentiality agreement, which is filed as Exhibit 99.5 to this document.

Salesforce and Tableau entered into an exclusivity agreement, dated May 18, 2019 and amended on June 4, 2019, in connection with their evaluation of the potential business combination that resulted in the execution of the merger agreement. The exclusivity agreement set forth certain terms on which Salesforce and Tableau would conduct negotiations regarding the potential business combination that resulted in the execution of the merger agreement. See “Other Transaction Agreements—Exclusivity Agreement” and the exclusivity agreement and the amendment to the exclusivity agreement, copies of which have been filed as Exhibit 99.6 and Exhibit 99.7 to this document.

Fees and Expenses

Salesforce has retained Morrow Sodali LLC as information agent in connection with the offer and the merger. The information agent may contact holders of shares by mail, email, telephone, facsimile and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer and the merger to beneficial owners of shares. Salesforce will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. Salesforce agreed to indemnify the information agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

In addition, Salesforce has retained American Stock Transfer and Trust Company, LLC as exchange agent in connection with the offer and the merger (which we refer to as the “exchange agent”). Salesforce will pay the exchange agent reasonable and customary compensation for its services in connection with the offer and the merger, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

Salesforce will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers. Except as set forth above, neither Salesforce nor the Offeror will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Tableau shares pursuant to the offer.

Accounting Treatment

In accordance with U.S. generally accepted accounting principles, Salesforce will account for the acquisition of shares through the offer and the merger under the acquisition method of accounting for business combinations.

Stock Exchange Listing

Salesforce shares are listed on the NYSE under the symbol “CRM.” Salesforce intends to submit a supplemental listing application to list on the NYSE the Salesforce shares that Salesforce will issue in the offer and merger as part of the transaction consideration. Such listing is a condition to completion of the offer.

Resale of Salesforce Common Stock

All Salesforce shares received by Tableau stockholders as part of the transaction consideration in the offer and the merger will be freely tradable for purposes of the Securities Act, except for Salesforce shares received by any person who is deemed an “affiliate” of Salesforce at the time of the closing of the merger. Salesforce shares held by an affiliate of Salesforce may be resold or otherwise transferred without registration in compliance with the volume limitations, manner of sale requirements, notice requirements and other requirements under Rule 144 or as otherwise permitted under the Securities Act. This document does not cover resales of Salesforce shares received upon completion of the offer or the merger by any person, and no person is authorized to make any use of this document in connection with any such resale.

Exchange Agent Contact Information

The contact information for the exchange agent for the offer and the merger is:

If delivering by mail:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

Phone: Toll-free (877) 248-6417

(718) 921-8317

Fax (718) 234-5001

If delivering by hand, express mail, courier

or any other expedited service:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement entered into by Salesforce, the Offeror and Tableau, a copy of which is attached hereto as Annex A. This summary may not contain all of the information about the merger agreement that is important to Tableau stockholders, and Tableau stockholders are encouraged to read the merger agreement carefully in its entirety. The legal rights and obligations of the parties are governed by the specific language of the merger agreement and not this summary.

The Offer

The Offeror is offering to exchange for each outstanding share of Tableau Class A common stock and Tableau Class B common stock validly tendered, and not validly withdrawn, in the offer, 1.103 shares of Salesforce common stock, with cash in lieu of any fractional shares of Salesforce common stock, without interest and less any applicable withholding taxes. Each of Salesforce and the Offeror shall use its reasonable best efforts to consummate the offer.

The Offeror’s obligation to accept for exchange (and Salesforce’s obligation to cause the Offeror to accept for exchange) Tableau shares validly tendered, and not validly withdrawn, pursuant to the offer is subject to the satisfaction or waiver by the Offeror of certain conditions, including the condition that, prior to the expiration of the offer, there have been validly tendered and not validly withdrawn a number of Tableau shares that, upon the consummation of the offer (assuming that shares of Tableau Class B common stock validly tendered, and not validly withdrawn, will convert into shares of Tableau Class A common stock upon the consummation of the offer), together with Tableau shares then owned by Salesforce and the Offeror, if any, would represent at least a majority of the aggregate voting power of the Tableau shares outstanding immediately after the consummation of the offer (which we refer to as the “minimum tender condition”), as more fully described under “The Offer—Conditions of the Offer.”

Under the merger agreement, unless Salesforce receives the prior written consent of Tableau:

•

the Offeror must (and Salesforce shall cause the Offeror to) extend the offer for any period required by any law, or any rule, regulation, interpretation or position of the SEC, its staff or the NYSE applicable to the offer, or to the extent necessary to resolve any comments of the SEC or its staff applicable to the offer or the offer documents or this registration statement on Form S-4;

•

in the event that any of the conditions to the offer (other than the minimum tender condition and the condition relating to the absence of a material adverse effect on Tableau and other than any such conditions that by their nature are to be satisfied at the expiration of the offer (provided such conditions would be capable of being satisfied or validly waived were the expiration of the offer to occur at such time)) have not been satisfied or waived as of any then-scheduled expiration of the offer, the Offeror must (and Salesforce shall cause the Offeror to) extend the offer for successive extension periods of up to 10 business days each (or for such longer period as may be agreed by Salesforce and Tableau); and

•

if as of any then-scheduled expiration of the offer each condition to the offer (other than the minimum tender condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the offer (provided such conditions would be capable of being satisfied or validly waived were the expiration of the offer to occur at such time)) has been satisfied or waived and the minimum tender condition has not been satisfied, the Offeror may, and at the request in writing of Tableau, must (and Salesforce shall cause the Offeror to), extend the offer for successive extension periods of up to 10 business days each (with the length of each such period being determined in good faith by Salesforce) (or for such longer period as may be agreed by Salesforce and Tableau in writing); however, in no event will the Offeror be required to (and Salesforce will not be required to cause Offeror to) extend the expiration of the offer (i) if (x) the minimum tender condition is not satisfied by a number of shares that is equal to or less than the aggregate number of shares held or beneficially owned by any of

Christian Chabot, Christopher Stolte or Patrick Hanrahan (collectively, the “founders”) that have not been tendered, or have been tendered but validly withdrawn, in the offer as of such time and (y) as of such time the founders whose untendered shares of Tableau common stock are necessary to satisfy the minimum tender condition are not using good faith and diligent efforts to tender the necessary shares of Tableau common stock into the offer; or (ii) for more than 20 business days in the aggregate.

The Offeror may not terminate or withdraw the offer prior to the then-scheduled expiration of the offer unless the merger agreement is validly terminated in accordance with its terms, in which case the Offeror will terminate the offer promptly (but in no event more than one business day) after such termination. Among other circumstances, the merger agreement may be terminated by either Salesforce or Tableau if the offer shall have terminated or expired in accordance with its terms (subject to the rights and obligations of Salesforce or the Offeror to extend the offer pursuant to the merger agreement) without the Offeror having accepted for payment any Tableau shares pursuant to the offer, or if the acceptance for exchange of Tableau shares tendered in the offer has not occurred on or before October 9, 2019 (subject to extension to January 9, 2020 in certain circumstances described under “—Termination of the Merger Agreement”), which we refer to as the “outside date.” See “—Termination of the Merger Agreement.”

For a more complete description of the offer, see “The Offer.”

The Merger

The merger agreement provides that, if the offer is completed, the parties will effect the merger of the Offeror with and into Tableau, with Tableau continuing as the surviving corporation in the merger, and the former Tableau stockholders will not have any direct equity ownership interest in the surviving corporation. If the offer is completed, such that Salesforce accordingly owns at least a majority of the aggregate voting power of Tableau shares, the merger will be governed by Section 251(h) of the General Corporation Law of the DGCL, and accordingly no Tableau stockholder vote will be required to complete the merger.

Completion and Effectiveness of the Merger

Under the merger agreement, the closing of the merger must occur as promptly as practicable, and in any case no later than the first business day after the acceptance of tendered Tableau shares in the offer and the satisfaction of the other conditions to the merger, unless the parties agree otherwise in writing. See “—Conditions to the Merger.” The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or on such other date and time as agreed to by Salesforce and Tableau and specified in the certificate of merger.

Transaction Consideration Payable Pursuant to the Merger

In the merger, except as provided below, each outstanding Tableau share that was not acquired by the Offeror in the offer will be converted into the right to receive the transaction consideration—that is, 1.103 shares of Salesforce common stock, with cash in lieu of any fractional shares of Salesforce common stock, without interest and less any applicable withholding taxes.

In the merger, Tableau shares that are owned or held in treasury by Tableau or owned by Salesforce or the Offeror will be cancelled without any consideration being delivered. In the merger, Tableau shares that are owned by any wholly owned subsidiary of Salesforce (other than the Offeror) or of Tableau will be converted into shares of common stock of the surviving corporation in accordance with the merger agreement.

Fractional Shares

Salesforce will not issue fractional shares of Salesforce common stock in the offer or the merger. Instead, each holder of Tableau shares who otherwise would be entitled to receive fractional shares of Salesforce common stock will be entitled to an amount in cash, without interest, equal to such fraction of a share of Salesforce common stock multiplied by the volume weighted average closing sale price of one share of Salesforce common stock as reported on the NYSE for the 10 consecutive trading days ending on the trading day immediately preceding the day the Offeror accepts for payment all Tableau shares tendered in the offer, rounded to the nearest whole cent.

Exchange of Tableau Stock Book-Entry Shares for the Transaction Consideration

Salesforce has retained American Stock Transfer and Trust Company, LLC as the depositary and exchange agent for the offer and the merger to handle the exchange of Tableau shares for the transaction consideration.

All Tableau shares are held in electronic book-entry form. No holder of book-entry Tableau shares will be required to deliver a certificate or letter of transmittal or surrender such book-entry Tableau shares to the exchange agent to receive the transaction consideration. In lieu thereof, each book-entry Tableau share will automatically on the effective time be entitled to receive, and Salesforce will cause the exchange agent to pay and deliver in exchange therefor as promptly as reasonably practicable after the effective time, the transaction consideration (including cash in lieu of any fractional shares of Salesforce common stock), and the payment of any dividends or other distributions, without interest, which prior to proper exchange of such Tableau shares had become payable with respect to the shares of Salesforce common stock issuable as transaction consideration in respect of such Tableau shares.

No interest will be paid or will accrue on any portion of the transaction consideration payable in respect of any Tableau share.

After the effective time of the merger, each Tableau share that has not been surrendered will represent only the right to receive upon such surrender the transaction consideration to which such holder is entitled by virtue of the merger and any dividends or other distributions payable to such holder upon such surrender.

Conditions to the Merger

The obligations of Salesforce, the Offeror and Tableau to effect the merger will be subject to the satisfaction of each of the following conditions, any and all of which may be waived in whole or in part by Salesforce, the Offeror and Tableau, as the case may be, to the extent permitted by applicable law:

•	Completion of Offer—The Offeror has accepted for payment all of the Tableau shares validly tendered in the offer and not validly withdrawn pursuant to the offer.

•

No Legal Prohibition—No governmental entity of competent jurisdiction has (i) enacted, issued or promulgated any law that is in effect as of immediately prior to the effective time or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the effective time, which, in each case, has the effect of restraining or enjoining or otherwise prohibiting the consummation of the merger.

Representations and Warranties

The merger agreement contains customary representations and warranties of the parties. These include representations and warranties of Tableau with respect to:

•	organization and qualification;

•	subsidiaries;

•	capitalization;

•	corporate authority relative to the merger agreement;

•	due execution, delivery and enforceability of the merger agreement;

•	required consents and approvals;

•	no violations;

•	SEC reports and filings;

•	financial statements;

•	internal controls and procedures;

•	the absence of undisclosed liabilities;

•	absence of certain changes or events;

•	compliance with laws and permits;

•	employee benefit plans;

•	labor matters;

•	tax matters;

•	litigation; orders;

•	intellectual property;

•	privacy and data protection;

•	real property; assets;

•	material contracts;

•	environmental matters;

•	customers; suppliers; resellers; government entities;

•	insurance;

•	information supplied for SEC filings;

•	opinion of financial advisor;

•	takeover statutes;

•	related party transactions; and

•	finders and brokers.

The merger agreement also contains customary representations and warranties of Salesforce and the Offeror, including with respect to:

•	organization and qualification;

•	subsidiaries;

•	capitalization;

•	corporate authority relative to the merger agreement;

•	due execution, delivery and enforceability of the merger agreement;

•	required consents and approvals;

•	no violations;

•	SEC reports and filings;

•	financial statements;

•	internal controls and procedures;

•	the absence of undisclosed liabilities;

•	absence of changes or events;

•	compliance with laws and permits;

•	litigation; orders;

•	information supplied for SEC filings;

•	valid issuance of Salesforce common stock in the offer and the merger;

•	finders and brokers;

•	no Tableau common stock ownership;

•	activity of the Offeror; and

•	tax matters.

Certain representations and warranties contained in the merger agreement are qualified by “material adverse effect,” as described below. The representations and warranties contained in the merger agreement will expire at the effective time of the merger. The representations, warranties and covenants made by Tableau in the merger agreement are qualified by information contained in Tableau’s confidential disclosure letter delivered to Salesforce in connection with the execution of the merger agreement and by filings that Tableau has made with the SEC since January 1, 2017 and prior to the date of the merger agreement. The representations, warranties and covenants made by Salesforce and the Offeror in the merger agreement are qualified by information contained in Salesforce’s confidential disclosure letter delivered to Tableau in connection with the execution of the merger agreement and by filings that Salesforce has made with the SEC since January 1, 2017 and prior to the date of the merger agreement. The representations, warranties and covenants of each party in the merger agreement were made only for the purposes of, and were and are solely for the benefit of the parties to, the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosure letters made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to holders of Tableau common stock. Accordingly, the representations and warranties may not describe the actual state of affairs as of the date of the merger agreement or at any other time, and holders of Tableau common stock should not rely on them as statements of fact. These confidential disclosure letters contain information that modifies, qualifies and creates exceptions to the representations and warranties and certain covenants set forth in the merger agreement. Holders of Tableau common stock are not third-party beneficiaries of these representations, warranties and covenants under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Tableau or any of its affiliates or of Salesforce or any of its affiliates.

Material Adverse Effect

A “material adverse effect” with respect to Salesforce or Tableau, means any change, effect, development, circumstance, condition, state of facts, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business or operations of such party and its subsidiaries, taken as a whole, except that no such change, effect, development, circumstance, condition, state of facts, event or occurrence resulting or arising from any of the following will be deemed to constitute a material adverse effect or will be taken into account when determining whether a material adverse effect exists or has occurred:

(a)	any changes in U.S., regional, global or international economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions;

(b)	any changes in conditions in any industry or industries in which such party and its subsidiaries operate;

(c)	any changes in political, geopolitical, regulatory or legislative conditions in the United States or any other country or region of the world;

(d)	any changes after the date of the merger agreement in GAAP or the interpretation thereof;

(e)	any changes after the date of the merger agreement in applicable law or the interpretation thereof;

(f)

any failure by such party to meet any internal or published projections, estimates or expectations of such party’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by such party to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “material adverse effect” may be taken into account);

(g)

any acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of the merger agreement;

(h)

the execution and delivery of the merger agreement, the identity of Salesforce, Tableau or any of their subsidiaries, as applicable, the pendency or consummation of the merger agreement, the transactions contemplated by the merger agreement, including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives, or the public announcement of the merger agreement or the transactions contemplated by the merger agreement, including any litigation arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement, in each case only to the extent resulting from the execution and delivery of the merger agreement, the identity of Salesforce, Tableau or any of their subsidiaries, as applicable, the pendency or consummation of the merger agreement, the transactions contemplated by the merger agreement, or the public announcement of the merger agreement or the transactions contemplated by the merger agreement, as applicable (except that this clause (h) will not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of the merger agreement, the pendency or consummation of the transactions contemplated by the merger agreement or to address the consequences of litigation); and

(i)

any action or failure to take any action which action or failure to act is requested in writing by the other party or otherwise expressly required by the terms of the merger agreement (other than pursuant to Tableau’s covenant to use reasonable best efforts to conduct its business in all material respects in the ordinary course of business until the earlier of the effective time of the merger or the date (if any) the merger agreement is terminated);

provided that with respect to the exceptions in clauses (a), (b), (c), (d), (e) and (g), if such change, effect, development, circumstance, condition, state of facts, event or occurrence has had a disproportionate adverse effect on such party relative to other companies operating in the industry or industries in which such party operates, then only the incremental disproportionate adverse effect of such change, effect, development, circumstance, condition, state of facts, event or occurrence will be taken into account for the purpose of determining whether a “material adverse effect” exists or has occurred.

No Solicitation of Other Offers by Tableau

Under the terms of the merger agreement, subject to certain exceptions described below, Tableau has agreed that, from the date of the merger agreement until the earlier of the acceptance time (as defined below) or the date (if any) on which the merger agreement is terminated, Tableau will not and will cause its subsidiaries, and its and their respective officers and directors not to, and Tableau will use reasonable best efforts to cause its and its subsidiaries’ other representatives to not, directly or indirectly:

(a)

solicit, initiate or knowingly encourage or facilitate (including by way of providing information or taking any other action) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, which constitutes or would be reasonably expected to lead to an acquisition proposal (as defined below);

(b)

participate in any negotiations regarding, or furnish to any person any non-public information relating to Tableau or any of its subsidiaries in connection with, an actual or potential acquisition proposal;

(c)	adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any acquisition proposal;

(d)

withdraw, change, amend, modify or qualify, or otherwise propose to withdraw, change, amend, modify or qualify, in a manner adverse to Salesforce, the Tableau board of directors’ recommendation that Tableau stockholders accept the offer and tender their Tableau shares into the offer, or resolve or agree to take any such action;

(e)

if an acquisition proposal has been publicly disclosed, fail to publicly recommend against any such acquisition proposal within 10 business days after the public disclosure of such acquisition proposal (or subsequently withdraw, change, amend, modify or qualify, in a manner adverse to Salesforce, such rejection of such acquisition proposal) and reaffirm the Tableau board of directors’ recommendation that Tableau stockholders accept the offer and tender their Tableau shares into the offer within such 10 business day period (or, if earlier, by the second business day prior to the then-scheduled expiration of the offer);

(f)	fail to include the Tableau board of directors’ recommendation that Tableau stockholders accept the offer and tender their Tableau shares into the offer in the Schedule 14D-9;

(g)

approve, or authorize, or cause or permit Tableau or any of its subsidiaries to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document with respect to, or any other agreement or commitment providing for, any acquisition proposal (other than certain confidentiality agreements);

(h)

call or convene a meeting of Tableau stockholders to consider a proposal that would reasonably be expected to materially impair, prevent or delay the consummation of the transactions contemplated by the merger agreement; or

(i)	resolve or agree to do any of the foregoing.

We refer to the actions set forth in clauses (c), (d), (e), (f) and (i) (to the extent clause (i) is related to the foregoing clauses (c), (d) or (e)) above as a “change of recommendation.”

In addition, under the merger agreement, Tableau has agreed that:

•

it will and will cause its subsidiaries, and its and their respective officers and directors to, and Tableau will use reasonable best efforts to cause its and its subsidiaries’ other representatives to, immediately cease any and all existing solicitation, discussions or negotiations with any persons, or provision of any non-public information to any persons, with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal;

•

it will promptly request in writing that each person that previously executed a confidentiality agreement with Tableau in connection with its consideration of an acquisition proposal or a potential acquisition proposal promptly destroy or return to Tableau all non-public information furnished by Tableau or any of its representatives to such person or any of its representatives in accordance with the terms of such confidentiality agreement; and

•	it will terminate access to any physical or electronic data rooms relating to a possible acquisition proposal by such person and its representatives.

Under the merger agreement, Tableau must enforce, and not waive, terminate or modify without Salesforce’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement; provided that, if the Tableau board of directors determines in good faith after consultation with Tableau’s outside legal counsel that the failure to waive a particular standstill provision would be reasonably likely to violate the directors’ fiduciary duties under applicable law, Tableau may, with prior written notice to Salesforce, waive such standstill solely to the extent necessary to permit the applicable person (if it has not been solicited in violation of the merger agreement) to make, on a confidential basis to the Tableau board of directors, an acquisition proposal, conditioned upon such person agreeing to disclosure of such acquisition proposal to Salesforce, in each case as contemplated by the merger agreement.

Notwithstanding the prohibitions described above, if Tableau receives, prior to the acceptance time, an unsolicited bona fide written acquisition proposal that did not result from a breach of Tableau’s non-solicitation obligations, Tableau, its subsidiaries and its representatives are permitted to contact the person or any of its representatives who has made such acquisition proposal to clarify the terms and conditions of such acquisition proposal so that Tableau may inform itself about such acquisition proposal. Further, Tableau, its subsidiaries and its representatives are permitted to furnish non-public information to such person and engage in discussions or negotiations with such person with respect to the acquisition proposal, as long as:

•

the Tableau board of directors determines in good faith, after consulting with Tableau’s outside legal counsel and financial advisors, that such proposal constitutes, or would reasonably be expected to result in, a superior proposal;

•

the Tableau board of directors determines in good faith, after consulting with Tableau’s outside legal counsel, that the failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable law; and

•

(x) prior to providing any such non-public information, the person making the acquisition proposal enters into a confidentiality agreement that contains terms that are no less favorable in the aggregate to Tableau than those contained in the confidentiality agreement between Salesforce and Tableau (provided that the confidentiality agreement is not required to include a standstill provision) and that does not in any way restrict Tableau or its representatives from complying with its disclosure obligations under the merger agreement, and (y) Tableau also provides Salesforce, prior to or substantially concurrently with the time such information is provided or made available to such person, any nonpublic information furnished to such other person that was not previously furnished to Salesforce.

Under the merger agreement, Tableau will notify Salesforce promptly (and in any event within 24 hours) of Tableau’s or any of Tableau’s controlled affiliates’ or its or their respective representatives’ receipt of any acquisition proposal, any proposals or inquiries that would reasonably be expected to lead to an acquisition proposal, or any inquiry or request for non-public information relating to Tableau or any of its subsidiaries by any person who has made or would reasonably be expected to make any acquisition proposal. The notice must include the identity of the person making the acquisition proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to any such inquiry or request, including unredacted copies of all proposals or offers (including any proposed agreements received by Tableau relating to such acquisition proposal) or, if such acquisition proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof. Tableau will keep Salesforce reasonably informed on a prompt and timely basis of the status and material terms (including any amendments or proposed amendments to such material terms) of any such acquisition proposal or potential acquisition proposal, and as to the nature of any information requested of Tableau with respect thereto and provide to Salesforce copies of all proposals, offers and proposed agreements relating to an acquisition proposal received by Tableau or, if such information or communication is not in writing, a reasonably detailed written description of the material contents thereof. Tableau also must promptly provide (and in any event within 24 hours) Salesforce with any material non-public information concerning Tableau provided to any other person in connection with any acquisition proposal that was not previously provided to Salesforce. Without limiting the foregoing, Tableau will promptly (and in any event within 24 hours after such determination) inform Salesforce in writing if Tableau determines to begin providing information or to engage in discussions or negotiations concerning an acquisition proposal to the extent otherwise permitted by the merger agreement.

The “acceptance time” for purposes of the merger agreement is the time that the Offeror accepts for payment all Tableau shares that are validly tendered and not validly withdrawn pursuant to the offer promptly after the expiration of the offer (as it may be extended pursuant to the terms of the merger agreement) or, at Salesforce’s election, concurrently with the expiration of the offer if all conditions to the offer have been satisfied or waived in accordance with the merger agreement.

An “acquisition proposal” for purposes of the merger agreement means any offer, proposal or indication of interest from any person or group (as defined in Section 13(d) of the Exchange Act), other than a proposal or offer by Salesforce or a subsidiary of Salesforce, at any time relating to any transaction or series of related transactions involving:

•	any acquisition or purchase by any person, directly or indirectly, of more than 15% of any class of outstanding Tableau voting or equity securities (whether by voting power or number of shares);

•

any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person or group beneficially owning more than 15% of any class of outstanding Tableau voting or equity securities (whether by voting power or number of shares);

•

any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction, in each case involving Tableau and any other person or group, pursuant to which the Tableau stockholders immediately prior to such transaction hold less than 85% of the equity interests in the surviving, resulting or ultimate parent entity of such transaction (whether by voting power or number of shares); or

•	any sale, lease, exchange, transfer or other disposition to any person or group of more than 15% of the consolidated assets of Tableau and its subsidiaries (measured by fair market value).

A “superior proposal” for purposes of the merger agreement means a bona fide, written acquisition proposal by a third party which the Tableau board of directors determines in good faith (after consultation with Tableau’s outside legal counsel and financial advisors) to be more favorable to Tableau stockholders from a financial point of view than the offer and the merger, taking into account all relevant factors, including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, certainty of financing or regulatory approvals and likelihood of consummation) and the merger agreement, as well as any changes to the terms of the merger agreement proposed by Salesforce in response to any acquisition proposal. When determining whether an offer constitutes a superior proposal, references in definition of the term “acquisition proposal” to “15%” or “85%” will be replaced with references to “80%” and “20%,” respectively.

Change of Recommendation; Match Rights

At any time prior to the acceptance time:

•

the Tableau board of directors may make a change of recommendation in response to an intervening event (as defined below) if the Tableau board of directors has determined in good faith, after consultation with Tableau’s outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable law; or

•	the Tableau board of directors may make a change of recommendation and cause Tableau to terminate the merger agreement in order to enter into a definitive agreement providing for an unsolicited acquisition proposal that did not result from a breach of Tableau’s non-solicitation obligations (subject to payment by Tableau to Salesforce of the termination fee described under “—Termination Fee and Expenses”) which the Tableau board of directors has determined in good faith after consultation with Tableau’s outside legal counsel and financial advisors is a superior proposal, but only if the Tableau board of directors has determined in good faith after consultation with Tableau’s outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable law.

Prior to making a change of recommendation for any reason set forth above, Tableau must provide Salesforce with four business days’ prior written notice advising Salesforce that the Tableau board of directors intends to make a change of recommendation. The notice must specify in reasonable detail the reasons for such change of recommendation due to an intervening event, or the material terms and conditions of the acquisition proposal (including a copy of any proposed definitive agreement) for any change of recommendation due to a superior proposal. In each case, Tableau must procure that its representatives negotiate in good faith (solely to the extent Salesforce desires to negotiate) any proposal by Salesforce to amend the merger agreement in a manner that would eliminate the need for the Tableau board of directors to make such change of recommendation, and the Tableau board of directors must make the required determination regarding its fiduciary duties again at the end of such four business day negotiation period (after in good faith taking into account the amendments to the merger agreement proposed by Salesforce, if any). With respect to any change of recommendation in response to a superior proposal, if there is any material amendment, revision or change to the terms of the then-existing superior proposal (including any revision to the amount, form or mix of consideration proposed to be received by Tableau stockholders as a result of such superior proposal), Tableau must notify Salesforce of each such amendment, revision or change and the applicable four day business period will be extended until at least three business days after the time that Salesforce receives notification of such revision.

An “intervening event” for purposes of the merger agreement means any change, effect, development, circumstance, condition, state of facts, event or occurrence that is material to Tableau and its subsidiaries, taken as a whole, and was not known by or reasonably foreseeable to Tableau or the Tableau board of directors as of or prior to the date of the merger agreement, except that in no event will the following events, changes or developments constitute an “intervening event”: (a) the receipt, existence or terms of an acquisition proposal or any matter relating thereto or consequence thereof, (b) changes in the market price or trading volume of the Tableau Class A common stock, the Salesforce common stock or any other securities of Tableau, Salesforce or their respective subsidiaries, or any change in credit rating or the fact that Tableau meets or exceeds (or that Salesforce fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period, (c) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond or debt prices) or (d) changes in GAAP, other applicable accounting rules or applicable law or, in any such case, changes in the interpretation thereof.

Nothing in the merger agreement prohibits Tableau or the Tableau board of directors from (a) disclosing to Tableau stockholders a position contemplated by Item 1012(a) of Regulation M-A or Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (b) making any “stop, look and listen” communication to Tableau stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (c) making any legally required disclosure to Tableau stockholders with regard to an acquisition proposal, in each case so long as any such disclosure (x) includes an express reaffirmation of the Tableau board of directors’ recommendation that Tableau stockholders accept the offer and tender their Tableau shares into the offer, without any amendment, withdrawal, alteration, modification or qualification thereof and (y) does not include any statement that constitutes, and does not otherwise constitute, a change of recommendation under the merger agreement.

Conduct of Business Before Completion of the Merger

Restrictions on Tableau’s Operations

The merger agreement provides for certain restrictions on Tableau’s and its subsidiaries’ activities until the earlier of the effective time of the merger or the date (if any) the merger agreement is terminated. In general, except as specifically permitted, set forth in Tableau’s confidential disclosure letter, or required by the merger agreement, as required by applicable law or as consented to in writing by Salesforce, subject to specified exceptions set forth in the merger agreement, Tableau and each of its subsidiaries is required to use reasonable best efforts to conduct its business in all material respects in the ordinary course of business, including by (i) preserving intact its and their present business organizations, goodwill and ongoing business, (ii) keeping available the services of its and their present officers and other key employees and (iii) preserving its and their relationships with customers, suppliers, vendors, resellers, licensors, licensees, governmental entities and other persons with whom it and they have material business relations. In addition, except as specifically permitted or required by the merger agreement, as required by applicable law or as consented to in writing by Salesforce (which, in certain specified cases, may not be unreasonably withheld, conditioned or delayed), subject to specified exceptions set forth in the merger agreement, Tableau must not and must not permit any of its subsidiaries to, directly or indirectly:

•	amend, modify, waive, rescind, change or otherwise restate Tableau’s or any of its subsidiaries’ certificate of incorporation, bylaws or equivalent organizational documents;

•

authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of Tableau or any of its subsidiaries) (other than dividends or distributions made by any wholly owned subsidiary of Tableau to Tableau or any wholly owned subsidiary of Tableau);

•

enter into any agreement and arrangement with respect to voting or registration, or file any registration statement with the SEC with respect to any, of its capital stock or other equity interests or securities;

•

split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests, or issue or authorize the issuance of any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests, except for (a) the acceptance of shares of Tableau common stock as payment of the exercise price of Tableau options or for withholding taxes in respect of Tableau equity awards or (b) any such transaction involving only wholly owned subsidiaries of Tableau;

•

issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in the capital stock, voting securities or other equity interest in Tableau or any of its subsidiaries or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units;

•

take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Tableau equity award under any existing Tableau equity plan (except as otherwise provided by the express terms of any Tableau equity award), other than (a) issuances of Tableau common stock in respect of any exercise of Tableau options outstanding on the date of the merger agreement or the vesting or settlement of Tableau equity awards outstanding on the date of the merger agreement, in all cases in accordance with their respective terms as of the date of the merger agreement, (b) issuances of Tableau common stock in respect of any awards outstanding under the ESPP in respect of the current ESPP offering periods, (c) sales of shares of Tableau common stock pursuant to the exercise of Tableau options if necessary to effectuate an optionee direction upon exercise or pursuant to the settlement of Tableau equity awards in order to satisfy tax withholding obligations or (d) transactions solely between Tableau and its wholly owned subsidiaries or between such wholly owned subsidiaries;

•

except as required by any Tableau benefit plan in existence as of the date of the merger agreement and set forth in Tableau’s confidential disclosure letter, (a) increase the compensation or benefits payable or to become payable to any Tableau director, executive officer or employee; (b) grant to any Tableau director, executive officer or employee any increase in severance or termination pay; (c) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation to any of Tableau’s directors, executive officers or employees; (d) enter into any employment, severance or retention agreement (excluding offer letters that do not provide for severance or change in control benefits) with any of Tableau’s directors, executive officers or employees; (e) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Tableau benefit plan, except for certain exceptions described in the merger agreement; (f) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Tableau benefit plan; (g) terminate the employment of any Tableau employee at the level of vice president or above, other than for cause; (h) hire any new Tableau employees, except for non-officer employees at the level of vice president level and below; or (i) provide any funding for any rabbi trust or similar arrangement;

•

acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or publicly announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any equity interests in or a material portion of the assets of any person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations, except for (a) transactions solely between Tableau and its wholly owned subsidiaries or between such wholly owned subsidiaries, (b) acquisitions of supplies or equipment in the ordinary course of business consistent with past practice or (c) capital expenditures in accordance with Tableau’s capital budget provided to Salesforce prior to the date of the merger agreement;

•

liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization (including any restructuring, recapitalization or reorganization between or among any of Tableau or its subsidiaries), or adopt any plan or resolution providing for any of the foregoing;

•

make any loans, advances or capital contributions to, or investments in, any other person, except for (a) loans solely among Tableau and its wholly owned subsidiaries or solely among Tableau’s wholly owned subsidiaries or (b) advances for reimbursable employee expenses in the ordinary course of business;

•

sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any lien (other than certain permitted liens), any of its material properties or assets, except (a) dispositions of obsolete or worthless equipment, in the ordinary course of business, (b) nonexclusive license or other nonexclusive grants of rights in or under any of Tableau’s intellectual property or products entered into in the ordinary course of business consistent with past practice with customers, (c) pursuant to transactions solely among Tableau and its wholly owned subsidiaries or solely among such wholly owned subsidiaries or (d) pursuant to certain agreements in effect prior to the execution of the merger agreement and set forth in Tableau’s confidential disclosure letter;

•	terminate or materially amend or modify any written policies or procedures with respect to the use or distribution by Tableau or any of its subsidiaries of any open source software;

•

enter into or become bound by, or amend, modify, terminate or waive any contract related to the acquisition or disposition or granting of any license with respect to material intellectual property, other than amendments, modifications, terminations or waivers in the ordinary course of business consistent with past practice, or otherwise encumber any material intellectual property (including by the granting of any covenants, including any covenant not to sue or covenant not to assert), other than (a) nonexclusive licenses of Tableau’s intellectual property entered in the ordinary course of business consistent with past practice and (b) amendments and modifications, in each case, to existing exclusive, limited distribution rights for Tableau products made or entered into in the ordinary course of business consistent with past practice;

•

(a) enter into certain specified types of material contracts or any other material contract outside of the ordinary course of business consistent with past practice, (b) materially modify, materially amend, extend or terminate any material contract (other than non-renewals occurring in the ordinary course of business), or, other than in the ordinary course of business consistent with past practice, waive, release or assign any material rights or claims thereunder, or (c) materially modify, amend or terminate, or waive or release or assign any material rights under, any material government bid or submit any new government contract bid that would have been a material government bid if submitted prior to the date of the merger agreement;

•

except in accordance with Tableau’s capital budget provided to Salesforce prior to the date of the merger agreement, make any capital expenditures, enter into agreements or arrangements providing for capital expenditures or otherwise commit to do so;

•

commence, waive, release, assign, compromise or settle any claim, litigation, investigation or proceeding, other than the compromise or settlement of any claim, litigation or proceeding that is not brought by governmental entities and that (a) is for an amount not to exceed, for any such compromise or settlement individually $1,000,000 or in the aggregate, $2,000,000, (b) does not impose any injunctive relief on Tableau or its subsidiaries and does not involve the admission of wrongdoing by Tableau, any of its subsidiaries or any of their respective officers or directors or otherwise establish a materially adverse precedent for similar settlements by Salesforce or any of its subsidiaries and (c) does not provide for the license of any intellectual property or the termination, modification or amendment of any license of Tableau intellectual property;

•

make any change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable law;

•	amend or modify in any material respect any privacy statement of Tableau or any of its subsidiaries;

•

make, change or revoke any material tax election, adopt or change any tax accounting period or material method of tax accounting, amend any material tax return, file any material tax return that is materially inconsistent with a previously filed tax return of the same type for a prior taxable period (taking into account any amendments prior to the date hereof and other than inconsistencies intended to take advantage of changes in law since the date of the previously filed tax return), settle or compromise any material liability for taxes or any tax audit, claim or other proceeding relating to a material amount of taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), surrender any right to claim a material refund of taxes, or, except extensions in connection with extensions of time obtained in the ordinary course of business consistent with past practice for the filing of tax returns, agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes;

•

take any action, or knowingly fail to take any action, which action or failure to act would, or would be reasonably expected to, prevent the offer and the merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•

redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for any indebtedness solely among Tableau and its wholly owned subsidiaries or solely among such wholly owned subsidiaries;

•	enter into any transactions or contracts with any affiliate or other person that would be required to be disclosed by Tableau under Item 404 of Regulation S-K of the SEC;

•

fail to use commercially reasonable efforts to maintain Tableau’s insurance policies or comparable replacement policies with respect to the material assets, operations and activities of Tableau and its subsidiaries;

•

(a) acquire any real property or enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), (b) materially modify or amend or exercise any right to renew any Tableau lease, or waive any material term or condition thereof or grant any material consents thereunder, (c) grant or otherwise knowingly create or consent to the creation of any material easement, covenant, restriction, assessment or charge affecting any real property leased by Tableau, or any interest therein or part thereof, (d) knowingly commit any waste or nuisance on any such property or (e) make any material changes in the construction or condition of any such property, in each case of (b) through (e), other than in the ordinary course of business consistent with past practice;

•	convene any special meeting (or any adjournment or postponement thereof) of the holders of Tableau common stock;

•	terminate or modify or waive in any material respect any right under any material permit;

•	adopt or otherwise implement any stockholder rights plan, “poison-pill” or other comparable agreement;

•

take or cause to be taken any action that would reasonably be expected to materially impede or prevent the consummation of the transactions contemplated by the merger agreement on or before the outside date; or

•	agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Restrictions on Salesforce’s Operations

The merger agreement provides for certain restrictions on Salesforce’s and its subsidiaries’ activities until the earlier of the effective time of the merger or the date (if any) on which the merger agreement is terminated. In general, except as specifically permitted or required by the merger agreement, as required by applicable law or as consented to in writing by Tableau (which consent may not be unreasonably withheld, conditioned or delayed), subject to specified exceptions set forth in the merger agreement, Salesforce must not and must cause its subsidiaries not to, directly or indirectly:

•

amend, modify, waive, rescind, change or otherwise restate the organizational documents of Salesforce (whether by merger, consolidation, operation of law or otherwise) in a manner that would materially and adversely affect the holders of Tableau common stock, or adversely affect the holders of Tableau common stock relative to other holders of Salesforce common stock;

•

authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock or other securities of Salesforce or any of its subsidiaries), except dividends and distributions paid or made in the ordinary course of business by Salesforce or its subsidiaries to Salesforce or any other wholly owned subsidiary of Salesforce;

•	split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, except for any such transaction involving only wholly owned subsidiaries of Salesforce;

•

liquidate (completely or partially), dissolve or adopt any plan or resolution providing for any of the foregoing, in each case, with respect to Salesforce, Offeror or any direct or indirect parent entity of Offeror;

•

acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or publicly announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any equity interests in or a material portion of the assets of any person (or any business or division thereof) that (i) would require (a) the filing by Salesforce or any of its subsidiaries of a Notification and Report Form pursuant to the HSR Act with respect to such acquisition or (b) any pre-closing approvals, consents, waivers or clearances under the applicable antitrust laws of Germany with respect to such acquisition and (ii) would, or would reasonably be expected to, prevent (a) any waiting period (or extensions thereof) applicable to the transactions contemplated by the merger agreement under the HSR Act from expiring or terminating prior to the outside date or (b) Salesforce or Offeror from obtaining, prior to the outside date, any of the required pre-closing approvals, consents, waivers or clearances applicable to the transactions contemplated by the merger agreement under the applicable antitrust laws of Germany;

•

take any action, or knowingly fail to take any action, which action or failure to act would, or would be reasonably expected to, prevent the offer and the merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•

take or cause to be taken any action that would reasonably be expected to materially impede or prevent the consummation of the transactions contemplated by the merger agreement on or before the outside date; or

•	agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Access

From the date of the merger agreement until the earlier of the effective time of the merger or the date (if any) on which the merger agreement is terminated, to the extent permitted by applicable law, Tableau will give, and will cause each of its subsidiaries to give, Salesforce and its representatives reasonable access during normal business hours and upon reasonable advance notice to Tableau’s offices, properties, contracts, personnel, books and records (so long as such access does not unreasonably interfere with Tableau’s business), and Tableau will use reasonable best efforts, and will cause each of its subsidiaries to use reasonable best efforts, to furnish as promptly as practicable to Salesforce all information concerning Tableau’s business, properties, offices, contracts and personnel as Salesforce reasonably requests. However, Tableau is not required to provide access to or disclose information that may not be disclosed pursuant to contractual or legal restrictions, that is subject to attorney-client, attorney work product or other legal privilege, or in the good faith judgement of the Tableau, would violate applicable law, provided that Tableau will use commercially reasonable efforts to make alternative arrangements for disclosure that do not violate such restrictions or privileges.

Tax Matters

The merger agreement provides that none of the parties shall (and each party shall cause its respective subsidiaries not to) knowingly take any action (or knowingly fail to take any reasonable action) which action (or failure to act) would reasonably be expected to prevent or impede the offer and the merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The merger agreement provides that the parties intend to report and, except to the extent otherwise required by a determination as such term is used in Section 1313 of the Code, shall report, for U.S. federal income tax purposes, the offer and the merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the parties agree to cooperate in good faith and use their reasonable best efforts to deliver to Salesforce’s and Tableau’s tax counsel and tax advisors a certificate signed by an officer of Salesforce (and the Offeror) or Tableau, as applicable, containing representations reasonably satisfactory to such counsel or advisors in connection with the rendering of any tax opinions to be issued by such counsel or advisors with respect to the treatment of the offer and the merger, taken together, as a reorganization within the meaning of Section 368(a) of the Code, and Salesforce’s and Tableau’s tax counsel and tax advisors shall be entitled to rely upon such representations in rendering any such opinions.

Additional Agreements

Under the merger agreement, Salesforce and Tableau are required to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the merger agreement as soon as practicable, including:

•

preparing and filing or otherwise providing, in consultation with the other party and as promptly as practicable and advisable, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as reasonably practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the transactions contemplated by the merger agreement; and

•

taking all steps as may be necessary, subject to the limitations in the merger agreement, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.

Further, Salesforce and Tableau each agree to:

•

make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement as promptly as practicable, and in any event within 10 business days after the date of the merger agreement (unless a later date is mutually agreed between the parties), and to supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as reasonably practicable; and

•

make all other necessary filings as promptly as reasonably practicable, and supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested under any other applicable antitrust laws.

Notwithstanding the foregoing, none of Salesforce, the Offeror or any of their respective subsidiaries is required to, and Tableau may not and may not permit any of its subsidiaries to, without the prior written consent of Salesforce, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (1) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of Tableau, the surviving company, Salesforce or any of their respective subsidiaries, (2) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of Tableau, the surviving company, Salesforce or any of their respective subsidiaries or (3) impose any restriction, requirement or limitation on the operation of the business or portion of the business of Tableau, the surviving company, Salesforce or any of their respective subsidiaries. However, if requested by Salesforce, Tableau or its subsidiaries will become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on Tableau or its subsidiaries in the event the merger is completed.

Under the merger agreement, in connection with obtaining all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations for the transactions under the HSR Act or any other antitrust laws, Salesforce and Tableau also agree to:

•

cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party;

•	promptly inform the other party of any communication with the DOJ, the FTC or any other governmental entity, by promptly providing copies to the other party of any such written communications, and of any communication received or given in connection with any proceeding by a private party; and

•

permit the other party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other applicable governmental entity, or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the DOJ, the FTC or other applicable governmental entity or other person, give the other party the opportunity to attend and participate in any in-person meetings, substantive telephone calls or conferences with the DOJ, the FTC or any other governmental entity or other person.

Treatment of Tableau Equity Awards

Consideration for Tableau Options in the Merger—Generally

At the effective time, each Tableau option that is outstanding and unexercised immediately prior to the effective time (whether vested or unvested) held by any former employee of Tableau will be cancelled and converted into the right to receive the transaction consideration in respect of each “net share” covered by such Tableau option, where “net share” means the quotient obtained by dividing (a) the product of (i) the excess, if any, of the “per share cash equivalent consideration” (as defined below) over the per share exercise price applicable to the Tableau option, multiplied by (ii) the number of Tableau shares subject to the Tableau option immediately prior to the effective time, by (b) the per share cash equivalent consideration, less applicable tax withholdings. As used in the offer, the “per share cash equivalent consideration” means the product (rounded to the nearest cent) obtained by multiplying (i) the exchange ratio by (ii) the Salesforce trading price.

At the effective time, each Tableau option that is outstanding and unexercised immediately prior to the effective time not held by a former employee of Tableau will be assumed and automatically converted into an option to purchase the number of shares of Salesforce common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Tableau common stock subject to the Tableau option immediately prior to the effective time by the exchange ratio (each, an “adjusted option”). Each adjusted option will have an exercise price per share of Salesforce common stock (rounded up to the nearest whole cent) determined by dividing the per share exercise price of the Tableau option by the exchange ratio and will otherwise be subject to the same terms and conditions that were applicable to such Tableau option prior to the effective time.

Consideration for Tableau Restricted Stock Units and Performance Share Units in the Merger—Generally

At the effective time, each Tableau RSU award that is outstanding immediately prior to the effective time held by a non-employee director of Tableau will vest as of the effective time and will be cancelled and converted into the right to receive the transaction consideration in respect of each share of Tableau common stock subject to such Tableau RSU award.

At the effective time, each Tableau RSU award that is outstanding immediately prior to the effective time not held by a non-employee director of Tableau will be assumed and automatically converted into a restricted stock unit, on the same terms and conditions that were applicable to such Tableau RSU award prior to the effective time, with respect to a number of shares of Salesforce common stock (rounded to the nearest whole share) determined by multiplying the number of shares of Tableau common stock subject to the Tableau RSU award by the exchange ratio (each, a “converted RSU award”). Each converted RSU award will be subject to the same terms and conditions as were applicable to such Tableau RSU award prior to the effective time.

At the effective time, each Tableau PSU award that is outstanding immediately prior to the effective time will be assumed and automatically converted into a converted RSU award with respect to a number of shares of

Salesforce common stock (rounded to the nearest whole share) determined by multiplying the number of shares of Tableau common stock subject to the Tableau PSU award by the exchange ratio; provided that the number of shares of Tableau common stock subject to a Tableau PSU award will equal the number of shares Tableau common stock that would have vested based on the achievement of performance at target levels. Each converted RSU award will be subject to the same terms and conditions as were applicable to such Tableau PSU award prior to the effective time, except that such converted RSU award will vest after the effective time solely based on continued service to Salesforce and its affiliates, subject to any accelerated vesting provisions applicable to such converted RSU award.

Tableau Employee Stock Purchase Plan

Pursuant to the merger agreement, as soon as practicable following the date of the merger agreement, Tableau shall take all actions with respect to the ESPP that are necessary to provide that: (i) with respect to the current ESPP offering periods, no Tableau employee who is not a participant in the ESPP as of the date of the merger agreement may become a participant in the ESPP and no current participant may increase the percentage amount of such participant’s payroll deduction election from that in effect on the date of the merger agreement for such current ESPP offering periods; (ii) subject to the consummation of the merger, the ESPP shall terminate effective immediately prior to the effective time; (iii) if the current ESPP offering periods terminate prior to the effective time, then the ESPP shall be suspended and no new offering period shall be commenced under the ESPP prior to the termination of this Agreement; and (iv) if any current ESPP offering period is still in effect at the effective time, then the last day of such current ESPP offering period shall be accelerated to a date prior to the closing date of the merger.

Registration of Salesforce Common Stock

Pursuant to the merger agreement, as soon as reasonably practicable after the effective time, Salesforce will file one or more appropriate registration statements with the SEC (on Form S-3 or Form S-8, or any successor or other appropriate forms) relating to the shares of Salesforce common stock issuable with respect to the adjusted options and converted RSU awards. Salesforce will use commercially reasonable efforts to maintain the effectiveness of such registration statement or statements for so long as any adjusted options and converted RSU awards remain outstanding and will reserve a sufficient number of shares of Salesforce common stock for issuance upon exercise or settlement thereof.

Employee Matters

Under the merger agreement, Salesforce will assume, honor and fulfill all of Tableau’s benefit plans in accordance with their terms as in effect immediately prior to the date of the merger agreement or as subsequently amended or terminated as permitted pursuant to the terms of such Tableau benefit plans and the merger agreement.

For a period of twelve months following the effective time, Salesforce has agreed to, with respect to each employee of Tableau who becomes an employee of Salesforce or its subsidiaries as of the effective time (which we refer to as the “continuing employees”), (a) maintain at least the same wage rate or base salary of each continuing employee and (b) provide employee benefits (including cash bonus opportunities, retirement, health and welfare benefits, but excluding equity compensation) that are, in the aggregate, in Salesforce’s discretion, either no less favorable to such continuing employee than (i) those in effect for such continuing employee immediately prior to the effective time or (ii) those in effect for similarly situated employees of Salesforce and its subsidiaries.

Salesforce also has agreed under the merger agreement to recognize years of service with Tableau or its subsidiaries under all employee benefit plans maintained by Salesforce or its affiliates for the benefit of continuing employees, except to the extent that any such recognition would result in a duplication of benefits, and to waive certain participation restrictions for continuing employees who become eligible to participate in Salesforce welfare plans. Tableau will terminate its 401(k) plan(s) as of the day immediately preceding the effective time if Salesforce provides timely, written notice requesting such termination in accordance with the merger agreement.

Directors’ and Officers’ Indemnification and Insurance

Under the merger agreement, for six years after the effective time, Salesforce must, or must cause the surviving corporation in the merger to, indemnify and hold harmless, to the fullest extent permitted under applicable law and the organizational documents of Tableau or its subsidiaries, or any indemnification agreements in existence as of the date of the merger agreement that were provided to Salesforce, each current and former director and executive officer of Tableau and its subsidiaries (which we refer to as the “indemnified parties”) against any costs and expenses (including advancing attorneys’ fees and expenses) in connection with any actual or threatened claims in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, in connection with such person serving as an executive officer, director, employee or other fiduciary of Tableau, any of its subsidiaries or any other person if such service was at the request or for the benefit of Tableau or any of its subsidiaries.

In addition, for a period of six years following the effective time, Salesforce is required to maintain in effect the provisions in the organizational documents of Tableau and any indemnification agreements in existence as of the date of the merger agreement that were provided to Salesforce (except to the extent such agreement provides for an earlier termination) regarding elimination of liability, indemnification of executive officers, directors and employees and advancement of expenses that are in existence as of the date of the merger agreement.

At or prior to the effective time, Tableau is required to purchase a directors’ and officers’ liability insurance and fiduciary liability insurance “tail” insurance policy for a period of six years after the effective time with respect to matters arising at or prior to the effective time, with a one-time cost not in excess of 300% of the last aggregate annual premium paid by Tableau for its directors’ and officers’ liability insurance and fiduciary liability insurance prior to the date of the merger agreement, and if the cost of such “tail” insurance policy would otherwise exceed such amount, Tableau may purchase as much coverage as reasonably practicable for such amount.

Termination of the Merger Agreement

Termination by Salesforce or Tableau

The merger agreement may be terminated at any time before the acceptance time:

•	by mutual written consent of Salesforce and Tableau; or

•	by either Salesforce or Tableau, if:

•

any governmental entity of competent jurisdiction has issued a final, non-appealable order, injunction, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement;

•

the offer shall have terminated or expired in accordance with its terms (subject to the rights and obligations of Salesforce or the Offeror to extend the offer pursuant to the merger agreement) without the Offeror having accepted for payment any Tableau shares pursuant to the offer; except that this right to terminate the merger agreement will not be available to Salesforce if Salesforce or the Offeror has failed to comply in any material respect with its obligations under the merger agreement related to the extension of the offer or the acceptance of Tableau shares and this right to terminate the merger agreement will not be available to Tableau if Tableau or has failed to comply in any material respect with its obligations under the merger agreement related to offering documents or its obligations described under “—No Solicitation of Other Offers by Tableau” or “—Change of Recommendation; Match Rights”; or

•

the acceptance time has not occurred by on or before October 9, 2019 (which we refer to as the “outside date”), except that (a) if on the outside date all of the conditions to the offer, other than certain conditions related to clearances under the HSR Act and those conditions to the offer that by their nature are to be satisfied at the expiration of the offer (if such conditions (other than the minimum tender condition) would be satisfied or validly waived were the expiration of the offer to occur at such time), have been satisfied or waived, then the outside date will automatically be extended to January 9, 2020 and (b) this right to terminate the merger agreement will not be available to any party whose action or failure to fulfill any obligation under the merger agreement has been a proximate cause of, or directly resulted in, the failure of the transactions to be consummated by the outside date and such action or failure to act constitutes a material breach of the merger agreement.

Termination by Tableau

The merger agreement may be terminated at any time before the acceptance time by Tableau if:

•

the Tableau board of directors effects a change of recommendation and Tableau concurrently enters into a definitive agreement providing for a superior proposal, as long as (1) Tableau has complied in all material respects with its obligations to provide notice and negotiate with Salesforce regarding amendments to the merger agreement, as described under “—Change of Recommendation; Match Rights” and (2) concurrently with or prior to (and as a condition to) such termination, Tableau pays to Salesforce the $552 million termination fee described below; or

•

(1) Salesforce or the Offeror has breached, failed to perform or violated their respective covenants or agreements under the merger agreement, which breach, failure to perform or violation would reasonably be expected to have a material adverse effect on Salesforce, or any of the representations and warranties of Salesforce or the Offeror in the merger agreement have become inaccurate and such inaccuracy would reasonably be expected to have a material adverse effect on Salesforce; (2) such breach, failure to perform, violation or inaccuracy is incapable of being cured by the outside date or, if capable of being cured by the outside date, is not cured before the earlier of the business day immediately prior to the outside date and the 30th calendar day following receipt of written notice from Tableau of such breach, failure to perform, violation or inaccuracy; and (3) Tableau is not then in material breach of the merger agreement such that the related conditions to the offer would not then be satisfied if the expiration date of the offer (including any extensions pursuant to the merger agreement) were the date of termination of the merger agreement.

Termination by Salesforce

The merger agreement may be terminated at any time before the acceptance time by Salesforce if:

•

the Tableau board of directors has effected a change of recommendation or Tableau has materially breached its obligations described under “—No Solicitation of Other Offers by Tableau” or “—Change of Recommendation; Match Rights”; or

•

(1) Tableau has breached, failed to perform or violated its covenants or agreements under the merger agreement or any of the representations and warranties of Tableau in the merger agreement have become inaccurate, in either case in a manner that would give rise to the right of Salesforce and the Offeror not to accept for payment and pay for any shares of Tableau common stock pursuant to the failure of any of the conditions to the consummation of the offer related to Tableau’s compliance with its covenants and agreements or the accuracy of Tableau’s representations and warranties; (2) such breach, failure to perform, violation or inaccuracy is incapable of being cured by the outside date or, if capable of being cured by the outside date, is not cured before the earlier of the business day immediately prior to the outside date and the 30th calendar day following receipt of written notice from Salesforce of such breach, failure to perform, violation or inaccuracy; and (3) neither Salesforce nor the Offeror is then in material breach of the merger agreement such that Tableau would have the right to terminate the merger agreement as a result of such material breach.

Termination Fee and Expenses

Expenses

Except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement, the offer, the merger and the other transactions contemplated thereby will be paid by the party incurring the cost or expense.

Termination Fee

The merger agreement provides that Tableau will pay Salesforce a termination fee of $552 million if:

•

(1)(a) Salesforce terminates the merger agreement as a result of the offer expiring or the acceptance time having not occurred on or before the outside date, (b) Tableau terminates the merger agreement as a result of the offer expiring or the acceptance time having not occurred on or before the outside date at a time when Salesforce would be permitted to terminate the merger agreement for the same reason or (c) Salesforce terminates the merger agreement as a result of breach, failure to perform or violation of the merger agreement by Tableau that (except for a breach of Tableau’s non-solicitation obligations) first occurred following the making of an acquisition proposal of the type described in (2); (2) after the date of the merger agreement and prior to the date of the termination, a bona fide acquisition proposal has been publicly disclosed or otherwise made known to the Tableau board of directors or management and in each case is not withdrawn (publicly, if publicly disclosed) at least three business days prior to the earlier of the expiration date of the offer and such termination; and (3) within 12 months of such termination, an acquisition proposal is consummated or a definitive agreement providing for an acquisition proposal is entered into;

•

(1) Salesforce terminates the merger agreement because the Tableau board of directors has effected a change of recommendation or Tableau has willfully and materially breached its obligations described under “—No Solicitation of Other Offers by Tableau” or “—Change of Recommendation; Match Rights” or (2) Tableau terminates the merger agreement because the offer expired or the acceptance time has not occurred on or before the outside date, at a time when Salesforce would be permitted to terminate the merger agreement for the same reason or because the Tableau board of directors has effected a change of recommendation or Tableau has willfully and materially breached its obligations described under “—No Solicitation of Other Offers by Tableau” or “—Change of Recommendation; Match Rights”; or

•	Tableau terminates the merger agreement in order to enter into a definitive agreement providing for a superior proposal.

In no event will Tableau be obligated to pay the termination fee on more than one occasion. In the event that the termination fee is received by Salesforce, none of Tableau, any of its subsidiaries, any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement, except for fraud or willful breach of the merger agreement occurring prior to the termination of the merger agreement.

Effect of Termination

In the event of termination of the merger agreement in accordance with its terms, the merger agreement will become null and void (except that provisions relating to the effect of termination, payment of the termination fee and certain other miscellaneous provisions, together with the confidentiality agreement between Tableau and Salesforce, will survive any such termination), and there will be no liability on the part of any of the parties, provided that no party will be relieved of liability for any fraud or willful breach of the merger agreement prior to such termination. For purposes of the merger agreement, “willful breach” means an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a material breach of the merger agreement, and “fraud” means common law fraud that is committed with actual knowledge of falsity and with the intent to deceive or mislead another.

Amendments, Enforcements and Remedies, Extensions and Waivers

Amendments

The merger agreement may be amended by written agreement of each of the parties at any time.

Enforcements and Remedies

Under the merger agreement, the parties have agreed that each party will be entitled to:

•	an injunction or injunctions to prevent or remedy any breaches or threatened breaches of the merger agreement;

•	a decree or order of specific performance specifically enforcing the terms and provisions of the merger agreement; and

•	any further equitable relief, in each case, in addition to any other remedy to which a party is entitled to at law or in equity.

Extensions and Waivers

Under the merger agreement, at any time prior to the effective time of the merger, any party may:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties; and

•	waive compliance by the other parties with any of the agreements or conditions for the benefit of such party.

OTHER TRANSACTION AGREEMENTS

Letter Agreement

Concurrently with the execution of the merger agreement, on June 9, 2019, Christian Chabot, Christopher Stolte and Patrick Hanrahan, each a co-founder and director of Tableau, entered into a letter agreement with Salesforce and the Offeror, pursuant to which they agreed, among other things, to convert all of their shares of Tableau Class B common stock into shares of Tableau Class A common stock prior to the expiration of the offer, subject to certain terms and conditions (including receipt from Salesforce of a notice specifying that all of the conditions to the offer have been either satisfied (other than those conditions that by their nature are to be satisfied at the expiration of the offer, each of which would be capable of being satisfied were the expiration of the offer to occur at the time Salesforce delivers such notice) or waived by Salesforce and the Offeror (for purposes of this notice, the satisfaction of the minimum tender condition will be tested assuming that all shares of Tableau Class B common stock of all of these individuals are converted into Tableau Class A common stock and tendered prior to the expiration of the offer).

The letter agreement terminates automatically upon the earliest to occur of the following: (a) the valid termination of the merger agreement in accordance with its terms, (b) the effective time of the merger, (c) the entry without the prior written consent of Christian Chabot, Christopher Stolte or Patrick Hanrahan to any amendment, waiver or modification to the merger agreement that results in a decrease in, or change in the form of, the transaction consideration and (d) the date on which Christian Chabot, Christopher Stolte or Patrick Hanrahan and Salesforce mutually agree to terminate the support agreement.

The Tableau shares subject to the letter agreement represent approximately 99.8% of the Class B common shares and 11.8% of the outstanding shares of Tableau common stock as of June 9, 2019. The co-founders have also conveyed to both Salesforce and Tableau that they intend to tender into the offer.

The foregoing summary of the letter agreement does not purport to be a complete description of the terms and conditions of the letter agreement and is qualified in its entirety by reference to the letter agreement, a copy of which has been filed as Exhibit 10.25 to this document, and incorporated herein by reference.

Confidentiality Agreement

Salesforce and Tableau entered into a confidentiality agreement, dated February 27, 2019, in connection with their evaluation of the potential business combination that resulted in the execution of the merger agreement. Pursuant to the confidentiality agreement, subject to customary exceptions, Salesforce and Tableau agreed to keep confidential certain non-public information received from the other party. Salesforce and Tableau also agreed that the non-public information furnished by the other party pursuant to the confidentiality agreement would be used solely for the purpose of evaluating, negotiating and consummating the potential business combination.

The confidentiality agreement also contains a customary “standstill” provision. Pursuant to this “standstill” provision, Salesforce and Tableau agreed, among other things, for a period of 12 months from the date of the confidentiality agreement, that unless specifically permitted by the board of directors of the other party, neither party will: (a) make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any securities of the other party or any securities of any subsidiary or other controlled affiliate of such party, (ii) any acquisition of any assets of the other party or any of its subsidiaries or controlled affiliates except in the ordinary course of business, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the other party or any of its subsidiaries or controlled affiliates, or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the SEC) or consents with respect to any securities of the other party; (b) form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of the other party; (c) seek to control or influence the management, board of directors or policies of the other party, other than in connection with the negotiation or consummation of a transaction; (d) take any action that would reasonably be expected to require the other party to make a public announcement regarding any of the types of matters set forth in clause (a); (e) publicly offer to take or propose the taking of any action prohibited by the “standstill”; (f) assist, induce or encourage any other entity (other than the other party) to take any action prohibited by the “standstill”; (g) enter into any discussions, negotiations, arrangement or agreement with any other entity (other than such party’s own representatives and the other party) relating to any of the foregoing; or (h) publicly request or propose an amendment or waiver to any provisions of the “standstill.”

However, the “standstill” does not prohibit either party from confidentially communicating to the other party’s board of directors, senior management or financial advisors any non-public proposals that would not reasonably be expected to require public disclosure thereof under applicable law.

The above summary of the confidentiality agreement does not purport to be a complete description of the terms and conditions of the confidentiality agreement and is qualified in its entirety by reference to the confidentiality agreement, a copy of which has been filed as Exhibit 99.5 to this document, and incorporated herein by reference.

Exclusivity Agreement

Salesforce and Tableau entered into an exclusivity agreement, dated May 18, 2019 and amended on June 4, 2019, which set forth certain terms on which Salesforce and Tableau would conduct negotiations regarding the potential business combination that resulted in the execution of the merger agreement. The exclusivity agreement, as amended, provided for an exclusivity period that would terminate at 11:59 p.m. Pacific time on June 11, 2019. The exclusivity agreement required that Tableau not, and not permit any Tableau representative to, solicit or knowingly encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any person or entity (other than Salesforce and its representatives) relating to an “Acquisition Transaction” (as defined in the exclusivity agreement), participate in any discussions or negotiations or enter into any agreement with, or provide any information to, any person or entity (other than Salesforce and its representatives) relating to or in connection with a possible Acquisition Transaction, or accept any proposal or offer from any person or entity (other than Salesforce and its representatives) relating to a possible Acquisition Transaction.

The exclusivity agreement also provided that Tableau would immediately terminate any ongoing discussions, communications or negotiations with other parties relating to any possible Acquisition Transaction and provide Salesforce with notice of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Transaction received by Tableau or by any of Tableau’s representatives from any person or entity (other than Salesforce or its representatives).

The above summary of the exclusivity agreement does not purport to be a complete description of the terms and conditions of the exclusivity agreement and is qualified in its entirety by reference to the exclusivity agreement and the amendment to the exclusivity agreement, copies of which have been filed as Exhibit 99.6 and Exhibit 99.7 to this document, and incorporated herein by reference.

COMPARATIVE MARKET PRICE AND DIVIDEND MATTERS

Market Price History

Salesforce common stock is listed on the NYSE under the symbol “CRM,” and Tableau Class A common stock is listed on the NYSE under the symbol “DATA.” The Tableau Class B common stock is not publicly traded but converts, on a one-for-one basis, into Tableau Class A common stock at the election of the holder. The following table sets forth, for the periods indicated, as reported by the NYSE, the per share high and low intraday sales prices of Salesforce common stock and Tableau Class A common stock.

	Salesforce Common Stock			Tableau Class A Common Stock
	High	Low	Dividend	High	Low	Dividend
2016
First Calendar Quarter	$77.96	$52.60	$0.00	$94.72	$36.60	$0.00
Second Calendar Quarter	$84.47	$73.13	$0.00	$56.29	$43.83	$0.00
Third Calendar Quarter	$83.08	$69.81	$0.00	$62.53	$47.77	$0.00
Fourth Calendar Quarter	$80.36	$66.50	$0.00	$56.23	$41.41	$0.00
2017
First Calendar Quarter	$84.39	$69.06	$0.00	$57.30	$41.65	$0.00
Second Calendar Quarter	$91.99	$81.56	$0.00	$67.10	$49.24	$0.00
Third Calendar Quarter	$98.21	$85.13	$0.00	$76.30	$60.43	$0.00
Fourth Calendar Quarter	$109.19	$93.46	$0.00	$82.32	$68.37	$0.00
2018
First Calendar Quarter	$128.86	$102.38	$0.00	$87.60	$69.75	$0.00
Second Calendar Quarter	$142.11	$113.61	$0.00	$105.78	$77.32	$0.00
Third Calendar Quarter	$161.07	$135.45	$0.00	$118.08	$96.53	$0.00
Fourth Calendar Quarter	$161.19	$113.70	$0.00	$131.82	$94.81	$0.00
2019
First Calendar Quarter	$166.99	$130.12	$0.00	$136.92	$114.81	$0.00
Second Calendar Quarter	$167.53	$142.52	$0.00	$173.37	$107.06	$0.00
Third Calendar Quarter (through July 24, 2019)	$161.61	$151.68	$0.00	$177.59	$165.90	$0.00

On June 7, 2019, the trading day prior to the public announcement of the execution of the merger agreement and the release of media reports regarding the transaction, the closing price per share of Tableau Class A common stock on the NYSE was $125.21, and the closing price per share of Salesforce common stock on the NYSE was $161.27. On July 24, 2019, the most recent practicable trading date prior to the filing of this document, the closing price per share of Tableau Class A common stock on the NYSE was $175.93, and the closing price per share of Salesforce common stock on the NYSE was $159.75. Tableau stockholders should obtain current market quotations for shares of Tableau Class A common stock and shares of Salesforce common stock before deciding whether to tender their Tableau shares in the offer.

Dividends

Salesforce has never paid any cash dividends on its common stock. The Salesforce board of directors currently intends to retain any future earnings to support operations and to finance the growth and development of its business and does not intend to pay cash dividends on its common stock for the foreseeable future. Any future determination related to Salesforce’s dividend policy will be made at the discretion of the Salesforce board of directors.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

The following unaudited pro forma condensed combined financial statements and related notes present the historical consolidated financial statements of Salesforce, Tableau and MuleSoft as if the completion of the offer and the merger had occurred on the dates specified below.

On June 9, 2019, Salesforce and Tableau entered into the merger agreement, pursuant to which Salesforce agreed to acquire Tableau on the terms and subject to the conditions set forth therein. The transaction has not yet closed. Under the terms of the merger agreement, Salesforce is offering to exchange for each outstanding share of Tableau Class A common stock and Tableau Class B common stock, 1.103 shares of Salesforce common stock, together with cash in lieu of any fractional shares of Salesforce common stock, without interest and subject to reduction for any applicable withholding taxes.

On May 2, 2018, Salesforce acquired MuleSoft, which was deemed a significant acquisition per Regulation S-X, Topic 2. As the consolidated statement of operations of Salesforce for the year ended January 31, 2019 does not reflect MuleSoft’s operations for an entire annual period, pro forma adjustments have been made for the period of February 1, 2018 through the date of acquisition on May 2, 2018, as discussed in further detail below.

Pro Forma Information

The following unaudited pro forma combined condensed financial information has been prepared to illustrate the estimated effects of the offer and the merger.

The unaudited pro forma combined condensed balance sheet as of April 30, 2019 is based on the individual historical consolidated balance sheets of Salesforce as of April 30, 2019 and Tableau as of March 31, 2019, and has been prepared to reflect the offer and the merger as if they occurred on April 30, 2019. The historical condensed consolidated balance sheet of Salesforce as of April 30, 2019 reflects the results of MuleSoft, therefore no adjustments needed to be made.

The unaudited pro forma combined condensed statements of operations for the year ended January 31, 2019 combines the historical consolidated results of operations of Salesforce for the year ended January 31, 2019, the historical consolidated results of operations of Tableau for the year ended December 31, 2018, and the historical consolidated results of operations of MuleSoft for the period from February 1, 2018 to May 2, 2018, and have been prepared to reflect the offer and the merger as if they occurred on February 1, 2018, the first day of Salesforce’s 2019 fiscal year.

The unaudited pro forma combined condensed statements of operations for the three months ended April 30, 2019 combine the historical condensed consolidated results of operations of Salesforce for the three months ended April 30, 2019 and Tableau for the three months ended March 31, 2019, and have been prepared to reflect the offer and the merger as if they occurred on February 1, 2018, the first day of Salesforce’s 2019 fiscal year. The historical condensed consolidated statements of operations of Salesforce for the three months ended April 30, 2019 include the results of MuleSoft for the full period presented, therefore no adjustments needed to be made.

The unaudited pro forma combined condensed financial information for all periods presented reflect Topic 606, which Salesforce adopted on a retrospective basis at the start of its fiscal 2019. Tableau adopted Topic 606 on a modified retrospective basis and therefore applied the new revenue recognition standard only to contracts that were not completed contracts prior to January 1, 2018, the start of its fiscal 2018. The unaudited pro forma combined condensed financial information for the year ended January 31, 2019 has been prepared in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) applicable to Salesforce as of and for the year ended January 31, 2019 and does not reflect adjustments for Accounting Standards Update No. 2016-02, “Leases (Topic 842)”, also referred to as Topic 842, which Salesforce adopted on a prospective basis in its fiscal first quarter ended on April 30, 2019. The unaudited pro forma combined condensed financial information for the three months ended April 30, 2019 and as of April 30, 2019 have been prepared in accordance with Topic 842.

The unaudited pro forma combined condensed financial statements are based on the final purchase price allocation of MuleSoft, as disclosed in Salesforce’s Annual Report on Form 10-K for the fiscal year ended January 31, 2019.

Salesforce will utilize acquisition accounting for the proposed acquisition of Tableau and will update its preliminary estimated valuation and other studies promptly upon completion of the offer and the merger and will finalize this acquisition accounting as soon as practicable within the required measurement period, but in no event later than one year following the completion of the offer and the merger. The estimated acquired assets and assumed liabilities of Tableau have been measured based on various preliminary estimates using assumptions that Salesforce believes are reasonable and based on information that is currently available. These preliminary estimates and assumptions presented herein are subject to change during the measurement period as Salesforce finalizes its valuations of the tangible assets and liabilities, identifiable intangible assets, assumed equity plans and related income tax impacts in connection with the acquisition of Tableau. Differences between these preliminary estimates and the acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma combined condensed financial statements and the combined company’s future results of operations and financial position. The pro forma adjustments are preliminary estimates and have been made solely for the purpose of providing unaudited pro forma combined condensed financial statements prepared in accordance with the rules and regulations of the SEC.

The unaudited pro forma combined condensed financial information has been presented for informational purposes only. The unaudited pro forma combined condensed financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the offer and the merger occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma combined condensed financial information does not reflect any operating efficiencies or cost savings that Salesforce may achieve with respect to the combined company.

The unaudited pro forma combined condensed financial statements do not include pro forma adjustments for the acquisition of Griddable.io (which we refer to as “Griddable”), which Salesforce acquired on February 4, 2019, Bonobo.ai (which we refer to as “Bonobo”), which Salesforce acquired on May 20, 2019, MapAnything, Inc. (which we refer to as “MapAnything”), which Salesforce acquired on May 30, 2019, or the acquisition of Salesforce.org, LLC (which we refer to as “Salesforce.org”), which Salesforce acquired on June 3, 2019, as these transactions are not significant to Salesforce and Salesforce believes that it is not material to understanding the acquisition of Tableau and not material to the unaudited pro forma combined condensed financial statements.

The unaudited pro forma combined condensed financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of Salesforce included in its Annual Report on Form 10-K for the fiscal year ended January 31, 2019 filed with the SEC on March 8, 2019 and its Quarterly Report on Form 10-Q for the three months ended April 30, 2019 filed with the SEC on June 5, 2019, the historical consolidated financial statements and accompanying notes of Tableau included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on February 22, 2019 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2019 filed with the SEC on May 6, 2019 and the historical consolidated financial statements and accompanying notes of MuleSoft included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 22, 2018. See “Where to Obtain More Information.”

Transaction Details

Pursuant to the merger agreement, and upon the terms and subject to the conditions thereof, Salesforce will commence the offer to exchange each outstanding share of Tableau Class A common stock and Tableau Class B common stock for 1.103 shares of Salesforce common stock, together with cash in lieu of any fractional shares of Salesforce common stock, without interest and subject to reduction for any applicable withholding taxes.

The offer and the merger are currently expected to close in the third quarter of Salesforce’s 2020 fiscal year, ending October 31, 2019, subject to the satisfaction of closing conditions, including among others the minimum tender condition and the receipt of required regulatory approvals.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of April 30, 2019

(in millions)

	April 30, 2019	March 31, 2019	Pro Forma Adjustments (Note 3)		Pro Forma Combined
	Salesforce	Tableau
Assets
Current assets:
Cash and cash equivalents	$4,110	$501	$(140)	d	$4,471
Marketable securities	2,269	554	5	c	2,828
Accounts receivable	2,153	177	0		2,330
Costs capitalized to obtain revenue contracts, net	786	0	0		786
Prepaid expenses and other current assets	717	175	(19)	a	873

Total current assets	10,035	1,407	(154)		11,288
Investments, noncurrent	0	5	(5)	c	0
Property and equipment, net	2,243	102	0		2,345
Operating lease right of use assets	2,854	218	15	a	3,087
Costs capitalized to obtain revenue contracts, noncurrent, net	1,149	0	0		1,149
Strategic investments	1,548	0	0		1,548
Goodwill	12,854	45	10,825	a, b, e	23,724
Intangible assets acquired through business combinations, net	1,794	0	4,281	a	6,075
Capitalized software and other assets, net	677	63	(119)	a, b, e	621

Total assets	$33,154	$1,840	$14,843		$49,837

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable, accrued expenses and other liabilities	$2,228	$175	$(17)	c	$2,386
Operating lease liabilities, current	675	0	17	c	692
Unearned revenue	7,585	363	(124)	a	7,824

Total current liabilities	10,488	538	(124)		10,902
Noncurrent debt	3,173	0	0		3,173
Noncurrent operating lease liabilities	2,383	252	0		2,635
Noncurrent unearned revenue	0	20	(7)	a	13
Other noncurrent liabilities	664	11	388	e	1,063

Total liabilities	16,708	821	257		17,786

Stockholders’ equity:
Preferred stock	0	0	0		0
Common stock	1	0	15	a, b	16
Additional paid-in capital	14,383	1,432	14,298	a, b	30,113
Accumulated other comprehensive loss	(65)	(9)	9	b	(65)
Retained earnings (accumulated deficit)	2,127	(404)	264	b, d	1,987

Total stockholders’ equity	16,446	1,019	14,586		32,051

Total liabilities and stockholders’ equity	$33,154	$1,840	$14,843		$49,837

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

For the Year Ended January 31, 2019

(in millions, except per share data)

	Year Ended January 31, 2019	Period From February 1, 2018 to May 2, 2018	Pro Forma Adjustments (Note 4)		Pro Forma Results (adjusted for acquisition of MuleSoft)	Year Ended December 31, 2018	Pro Forma Adjustments (Note 5)		Pro Forma Combined
	Salesforce	MuleSoft				Tableau
Revenues:
Subscription and support	$12,413	$71	$(6)	a	$12,478	$1,155	$(171)	a	$13,462
Professional services and other	869	19	0		888	0	0		888

Total revenues	13,282	90	(6)		13,366	1,155	(171)		14,350
Cost of revenues:
Subscription and support	2,604	6	14	c	2,624	142	394	b, c	3,160
Professional services and other	847	21	5	b	873	0	0		873

Total cost of revenues	3,451	27	19		3,497	142	394		4,033

Gross profit	9,831	63	(25)		9,869	1,013	(565)		10,317
Operating expenses:
Research and development	1,886	21	9	b	1,916	383	138	b	2,437
Marketing and sales	6,064	52	52	b, c	6,168	594	418	b, c	7,180
General and administrative	1,346	20	5	b	1,371	126	28	b	1,525

Total operating expenses	9,296	93	66		9,455	1,103	584		11,142

Income (loss) from operations	535	(30)	(91)		414	(90)	(1,149)		(825)
Gains on strategic investments	542	0	0		542	0	0		542
Other income (expense)	(94)	1	(12)	d	(105)	18	0		(87)

Income (loss) before benefit from (provision for) income taxes	983	(29)	(103)		851	(72)	(1,149)		(370)
Benefit from (provision for) income taxes	127	0	23	e	150	(5)	273	d	418

Net income (loss)	$1,110	$(29)	$(80)		$1,001	$(77)	$(876)		$48

Basic net income (loss) per share	$1.48	$(0.22)			$1.33	$(0.93)			$0.06
Diluted net income (loss) per share	$1.43	$(0.22)			$1.28	$(0.93)			$0.05
Shares used in computing basic net income (loss) per share	751	132			754	83			850
Shares used in computing diluted net income (loss) per share	775	132			780	83			885

Amounts include amortization of purchased intangibles from business combinations, as follows:
Cost of revenues	$215	$0	$14		$229	$2	$376		$607
Marketing and sales	232	0	35		267	0	325		592
Amounts include stock-based expense, as follows:
Cost of revenues	$161	$2	$5		$168	$13	$18		$199
Research and development	307	3	9		319	112	138		569
Marketing and sales	643	6	17		666	87	93		846
General and administrative	172	2	5		179	26	28		233

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

For the Three Months Ended April 30, 2019

(in millions, except per share data)

	Three Months Ended		Pro Forma Adjustments (Note 5)		Pro Forma Combined
	April 30, 2019	March 31, 2019
	Salesforce	Tableau
Revenues:
Subscription and support	$3,496	$282	$(47)	a	$3,731
Professional services and other	241	0	0		241

Total revenues	3,737	282	(47)		3,972
Cost of revenues:
Subscription and support	678	39	96	b, c	813
Professional services and other	236	0	0		236

Total cost of revenues	914	39	96		1,049

Gross profit	2,823	243	(143)		2,923
Operating expenses:
Research and development	554	112	17	b	683
Marketing and sales	1,697	162	85	b, c	1,944
General and administrative	362	62	3	b	427

Total operating expenses	2,613	336	105		3,054

Income (loss) from operations	210	(93)	(248)		(131)
Gains on strategic investments	281	0	0		281
Other income (expense)	(9)	5	0		(4)

Income (loss) before benefit from (provision for) income taxes	482	(88)	(248)		146
Benefit from (provision for) income taxes	(90)	(1)	100	d	9

Net income (loss)	$392	$(89)	$(148)		$155

Basic net income (loss) per share	$0.51	$(1.04)			$0.18
Diluted net income (loss) per share	$0.49	$(1.04)			$0.17
Shares used in computing basic net income (loss) per share	771	85			867
Shares used in computing diluted net income (loss) per share	793	85			898

Amounts include amortization of purchased intangibles from business combinations, as follows:
Cost of revenues	$61	$0	$94		$155
Marketing and sales	68	0	73		141
Amounts include stock-based expense, as follows:
Cost of revenues	$43	$4	$2		$49
Research and development	81	32	17		130
Marketing and sales	177	23	12		212
General and administrative	42	7	3		52

salesforce.com, inc.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

1. Basis of Pro Forma Presentation

The unaudited pro forma combined condensed balance sheet as of April 30, 2019 and the pro forma combined condensed statement of operations for the three months ended April 30, 2019 and the year ended January 31, 2019 were prepared using the acquisition method of accounting and are based on historical consolidated financial statements of Salesforce, Tableau and MuleSoft.

The historical consolidated financial statements have been adjusted in the unaudited pro forma combined condensed financial statements to give effect to pro forma events that are (1) directly attributable to the offer and the merger, (2) factually supportable and (3) with respect to the pro forma combined condensed statement of operations, expected to have a continuing impact on the combined results following the offer and the merger.

Salesforce accounts for business combinations pursuant to Financial Accounting Standards Board (which we refer to as “FASB”) Accounting Standards Codification (which we refer to as “ASC”) 805, Business Combinations (which we refer to as “ASC 805”). In accordance with ASC 805, Salesforce uses its best estimates and assumptions to accurately assign fair value to tangible assets to be acquired, identifiable intangible assets and liabilities and the related income tax impacts. Goodwill is measured as the excess of purchase consideration over the fair value of tangible and intangible assets and liabilities.

The unaudited pro forma combined condensed financial statements are based on a preliminary estimated purchase price allocation of Tableau, provided for illustrative purposes only and do not purport to represent what the combined company’s results of operations or financial condition would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual results of operations may differ significantly from the pro forma amounts reflected herein. In addition, the unaudited pro forma combined condensed financial information does not reflect any future planned cost savings initiatives following the completion of the offer and the merger.

As of the date of this filing, Salesforce has not commenced the detailed valuation work necessary to finalize the required estimated fair values and estimated lives of Tableau’s assets to be acquired and liabilities to be assumed and the related allocation of purchase price. To prepare the unaudited pro forma combined condensed financial information, Salesforce adjusted Tableau’s assets and liabilities to their estimated fair values based on preliminary valuation work. The allocation of the purchase price for the acquisition of Tableau will be determined after the transaction is completed and after completion of an analysis to determine the estimated fair value of Tableau’s assets and liabilities and associated tax adjustments. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments.

The unaudited pro forma combined condensed financial statements are based on the final purchase price allocation of MuleSoft, as disclosed in Salesforce’s Annual Report on Form 10-K for the fiscal year ended January 31, 2019 filed with the SEC on March 8, 2019.

The unaudited pro forma combined condensed financial information for the year ended January 31, 2019 has been prepared in conformity with GAAP applicable to Salesforce as of and for the year ended January 31, 2019 and does not reflect adjustments for Topic 842, which the Company adopted on a prospective basis in its fiscal first quarter ended on April 30, 2019.

The unaudited pro forma combined condensed financial information should be read in conjunction with Salesforce’s historical consolidated financial statements and accompanying notes included in its Annual Report on Form 10-K for the fiscal year ended January 31, 2019 and its Quarterly Report on Form 10-Q for the three months ended April 30, 2019, the historical consolidated financial statements and accompanying notes of Tableau included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2019 and the historical consolidated financial statements and accompanying notes of MuleSoft included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017. See “Where to Obtain More Information.”

Accounting Periods Presented

Tableau’s historical fiscal year ends on December 31 and for purposes of the pro forma combined condensed financial information, its historical results have been combined with Salesforce’s January 31 fiscal year end as explained below. For MuleSoft, the period presented is from February 1, 2018 through May 2, 2018.

The unaudited pro forma combined condensed balance sheet of Salesforce and Tableau as of April 30, 2019 is presented as if the acquisition had taken place on April 30, 2019. The unaudited pro forma combined condensed statement of operations of Salesforce, Tableau and MuleSoft for the year ended January 31, 2019 and the unaudited pro forma combined condensed statement of operations of Salesforce and Tableau for the three months ended April 30, 2019 is presented as if the acquisition had taken place on February 1, 2018. Due to different fiscal period ends, the pro forma combined condensed statement of operations for the year ended January 31, 2019 combines the historical results of Salesforce for the year ended January 31, 2019, the historical results of Tableau for the year ended December 31, 2018 and the historical results of MuleSoft for the period from February 1, 2018 to May 2, 2018. The pro forma combined condensed statement of operations for the three months ended April 30, 2019 combines the historical results of Salesforce for the three months ended April 30, 2019 and the historical results of Tableau for the three months ended March 31, 2019. The historical condensed consolidated statements of operations of Salesforce for the three months ended April 30, 2019 include the results of MuleSoft for the full period presented, therefore no adjustments needed to be made. The pro forma combined condensed balance sheet combines the historical balance sheet for Salesforce as of April 30, 2019 and the historical balance sheet for Tableau as of March 31, 2019. The historical condensed consolidated balance sheet of Salesforce as of April 30, 2019 reflects the results of MuleSoft, therefore no adjustments needed to be made.

2. Preliminary Estimated Consideration to be Transferred and the Estimated Fair Value of Net Assets to Be Acquired

The unaudited pro forma combined condensed balance sheet as of April 30, 2019 has been adjusted to reflect the preliminary estimate of the fair value of Tableau’s tangible assets, identifiable intangible assets to be acquired and liabilities to be assumed. The excess of the preliminary estimated purchase consideration over these fair values is recorded to goodwill. The preliminary estimated unaudited pro forma purchase price allocation was based on data that was available through Salesforce’s due diligence review of Tableau’s business in connection with the offer and the merger and discussions with Tableau’s management. Upon completion of the merger, additional valuation work will be performed and any increases or decreases in the fair value of assets acquired or liabilities assumed will result in adjustments to the balance sheet or statement of operations until the purchase price allocation is finalized. The following table summarizes the preliminary estimate of the purchase consideration to be transferred as a result of the offer and the merger:

(in millions)	Fair Value
Issuance of stock	$15,483
Fair value of stock options and restricted stock awards assumed	262

$15,745

The preliminary estimated fair value of the stock options and restricted stock assumed by Salesforce was determined using the Black-Scholes option pricing model. The share conversion ratio applied to convert outstanding Tableau equity awards into equity awards for Salesforce shares is calculated as follows: (a) the number of shares of Salesforce common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Tableau common stock subject to such Tableau option immediately prior to the effective time of the offer and the merger by 1.103 and (b) at an exercise price per share (rounded up to the nearest whole cent) determined by dividing the per share exercise price of such Tableau option by 1.103.

The following table summarizes the preliminary estimated fair values of assets acquired and liabilities assumed as if the acquisition occurred on April 30, 2019:

(in millions)	Fair Value
Net assets acquired	$1,798
Intangible assets	4,281
Goodwill	10,870
Net liabilities assumed	(690)
Deferred tax liability	(514)

Net assets acquired	$15,745

The estimated purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma combined condensed financial statements. The actual purchase price allocation will be determined when Salesforce has the detailed valuations and necessary calculations. The actual allocation could differ materially from the preliminary estimated allocation used in the pro forma adjustments.

The following table sets forth the components of the identifiable intangible assets to be acquired and their preliminary estimated useful lives as if the acquisition occurred on April 30, 2019:

(in millions)	Fair Value	Useful Life
Developed technology	$1,889	5 years
Customer relationships	2,362	8 years
Trade name and trademarks	30	1 year

Total intangible assets subject to amortization	$4,281

These preliminary estimates of fair value and their preliminary estimated useful lives will likely be different from the amounts included in the acquisition accounting upon the close of the offer and the merger, and the difference could have a material impact on the accompanying unaudited pro forma combined condensed financial statements. Once Salesforce has full access to information about Tableau’s intangible assets, additional insight will be gained that could impact (i) the estimated total value assigned to identifiable intangible assets and (ii) the estimated weighted average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Salesforce only upon access to additional information or by changes in such factors that may occur prior to completion of the offer and the merger. These factors include, but are not limited to, historical information obtained from Tableau, discussions with management and product roadmap. Increased knowledge about these or other elements could result in a change to the estimated fair value of the identifiable intangible assets or to the estimated weighted average useful lives from what Salesforce has assumed in these unaudited pro forma combined condensed financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to Salesforce’s estimate of associated amortization expense.

3. Tableau Pro Forma Adjustments—Balance Sheet

a. To record the purchase accounting adjustments based on the estimated purchase price allocation as described within Note 2 above.

b. To eliminate certain accounts of Tableau’s, such as existing goodwill, intangible assets and various equity accounts to arrive to a pro forma combined condensed balance sheet.

c. To reclassify the presentation of Tableau’s balance sheet for marketable securities and other accounts to conform to Salesforce’s presentation.

d. To record the related transaction costs of approximately $40 million and $100 million that would have been incurred and paid by Salesforce and Tableau, respectively, prior to April 30, 2019 as if the offer and the merger had occurred as of April 30, 2019.

e. To record the estimated income tax effects of the purchase accounting adjustments and the partial release of Tableau’s valuation allowance related to its U.S. deferred tax assets as if the offer and the merger had occurred as of April 30, 2019.

4. MuleSoft Pro Forma Adjustments—Statement of Operations

a. To record reduction in revenues related to the estimated fair value of the acquired unearned revenue and the customer contract asset. The difference between the fair values of acquired unearned revenues, representing amounts equivalent to the estimated costs plus an appropriate profit margin to fulfill the obligations assumed, and the historical carrying amounts of MuleSoft’s unearned revenues results in a discount to the recorded unearned revenue and is therefore subsequently recognized as a reduction to revenues.

b. To record additional stock-based expense related to the unvested portion of the MuleSoft stock options and RSUs that were assumed on May 2, 2018 using straight-line amortization method over the remaining vesting periods assuming an acquisition date of February 1, 2018.

c. To record the amortization expense for the period from February 1, 2018 to May 2, 2018 related to the intangible assets acquired.

d. To record an additional three months of interest expense and amortization of debt issuance costs related to the $3.0 billion combination of unsecured term loans and debt securities issued in connection with the acquisition of MuleSoft and the bridge loan available.

e. To record the pro forma income tax adjustments to the periods presented. These adjustments primarily relate to the income tax impact associated with the pro forma condensed combined statement of operations, as well as income tax adjustments for MuleSoft’s losses that could not be benefited previously, due to its valuation allowance in the periods presented.

5. Tableau Pro Forma Adjustments—Statement of Operations

a. To record reduction in revenues related to the estimated fair value of the acquired unearned revenue and the customer contract asset. The difference between the preliminary estimated fair values of acquired unearned revenues, representing amounts equivalent to the estimated costs plus an appropriate profit margin to fulfill the obligations assumed, and the historical carrying amounts of Tableau’s unearned revenues results in a discount to the recorded unearned revenue and is therefore subsequently recognized as a reduction to revenues.

b. To record the additional estimated stock-based expense related to the unvested portion of the Tableau’s stock options and RSUs that will be assumed using straight-line amortization method over the remaining vesting periods.

	Fiscal Year Ended January 31, 2019
(in millions)	Tableau Historical Stock-Based Compensation	Stock Based Compensation Based Upon Preliminary Fair Values	Increase in Stock-Based Compensation Expense
Cost of revenues	$13	$31	$18
Research and development	112	250	138
Marketing and sales	87	180	93
General and administrative	26	54	28

Total stock-based compensation	$238	$515	$277

	Three Months Ended April 30, 2019
(in millions)	Tableau Historical Stock-Based Compensation	Stock Based Compensation Based Upon Preliminary Fair Values	Increase in Stock-Based Compensation Expense
Cost of revenues	$4	$6	$2
Research and development	32	49	17
Marketing and sales	23	35	12
General and administrative	7	10	3

Total stock-based compensation	$66	$100	$34

c. To record the estimated amortization expense related to the intangible assets to be acquired.

	Fiscal Year Ended January 31, 2019
(in millions)	Tableau Historical Amortization Expense	Amortization Expense Based Upon Preliminary Fair Values	Increase in Amortization Expense
Cost of revenues	$2	$378	$376
Marketing and sales	0	325	325

Amortization Expense	$2	$703	$701

	Three Months Ended April 30, 2019
(in millions)	Tableau Historical Amortization Expense	Amortization Expense Based Upon Preliminary Fair Values	Increase in Amortization Expense
Cost of revenues	$0	$94	$94
Marketing and sales	0	73	73

Amortization Expense	$0	$167	$167

d. To record the pro forma income tax adjustments to the periods presented. These adjustments primarily relate to the income tax impact associated with the pro forma condensed combined statement of operations, as well as income tax adjustments for Tableau’s losses that could not be benefited previously, due to its valuation allowance in the periods presented.

6. Pro Forma Earnings Per Share

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma combined statements of operations are based upon Salesforce’s weighted average number of shares outstanding plus the estimated shares to be issued upon the close of the offer and the merger. The shares to be issued and assumed were approximately 105 million and were determined based on the Tableau shares outstanding times the conversion ratio provided in the merger agreement. The final shares to be issued will be based on the number of outstanding shares as of the date the offer and the merger. The pro forma basic and diluted earnings per share amounts for the fiscal year ended January 31, 2019 are additionally adjusted for shares issued and assumed in connection with the acquisition of MuleSoft as if the acquisition had taken place on February 1, 2018.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences of the offer and the merger to holders of Tableau common stock that exchange shares of Tableau common stock for the transaction consideration pursuant to the offer and/or the merger. This discussion is based on current provisions of the Code, the U.S. Treasury regulations promulgated thereunder, judicial opinions and published positions of the Internal Revenue Service (which we refer to as the “IRS”), all as in effect as of the date of this document and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein. Neither Salesforce nor Tableau has sought, or intends to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

This discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders of Tableau common stock in light of their particular facts and circumstances and does not apply to holders of Tableau common stock that are subject to special rules under U.S. federal income tax law (including, for example, banks and other financial institutions, dealers in securities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, mutual funds, tax-exempt entities, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, holders liable for the alternative minimum tax, certain former citizens or former long-term residents of the United States, U.S. holders (as defined below) having a “functional currency” other than the U.S. dollar, holders that hold shares of Tableau common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction, “controlled foreign corporations,” “passive foreign investment companies,” holders that hold (or that held, directly or constructively, at any time during the five year period ending on the date of the disposition of such holder’s Tableau common stock pursuant to the offer or the merger, as applicable) 5% or more of Tableau’s outstanding common stock, holders who are required to recognize income or gain with respect to the offer or the merger no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code, holders who hold Tableau common stock that constitutes “qualified small business stock” under Section 1202 of the Code, holders who acquired their Tableau common stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code, and holders that acquired their shares of Tableau common stock through the exercise of an employee stock option or otherwise as compensation). This discussion is limited to such holders that hold their Tableau common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any considerations under U.S. federal tax laws other than those pertaining to the income tax, nor does it address any considerations under any state, local or foreign tax laws, under the unearned income Medicare contribution tax pursuant to Section 1411 of the Code or under the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto).

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Tableau common stock, the U.S. federal income tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds shares of Tableau common stock and any partners in such partnership or any other person excluded from this discussion, should consult their tax advisors regarding the tax consequences of the offer and the merger to them.

ALL HOLDERS OF TABLEAU COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of Tableau common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

The term “non-U.S. holder” means a beneficial owner of Tableau common stock that is not a U.S. holder or an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

U.S. Holders

Each of Tableau and Salesforce intends the offer and the merger, taken together, to qualify as a reorganization within the meaning of Section 368(a) of the Code. However, completion of the offer and the merger is not conditioned upon receipt of an opinion from counsel to either Tableau or Salesforce that the offer and the merger qualify as a reorganization, and the offer and the merger will occur even if they do not so qualify. In connection with the filing of the registration statement of which this prospectus/offer to exchange is a part and subject to the qualifications and limitations set forth herein, Wachtell, Lipton, Rosen & Katz will deliver to Salesforce and Tableau an opinion that the statements under the captions “Material U.S. Federal Income Tax Consequences—U.S. Holders” and “Material U.S. Federal Income Tax Consequences—Non-U.S. Holders” constitute the opinion of Wachtell, Lipton, Rosen & Katz, as to the material U.S. federal income tax consequences of the offer and the merger. The opinion will be based on facts and representations contained in representation letters provided by Tableau and Salesforce and on customary factual assumptions.

Assuming the offer and the merger, taken together, qualifies as a “reorganization” within the meaning of Section 368(a) of the Code:

•

A U.S. holder will not recognize gain or loss upon exchanging Tableau common stock for Salesforce common stock in the offer or the merger, except to the extent of cash received in lieu of fractional shares of Salesforce common stock as described below;

•

A U.S. holder’s aggregate tax basis in the Salesforce common stock received in the offer and the merger (including any fractional share interest for which cash is received) will equal such U.S. holder’s aggregate adjusted tax basis in the shares of Tableau common stock surrendered in the offer or the merger; and

•

A U.S. holder’s holding period for the shares of Salesforce common stock received in the offer and the merger will include such U.S. holder’s holding period for the shares of Tableau common stock surrendered in exchange therefor.

A U.S. holder who receives cash in lieu of a fractional share of Salesforce common stock in the offer or the merger generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received instead of a fractional share and the stockholder’s tax basis allocable to such fractional share. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the offer or the merger, whichever is applicable to the U.S. holder, the holding period for such fractional share (including the holding period of shares of Tableau common stock surrendered therefor) is greater than one year. Long-term capital gains of certain non-corporate holders of Tableau common stock, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

If the offer and the merger fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, then a U.S. holder would recognize gain or loss upon the exchange of Tableau common stock for Salesforce common stock equal to the difference between the fair market value, at the time of the offer or the merger, as applicable, of the Salesforce common stock received in the offer or the merger (including any cash received in lieu of a fractional share) and such U.S. holder’s tax basis in the Tableau common stock surrendered in the offer or the merger. Such gain or loss would be long-term capital gain or loss if the Tableau common stock was held for more than one year at the time of the offer or the merger, whichever is applicable to the U.S. holder. In such event, the aggregate tax basis of Salesforce common stock received in the offer or the merger would equal its fair market value at the time of the closing of the offer or the merger, and the holding period of such Salesforce common stock would commence the day after the closing of the offer or the merger.

Non-U.S. Holders

•

As discussed above under the section entitled “—U.S. Holders,” the offer and the merger, taken together, is intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the offer and the merger, taken together, qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, holders of Tableau common stock will only recognize gain or loss in respect of cash received in lieu of fractional shares. If the offer and the merger fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, then any gain recognized by a non-U.S. holder upon the exchange of Tableau common stock for Salesforce common stock (including the receipt of cash in lieu of fractional shares) pursuant to the offer or the merger generally will not be subject to U.S. federal income tax except as described below. Any gain recognized by a non-U.S. holder on the receipt of cash in lieu of fractional shares pursuant to the offer or the merger (or otherwise recognized as a result of the offer and the merger failing to qualify as a reorganization within the meaning of Section 368(a) of the Code) generally will not be subject to U.S. federal income tax unless: the gain is “effectively connected” with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the consummation of the offer (or, if applicable, in the taxable year of the merger) and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax on the non-U.S. holder’s net gain realized in the offer or the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments made in exchange for shares of Tableau common stock pursuant to the offer or the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding and certain other penalties imposed by the IRS, a U.S. holder that does not otherwise establish an exemption should properly complete and timely return an IRS Form W-9. Certain holders (such as certain corporations and non-U.S. holders) are exempt from backup withholding. Holders exempt from backup withholding may be required to timely comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding or otherwise avoid backup withholding. A non-U.S. holder generally may establish an exemption from backup withholding by certifying its non-U.S. person status on a properly completed applicable IRS Form W-8. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner. In the event of backup withholding, see your tax advisor to determine if you are entitled to any tax credit, tax refund or other tax benefit as a result of such backup withholding.

The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the offer and the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to a particular holder. All holders of Tableau common stock should consult their own tax advisors as to the specific tax consequences of the offer and the merger to them, including record retention and tax-reporting requirements, and the applicability and effect of any federal, state, local and non-U.S. tax laws.

DESCRIPTION OF SALESFORCE CAPITAL STOCK

General

Salesforce’s authorized capital stock consists of 1,600,000,000 shares of common stock, $0.001 par value (which we refer to as the “Salesforce common stock”), and 5,000,000 shares of undesignated preferred stock, $0.001 par value (which we refer to as the “Salesforce preferred stock” and together with Salesforce common stock, the “Salesforce capital stock”). The following description of the Salesforce capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the Salesforce amended and restated certificate of incorporation (which we refer to as the “Salesforce charter”) and the Salesforce amended and restated bylaws (which we refer to as the “Salesforce bylaws”), which are exhibits to the registration statement of which this document forms a part.

Salesforce Common Stock

As of June 24, 2019, approximately 778,877,674 shares of Salesforce common stock were outstanding (excluding treasury shares).

Each share of Salesforce common stock entitles its holder to one vote on all matters to be voted upon by stockholders. Subject to any preferences that may apply to any preferred stock that may at the time be outstanding, holders of Salesforce common stock will receive ratably any dividends that the Salesforce board of directors declares out of funds legally available for that purpose. If Salesforce liquidates, dissolves or winds up, the holders of Salesforce common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of any Salesforce preferred stock that may at the time be outstanding. Salesforce common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

Preferred Stock

The Salesforce board of directors has the authority, without further action by stockholders, to issue up to 5,000,000 shares of Salesforce preferred stock in one or more series. The Salesforce board of directors may designate the rights, preferences, privileges and restrictions of the Salesforce preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and number of shares constituting any series or the designation of any series. The issuance of Salesforce preferred stock could have the effect of restricting dividends on Salesforce common stock, diluting the voting power of Salesforce common stock, impairing the liquidation rights of Salesforce common stock or delaying or preventing a change in control of Salesforce.

Anti-Takeover Effects of Various Provisions of Delaware Law, the Salesforce Charter and the Salesforce Bylaws

Some provisions of Delaware law, the Salesforce charter and the Salesforce bylaws may have the effect of delaying, deferring or discouraging another party from acquiring control of Salesforce.

Delaware Law

Salesforce is subject to Section 203 of the DGCL, which regulates, subject to some exceptions, acquisitions of publicly held Delaware corporations. In general, Section 203 prohibits Salesforce from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person becomes an interested stockholder, unless:

•	the Salesforce board of directors approved the business combination or the transaction in which the person became an interested stockholder prior to the date the person attained this status;

•

upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85 percent of Salesforce’s voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date the person became an interested stockholder, the Salesforce board of directors approved the business combination and the stockholders other than the interested stockholder authorized the transaction at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding stock not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•	any merger or consolidation involving Salesforce and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10 percent or more of Salesforce’s assets;

•	in general, any transaction that results in the issuance or transfer by Salesforce of any of the Salesforce capital stock to the interested stockholder;

•	any transaction involving Salesforce that has the effect of increasing the proportionate share of Salesforce capital stock owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through Salesforce.

In general, Section 203 defines an “interested stockholder” as any person who, together with the person’s affiliates and associates, owns, or within three years prior to the time of determination of interested stockholder status did own, 15 percent or more of a corporation’s voting stock.

Salesforce Charter and Salesforce Bylaws

The Salesforce charter and the Salesforce bylaws provide that:

•	no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with the Salesforce bylaws, and stockholders may not act by written consent;

•

the approval of holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation generally entitled to vote at an election of directors is required to adopt, amend or repeal the Salesforce bylaws or amend or repeal certain provisions of the Salesforce charter;

•	the Salesforce board of directors is expressly authorized to make, alter or repeal any provision of the Salesforce bylaws;

•

special meetings of the stockholders may only be called by the stockholders upon the written request of one or more stockholders of record that own, or who are acting on behalf of persons who own, shares representing 15% or more of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting, and otherwise in accordance with the certificate of incorporation and bylaws;

•	stockholders may not fill vacancies on the Salesforce board of directors;

•	the Salesforce board of directors is authorized to issue preferred stock without stockholder approval;

•	any directors, or the entire Salesforce board of directors, may only be removed by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors; and

•

Salesforce will indemnify officers and directors against losses that they may incur as a result of investigations and legal proceedings resulting from their services to Salesforce, which may include services in connection with takeover defense measures.

COMPARISON OF STOCKHOLDERS’ RIGHTS

As a result of the offer and the merger, holders of shares of Tableau common stock will become holders of shares of Salesforce common stock. Both Tableau and Salesforce are Delaware corporations and are governed by the DGCL, so many of the differences between the rights of Salesforce stockholders and the current rights of Tableau stockholders arise primarily from differences in their respective certificates of incorporation and bylaws.

The following is a summary of the material differences between the current rights of Tableau stockholders and the current rights of Salesforce stockholders under Delaware law and their respective certificates of incorporation and bylaws. It is not a complete statement of the provisions affecting, and the differences between, the rights of Salesforce stockholders and Tableau stockholders. This summary is qualified in its entirety by reference to Delaware law and Salesforce’s and Tableau’s respective certificates of incorporation and bylaws. To see where copies of these documents can be obtained, see “Where to Obtain More Information.”

	Tableau	Salesforce
Authorized Capital Stock	The authorized capital stock of Tableau currently consists of (1) 750,000,000 shares of Tableau Class A common stock, (2) 75,000,000 shares of Tableau Class B common stock and (3) 10,000,000 shares of Tableau preferred stock, par value $0.0001 per share.	The authorized capital stock of Salesforce currently consists of (1) 1,600,000,000 shares of Salesforce common stock, and (2) 5,000,000 shares of Salesforce preferred stock.

Voting Rights	The Tableau amended and restated certificate of incorporation (which we refer to as the “Tableau charter”) provides that each holder of Tableau Class A common stock is entitled to one vote for each such share and each holder of Tableau Class B common stock is entitled to 10 votes for each such share.	The Salesforce amended and restated bylaws (which we refer to as the “Salesforce bylaws”) provide that each holder of Salesforce common stock is entitled to one vote for each such share.

Quorum	Under the amended and restated bylaws of Tableau (which we refer to as the “Tableau bylaws”), holders of a majority of the voting power of the outstanding shares of stock entitled to vote at any meeting of stockholders, present in person, by remote communication or represented by proxy, will constitute a quorum, unless otherwise provided by law, the Tableau charter, the Tableau bylaws or the rules of the NYSE.	Under the Salesforce bylaws, holders of a majority of the voting power of the outstanding shares of stock entitled to vote at any meeting of stockholders, present in person or represented by proxy, will constitute a quorum, unless otherwise provided by law, the Salesforce charter, the Salesforce bylaws or the rules of the NYSE.

Mandatory Conversion	Each share of Tableau Class B common stock will convert automatically into one share of Tableau Class A common stock upon any transfer, other than to certain permitted transfers. Each share of Tableau Class B common stock held by a natural person, other than the Tableau founders and certain permitted transferees of such founders, will convert automatically into one	Not applicable.

	Tableau	Salesforce
share of Tableau Class A common stock upon the death of such holders of Tableau Class B common stock. Each share of Tableau Class B common stock held by a Tableau founder or certain permitted transferee of such founder will convert automatically into one share of Tableau Class A common stock nine months after the date of the death of such Tableau founder.

Conversion at Option of Holder	Each share of Tableau Class B common stock is convertible at any time at the option of the holder into one share of Tableau Class A common stock.	Not applicable.

Number of Directors and Size of Board

The Tableau charter and the Tableau bylaws provide that the number of directors will be fixed exclusively by resolutions of the Tableau board of directors.

The Tableau board of directors currently consists of 10 directors.

The Salesforce charter and the Salesforce bylaws provide that the number of directors will be fixed from time to time exclusively by the Salesforce board of directors.

The Salesforce board of directors currently consists of 13 directors.

Term of Directors	The Tableau board of directors consists of three classes, with each class serving staggered three-year terms. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms.	Salesforce’s directors are elected to one-year terms. The Salesforce charter does not provide for staggered terms.

Removal of Directors	The Tableau charter and the Tableau bylaws provide that, if at any time Tableau is not subject to Section 2115(b) of the California General Corporation Law, pursuant to the DGCL, Tableau’s directors may be removed from office by the stockholders only for cause. If at any time Tableau becomes subject to Section 2115(b) of the California General Corporation Law, which applies to foreign corporations, then the Tableau board of directors or any individual director may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such removal, provided, however, that unless the entire Tableau board of directors is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that	The Salesforce bylaws provide that the entire Salesforce board of directors may be removed from office at any time but only by the affirmative vote of the holders of at least a majority a majority of the voting power of all of the outstanding shares of Salesforce capital stock entitled to vote thereon, voting together as a single class.

	Tableau	Salesforce
director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

Vacancies	The Tableau bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors shall, unless the board of directors determines that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by law, be filled only by a majority of the directors then in office, although less than a quorum. A person so elected shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor has been duly elected and qualified.	The Salesforce bylaws provide that newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Salesforce board of directors may be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by the sole remaining director. The directors so chosen shall hold office for a term expiring at the first annual meeting of stockholders held following their election and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal.

Special Stockholders’ Meetings	The Tableau bylaws provide that special meetings of stockholders may be called at any time by the chairman of the Tableau board of directors, the chief executive officer of Tableau, or the Tableau board of directors. If at any time Tableau becomes subject to Section 2115(b) of the California General Corporation Law, which applies to foreign corporations, then stockholders holding 5% or more of outstanding Tableau shares shall have the right to call a special meeting.	The Salesforce bylaws provide that special meetings of stockholders may be called at any time by the Salesforce board of directors, the chairman of the Salesforce board of directors, the chief executive officer of Salesforce or the President of the Salesforce. The Salesforce certificate of incorporation provides that a special meeting of the stockholders shall be called by the Chairman of the Salesforce board of directors or the Secretary of the Corporation upon the written request of one or more stockholders of record that own, or who are acting on behalf of persons who own, shares representing 15% or more of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting provided that the qualifications and requirements set forth in Salesforce’s certificate of incorporation are satisfied.

	Tableau	Salesforce
Delivery and Notice Requirements of Stockholder Nominations and Proposals

Under the Tableau bylaws, for business to be properly brought before an annual meeting by a stockholder, business must be brought: (a) pursuant to Tableau’s proxy materials with respect to such meeting, (b) by or at the direction of the Tableau board of directors or (c) by a stockholder of Tableau who (1) was a stockholder of record at the time of the giving of the notice required by the Tableau bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) is entitled to vote at the annual meeting and (3) has timely complied in proper written form with the notice procedures set forth in the Tableau bylaws. Subject to certain exceptions, to be timely, a stockholder’s notice of stockholder proposals or director nominations must be received by the secretary not later than the 90th day and not earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting.

In addition, for business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to applicable law.

Under the Salesforce bylaws, for business to be properly brought before an annual meeting by a stockholder, business must be brought: (a) pursuant to Salesforce’s proxy materials with respect to such meeting, (b) by or at the direction of the Salesforce board of directors or (c) by a stockholder of Salesforce who (1) is a stockholder of record at the time of the giving of the notice required by the Salesforce bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has timely complied in proper written form with the notice procedures set forth in the Salesforce bylaws. Subject to certain exceptions, to be timely, a stockholder’s notice must be received not later than the 45th day and not earlier than the 75th day before the one-year anniversary of the date on which Salesforce first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. For director nomination at special meetings, to be timely, the stockholder nomination must be received by Salesforce’s company secretary not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Salesforce board of directors to be elected at such meeting. In addition, for business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to the Salesforce bylaws, the Salesforce charter and applicable laws.

Stockholder Action by Written Consent	The Tableau charter and the Tableau bylaws provide that no action may be taken by the stockholders by written consent.	The Salesforce charter and the Salesforce bylaws provide no action may be taken by the stockholders by written consent.

Amendment of Charter	The affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of Tableau entitled to vote generally in the election of directors, voting together as a single class, has the power to amend the	The affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of Salesforce entitled to vote generally in the election of directors, voting together as a

	Tableau	Salesforce
	charter, however, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of the capital stock of Tableau entitled to vote generally in the election of directors, voting together as a single class, is required to amend or repeal specified provisions of the Tableau charter.	single class, has the power to amend the charter.

Amendment of Bylaws

The Tableau board of directors has the power to adopt, amend or repeal the Tableau bylaws.

The Tableau bylaws may also be amended by the affirmative vote of the holders of at least 66-2/3% of the total voting power of outstanding capital stock, voting together as a single class.

The Salesforce board of directors has the power to adopt, amend or repeal the Salesforce bylaws.

The Salesforce bylaws may also be amended by the affirmative vote of the holders of at least a majority of the total voting power of outstanding capital stock, voting together as a single class.

Exculpation of Directors	The Tableau charter provides that the liability of Tableau directors for monetary damages shall be eliminated to the fullest extent permitted under the applicable law. If the applicable law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of a Tableau director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.	The Salesforce charter provides that a director of Salesforce shall not be personally liable to Salesforce or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Salesforce or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of Salesforce shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Indemnification of Directors, Officers and Employees	Under the Tableau bylaws, subject to certain qualifications, Tableau is required to indemnify its directors and officers to the fullest extent not prohibited by the DGCL or any other applicable law. Tableau is not required to indemnify any director or officer in connection with a proceeding initiated by such person, subject to certain exceptions.	Under the Salesforce bylaws, subject to certain qualifications, Salesforce is required to indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer of Salesforce or is or was serving at the request of Salesforce as a director or officer of another corporation,

	Tableau	Salesforce
or as a controlling person of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer against all expenses, liability and loss reasonably incurred or suffered by such person in connection with such proceeding.

Exclusive Forum	The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Tableau; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Tableau to Tableau or its stockholders; (iii) any action asserting a claim against Tableau arising pursuant to any provision of the DGCL, the Tableau charter or the Tableau bylaws; or (iv) any action asserting a claim against Tableau governed by the internal affairs doctrine.	None.

LEGAL MATTERS

The validity of the Salesforce shares offered by this document will be passed upon for Salesforce by Wachtell, Lipton, Rosen & Katz, New York, New York.

EXPERTS

The consolidated financial statements of Salesforce.com, Inc. appearing in Salesforce.com, Inc.’s Annual Report (Form 10-K) for the year ended January 31, 2019, and the effectiveness of Salesforce.com, Inc.’s internal control over financial reporting as of January 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Salesforce.com, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of January 31, 2019 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this Prospectus by reference to Tableau Software, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of MuleSoft as of December 31, 2017 and for the years ending December 31, 2017 and 2016 have been incorporated by reference herein from Salesforce’s Current Report on Form 8-K, filed on May 2, 2018, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and in the registration statement, and upon the authority of said firm as experts in accounting and auditing.

WHERE TO OBTAIN MORE INFORMATION

Salesforce and Tableau file annual, quarterly and current reports, proxy statements and other information with the SEC. Tableau stockholders may read and copy any reports, statements or other information that Salesforce or Tableau file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. Salesforce’s and Tableau’s public filings also are available to the public from commercial document retrieval services and may be obtained without charge at the SEC’s website at www.sec.gov.

Salesforce has filed a registration statement on Form S-4 with the SEC to register the offer and sale of Salesforce shares to be issued in the offer and the merger. This document is a part of that registration statement. Salesforce may also file amendments to such registration statement. In addition, on the date of the initial filing of the registration statement on Form S-4 of which this document is a part, Salesforce and the Offeror filed with the SEC a Tender Offer Statement on Schedule TO (which we refer to as the “Schedule TO”) under the Exchange Act, together with exhibits, to furnish certain information about the offer. Salesforce and the Offeror may file amendments to the Schedule TO. As allowed by SEC rules, this document does not contain all of the information in the registration statement or the Schedule TO, or the exhibits to the registration statement or the Schedule TO. You may obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) by contacting the information agent as directed elsewhere in this document.

The SEC allows Salesforce to incorporate information into this document “by reference,” which means that Salesforce and the Offeror may disclose important information to Tableau stockholders by referring to another document or information filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information amended or superseded by information contained in, or incorporated by reference into, this document. This document incorporates by reference the documents and information set forth below that Salesforce and Tableau have previously filed with the SEC. These documents contain important information about Salesforce and Tableau and their financial conditions, businesses, operations and results.

Salesforce Filings:

Salesforce Information Incorporated by Reference	Period Covered or Date of Filing
Annual Report on Form 10-K	Fiscal year ended January 31, 2019, as filed with the SEC on March 8, 2019

Quarterly Report on Form 10-Q	Fiscal quarter ended April 30, 2019, as filed with the SEC on June 5, 2019

Proxy Statement on Schedule 14A	Filed with the SEC on April 25, 2019, as supplemented by the Proxy Supplement on Schedule DEFA14A, filed with the SEC on May 29, 2019

Current Reports on Form 8-K	Filed with the SEC on: • June 10, 2019 • June 10, 2019 (as amended on June 12, 2019) • June 7, 2019 • March 28, 2019 • May 2, 2018 (Exhibit 99.2 only)

Tableau Filings:

Tableau Information Incorporated by Reference	Period Covered or Date of Filing
Annual Report on Form 10-K	Fiscal year ended December 31, 2018, as filed with the SEC on February 22, 2019.

Quarterly Report on Form 10-Q	Fiscal quarter ended March 31, 2019, as filed with the SEC on May 6, 2019.

The description of Tableau common stock set forth in Tableau’s Registration Statement on Form S-1, filed with the SEC on April 2, 2013, including all amendments and documents filed with the SEC for the purpose of updating such description.

Proxy Statement on Schedule 14A	Filed with the SEC on April 9, 2019

Current Reports on Form 8-K	Filed with the SEC on: • June 10, 2019 • June 10, 2019 (as amended on June 12, 2019) • May 24, 2019 • February 22, 2019

Salesforce also hereby incorporates by reference any additional documents that either it or Tableau may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this document to the termination of the offer. Such additional documents, however, are not automatically incorporated by reference into the Schedule TO. Salesforce will file amendments to the Schedule TO, to the extent required, specifically to include information that is filed from the date of this document and incorporated by reference herein. Nothing in this document shall be deemed to incorporate information furnished but not filed with the SEC (including information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K and the exhibits related thereto filed under Item 9.01 of Form 8-K) or the contents of Salesforce’s and Tableau’s websites.

Tableau stockholders may obtain any of these documents without charge upon request to the information agent, Morrow Sodali LLC, toll free at (800) 662-5200 or via e-mail at DATA@morrowsodali.com, or from the SEC at the SEC’s website at www.sec.gov.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

SALESFORCE.COM, INC.,

SAUSALITO ACQUISITION CORP.

and

TABLEAU SOFTWARE, INC.

dated as of

June 9, 2019

A-i

A-ii

Page
Section 10.6.	Counterparts	A-60
Section 10.7.	Entire Agreement; Third-Party Beneficiaries	A-60
Section 10.8.	Severability	A-60
Section 10.9.	Governing Law; Jurisdiction	A-60
Section 10.10.	Waiver of Jury Trial	A-61
Section 10.11.	Assignment	A-61
Section 10.12.	Enforcement; Remedies	A-61

Annex A Certain Definitions

Annex B Form of Letter Agreement

Annex C Conditions to the Offer

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 9, 2019, is by and among salesforce.com, inc., a Delaware corporation (“Parent”), Sausalito Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Purchaser”), and Tableau Software, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement. Parent, Purchaser and the Company are each sometimes referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, it is proposed that Purchaser shall commence an exchange offer (the “Offer”) to acquire any (subject to the Minimum Condition) and all of the issued and outstanding shares of Class A common stock, $0.0001 par value per share, of the Company (“Class A Common Stock”) and Class B common stock, $0.0001 par value per share, of the Company (“Class B Common Stock,” and together with Class A Common Stock, the “Company Common Stock”) for the consideration and upon the terms and subject to the conditions set forth herein;

WHEREAS, it is also proposed that, as soon as practicable following the consummation of the Offer, the Parties wish to effect the acquisition of the Company by Parent through the merger of Purchaser with and into the Company, with the Company being the surviving entity (the “Merger”);

WHEREAS, the Merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) and will be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Purchaser to enter into this Agreement, certain Persons are entering into a letter agreement with Parent and Purchaser, in the form attached as Annex B hereto (the “Letter Agreement”);

WHEREAS, in connection with the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares, Converted Shares or shares of Company Common Stock validly tendered and not validly withdrawn in accordance with the terms of the Offer) shall be automatically converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the DGCL;

WHEREAS, the Parties intend that, for U.S. federal income tax purposes, the Offer and the Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) unanimously, (i) determined that the terms of this Agreement and the transactions contemplated hereby (the “Transactions”), including the Offer and the Merger and the issuance of shares of Parent Common Stock in connection therewith, are fair to, and in the best interests of, the Company and its stockholders (the “Company Stockholders”), (ii) determined that it is in the best interests of the Company and the Company Stockholders and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the Company Stockholders accept the Offer and tender their shares of Company Common Stock to Purchaser pursuant to the Offer (the “Company Board Recommendation”);

WHEREAS, the board of directors of each of Parent and Purchaser, and the sole stockholder of Purchaser, have approved this Agreement and determined that this Agreement and the Transactions, including the Offer and the Merger and the issuance of Parent Common Stock in the Offer and the Merger, are advisable and fair to, and in the best interests of, Parent and Purchaser and their respective stockholder(s); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also prescribe various terms of and conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE OFFER

Section 1.1.    The Offer.

(a)    Terms and Conditions of the Offer. Subject to the terms and conditions of this Agreement and provided that this Agreement shall not have been validly terminated pursuant to Article IX and that the Company shall have complied in all material respects with its obligations under Section 1.2, as promptly as practicable after the date hereof (but in no event more than twenty (20) Business Days thereafter), Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer. In the Offer, each share of Company Common Stock accepted by Purchaser in accordance with the terms and subject to the conditions of the Offer shall be exchanged for 1.103 shares of common stock, par value $0.001 per share, of Parent “Parent Common Stock”), without interest (the “Offer Consideration”), subject to the other provisions of this Article I. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that is disseminated to holders of Company Common Stock pursuant to the Exchange Act and contains, to the extent required by the Exchange Act, the terms and conditions set forth in this Agreement (including Annex C). Each of Parent and Purchaser shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof (including Annex C). The obligation of Purchaser to accept for exchange (and the obligation of Parent to cause Purchaser to accept for exchange) shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer shall be subject only to:

(i)    the condition that, prior to the expiration of the Offer, there have been validly tendered and not validly withdrawn in accordance with the terms of the Offer a number of shares of Company Common Stock that, upon the consummation of the Offer (for the avoidance of doubt, assuming that shares of Class B Common Stock validly tendered (and not validly withdrawn) will convert into shares of Class A Common Stock upon the consummation of the Offer), together with the shares of Company Common Stock then owned by Parent and Purchaser (if any) (excluding shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures), would represent at least a majority of the aggregate voting power of the shares of Company Common Stock outstanding immediately after the consummation of the Offer (the “Minimum Condition”); and

(ii)    the other conditions set forth in Annex C.

(b)    Purchaser expressly reserves the right to waive or modify any of the conditions to the Offer and to make any change in the terms of, or conditions to, the Offer; provided, however, that notwithstanding anything to the contrary set forth herein, without the prior written consent of the Company in its sole discretion, Purchaser may not (and Parent shall not permit Purchaser to) (i) waive the Minimum Condition, or any of the conditions set forth in clauses (B), (C), (D), (E) or (F)(5) of Annex C or (ii) make any change in the terms of or conditions to the Offer that (A) changes the form of consideration to be paid in the Offer, (B) reduces the Offer Consideration to be paid in the Offer or decreases the number of shares of Company Common Stock sought in the Offer (other than in each case an adjustment made pursuant to Section 1.1(d)), (C) extends the Offer, other than in a manner required or permitted by Section 1.1(e), (D) imposes conditions to the Offer, other than those set forth in Annex C or (E) amends or modifies any term of or condition to the Offer (including the conditions in Annex C) in any manner that has an adverse effect, or would be reasonably likely to have an adverse effect, on the holders of Company Common Stock that is not de minimis.

(c)    Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued pursuant to the Offer, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Company Common Stock who otherwise would be entitled to receive a fraction of a share of Parent Common Stock pursuant to the Offer (after aggregating all shares of Company Common Stock validly tendered in the Offer (and not validly withdrawn) by such holder) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Trading Price, rounded to the nearest whole cent.

(d)    Adjustments to Offer Consideration. The Offer Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock or shares of Parent Common Stock outstanding after the date hereof and prior to the Acceptance Time. Nothing in this Section 1.1(d) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(e)    Expiration and Extension of the Offer.

(i)    Unless the Offer is extended pursuant to and in accordance with this Section 1.1(e), the Offer shall expire at midnight, Eastern Time, on the date that is twenty (20) Business Days (for this purpose calculated in accordance with Section 14d-1(g)(3) and Rule 14e-1(a) promulgated under the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act). In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended (the initial expiration date, or such subsequent time and date to which the expiration of the Offer is extended pursuant to and in accordance with this Agreement, the “Expiration Date”).

(ii)    Notwithstanding the provisions of Section 1.1(e)(i) or anything to the contrary set forth in this Agreement (unless Parent receives the prior written consent of the Company (which may be granted or withheld in the Company’s sole discretion)):

(A)    Purchaser shall (and Parent shall cause Purchaser to) extend the Offer for any period required by any Law, or any rule, regulation, interpretation or position of the SEC or its staff or of the NYSE, in any such case, which is applicable to the Offer, or to the extent necessary to resolve any comments of the SEC or its staff applicable to the Offer or the Offer Documents or the Form S-4;

(B)    in the event that any of the conditions to the Offer (other than the Minimum Condition, the condition set forth in clause (F)(3) of Annex C, and other than any such conditions that by their nature are to be satisfied at the expiration of the Offer (provided such conditions would be capable of being satisfied or validly waived were the expiration of the Offer to occur at such time)) have not been satisfied or waived as of any then-scheduled expiration of the Offer, Purchaser shall (and Parent shall cause Purchaser to) extend the Offer for successive extension periods of up to ten (10) Business Days each (or for such longer period as may be agreed by Parent and the Company); and

(C)    if as of any then-scheduled expiration of the Offer each condition to the Offer (other than the Minimum Condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the Offer (provided such conditions would be capable of being satisfied or validly waived were the expiration of the Offer to occur at such time)) has been satisfied or waived and the Minimum Condition has not been satisfied, Purchaser may, and, at the request in writing of the Company, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for successive extension periods of up to ten (10) Business Days each (with the length of each such period being determined in good faith by Parent) (or for such longer period as may be agreed by Parent and the Company in writing); provided, that in no event shall Purchaser or Parent be required to (and Parent shall not be required to cause Purchaser to) extend the expiration of the Offer pursuant to this clause (C) (i) if (x) the Minimum Condition is not satisfied by a number of shares of Company Common Stock that is equal to or less than the aggregate number of shares of Company Common Stock held or beneficially owned by any Stockholders (as defined in the Letter Agreement) that have not been tendered, or have been tendered but validly withdrawn, in the Offer as of such time and (y) as of such time the Stockholders whose untendered shares of Company Common Stock are necessary to satisfy the Minimum Condition are not using good faith and diligent efforts to tender the necessary shares of Company Common Stock into the Offer, or (ii) for more than twenty (20) Business Days in the aggregate;

provided, that, notwithstanding anything to the contrary in this Agreement, (1) any such extension shall not be deemed to impair, limit, or otherwise restrict in any manner the right of Parent or the Company to terminate this Agreement pursuant to the terms of Section 9.1 and (2) Purchaser shall not be required (and Parent shall not be required to cause Purchaser) to extend the Offer beyond the Outside Date.

(iii)    Neither Parent nor Purchaser shall extend the Offer or provide a “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act in any manner other than in accordance with the provisions of this Agreement without the prior written consent of the Company.

(iv)    Neither Parent nor Purchaser shall terminate or withdraw the Offer prior to the then-scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with Article IX, in which case Purchaser shall (and Parent shall cause Purchaser to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one (1) Business Day) after such termination of this Agreement.

(v)    Parent shall keep the Company reasonably informed on a reasonably current basis of the status of the Offer, including with respect to the number of shares of Company Common Stock that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer, and with respect to any material developments with respect thereto and, upon the Company’s written request (no more often than once per day during the Offer (other than on the date of the then-scheduled expiration of the Offer)), provide the Company as soon as practicable with the most recent report then available from the Exchange Agent detailing the number of shares of Company Common Stock that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer; provided that Parent’s obligations, actions or inactions pursuant to this Section 1.1(e)(v) shall be deemed excluded for purposes of determining whether Parent or the Company may terminate this Agreement pursuant to Section 9.1.

(f)    Payment for Company Common Stock. On the terms of and subject to the conditions set forth in this Agreement and the Offer, Purchaser shall (and Parent shall cause Purchaser to) accept for payment, and pay for, all shares of Company Common Stock that are validly tendered and not validly withdrawn pursuant to the Offer promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after the expiration of the Offer (as it may be extended in accordance with Section 1.1(e)(ii)) (or, at Parent’s election, concurrently with the expiration of the Offer if all conditions to the Offer have been satisfied or waived) (such time of acceptance, the “Acceptance Time”). Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Purchaser on a timely basis the funds and shares of Parent Common Stock necessary to pay for any shares of Company Common Stock that Purchaser becomes obligated to purchase pursuant to the Offer. The consideration in the Offer payable in respect of each share of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be paid net to the holder thereof in shares of Parent Common Stock (and cash in lieu of fractional shares of Parent Common Stock, if any), without interest and subject to reduction for any applicable withholding Taxes payable in respect thereof.

(g)    Schedule TO; Offer Documents; Form S-4.

(i)    As soon as practicable on the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent and Purchaser shall:

(A)    prepare and file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which Schedule TO shall contain as an exhibit the Offer to Purchase and forms of the letter of transmittal and summary advertisement, if any, and other customary ancillary documents, in each case, in respect of the Offer (together with all amendments and supplements thereto, the “Offer Documents”);

(B)    deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(C)    give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to the NYSE in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

(D)    subject to the Company’s compliance with Section 1.2 in all material respects, cause the Offer Documents to be disseminated to holders of Company Common Stock as and to the extent required by the Exchange Act.

(ii)    Concurrently with the filing of the Offer Documents, Parent shall file with the SEC a registration statement on Form S-4 to register under the Securities Act the offer and sale of Parent Common Stock pursuant to the Offer and the Merger (together with all amendments and supplements thereto, and including all exhibits thereto, the “Form S-4”). The Form S-4 will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act.

(iii)    The Offer Documents and the Form S-4 may include a description of the determinations, approvals and recommendations of the Company Board of Directors to the extent permitted by Section 1.2(a). Each of Parent and Purchaser shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that each of the Schedule TO, the Offer Documents and the Form S-4 complies in all material respects with the requirements of the applicable provisions of the Exchange Act and Securities Act and (C) keep the Form S-4, if the Form S-4 is declared effective by the SEC, effective for so long as necessary to complete the Merger. Each of the Company, Parent and Purchaser shall use its reasonable best efforts to procure its outside tax counsel or tax advisor to provide a customary tax opinion with respect to the Form S-4 to the extent required by the Securities Act. The Company shall furnish in writing to Parent and Purchaser all information concerning the Company and the Company Subsidiaries that is required by applicable Law to be included in the Offer Documents and the Form S-4 so as to enable Parent and Purchaser to comply with their obligations under this Section 1.1(g). Parent, Purchaser and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Offer Documents and the Form S-4 in order to satisfy applicable Law. Each of Parent, Purchaser and the Company shall promptly correct any information provided by it or any of its Representatives for use in the Offer Documents or the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect. Parent and Purchaser shall take all steps necessary to cause the Offer Documents and the Form S-4, as so corrected, to be filed with the SEC and to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable Law, or by the SEC or its staff or the NYSE. Parent and Purchaser shall provide in writing to the Company and its counsel any and all written comments or other material communications that Parent, Purchaser or their counsel receive from the SEC or its staff with respect to the Offer Documents and the Form S-4 promptly after such receipt, and Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff. Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents, the Form S-4 and any written communications to the SEC or its staff with respect to the Offer Documents or the Form S-4, in each case, prior to the filing thereof with the SEC, and Parent and Purchaser shall give reasonable and good faith consideration to any reasonable comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable) and shall permit the Company and its counsel to participate in any discussions with the SEC or its staff regarding any comments thereon. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Offer or the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

Section 1.2.    Company Actions.

(a)    Company Determinations, Approvals and Recommendations. The Company hereby approves and consents to the Offer and represents and warrants to Parent and Purchaser that, at a meeting duly called and held prior to the date hereof, the Company Board of Directors has unanimously upon the terms and subject to the conditions set forth herein:

(i)    determined that the terms of the Transactions, including the Offer and the Merger, are fair to, and in the best interests of, the Company and the Company Stockholders;

(ii)    determined that it is in the best interests of the Company and the Company Stockholders to enter into, and declared advisable, this Agreement;

(iii)    approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions, upon the terms, and subject to the conditions, contained herein; and

(iv)    resolved to make the Company Board Recommendation.

The Company hereby approves and consents to the inclusion of the foregoing determinations and approvals and the Company Board Recommendation in the Offer Documents and the Form S-4 unless the Company Board of Directors has effected a Change of Recommendation in accordance with the terms of Section 6.3.

(b)    Schedule 14D-9. The Company shall (i) file with the SEC concurrently with the filing by Parent and Purchaser of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) and (ii) cause the Schedule 14D-9 to be mailed to the holders of Company Common Stock promptly after commencement of the Offer. The Company shall use its reasonable best efforts to ensure that the Schedule 14D-9 complies in all material respects with the requirements of the applicable provisions of the Exchange Act. To the extent requested by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Company Common Stock (to the extent required by applicable Law) together with the Offer Documents. Each of Parent and Purchaser shall furnish in writing to the Company all information concerning Parent and Purchaser that is required by applicable Law to be included in the Schedule 14D-9 so as to enable the Company to comply with its obligations under this Section 1.2(b). Parent, Purchaser and the Company shall cooperate in good faith to determine the information regarding Parent and Purchaser that is necessary to include in the Schedule 14D-9 in order to satisfy applicable Law. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it or its Representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable Law. The Company shall provide in writing to Parent, Purchaser and their counsel any written comments or other material communications the Company or its counsel receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after such receipt, and shall provide Parent, Purchaser and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff. The Company shall provide Parent, Purchaser and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 and any written communications to the SEC or its staff with respect to the Schedule 14D-9, in each case, prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any reasonable comments made by Parent, Purchaser and their counsel (it being understood that Parent, Purchaser and their counsel shall provide any comments thereon as soon as reasonably practicable) and shall permit Parent, Purchaser and their counsel to participate in any discussions with the SEC or its staff regarding any comments thereon. Unless the Company Board of Directors has effected a Change of Recommendation in accordance with the terms of Section 6.3, the Company shall include the Company Board Recommendation in the Schedule 14D-9. The Schedule 14D-9 shall include the fairness opinion of the Company’s financial advisor referenced in Section 4.22.

(c)    Company Information. In connection with the Offer and the Merger, the Company shall, or shall cause its transfer agent to, promptly furnish Parent and Purchaser with such assistance and such information as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer and the Merger to the record and beneficial holders of Company Common Stock, including a list, as of the most recent practicable date, of the Company Stockholders, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Common Stock, and lists of security positions of shares of Company Common Stock held in stock depositories (including lists of Company Stockholders, mailing labels, listings or files of securities positions), and shall promptly furnish Parent and Purchaser with such additional information and assistance (including updated lists of the record and beneficial holders of shares of Company Common Stock, mailing labels and lists of security positions) as Parent and Purchaser or their Representatives may reasonably request in order to communicate the Offer and the Merger to the holders of Company Common Stock. Subject to applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Purchaser (and their respective Representatives) shall: (i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions; (ii) use such information only in connection with the Transactions; and (iii) in the event that this Agreement is terminated in accordance with Article IX, as promptly as reasonably practicable, return to the Company or destroy all copies of such information then in their possession or control.

ARTICLE II

THE MERGER

Section 2.1.    The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company, whereupon the separate existence of Purchaser will cease, with the Company surviving the Merger (the Company, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Company”), such that following the Merger, the Surviving Company will be a wholly owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the DGCL. The Merger shall be governed by Section 251(h) of the DGCL.

Section 2.2.    The Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern Time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, as promptly as practicable following the Acceptance Time, and in any case no later than the first (1st) Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Article VIII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the

Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the terms and conditions hereof, the Parties shall take all necessary and appropriate actions to cause the Merger to become effective as promptly as practicable after the Acceptance Time, without a meeting of the Company Stockholders, in accordance with Section 251(h) of the DGCL.

Section 2.3.    Effective Time. On the Closing Date, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Purchaser under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or on such other date and time as shall be agreed to by the Company and Parent and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

Section 2.4.    Governing Documents. Without limiting Section 7.4, at the Effective Time, the certificate of incorporation and the bylaws of Purchaser shall be the certificate of incorporation and bylaws, respectively, of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law; provided that the name of the Surviving Company shall be “Tableau Software, Inc.”

Section 2.5.    Officers and Directors of the Surviving Company. Unless otherwise determined by Parent prior to the Effective Time, the officers of Purchaser immediately prior to the Effective Time, from and after the Effective Time, shall be the initial officers of the Surviving Company. The directors of Purchaser immediately prior to the Effective Time, from and after the Effective Time, shall be the initial directors of the Surviving Company.

ARTICLE III

TREATMENT OF SECURITIES

Section 3.1.    Treatment of Capital Stock.

(a)    Treatment of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Company or of Purchaser, subject to Section 1.1(a) and Section 3.4, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and any Converted Shares) shall be automatically converted into the right to receive the Offer Consideration (the “Merger Consideration”) in accordance with this Article III. From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the applicable portion of Merger Consideration therefor upon the surrender of such shares of Company Common Stock in accordance with Section 3.2, including the right to receive, pursuant to Section 3.5, cash in lieu of fractional shares of Parent Common Stock, if any, into which such shares of Company Common Stock have been converted pursuant to this Section 3.1(a) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 3.2(f).

(b)    Certain Company Common Stock. At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company or is owned by Parent or Purchaser shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (collectively, the “Cancelled Shares”). At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by any direct or indirect wholly owned Subsidiary of Parent (other than Purchaser) or of the Company (the “Converted Shares”) shall be converted into such number of shares of common stock of the Surviving Company (“Surviving Company Stock”) equal to the product of (i) (x) the number of shares of Company Common Stock held by such Subsidiary immediately prior to the Effective Time, divided by (y) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, and (ii) the total number of shares of Surviving Company Stock outstanding immediately after the consummation of the Merger.

(c)    Treatment of Purchaser Shares. At the Effective Time, each issued and outstanding share of common stock, par value $0.001 per share, of Purchaser (the “Purchaser Shares”) shall be automatically converted into and become one (1) fully paid and nonassessable share of Surviving Company Stock. From and after the Effective Time, all certificates representing Purchaser Shares shall be deemed for all purposes to represent the number of shares of Surviving Company Stock into which they were converted in accordance with the immediately preceding sentence.

(d)    Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock or shares of Parent Common Stock outstanding after the date hereof and prior to the Effective Time. Nothing in this Section 3.1(d) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.2.    Payment for Securities; Surrender of Certificates.

(a)    Exchange Fund. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the Company Stockholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or immediately after the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Parent Common Stock issuable in book-entry form equal to the aggregate Merger Consideration (excluding any Fractional Share Consideration) payable pursuant to Section 3.1(a) and (ii) cash in immediately available funds in an amount sufficient to pay the Fractional Share Consideration in accordance with Section 3.5, and any dividends or other distributions under Section 3.2(f) (such evidence of book-entry shares of Parent Common Stock and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of Company Common Stock. In the event the Exchange Fund shall be insufficient to pay the Fractional Share Consideration in accordance with Section 3.5 and any dividends or other distributions under Section 3.2(f), Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount that is equal to the shortfall that is required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration in accordance with Section 3.5, and any amounts payable in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f), out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article III. Any interest and other income resulting from such investments shall be paid to Parent.

(b)    Procedures for Surrender.

(i)    Company Common Stock Certificates. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) and whose shares of Company Common Stock were converted pursuant to Section 3.1 into the right to receive the Merger Consideration (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) in exchange for payment of the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 3.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 3.5, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to the provisions of this Article III, including any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.5, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f) for each share of Company Common Stock formerly represented by such Certificate, and the Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not required to be paid.

(ii)    Book-Entry Shares. Any holder of or non-certificated Company Common Stock represented by book-entry (“Book-Entry Shares”) and whose shares of Company Common Stock were converted pursuant to Section 3.1 into the right to receive the Merger Consideration shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the Effective Time the applicable Merger Consideration pursuant to the provisions of this Article III, including any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.5, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f), for each share of Company Common Stock formerly represented by such Book-Entry Share, and the Book-Entry Share so exchanged shall be forthwith cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered.

(iii)    No Interest. No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 3.2(e)) or in respect of any Book-Entry Share.

(c)    Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock on the records of the Company. Until surrendered as contemplated by this Section 3.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article III. If, after the Effective Time, Certificates or Book-Entry Shares are presented to Parent for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)    Termination of Exchange Fund; No Liability. At any time following the first (1st) anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 3.5, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f), payable upon due surrender of their Certificates (or affidavit of loss in lieu thereof in accordance with Section 3.2(e)) or Book-Entry Shares and compliance with the procedures in Section 3.2(b), without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, Purchaser, the Surviving Company or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)    Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, an indemnity bond, the applicable Merger Consideration payable in respect thereof pursuant to Section 3.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 3.5, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f).

(f)    Dividends or Distributions with Respect to Parent Common Stock. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case, until the surrender of such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Share in accordance with this Agreement. Subject to applicable Law, following surrender of any such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Share, there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

Section 3.3.    Treatment of Company Equity Awards.

(a)    At the Effective Time, each Company Option (whether vested or unvested) held by any former employee of the Company shall, in each case, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Company Option becoming entitled to receive within five (5) Business Days, in full satisfaction of the rights of such holder with respect thereto, the Merger Consideration in respect of each Net Share covered by such Company Option, less applicable Tax withholdings.

(b)    At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time (other than a Company Option covered by Section 3.3(a)) shall, without any action on the part of Parent, the Company or the holder thereof, cease to represent a right to acquire shares of Company Common Stock and shall be assumed and converted automatically into an option to purchase the number of shares of Parent Common Stock (each, an “Adjusted Option”) equal to the product obtained by multiplying (x) the number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time, by (y) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share. Each Adjusted Option shall have an exercise price per share of Parent Common Stock equal to (i) the per share exercise price for shares of Company Common Stock subject to the corresponding Company Option immediately prior to the Effective Time divided by (ii) the Exchange Ratio, rounded up to the nearest whole cent. Each Adjusted Option shall otherwise be subject to the same terms and conditions applicable to the corresponding Company Option under the applicable Company Equity Plan and the agreement evidencing the grant thereunder, including vesting terms.

(c)    At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time and that is held by a non-employee director of the Company will vest as of the Effective Time and shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Company RSU becoming entitled to receive within five (5) Business Days (or such later date required by Section 409A of the Code), in full satisfaction of the rights of such holder with respect thereto, the Merger Consideration in respect of each share of Company Common Stock subject to such Company RSU immediately prior to the Effective Time.

(d)    At the Effective Time, each Company RSU (other than any Company RSU covered by Section 3.3(c)) that is outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be assumed and converted automatically into a restricted stock unit with respect to a number of shares of Parent Common Stock (each, an “Adjusted RSU”) equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock subject to the Company RSU immediately prior to the Effective Time by (ii) the Exchange Ratio, with any fractional shares rounded to the nearest whole share. Each Adjusted RSU shall otherwise be subject to the same terms and conditions applicable to the corresponding Company RSU under the applicable Company Equity Plan and the agreement evidencing the grant thereunder, including vesting terms.

(e)    At the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be assumed and converted automatically into an Adjusted RSU with respect to a number of shares of Parent Common Stock equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock subject to the Company PSU immediately prior to the Effective Time by (ii) the Exchange Ratio, with any fractional shares rounded to the nearest whole share. For purposes of clause (i) of the immediately preceding sentence, the number of shares of Company Common Stock subject to a Company PSU immediately prior to the Effective Time shall equal the number of Company PSUs that would have vested based on the achievement of performance at target levels. Each Adjusted RSU shall otherwise be subject to the same terms and conditions applicable to the corresponding Company PSU under the applicable Company Equity Plan and the agreement evidencing the grant thereunder, including vesting terms, except that such Adjusted RSU shall vest based on continued service to Parent and its affiliates through the last day of the applicable service vesting period (subject to any accelerated vesting provided for in the award agreement applicable to the corresponding Company PSU immediately prior to the Effective Time).

(f)    As soon as practicable following the date hereof, the Company shall take all actions with respect to the Company ESPP that are necessary to provide that: (i) with respect to any offering periods in effect as of the date hereof (the “Current ESPP Offering Periods”), no employee who is not a participant in the Company ESPP as of the date hereof may become a participant in the Company ESPP and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof for such Current

ESPP Offering Periods; (ii) subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time; (iii) if the Current ESPP Offering Periods terminate prior to the Effective Time, then the Company ESPP shall be suspended and no new offering period shall be commenced under the Company ESPP prior to the termination of this Agreement; and (iv) if any Current ESPP Offering Period is still in effect at the Effective Time, then the last day of such Current ESPP Offering Period shall be accelerated to a date prior to the Closing Date as specified by the Company Board of Directors in accordance with Section 11(b) of the Company ESPP.

(g)    Prior to the Effective Time, the Company shall pass resolutions as are necessary for the treatment of the Company Equity Awards and the Company ESPP as contemplated by this Section 3.3.

(h)    Parent shall file with the SEC, as soon as reasonably practicable after the Effective Time, one or more appropriate registration statements (on Form S-3 or Form S-8, or any successor or other appropriate forms) relating to the shares of Parent Common Stock issuable with respect to the Adjusted Options and Adjusted RSUs. Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or statements for so long as Adjusted Options and Adjusted RSUs remain outstanding and shall reserve a sufficient number of shares of Parent Common Stock for issuance upon exercise or settlement thereof.

Section 3.4.    Withholding. Each of the Company, Parent, Purchaser, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amounts as are required to be withheld or deducted with respect to such payment under the Code, or any other applicable Tax Law. To the extent that amounts are so deducted or withheld, such amounts shall be timely remitted to the appropriate Governmental Entity in accordance with applicable Tax Law and treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 3.5.    Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fraction of a share of Parent Common Stock multiplied by the Parent Trading Price, rounded to the nearest whole cent.

Section 3.6.    Tax Treatment. It is intended that, for U.S. federal income tax purposes, the Offer and the Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code.

ARTICLE IV

REPRESENTATIONS AND

WARRANTIES OF THE COMPANY

Except as disclosed in (x) any publicly available Company SEC Document filed or furnished since January 1, 2017 and prior to the date of this Agreement (including any exhibits and other information incorporated by reference therein, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable section of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify (or, as applicable, a disclosure for purposes of) the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other section), the Company represents and warrants to Parent and Purchaser as set forth below.

Section 4.1.    Qualification, Organization, Subsidiaries, etc.

(a)    The Company is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, each Company Subsidiary is a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and the Company Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, (1) has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (2) has not had and would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions, including the Offer and the Merger, prior to the Outside Date. The Company has filed with the SEC, prior to the date hereof, a complete and accurate copy of the Company Governing Documents as amended to the date hereof. The Company Governing Documents are in full force and effect and the Company is not in violation of the Company Governing Documents. The Company has made available to Parent prior to the date hereof complete and accurate copies of the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each of the Company’s “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC, each as currently in effect.

(b)    All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens or Liens arising under any applicable securities Laws. Section 4.1(b) of the Company Disclosure Letter sets forth a true and complete list of the name of each Company Subsidiary, its jurisdiction of organization and its U.S. federal income tax classification. Other than the Company Subsidiaries set forth on Section 4.1(b) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary owns any equity or other economic interest in any other Person.

Section 4.2.    Capitalization.

(a)    The authorized capital stock of the Company consists of 750,000,000 shares of Class A Common Stock, 75,000,000 shares of Class B Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”). As of June 6, 2019 (the “Company Capitalization Date”), (i) (A) 76,916,180 shares of Class A Common Stock were issued and outstanding and 10,380,023 shares of Class B Common Stock were issued and outstanding, (B) no shares of Class A Common Stock and no shares of Class B Common Stock were held in the Company’s treasury, (C) no shares of Class A Common Stock and no shares of Class B Common Stock were held by the Company Subsidiaries, (D) Company Options covering 113,502 shares of Class A Common Stock were outstanding, with a weighted average exercise price per share of $52.20, (E) Company Options covering 878,245 shares of Class B Common Stock were outstanding, with a weighted average exercise price per share of $8.09, (F) Company RSUs covering 7,321,757 shares of Class A Common

Stock were outstanding; and (G) Company PSUs covering 109,125 shares of Class A Common Stock were outstanding (assuming any applicable performance targets were deemed satisfied at maximum performance); (ii) 10,064,259 shares of Class A Common Stock and no shares of Class B Common Stock were reserved for future issuance pursuant to the Company Equity Plans; (iii) 4,591,023 shares of Class A Common Stock were reserved for future issuance pursuant to the Company ESPP; and (iv) no shares of Company Preferred Stock were issued or outstanding. All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for future issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. The Company has sufficient authorized and unissued shares of Class A Common Stock to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

(b)    Section 4.2(b) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of (i) each Company Equity Award, (ii) the name of the Company Equity Award holder, (iii) the number of shares of Company Common Stock underlying each Company Equity Award, (iv) the date on which the Company Equity Award was granted, (v) the Company Equity Plan under which the Company Equity Award was granted, (vi) the vesting schedule with respect to the Company Equity Award, including any right of acceleration of such vesting schedule, (vii) the exercise price of each Company Equity Award, if applicable, and (viii) the expiration date of each Company Equity Award, if applicable.

(c)    Except as set forth in Section 4.2(a) and Section 4.2(b), and other than the shares of Company Common Stock that have become outstanding after the Company Capitalization Date that were reserved for issuance as set forth in Section 4.2(a)(ii) and issued in accordance with the terms of the applicable Company Equity Plan and Company Equity Award, in each case as of the date hereof: (i) the Company does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of the Company or any Company Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned or in any other Person. There are no outstanding obligations of the Company or any Company Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of the Company or any Company Subsidiary.

(d)    Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(e)    There are no voting trusts or other agreements, commitments or understandings to which the Company or any Company Subsidiary (or to the Company’s Knowledge, a Company Stockholder) is a party with respect to the voting of the capital stock or other equity interests of the Company or any Company Subsidiary.

Section 4.3.    Corporate Authority.

(a)    The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Offer and the Merger. The execution and delivery of this Agreement, and the consummation of the Transactions and the transactions contemplated by the Letter

Agreement, have been duly and validly authorized by the Company Board of Directors and no other corporate proceedings (pursuant to the Company Governing Documents or otherwise) on the part of the Company are necessary to authorize the consummation of, and to consummate, the Transactions or the transactions contemplated by the Letter Agreement, except, with respect to the Merger, for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. On or prior to the date hereof, the Company Board of Directors has unanimously (i) determined that the terms of the Transactions, including the Offer and the Merger, are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement (including the “agreement of merger” as such term is used in Section 251 of the DGCL), the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the Company Stockholders accept the Offer and tender their shares of Company Common Stock to Purchaser pursuant to the Offer. None of the foregoing actions by the Company Board of Directors has been rescinded or modified in any way (unless such rescission or modification has been effected after the date hereof in accordance with the terms of Section 6.3).

(b)    Assuming (i) the satisfaction of the Minimum Condition, (ii) the absence of any amendment, modification or other change to the DGCL or this Agreement that would render Section 251(h) of the DGCL inapplicable to this Agreement and (iii) the accuracy of Parent’s and Purchaser’s representations and warranties set in forth Section 5.14, no vote of the holders of Company Common Stock or other capital stock of the Company is necessary to adopt this Agreement and consummate the Merger under applicable Law or the Company Governing Documents.

(c) This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Purchaser, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

Section 4.4.    Governmental Consents; No Violation.

(a)    Other than in connection with or in compliance with (i) the DGCL, (ii) the filing of the Offer Documents, the Schedule 14D-9 and the Form S-4 with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Form S-4, (iii) the Securities Act, (iv) the Exchange Act, (v) applicable state securities, takeover and “blue sky” laws, (vi) the HSR Act and any other requisite clearances or approvals under any other applicable requirements of other Antitrust Laws and (vii) any applicable requirements of the NYSE, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, (1) a Company Material Adverse Effect or (2) a material adverse effect on the ability of the Company to consummate the Transactions, including the Offer and the Merger, prior to the Outside Date.

(b)    The execution and delivery by the Company of this Agreement do not, and, except as described in Section 4.4(a), the consummation of the Transactions and compliance with the provisions hereof (and, in the case of Section 4.4(b)(ii)(A) and Section 4.4(b)(iii) only, the consummation of the transactions contemplated by the Letter Agreement) will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Contract binding upon the Company or any Company Subsidiary or to which any of them are a party or by or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Company Governing Documents or (B) the organizational or governing documents of any Company Subsidiary or (iii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, (1) a Company Material Adverse Effect or (2) a material adverse effect on the ability of the Company to consummate the Transactions, including the Offer and the Merger, prior to the Outside Date.

Section 4.5.    SEC Reports and Financial Statements.

(a)    Since January 1, 2016, the Company has timely filed or furnished all forms, statements, schedules, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, schedules, documents and reports, the “Company SEC Documents”). As of their respective filing dates or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the Company SEC Documents complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes Oxley Act”), the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the NYSE, and none of the Company SEC Documents contained (or, with respect to the Company SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or, with respect to the Company SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2016, neither the Company nor any Company Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, or, as of the date hereof, has received any written notice from the SEC or other Governmental Entity that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Company’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Company SEC Documents (including the financial statements included therein). No Company Subsidiary is required to file any forms, reports or other documents with the SEC.

(b)    The consolidated financial statements (including all related notes and schedules) of the Company included or incorporated by reference in the Company SEC Documents when filed or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis during the periods involved (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).

(c)    The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d)    Neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC), in any such case, where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Document.

Section 4.6.    Internal Controls and Procedures. The Company has established and maintains, and at all times since January 1, 2016 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes Oxley Act. Since January 1, 2016, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (the material circumstances of which (if any) and significant facts learned during the preparation of such disclosure have been made available to Parent prior to the date hereof) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting and (iii) any written claim or allegation regarding clauses (i) or (ii). Since January 1, 2016 through the date hereof, neither the Company nor any Company Subsidiary has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls.

Section 4.7.    No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent, absolute or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of December 31, 2018 included in the Company SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case, in the ordinary course of business consistent with past practice since December 31, 2018 (other than any liability for any material breaches of Contracts), (c) as expressly required or expressly contemplated by this Agreement and (d) for liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.8.    Absence of Certain Changes or Events.

(a)    From December 31, 2018 through the date hereof, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    From December 31, 2018 through the date hereof, (i) except to the extent it relates to the events giving rise to and the discussion and negotiation of this Agreement and the Transactions, the businesses of the Company and the Company Subsidiaries have been conducted in all material respects in the ordinary course of business and (ii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of Parent under Section 6.1 (other than any actions specified by clauses (i), (iv), (v), (vii), (x), (xi), (xii), (xvi), (xxii) or (xxvii) (to the extent clause (xxvii) relates to the foregoing clauses)).

Section 4.9.    Compliance with Law; Permits.

(a)    The Company and each Company Subsidiary are and have been since January 1, 2016 in compliance with, and not in default under or in violation of, any Laws (including Environmental Laws and employee benefits and labor Laws) applicable to the Company, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The Company and the Company Subsidiaries are and have been since January 1, 2016 in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable Law necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and none of the Company or any Company Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2014, neither the Company nor any Company Subsidiary, in connection with the business of the Company or any Company Subsidiary, or, to the Company’s Knowledge, any other third party (including the Company’s or the Company Subsidiaries’ respective Representatives) acting on behalf of the Company or any Company Subsidiary, has (i) taken any action in violation of any applicable Anti-Corruption Law, (ii) offered, authorized, provided or given any payment or thing of value to any Person for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage or (iii) taken any other action that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any Representative of another company or entity in the course of their business dealings with the Company or any Company Subsidiary, in order to unlawfully induce such Person to act against the interest of his or her employer or principal.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2014, neither the Company nor any Company Subsidiary has been subject to any actual, pending, or, to the Company’s Knowledge, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, Proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any Company Subsidiary in any way relating to applicable Anti-Corruption Laws. The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of applicable Anti-Corruption Laws.

(e)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2014, the Company and the

Company Subsidiaries have at all times conducted their businesses in all respects in accordance with United States economic sanctions Laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and all other applicable Import Restrictions and Export Controls in any countries in which any of the Company and the Company Subsidiaries conduct business. Since January 1, 2014, the Company and the Company Subsidiaries have maintained in all material respects all records required to be maintained in the Company’s and the Company Subsidiaries’ possession as required under the Import Restrictions and Export Controls.

(f)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2014, neither the Company nor any Company Subsidiary has sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, Software, or technology (including products derived from or based on such technology) to any destination, entity, or Person prohibited by the Laws of the United States or any other country, without obtaining prior authorization from the competent Governmental Entities as required by those Laws. The Company and the Company Subsidiaries have complied in all material respects with all terms and conditions of any license issued or approved by the Directorate of Defense Trade Controls, the Bureau of Industry and Security, or OFAC that is or has been in force since January 1, 2014. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2014, except pursuant to valid licenses, license exceptions or exemptions, the Company and the Company Subsidiaries have not released or disclosed controlled technical data or technology to any foreign national whether in the United States or abroad.

(g)    Neither the Company nor any Company Subsidiary, nor, to the Company’s Knowledge, any director, officer, agent, employee or affiliate of the Company or any Company Subsidiary: (x) is, or is controlled or 50% or more owned by, one or more Persons or entities targeted by sanctions administered by OFAC or included on the List of Specially Designated Nationals and Blocked Persons or Foreign Sanctions Evaders, Denied Persons List, Entities List, Debarred Parties List, Excluded Parties List and Terrorist Exclusion List, or any other lists of known or suspected terrorists, terrorist organizations or other prohibited Persons made publicly available or provided to the Company or any Company Subsidiary by any relevant Governmental Entity (such entities, Persons or organizations collectively, the “Restricted Parties”) or (y) has, since January 1, 2014, conducted any business with or engaged in any transaction or arrangement with or involving, directly or indirectly, any Restricted Parties or countries subject to economic or trade sanctions in violation of applicable Law, or has otherwise been in violation of any such sanctions, restrictions or any similar Law. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary is subject to any pending or, to the Company’s Knowledge, threatened action by any Governmental Entity that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit in any material respect its exporting activities or sales to any Governmental Entity. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary has, since January 1, 2014, received any written notice of potential violations of Laws covering export controls, trade embargoes or economic sanctions from OFAC or any other Governmental Entity or made any voluntary disclosures to OFAC or any other Governmental Entity of facts that could result in any material enforcement action being taken or any material penalty being imposed by a Governmental Entity against the Company or any Company Subsidiary.

(h)    The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the NYSE.

Section 4.10.    Employee Benefit Plans.

(a)    Section 4.10(a) of the Company Disclosure Letter sets forth each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each employee benefit plan (as defined in

Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, policy, program, agreement or arrangement, in each case, for the benefit of current employees, directors or consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or any of their ERISA Affiliates or with respect to which the Company or any Company Subsidiary has or may have any obligation or liability (whether actual or contingent). With respect to each material Company Benefit Plan, the Company has made available to Parent correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement, (ii) the most recent Form 5500 Annual Report, (iii) the most recent audited financial statement and actuarial valuation, (iv) all material filings and correspondence with any Governmental Entity and (v) all material related agreements, insurance contracts and other agreements which implement each such Company Benefit Plan.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company Benefit Plans has been operated and administered in accordance with its terms and in compliance with applicable Law, including ERISA, the Code and, in each case, the regulations thereunder. No liability under Title IV of ERISA has been incurred by the Company, the Company Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and to the Company’s Knowledge no condition exists that is likely to cause the Company, the Company Subsidiaries or any of their ERISA Affiliates to incur any such liability. All material contributions or other material amounts payable by the Company or the Company Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards. There are no pending, or to the Company’s Knowledge, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that would result in a material liability.

(c)    Within the last six (6) years, no Company Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. None of the Company, its Subsidiaries or any of their respective ERISA Affiliates has incurred or is reasonably expected to incur any Controlled Group Liability that has not been satisfied in full, except, with respect to clause (iv) of the definition of Controlled Group Liability only, as would not result in a liability that is material to the Company and the Company Subsidiaries, taken as a whole.

(d)    Neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or a plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA.

(e)    No Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or the Company Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable U.S. state Law.

(f)    (i) Each of the Company Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification and (ii) to the Company’s Knowledge, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan. Each such favorable determination letter has been provided or made available to Parent.

(g)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will, except as required by the terms of this Agreement, (i) result in any payment (including severance and unemployment compensation, forgiveness of Indebtedness or otherwise) becoming due to any current or former director or any employee of the Company or any Company Subsidiary under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits, (iv) result in any breach or violation of, or default under or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan, if any, which is maintained outside of the United States (i) has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates and, to the extent relevant, the United States, (ii) that is intended to qualify for special tax treatment meet all requirements for such treatment and (iii) that is intended to be funded or book-reserved are fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(i)    Each Company Benefit Plan has been maintained and operated in documentary and operational compliance in all materials respects with Section 409A of the Code or an available exemption therefrom.

(j)    The Company is not a party to nor does it have any obligation under any Company Benefit Plan to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

Section 4.11.    Labor Matters.

(a)    Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union, works council or labor organization. Neither the Company nor any Company Subsidiary is (or has during the past two (2) years been) subject to a material labor dispute, strike or work stoppage. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the Company’s Knowledge, threatened involving employees of the Company or any Company Subsidiary.

(b)    The Company and each Company Subsidiary are and have been since January 1, 2016 in compliance with all applicable Law respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, sexual harassment, discrimination, exempt and non-exempt status, compensation and benefits, wages and hours and the Worker Adjustment and Retraining Notification Act of 1988, as amended, except where such non-compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    To the Company’s Knowledge, in the last five (5) years, (i) no allegations of sexual harassment have been made against any employee at the level of Vice President or above, and (ii) neither the Company nor any of the Company Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or misconduct by any employee at the level of Vice President or above.

Section 4.12.    Tax Matters.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them and all such Tax Returns are true, correct and complete in all respects;

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them, and the financial statements of the Company and the Company Subsidiaries reflect adequate reserves, in accordance with GAAP, for all Taxes accrued but not yet paid by the Company or any Company Subsidiary as of the date thereof;

(c)    The Company and the Company Subsidiaries have (i) timely paid, deducted, withheld and collected all material amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity) and (ii) otherwise complied in all material respects with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements);

(d)    There is no (i) claim, litigation, audit, examination, investigation or other Proceeding pending or, to the Knowledge of the Company, threatened in writing with respect to any material Taxes or Tax Returns of the Company or any Company Subsidiary, or (ii) deficiency for material Taxes that has been assessed by any Governmental Entity against the Company or any Company Subsidiary and that has not been fully satisfied by payment, in each case, except, solely with respect to any such claim, litigation, audit, examination, investigation, or other Proceeding arising after the date hereof, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(e)    Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to any material Taxes or agreed to any extension of time with respect to a material amount of Tax assessment or deficiency (excluding extensions of time obtained by the Company or any Company Subsidiary in connection with extensions obtained in the ordinary course of business consistent with past practice for the filing of Tax Returns);

(f)    Within the last two (2) years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code;

(g)    None of the Company or any Company Subsidiary (i) is a party to or bound by any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements not primarily related to Taxes, and other than any agreement or arrangement solely among the Company and the Company Subsidiaries) or (ii) has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor or otherwise by operation of Law;

(h)    There are no Liens in respect of or on account of material Taxes upon any property or assets of the Company or any Company Subsidiary, other than Permitted Liens;

(i)    Within the last four (4) years, no claim has been made in writing by any Tax authority in a jurisdiction where the Company or any Company Subsidiary has not filed Tax Returns of a particular type that the Company or any Company Subsidiary is or may be subject to material Tax by, or required to file Tax Returns with respect to material Taxes in, such jurisdiction;

(j)    Neither the Company nor any Company Subsidiary is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code or any similar or analogous provision of state, local or non-U.S. Law) or other ruling or written agreement with a Tax authority, in each case, with respect to material Taxes;

(k)    Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law);

(l)    Neither the Company nor any Company Subsidiary will be required to include a material item of income (or exclude a material item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in or incorrect method of accounting occurring prior to the Closing Date, (ii) a prepaid amount received (or deferred revenue recognized) or paid, prior to the Closing Date, or (iii) an election under Section 108(i) of the Code (or any similar provision of state, local, or non-U.S. Law). Neither the Company nor any Company Subsidiary has made an election pursuant to Section 965(h) of the Code; and

(m)    Neither the Company nor any Company Subsidiary is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Offer and the Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.13.    Litigation; Orders. As of the date hereof, there are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary or any of their respective properties, rights or assets by or before, and there are no orders, judgments or decrees of or settlement agreements with, any Governmental Entity, that are or would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.14.    Intellectual Property.

(a)    Section 4.14(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the date hereof of all: (i) patents and patent applications, (ii) registered trademarks, service marks, trade dress, logos, slogans, brand names, trade names and corporate names and applications therefor, (iii) domain name and social media handle registrations, and (iv) copyright registrations and applications for copyright registration, and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by the Company or any Company Subsidiary with any state, government or other public authority, in each case, that are owned by, filed in the name of, applied for by, or subject to a valid obligation of assignment to, the Company or any Company Subsidiary, whether wholly or jointly owned (the “Company Registered Intellectual Property”).

(b)    The Company solely owns, or is the exclusive licensee of, each item of Company Intellectual Property free and clear of all Liens, other than Permitted Liens. Each material item of Company Registered Intellectual Property is subsisting and has not expired, been cancelled, or been abandoned, and to the Knowledge of the Company, is valid and enforceable. As of the date hereof, no Proceeding (other than office actions in connection with the prosecution of applications) is pending or, to the Company’s Knowledge, threatened by or before any Governmental Entity, that challenges the legality, validity, enforceability, registration, use or ownership of any Company Intellectual Property.

(c)    Neither the Company nor any Company Subsidiary has granted or transferred (or is obligated to grant or transfer) to any Person or has permitted (or is obligated to permit) any Person to retain any ownership interest, including any joint ownership interest, or any exclusive rights, in any Intellectual Property that is or was Company Intellectual Property and is material to the current conduct of the business of the Company and the Company Subsidiaries, taken as a whole.

(d)    The Company and the Company Subsidiaries own, license, sublicense or otherwise possess legally enforceable and sufficient rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as currently conducted, except for such rights the absence of which would not be, either individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(e)    As of the date hereof, no Proceedings are pending or, to the Company’s Knowledge, are threatened against the Company or any Company Subsidiary, alleging that the Company or any Company Subsidiary is infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any Person. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) each Company Product and the conduct of the business of the Company and the Company Subsidiaries, as currently conducted, does not infringe, misappropriate, dilute, or otherwise violate any Intellectual Property of any Person or constitute unfair competition or unfair trade practices (and as conducted since January 1, 2016, has not infringed, violated, constituted, or misappropriated any Intellectual Property of any Person or constituted unfair competition or unfair trade practices), (ii) to the Company’s Knowledge, no Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Company Intellectual Property, and (iii) since January 1, 2016, neither the Company nor any Company Subsidiary has instituted or threatened to institute any Proceeding against any Person alleging such Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Company Intellectual Property.

(f)    Except as would not reasonably be expected to, either individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole: (i) in each case in which the Company or any Company Subsidiary has engaged or hired an employee, consultant or contractor (whether current or former) for the purpose of developing or creating any Intellectual Property, the Company or such Company Subsidiary has obtained, either by operation of Law or by valid assignment or transfer, exclusive ownership of all such Intellectual Property; (ii) the Company and each Company Subsidiary have taken commercially reasonable actions to maintain and protect all Company Intellectual Property that derives independent economic value, actual or potential, from not being known to other Persons, and all such Company Intellectual Property has been maintained in confidence in accordance with procedures that are customarily used in the industry to protect rights of like importance; and (iii) to Company’s Knowledge, since January 1, 2016, there has been no unauthorized disclosure of the Company Intellectual Property, or unauthorized disclosure by the Company or any Company Subsidiary of any third party Intellectual Property. Without limiting the generality of the foregoing, the Company and the Company Subsidiaries have, and enforce, a policy requiring each employee, consultant and independent contractor that has access to any such Intellectual Property to execute a confidentiality agreement that obligates such Person to maintain the confidentiality thereof except where the failure to enforce such policy has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(g)    Neither the Company nor any Company Subsidiary has distributed any Software or database under an Open Source License in a manner that would require any material Company Intellectual Property (i) to be disclosed or distributed in Source Code form, (ii) to be licensed for the purposes of preparing derivative works, or (iii) to be redistributed at no charge. The Company and the Company Subsidiaries are and have been in compliance in all material respects with all Open Source Licenses to which they are subject.

(h)    Section 4.14(h) of the Company Disclosure Letter contains a complete and accurate list of, and the Company has made available to Parent prior to the date hereof true and complete copies of, all Contracts in effect pursuant to which the Company or any Company Subsidiary (i) grants any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to any Person under or to any patent rights or other material Company Intellectual Property, except Ordinary Course Licenses, or (ii) (other than the Ordinary Course Licenses and Open Source Licenses) is granted a license, covenant not to assert, release, agreement not to enforcement or prosecute, or immunity to or under any Person’s Intellectual Property, and, in the case of clauses (i) and (ii), that is material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole (the foregoing, together with the Ordinary Course Licenses and Open Source Licenses, the “IP Contracts”).

(i)    The Company has made available to Parent prior to the date hereof a true and complete list of all material Company Products.

(j)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in (i) a material breach, violation, modification, cancellation, termination, or suspension of any IP Contract that is material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, (ii) the release of any Source Code that is Company Intellectual Property or other material proprietary or confidential Intellectual Property of the Company or any Company Subsidiary, (iii) the grant of (or requirement to grant) any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to or under any Company Intellectual Property (or (except as a result of the terms of a Contract to which Parent, but neither the Company nor a Company Subsidiary, is a party) any Intellectual Property of Parent) to any Person, except, in the case of the Company Intellectual Property, as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, or (iv) the Company, any Company Subsidiary or (except as a result of the terms of a Contract to which Parent, but neither the Company nor a Company Subsidiary, is a party) Parent being the subject to any non-compete or other restriction on the operation or scope of their respective businesses except, in the case of the Company and the Company Subsidiaries, as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. All IP Contracts shall remain in full force and effect following the Closing in accordance with their terms, and, as of immediately after the Closing, the Company and the Company Subsidiaries will be entitled to exercise all of their respective rights under all IP Contracts to the same extent as prior to the Closing, in each case, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(k)    As of the date hereof, no Proceeding by any Person is pending against the Company or any Company Subsidiary, nor has any of them received any written claim or notice since January 1, 2016 with respect to any material warranty or material indemnity claim relating to any Company Products or with respect to the material breach of any material agreement (including any IP Contract) under which such Company Products have been made available, in each case, which remains unresolved.

Section 4.15.    Privacy and Data Protection.

(a)    Since January 1, 2016, the Company’s and each Company Subsidiary’s receipt, collection, monitoring, maintenance, hosting, creation, transmission, use, analysis, disclosure, storage, disposal and security, as the case may be, of Protected Information, and, to the Company’s Knowledge, any such activities performed or handled by authorized third parties on the Company’s or a Company Subsidiary’s behalf, have complied in all material respects with, and neither the execution and delivery of this Agreement nor the consummation of the Transactions (including the disclosure to and use by Surviving Company of Protected Information after the Closing) will result in the Company, any Company Subsidiary or the Surviving Company being in material breach or material violation of, (i) any Contracts to which the Company or any Company Subsidiary is a party, (ii) applicable Information Privacy and Security Laws, (iii) PCI DSS, as applicable, (iv) all applicable policies and procedures adopted by the Company or a Company Subsidiary relating to Protected Information, including the Privacy Statements, and (v) all consents and authorizations that apply to the Protected Information that have been obtained by the Company or a Company Subsidiary. The Company and each Company Subsidiary have all material rights, authority, consents and authorizations necessary under applicable Information Privacy and Security Laws to receive, access, use and disclose the Protected Information in their possession or under their control in connection with the operation of their business. Since January 1, 2016, the Company and each Company Subsidiary have posted, where required by Information Privacy and Security Laws, as applicable, privacy policies governing their use of Protected Information on the websites made available by the Company and each Company Subsidiary, and the Company and each Company Subsidiary have complied in all material respects with such current and former published privacy policies.

(b)    There has been no material (i) data security breach of, or unauthorized access to, any Company Products, or any material Company or Company Subsidiary systems, networks or information technology that transmits or maintains Protected Information; or (ii) incident involving the accidental or unlawful loss of or damage to, or unauthorized access to or acquisition, modification, use or disclosure of, any Protected Information owned, used, hosted, maintained or controlled by or on behalf of the Company or the Company Subsidiaries, including any unauthorized access, acquisition, modification, use or disclosure of Protected Information requiring notification by the Company or any Company Subsidiary to individuals, Persons or Governmental Entities under any applicable Information Privacy and Security Laws or Contracts to which the Company or a Company Subsidiary is a party. To the Company’s Knowledge, none of the Company’s or any Company Subsidiary’s material vendors, suppliers and subcontractors have (A) suffered any security breach that resulted in any unauthorized access to, modification of, use of, disclosure of, loss of or damage to any Protected Information, (B) materially breached any terms relating to Protected Information in any Contracts with the Company or any Company Subsidiary or (C) materially violated any applicable Information Privacy and Security Laws.

(c)    Since January 1, 2016, the Company and each Company Subsidiary have implemented, monitored in a commercially reasonable manner and maintained a written information security program, covering the Company and each Company Subsidiary, designed to (i) identify and address internal and external risks to the security or privacy of any proprietary or confidential information in their possession, including Protected Information, (ii) implement, monitor and improve reasonable administrative, technical and physical safeguards to control these risks, and (iii) maintain notification procedures in compliance with applicable Information Privacy and Security Laws in the case of any breach of security or privacy compromising Protected Information. In each of 2017 and 2018, the Company and each of the Company Subsidiaries have performed security risk assessments and substantially addressed and remediated all critical or high risk threats and deficiencies identified in those security risk assessments.

(d)    Since January 1, 2016, no Person has (i) provided an audit request to the Company or a Company Subsidiary or made any written claim against the Company or a Company Subsidiary or (ii) to the Company’s Knowledge, commenced any Proceeding, in each case, with respect to (A) any alleged violation of applicable Information Privacy and Security Laws by the Company, any Company Subsidiary or (with respect to services provided to or on behalf of Company) any third party with whom the Company or any Company Subsidiary has entered into a Contract in connection with the collection, maintenance, storage, retention, use, processing, disclosure, transfer or disposal of Protected Information or (B) any of the Company’s or a Company Subsidiary’s privacy or data security practices relating to Protected Information, including any unlawful or accidental loss of or damage to, or unauthorized access, acquisition, use, disclosure, modification or other misuse of any Protected Information maintained by or on behalf of the Company or the Company Subsidiaries. No Person has provided a written complaint to the Company or a Company Subsidiary, nor, to the Company’s Knowledge, to any third party, regarding the improper disclosure of Protected Health Information (as defined in HIPAA) by the Company or a Company Subsidiary.

(e)    The Company and the Company Subsidiaries have in place disaster recovery plans, procedures and facilities that satisfy applicable Law in all material respects and the Company’s and the Company Subsidiaries’ obligations under Contracts with all customers, vendors, suppliers and subcontractors of the Company and the Company Subsidiaries, and the Company and the Company Subsidiaries are in compliance therewith in all material respects.

Section 4.16.    Real Property; Assets. Neither the Company nor any Company Subsidiary owns any real property. Section 4.16 of the Company Disclosure Letter sets forth a list, as of the date hereof, of Contracts pursuant to which the Company or any Company Subsidiary leases, subleases or occupies any real property that is material to the Company or its Subsidiaries, in each case, other than Contracts for ordinary course arrangements at “shared workspace” or “coworking space” facilities that are not material (such Contracts, “Company Leases”). Neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy any real property subject to a Company Lease or any portion thereof. Each Company Lease is valid, binding and in full force and effect, subject to the Enforceability Limitations, and no uncured default of a material nature on the part of the Company or, if applicable, any

Company Subsidiary or, to the Company’s Knowledge, the landlord thereunder exists with respect to any Company Lease. The Company or a Company Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Company Lease, each real property subject to the Company Leases necessary for the conduct of the business of the Company and the Company Subsidiaries as currently conducted, free and clear of all Liens, other than Permitted Liens. The Company or a Company Subsidiary has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.

Section 4.17.    Material Contracts.

(a)    Except for this Agreement, Section 4.17 of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract described below in this Section 4.17(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which the Company or any Company Subsidiary is a party or to which any of their respective properties or assets is subject, in each case as of the date hereof other than Company Benefit Plans listed on Section 4.10(a) of the Company Disclosure Letter (all Contracts of the type described in this Section 4.17(a) (other than this Agreement), whether or not set forth on Section 4.17 of the Company Disclosure Letter, being referred to herein as the “Material Contract”):

(i)    each Contract that limits in any material respect the freedom of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Acceptance Time) to compete or engage in any line of business or geographic region or with any Person, or sell, supply or distribute any product or service or that otherwise has the effect of restricting the Company, the Company Subsidiaries or any of their respective affiliates (including Parent and its affiliates after the Acceptance Time) from the development, marketing or distribution of products and services, in each case, in any geographic area;

(ii)    each Contract that limits the freedom of the Company or any Company Subsidiary to negotiate or, except for provisions requiring notice or consent to assignment by the counterparty thereto, consummate any of the Transactions;

(iii)    any material partnership, joint venture, strategic alliance, limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries) or similar material Contract;

(iv) each acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making by the Company or any Company Subsidiary of future payments in excess of $1,000,000;

(v)    each Contract that gives any Person the right to acquire any assets of the Company or any Company Subsidiary (excluding ordinary course commitments to purchase Company Products) after the date hereof with consideration of more than $1,000,000;

(vi)    Contracts of the type described in clauses (i) and (ii) of Section 4.14(h);

(vii)    other than in the ordinary course of business consistent with past practice, any Contract to provide Source Code for any Company Product to any third Person, including any Contract to put such Source Code in escrow with a third Person on behalf of a licensee or contracting party;

(viii)    any settlement agreement or similar Contract restricting in any material respect the operations or conduct of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Acceptance Time);

(ix)    each Contract not otherwise described in any other subsection of this Section 4.17(a) pursuant to which the Company or any Company Subsidiary is obligated to pay, or entitled to receive, payments in excess of $5,000,000 in the twelve (12) month period following the date hereof;

(x)    any Contract that obligates the Company or any Company Subsidiary to make any capital investment or capital expenditure outside the ordinary course of business and in excess of $1,000,000;

(xi)    each Contract that is a Material Customer Agreement, a Material Supplier Agreement or a Material Reseller Agreement;

(xii)    each Contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Acceptance Time) to own, operate, sell, transfer, pledge or otherwise dispose of any businesses or material assets;

(xiii)    each Contract that contains any exclusivity rights or “most favored nations” provisions or minimum use, supply or display requirements that are binding on the Company or its affiliates (including Parent and its affiliates after the Acceptance Time);

(xiv)    each non-ordinary course Contract that contains any material indemnification obligations by the Company or any Company Subsidiary;

(xv)    each Company Government Contract pursuant to which the Company receives annual revenue in excess of $1,000,000;

(xvi)    each Company Lease;

(xvii)    each Contract relating to outstanding or potential Indebtedness (or commitments in respect thereof) of the Company or the Company Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $500,000 or relating to any Liens on the assets of the Company or any Company Subsidiary;

(xviii)    each Contract involving derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements) for which the aggregate exposure (or aggregate value) to the Company and the Company Subsidiaries is reasonably expected to be in excess of $500,000 or with a notional value in excess of $500,000;

(xix)    each Contract between the Company or any Company Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly owned Company Subsidiary) of the Company or any Company Subsidiary, any beneficial owner, directly or indirectly, of more than five percent (5%) of the number or voting power of the shares of Company Common Stock or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any Company Subsidiary has an obligation to indemnify such officer, director, affiliate, beneficial owner, associate or immediate family member; and

(xx)    any Contract not otherwise described in any other subsection of this Section 4.17(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company.

(b)    True and complete copies of each Material Contract in effect as of the date hereof have been made available to Parent or publicly filed with the SEC prior to the date hereof. Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, as of the date hereof, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary which is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations.

(c)    True and complete copies of each Company Government Contract Bid that, if accepted, would be a Material Contract of the type specified in Section 4.17(a)(xv) (a “Material Government Bid”) have been made available to Parent prior to the date hereof.

(d)    Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) each Company Government Contract is binding on the Company or the Company Subsidiary party thereto and is in full force and effect, subject to the Enforceability Limitations, (ii) no Company Government Contract or offer, quotation, bid or proposal to sell products or services made by the Company or any Company Subsidiary to any Governmental Entity or any prime contractor (a “Government Contract Bid”) is the subject of bid or award protest proceedings resulting from the conduct of the Company or any of its Subsidiaries, and (iii) neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Government Contract. The Company and the Company Subsidiaries are in compliance, and have been in compliance since January 1, 2016, in all material respects with the terms and conditions of each Company Government Contract and Government Contract Bid, including all clauses, provisions and requirements incorporated expressly by reference or by operation of Law therein. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2016, neither any Governmental Entity nor any prime contractor or subcontractor has notified the Company or any Company Subsidiary in writing that the Company or any Company Subsidiary has, or is alleged to have, breached or violated in any material respect any Law, representation, certification, disclosure, clause, provision or requirement pertaining to any Company Government Contract or Government Contract Bid. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2016, no costs incurred by the Company or any Company Subsidiary pertaining to any Company Government Contract have been proposed for disallowance or deemed finally disallowed in writing by a Governmental Entity, and no material payment due to the Company or any Company Subsidiary pertaining to any Company Government Contract has been withheld or set off, nor has any claim been made to withhold or set off any such payment.

(e)    Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2016, (i) none of the Company, any Company Subsidiary or any of their respective Principals (as defined in Federal Acquisition Regulation 52.209-5) has been debarred, suspended or excluded, or to the Company’s Knowledge, proposed for debarment, suspension or exclusion, from participation in or the award of Contracts or subcontracts for or with any Governmental Entity or doing business with any Governmental Entity, (ii) none of the Company or any Company Subsidiary has received any request to show cause (excluding for this purpose ineligibility to bid on certain Contracts due to generally applicable bidding requirements), (iii) none of the Company or any Company Subsidiary, to the Company’s Knowledge, is the subject of a finding of non-compliance, nonresponsibility or ineligibility for government contracting, (iv) none of the Company or any Company Subsidiary is for any reason listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs, (v) neither the Company nor any Company Subsidiary, nor any of their respective directors, officers, employees or Principals (as defined in Federal Acquisition Regulation 52.209-5), nor to the Company’s Knowledge, any consultants or agents of the Company or any Company Subsidiary, is or has been under administrative, civil or criminal investigation, indictment or information by any Governmental Entity with respect to the award or performance of any Company Government Contract, the subject of any actual or, to the Company’s Knowledge, threatened in writing, “whistleblower” or “qui tam” lawsuit, or audit (other than a routine contract audit) or investigation of the Company or any Company Subsidiary with respect to any Company Government Contract, including any alleged material irregularity, misstatement or omission arising thereunder or relating thereto, and to the Company’s Knowledge, there is no basis for any such investigation, indictment, lawsuit or audit and (vi) neither the Company nor any Company Subsidiary has made any voluntary disclosure (A) to any Governmental Entity with respect to any alleged material irregularity, misstatement, omission, fraud or price mischarging, or other violation of Law, arising under or relating to a Company Government Contract or (B) under the Federal Acquisition Regulation mandatory disclosure or payment provisions to any Governmental Entity and, to the Company’s Knowledge, there are no facts that would require mandatory disclosure thereunder.

Section 4.18.    Environmental Matters. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) neither the Company nor any Company Subsidiary is in violation of any Environmental Law, (b) none of the properties owned or occupied by the Company or any Company Subsidiary is contaminated with any Hazardous Substance and (c) the Company and the Company Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and the Company and the Company Subsidiaries are in compliance with such permits, licenses and other authorizations. As of the date hereof, no Proceeding is pending, or to the Company’s Knowledge, threatened, concerning or relating to the operations of the Company or any Company Subsidiary that seeks to impose, or that is reasonably likely to result in the imposition of, any material liability arising under any Environmental Law upon the Company or any Company Subsidiary.

Section 4.19.    Customers; Suppliers; Resellers; Government Entities.

(a)    Section 4.19(a) of the Company Disclosure Letter sets forth a list of the top ten (10) customers of the Company and the Company Subsidiaries that have a Contract with the Company or a Company Subsidiary based on Contract Revenue for the last twelve (12) months ended March 31, 2019 (each, a “Material Customer” and each such contract, a “Material Customer Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Customer that such Material Customer shall not continue as a customer of the Company or that such Material Customer intends to terminate or materially and adversely modify existing Contracts with the Company or the Company Subsidiaries.

(b)    Section 4.19(b) of the Company Disclosure Letter sets forth a list of the suppliers and vendors of the Company and the Company Subsidiaries with whom the Company and the Company Subsidiaries have spent at least $5,000,000 during the last twelve (12) months ended March 31, 2019 (each, a “Material Supplier” and each Contract pursuant to which the Company or a Company Subsidiary paid those amounts to the applicable Material Supplier, a “Material Supplier Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Supplier that such supplier shall not continue as a supplier to the Company or that such supplier intends to terminate or materially and adversely modify existing Contracts with the Company or the Company Subsidiaries.

(c)    Section 4.19(c) of the Company Disclosure Letter sets forth a list of each technology vendor, reseller, OEM, independent Software vendor and distributor pursuant to which the Company or any Company Subsidiary received Contract Revenue during the last twelve months ended March 31, 2019 in excess of $2,000,000 (each, a “Material Reseller” and each Contract with each Material Reseller, a “Material Reseller Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Reseller that such Material Reseller shall not continue as a technology vendor, reseller, OEM, independent Software vendor and distributor, as applicable, to the Company or that such Material Reseller intends to terminate or materially and adversely modify existing Contracts with the Company or the Company Subsidiaries.

(d)    Section 4.19(d) of the Company Disclosure Letter sets forth a list (and the associated revenues for the last twelve (12) months ended March 31, 2019) of each (i) Governmental Entity of any jurisdiction in the

United States (or any prime contractor or subcontractor of any Governmental Entity of any jurisdiction in the United States in its capacity as such) from which the Company and the Company Subsidiaries received Contract Revenue in excess of $1,000,000 during the last twelve (12) months ended March 31, 2019 and (ii) Governmental Entity of any jurisdiction outside the United States (or any prime contractor or subcontractor of any Governmental Entity of any jurisdiction outside the United States in its capacity as such) from which the Company or any Company Subsidiary has received Contract Revenue in excess of $1,000,000 during the last twelve (12) months ended March 31, 2019.

Section 4.20.    Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all current insurance policies and insurance Contracts of the Company and the Company Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither the Company nor any Company Subsidiary has received notice of cancellation or termination with respect to any current third-party insurance policies or insurance Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.21.    Information Supplied. The information relating to the Company and the Company Subsidiaries, to the extent supplied by or on behalf the Company and the Company Subsidiaries, to be contained in, or incorporated by reference in, the Offer Documents, the Form S-4 and the Schedule 14D-9 (and any amendment or supplement thereto) will not, on the date the Offer Documents and the Schedule 14D-9 are first mailed to the Company Stockholders or at the time the Form S-4 (and any amendment or supplement thereto) is filed with the SEC, is declared effective by the SEC, is first mailed to Company Stockholders or on the date that the Offer is consummated, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Schedule 14D-9 will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.21, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Offer Documents, the Form S-4 or the Schedule 14D-9, which information or statements were not supplied by or on behalf of the Company.

Section 4.22.    Opinion of Financial Advisor. The Company Board of Directors has received an opinion of Goldman Sachs & Co. LLC (“Goldman Sachs”) to the effect that, as of the date of such opinion and based upon and subject to the various matters and limitations set forth therein, the Offer Consideration to be paid to the holders (other than Parent and its affiliates) of Company Common Stock (other than holders of Cancelled Shares and Converted Shares), taken in the aggregate, pursuant to this Agreement is fair, from a financial point of view, to such holders. A written copy of such opinion will be provided to Parent promptly following receipt by the Company for informational purposes only.

Section 4.23.    State Takeover Statutes; Anti-Takeover Laws. Assuming the accuracy of Parent’s and Purchaser’s representations and warranties set forth in Section 5.14, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the Transactions (including, for the avoidance of doubt, the Letter Agreement) Section 203 of the DGCL and any similar provisions in the Company Governing Documents or any other Takeover Statute. The Company has no rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

Section 4.24.    Related Party Transactions. Except as set forth in the Company SEC Documents, there are no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any affiliate (including any officer or director) thereof, but not including any wholly owned

Subsidiary of the Company, on the other hand, that are required to be disclosed under Item 404 of Regulation S-K of the SEC that are not so disclosed.

Section 4.25.    Finders and Brokers. Other than Goldman Sachs, neither the Company nor any Company Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon the consummation of the Offer and the Merger. A true and complete copy of the engagement letter with Goldman Sachs has been made available to Parent prior to the date hereof.

Section 4.26.    No Other Representations. Except for the representations and warranties contained in Article V, the Company acknowledges that none of Parent, Purchaser, any of their respective Representatives or any other Person makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to Parent or Purchaser or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company or its Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or to the Company’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions, or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article V. Without limiting the generality of the foregoing, the Company acknowledges that, except as may be expressly provided in Article V, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available, directly or indirectly, to the Company, any of its Representatives or any other Person.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT AND PURCHASER

Except as disclosed in (x) any publicly available Parent SEC Document filed or furnished since January 1, 2017 and prior to the date of this Agreement (including any exhibits and other information incorporated by reference therein but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable section of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify (or, as applicable, a disclosure for purposes of) the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article V for which it is reasonably apparent on its face that such information is relevant to such other section), Parent and Purchaser represent and warrant to the Company as set forth below.

Section 5.1.    Qualification, Organization, etc. Each of Parent and Purchaser is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Except as would not be material to Parent and Parent Subsidiaries, taken as a whole, each Parent Subsidiary is a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and the Parent Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent, Purchaser and the other Parent Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, (1) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (2) has not had and would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent or Purchaser to consummate the Transactions, including the Offer and the Merger, prior to the Outside Date. Parent has filed with the SEC, prior to the date hereof, complete and accurate copies of the certificate of incorporation and bylaws of Parent as amended to the date hereof (the “Parent Governing Documents”). The Parent Governing Documents are in full force and effect and Parent is not in violation of the Parent Governing Documents.

Section 5.2.    Capitalization.

(a)    The authorized capital stock of Parent consists of 1,600,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (“Parent Preferred Stock”). As of June 6, 2019 (the “Parent Capitalization Date”): (i) (A) 776,544,434 shares of Parent Common Stock were issued and outstanding (including 1,761,185 restricted shares of Parent Common Stock granted under Parent Equity Plans), (B) 91,872 shares of Parent Common Stock were held in Parent’s treasury, (C) options granted under Parent Equity Plans to purchase 29,180,446 shares of Parent Common Stock were outstanding with a weighted average exercise price per share of $93.27, and (D) restricted stock unit awards granted under Parent Equity Plans covering 25,721,602 shares of Parent Common Stock (assuming any applicable performance goals are deemed satisfied at target) were outstanding; (ii) 43,394,950 shares of Parent Common Stock were reserved for future issuance pursuant to the Parent Equity Plans; (iii) 4,066,747 shares of Parent Common Stock were reserved for future issuance pursuant to Parent’s 2004 Employee Stock Purchase Plan; and (iv) no shares of Parent Preferred Stock were issued and outstanding. All the outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock reserved for issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b)    Except as set forth in Section 5.2(a) and other than the shares of Parent Common Stock that have become outstanding after the Parent Capitalization Date that were reserved for issuance as set forth in Section 5.2(a), as of the date hereof: (i) Parent does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which Parent or any Parent Subsidiary is a party or is otherwise bound obligating Parent or any Parent Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of Parent or any Parent Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests.

(c)    Neither Parent nor any Parent Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(d)    There are no voting trusts or other agreements, commitments or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of the capital stock or other equity interests of Parent or any Parent Subsidiary.

(e)    The authorized capital stock of Purchaser consists solely of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Purchaser is, and as of the Acceptance Time and the Effective Time shall be, directly or indirectly owned by Parent.

Section 5.3.    Corporate Authority.

(a)    Parent and Purchaser have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Offer and the Merger. The execution and delivery of this Agreement and the Letter Agreement and the consummation of the Transactions and the transactions contemplated by the Letter Agreement have been duly and validly authorized by all necessary corporate action of each of Parent and Purchaser and no other corporate proceedings (pursuant to the Parent Governing Documents or otherwise) on the part of Parent or Purchaser are necessary to authorize the consummation of, and to consummate, the Transactions or the transactions contemplated by the Letter Agreement, except, with respect to the Merger, for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(b)    No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement, or to approve the Offer, the Merger or the other Transactions. The vote or consent of Intermediate LLC, as the sole stockholder of Purchaser, is the only vote or consent of the holders of any class or series of capital stock of Purchaser necessary to approve the Offer and the Merger and adopt this Agreement.

(c)    This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, subject to the Enforceability Limitations.

Section 5.4.    Governmental Consents; No Violation.

(a)    Other than in connection with or in compliance with (i) the DGCL, (ii) the filing of the Offer Documents, the Schedule 14D-9 and the Form S-4 with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Form S-4, (iii) the Securities Act, (iv) the Exchange Act, (v) applicable state securities, takeover and “blue sky” laws, (vi) the HSR Act and any other requisite clearances or approvals under any other applicable requirements of other Antitrust Laws and (vii) any applicable requirements of the NYSE, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by Parent and Purchaser of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, (1) a Parent Material Adverse Effect or (2) a material adverse effect on the ability of Parent or Purchaser to consummate the Transactions, including the Offer and the Merger, prior to the Outside Date.

(b)    The execution and delivery by Parent and Purchaser of this Agreement do not, and, except as described in Section 5.4(a), the consummation of the Transactions and compliance with the provisions hereof (and, in the case of Section 5.4(b)(ii)(A) and Section 5.4(b)(iii) only, the consummation of the transactions contemplated by the Letter Agreement) will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Contract binding upon Parent or any Parent Subsidiary or to which any of them are a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any Parent Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Parent Governing Documents or (B) the organizational or governing documents of any Parent Subsidiary or (iii) conflict with or violate any Laws applicable to Parent or any Parent Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, (1) a Parent Material Adverse Effect or (2) a material adverse effect on the ability of Parent or Purchaser to consummate the Transactions, including the Offer and the Merger, prior to the Outside Date.

Section 5.5.    SEC Reports and Financial Statements.

(a)    Since February 1, 2016, Parent has timely filed or furnished all forms, statements, schedules, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, statements, schedules, documents and reports the “Parent SEC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the Parent SEC Documents complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the NYSE, and none of the Parent SEC Documents contained (or with respect to Parent SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to Parent SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since February 1, 2016, neither Parent nor any Parent Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Parent SEC Documents (including the financial statements included therein) that are not resolved, or, as of the date hereof, has received any written notice from the SEC or other Governmental Entity that such Parent SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to Parent’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Parent SEC Documents (including the financial statements included therein).

(b)    The consolidated financial statements (including all related notes and schedules) of Parent included or incorporated by reference in the Parent SEC Documents when filed or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with GAAP applied on a consistent basis during the periods involved (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).

(c)    Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by Parent’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Neither Parent nor, to the Knowledge of Parent, any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d)    Neither Parent nor any Parent Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among Parent or any Parent Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC), in any such case, where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Document.

Section 5.6.    Internal Controls and Procedures. Parent has established and maintains, and at all times since January 31, 2016 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 31, 2016, Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and the audit committee of Parent’s board of directors (the material circumstances of which (if any) and significant facts learned during the preparation of such disclosure have been made available to the Company prior to the date hereof) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting and (iii) any written claim or allegation regarding clauses (i) or (ii). Since January 31, 2016 through the date hereof, neither Parent nor any Parent Subsidiary has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls.

Section 5.7.    No Undisclosed Liabilities. Neither Parent nor any Parent Subsidiary has any liabilities of any nature, whether or not accrued, contingent, absolute or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in Parent’s consolidated balance sheet (or the notes thereto) as of January 31, 2019 included in the Parent SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case, in the ordinary course of business consistent with past practice since January 31, 2019 (other than any liability for any material breaches of Contracts), (c) as expressly required or contemplated by this Agreement and (d) for liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.8.    Absence of Certain Changes or Events. From January 31, 2019 through the date hereof, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.9.    Compliance with Law.

(a)    Parent and each Parent Subsidiary are and have been since January 1, 2016 in compliance with and not in default under or in violation of any Laws (including Environmental Laws and employee benefits and labor Laws) applicable to Parent, such Subsidiary or any of their respective properties or assets, except where such noncompliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and each Parent Subsidiary are, and since January 1, 2016 have been, in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable Law necessary for Parent and the Parent Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all Parent Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Parent

Permit and none of Parent or any Parent Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Parent Permit.

(c)    Parent is in compliance in all material respects with the applicable listing and other rules and regulations of the NYSE.

Section 5.10.    Litigation; Orders. As of the date hereof, there are no Proceedings pending or, to Parent’s Knowledge, threatened against Parent or any Parent Subsidiary or any of their respective properties, rights or assets by or before, and there are no orders, judgments or decrees of or settlement agreements with, any Governmental Entity, that are or would reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole.

Section 5.11.    Information Supplied. The information relating to Parent and the Parent Subsidiaries, to the extent supplied by or on behalf Parent and the Parent Subsidiaries, to be contained in, or incorporated by reference in, the Offer Documents, the Schedule 14D-9 and the Form S-4 (and any amendment or supplement thereto) will not, on the date the Offer Documents and the Schedule 14D-9 are first mailed to the Company Stockholders or at the time the Form S-4 (and any amendment or supplement thereto) is filed with the SEC, is declared effective by the SEC, is first mailed to Company Stockholders or on the date that the Offer is consummated, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Offer Documents and the Form S-4 will comply in all material respects as to form with the requirements of both the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 5.11, no representation or warranty is made by Parent or Purchaser with respect to information or statements made or incorporated by reference in the Offer Documents, the Schedule 14D-9 or the Form S-4, which information or statements were not supplied by or on behalf of Parent or Purchaser.

Section 5.12.    Valid Issuance. The Parent Common Stock to be issued as Offer Consideration or Merger Consideration pursuant to the terms hereof, when issued as provided in and pursuant to the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and (other than restrictions under applicable securities laws, or restrictions created by any Company Stockholder) will be free of restrictions on transfer.

Section 5.13.    Finders and Brokers. Other than BofA Securities, Inc., neither Parent nor any Parent Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon the consummation of the Offer and the Merger.

Section 5.14.    Stock Ownership. Parent is not, nor at any time for the past three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor any Parent Subsidiary directly or indirectly owns as of the date hereof, nor at any time in the past three (3) years through the date hereof has directly or indirectly owned, any shares of Company Common Stock.

Section 5.15.    No Purchaser Activity. Since its date of formation, Purchaser has not conducted any business or engaged in any activities other than in connection with this Agreement and the Transactions.

Section 5.16.    Tax Matters.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them, and the financial statements of Parent and the Parent Subsidiaries reflect adequate reserves, in accordance with GAAP, for all Taxes accrued but not yet paid by Parent or any Parent Subsidiary as of the date thereof;

(b)    There is no (i) claim, litigation, audit, examination, investigation or other Proceeding pending or, to the Knowledge of Parent, threatened in writing with respect to any material Taxes or Tax Returns of Parent or any Parent Subsidiary, or (ii) deficiency for material Taxes that has been assessed by any Governmental Entity against Parent or any Parent Subsidiary and that has not been fully satisfied by payment, in each case, except, solely with respect to any such claim, litigation, audit, examination, investigation, or other Proceeding arising after the date hereof, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(c)    None of Parent or any Parent Subsidiary has any liability for material Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor or otherwise by operation of Law;

(d)    Neither Parent nor any Parent Subsidiary is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code or any similar or analogous provision of state, local or non-U.S. Law) or other ruling or written agreement with a Tax authority, in each case, with respect to material Taxes;

(e)    Neither Parent nor any Parent Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law); and

(f)    Purchaser is a direct, wholly owned Subsidiary of Salesforce Holdings LLC, a Delaware limited liability company (“Intermediate LLC”). Intermediate LLC is a direct, wholly owned Subsidiary of Parent. For U.S. federal income Tax purposes, (i) Intermediate LLC is “disregarded as an entity separate from its owner” as such phrase is used in Treasury Regulations Section 301.7701-2(c)(2)(i), and (ii) Purchaser is treated as a direct wholly owned subsidiary of Parent. Neither Parent nor any Parent Subsidiary is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Offer and the Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.17.    No Other Representations. Except for the representations and warranties contained in Article IV, each of Parent and Purchaser acknowledges that none of the Company, any of its Representatives or any other Person makes, and each of Parent and Purchaser acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided or made available to Parent, Purchaser or their respective Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent, Purchaser or their respective Representatives in certain “data rooms” or management presentations in expectation of the Transactions, or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article IV. Without limiting the generality of the foregoing, each of Parent and Purchaser acknowledges that, except as may be expressly provided in Article IV, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available, directly or indirectly, to Parent, Purchaser, any of their respective Representatives or any other Person.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

PENDING THE MERGER

Section 6.1.    Conduct of Business by the Company Pending the Closing. The Company agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, except as set forth in Section 6.1 of the Company Disclosure Letter, as specifically permitted or required by this Agreement or the Letter Agreement, as required by applicable Law or as consented to in writing by Parent (with respect to clauses (i) (with respect to the organizational documents of any Company Subsidiary only), (ix), (x), (xi), (xii), (xiii), (xiv), (xvi), (xvii), (xix), (xxii) and (xxiv) of Section 6.1(b) only, such consent not to be unreasonably withheld, conditioned or delayed), the Company (a) shall, and shall cause each Company Subsidiary to, use reasonable best efforts to conduct its business in all material respects in the ordinary course of business, including by (i) preserving intact its and their present business organizations, goodwill and ongoing businesses, (ii) keeping available the services of its and their present officers and other key employees (other than where termination of such services is for cause) and (iii) preserving its and their relationships with customers, suppliers, vendors, resellers, licensors, licensees, Governmental Entities and other Persons with whom it and they have material business relations (it being agreed by the Parties that with respect to the matters specifically addressed by any provision of this Section 6.1(b) such specific provisions shall govern over the more general provision of this Section 6.1(a)); and (b) shall not, nor shall the Company permit any Company Subsidiary to:

(i)    amend, modify, waive, rescind, change or otherwise restate the Company’s or any Company Subsidiary’s certificate of incorporation, bylaws or equivalent organizational documents;

(ii)    authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary) (other than dividends or distributions made by any wholly owned Company Subsidiary to the Company or any wholly owned Company Subsidiary), or enter into any agreement and arrangement with respect to voting or registration, or file any registration statement with the SEC with respect to any, of its capital stock or other equity interests or securities;

(iii)    split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests, or issue or authorize the issuance of any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests, except for (A) the acceptance of shares of Company Common Stock as payment of the exercise price of Company Options or for withholding Taxes in respect of Company Equity Awards or (B) any such transaction involving only wholly owned Company Subsidiaries;

(iv)    issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in the capital stock, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Company Equity Award under any existing Company Equity Plan (except as otherwise provided by the express terms of any Company Equity Award), other than (A) issuances of Company Common Stock in respect of any exercise of Company Options outstanding on the date hereof or the vesting or settlement of Company Equity Awards outstanding on the date hereof, in all cases in accordance with their respective terms as of the date hereof, (B) issuances of Company Common Stock in respect of any awards outstanding under the Company ESPP in respect of the Current ESPP Offering Period, (C) sales of shares of Company Common Stock pursuant to the exercise of Company Options if necessary to effectuate an optionee direction upon exercise or pursuant to the settlement of Company Equity Awards in order to satisfy Tax withholding obligations, or (D) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries;

(v)    except as required by any Company Benefit Plan as in existence as of the date hereof and set forth on Section 4.10(a) of the Company Disclosure Letter, (A) increase the compensation or benefits payable or to become payable to any of its directors, executive officers or employees, (B) grant to any of its directors, executive officers or employees any increase in severance or termination pay, (C) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation to any of its directors, executive officers or employees, (D) enter into any employment, severance, or retention agreement (excluding offer letters that provide for no severance or change in control benefits) with any of its directors, executive officers or employees, (E) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan, except for any amendments to health and welfare plans in the ordinary course of business consistent with past practice that do not contravene the other covenants set forth in this clause (v) or materially increase the cost to the Company of maintaining such Company Benefit Plan or the benefits provided thereunder, (F) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan, (G) terminate the employment of any employee at the level of vice president or above, other than for cause, (H) hire any new employees, except for non-officer employees at the vice president level and below or (I) provide any funding for any rabbi trust or similar arrangement;

(vi)    acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or publicly announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any equity interests in or a material portion of the assets of any Person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations, except for (A) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries, (B) acquisitions of supplies or equipment in the ordinary course of business consistent with past practice or (C) capital expenditures in accordance with clause (xiii) below;

(vii)    liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization (including any restructuring, recapitalization or reorganization between or among any of the Company or the Company Subsidiaries), or adopt any plan or resolution providing for any of the foregoing;

(viii)    make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans solely among the Company and its wholly owned Company Subsidiaries or solely among the Company’s wholly owned Company Subsidiaries or (B) advances for reimbursable employee expenses in the ordinary course of business;

(ix)    sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its material properties or assets, except (A) dispositions of obsolete or worthless equipment, in the ordinary course of business, (B) nonexclusive license or other nonexclusive grants of rights in or under any Company Intellectual Property or Company Product entered into in the ordinary course of business consistent with past practice with customers of the Company or the Company Subsidiaries, (C) pursuant to transactions solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries or (D) pursuant to agreements in effect prior to the execution of this Agreement and set forth in Section 6.1(b)(ix)(D) of the Company Disclosure Letter;

(x)    terminate or materially amend or modify any written policies or procedures with respect to the use or distribution by the Company or any Company Subsidiary of any open source Software;

(xi)    enter into or become bound by, or amend, modify, terminate or waive any Contract related to the acquisition or disposition or granting of any license with respect to material Intellectual Property, other than amendments, modifications, terminations or waivers in the ordinary course of business consistent with past practice, or otherwise encumber any material Intellectual Property (including by the granting of any covenants, including any covenant not to sue or covenant not to assert), other than (A) non-exclusive licenses of Company Intellectual Property entered in the ordinary course of business consistent with past practice and (B) amendments and modifications, in each case, to existing exclusive, limited distribution rights for Company Products made or entered into in the ordinary course of business consistent with past practice;

(xii)    (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract of the types referred to in clauses (i), (ii), (iii), (v), (xii), (xiii), (xiv) or (xix) of Section 4.17(a) or any other Material Contract outside of the ordinary course of business consistent with past practice, (B) (1) materially modify, materially amend, extend or terminate any Material Contract (other than non-renewals occurring in the ordinary course of business) or (2) waive, release or assign any material rights or claims thereunder, in the case of this clause (2) other than in the ordinary course of business consistent with past practice or (C) materially modify, amend or terminate, or waive or release or assign any material rights under, any Material Government Bid or submit any new Government Contract Bid that would have been considered a Material Government Bid if it were submitted prior to the date hereof;

(xiii)    except in accordance with the Company’s capital budget provided to Parent prior to the date hereof, make any capital expenditures, enter into agreements or arrangements providing for capital expenditures or otherwise commit to do so;

(xiv)    commence (other than any collection action in the ordinary course of business consistent with past practice), waive, release, assign, compromise or settle any claim, litigation, investigation or proceeding (for the avoidance of doubt, including with respect to matters in which the Company or any Company Subsidiary is a plaintiff, or in which any of their officers or directors in their capacities as such are parties), other than the compromise or settlement of any claim, litigation or proceeding that is not brought by Governmental Entities and that: (A) is for an amount not to exceed, for any such compromise or settlement individually $1,000,000 or in the aggregate $2,000,000; (B) does not impose any injunctive relief on the Company and the Company Subsidiaries and does not involve the admission of wrongdoing by the Company, any Company Subsidiary or any of their respective officers or directors or otherwise establish a materially adverse precedent for similar settlements by Parent or any Parent Subsidiaries (including following the Effective Time the Company and the Company Subsidiaries); and (C) does not provide for the license of any Intellectual Property or the termination, modification or amendment of any license of Company Intellectual Property;

(xv)    make any change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable Law;

(xvi)    amend or modify in any material respect any Privacy Statement of the Company or any Company Subsidiary;

(xvii)    make, change or revoke any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, amend any material Tax Return, file any material Tax Return that is materially inconsistent with a previously filed Tax Return of the same type for a prior taxable period (taking into account any amendments prior to the date hereof and other than inconsistencies intended to take advantage of changes in Law since the date of the previously filed Tax Return), settle or compromise any material liability for Taxes or any Tax audit, claim or other proceeding relating to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), surrender any right to claim a material refund of Taxes, or, except extensions in connection with extensions of time obtained in the ordinary course of business consistent with past practice for the filing of Tax Returns, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(xviii)    take any action, or knowingly fail to take any action, which action or failure to act would, or would be reasonably expected to, prevent the Offer and the Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xix)    redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for any Indebtedness solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries;

(xx)    enter into any transactions or Contracts with any affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC;

(xxi)    fail to use commercially reasonable efforts to maintain the Company’s insurance policies or comparable replacement policies with respect to the material assets, operations and activities of the Company and the Company Subsidiaries;

(xxii)    (A) acquire any real property or enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), (B) materially modify or amend or exercise any right to renew any Company Lease, or waive any material term or condition thereof or grant any material consents thereunder, (C) grant or otherwise knowingly create or consent to the creation of any material easement, covenant, restriction, assessment or charge affecting any real property leased by the Company, or any interest therein or part thereof, (D) knowingly commit any waste or nuisance on any such property or (E) make any material changes in the construction or condition of any such property, in the case of each of clauses (B) through (E), other than in the ordinary course of business consistent with past practice;

(xxiii)    convene any special meeting (or any adjournment or postponement thereof) of the Company Stockholders;

(xxiv)    terminate or modify or waive in any material respect any right under any material Company Permit;

(xxv)    adopt or otherwise implement any stockholder rights plan, “poison-pill” or other comparable agreement;

(xxvi)    subject to Section 7.2, take or cause to be taken any action that would reasonably be expected to materially impede or prevent the consummation of the Transactions on or before the Outside Date; or

(xxvii)    agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Section 6.2.    Conduct of Business by Parent Pending the Closing. Parent agrees that between the date hereof and the earlier of the date of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, except as set forth in Section 6.2 of the Parent Disclosure Letter, as specifically permitted or required by this Agreement, as required by applicable Law or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause each Parent Subsidiary not to, directly or indirectly:

(a)    amend, modify, waive, rescind, change or otherwise restate the Parent Governing Documents (whether by merger, consolidation, operation of law or otherwise) in a manner that would materially and adversely affect the Company Stockholders, or adversely affect the Company Stockholders relative to other holders of Parent Common Stock;

(b)    authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock or other securities of Parent or any Parent Subsidiary), except (i) dividends and distributions paid or made in the ordinary course of business by the Parent Subsidiaries to Parent or any other wholly owned Parent Subsidiary and (ii) for transactions that would require an adjustment to the Offer Consideration and the Merger Consideration pursuant to Section 1.1(d) and Section 3.1(d), respectively, and for which the proper adjustment is made;

(c)    split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, except for (i) any such transaction involving only wholly owned Parent Subsidiaries and (ii) any transactions that would require an adjustment to the Offer Consideration and the Merger Consideration pursuant to Section 1.1(d) and Section 3.1(d), respectively, and for which the proper adjustment is made;

(d)    liquidate (completely or partially), dissolve or adopt any plan or resolution providing for any of the foregoing, in each case, with respect to Parent, Purchaser or any direct or indirect parent entity of Purchaser;

(e)    acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or publicly announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any equity interests in or a material portion of the assets of any Person (or any business or division thereof) that (i) would require (A) the filing by Parent or any of its Subsidiaries of a Notification and Report Form pursuant to the HSR Act with respect to such acquisition or (B) any pre-closing approvals, consents, waivers or clearances under any Antitrust Laws of the jurisdictions set forth on Section 7.2 of the Parent Disclosure with respect to such acquisition and (ii) would, or would reasonably be expected to, prevent (A) any waiting period (or extensions thereof) applicable to the Transactions under the HSR Act from expiring or terminating prior to the Outside Date or (B) Parent or Purchaser from obtaining, prior to the Outside Date, any of the required pre-closing approvals, consents, waivers or clearances applicable to the Transactions under any Antitrust Laws of the jurisdictions set forth on Section 7.2 of the Parent Disclosure Letter;

(f)    take any action, or knowingly fail to take any action, which action or failure to act would, or would be reasonably expected to, prevent the Offer and the Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(g)    subject to Section 7.2, take or cause to be taken any action that would reasonably be expected to materially impede or prevent the consummation of the Transactions on or before the Outside Date; or

(h)    agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Section 6.3.    No Solicitation by the Company.

(a)    From and after the date hereof until the earlier of the Acceptance Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, the Company agrees that it shall not, and shall cause the Company Subsidiaries, and its and their respective officers and directors not to, and shall use its reasonable best efforts to cause its and the Company Subsidiaries’ other Representatives to not, directly or indirectly: (i) solicit, initiate or knowingly encourage or facilitate (including by way of providing information or taking any other action) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitutes or would be reasonably expected to lead to an Acquisition Proposal; (ii) participate in any negotiations regarding, or furnish to any person any nonpublic information relating to the Company or any Company Subsidiary in connection with an actual or potential Acquisition Proposal; (iii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal; (iv) withdraw, change, amend, modify or qualify, or otherwise propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, or resolve or agree to take any such action; (v) if an Acquisition Proposal has been publicly disclosed, fail to publicly recommend against any such Acquisition Proposal within ten (10) Business Days after the public disclosure of such Acquisition Proposal (or subsequently withdraw, change, amend, modify or qualify, in a manner adverse to Parent, such rejection of such Acquisition Proposal) and reaffirm the Company Board Recommendation within such ten (10) Business Day period (or, if earlier, by the second (2nd) Business Day prior to the then-scheduled expiration of the Offer); (vi) fail to include the Company Board Recommendation in the Schedule 14D-9; (vii) approve, or authorize, or cause or permit the Company or any Company Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document with respect to, or any other agreement or commitment providing for, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.3) (a “Company Acquisition Agreement”), (viii) call or convene a meeting of the Company Stockholders to consider a proposal that would reasonably be expected to materially impair, prevent or delay the consummation of the Transactions or (ix) resolve or agree to do any of the foregoing (any act described in clauses (iii), (iv), (v), (vi) or (ix) (to the extent related to the foregoing clauses (iii), (iv) or (v)), a “Change of Recommendation”). The Company shall, and the Company shall cause the Company Subsidiaries, and its and their respective officers and directors to, and shall use its reasonable best efforts to cause its and the Company Subsidiaries’ other Representatives to, immediately cease any and all existing solicitation, discussions or negotiations with any persons (or provision of any nonpublic information to any persons) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. Promptly after the date hereof (and in any event within two (2) Business Day following the date hereof), the Company shall (A) request in writing that each person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such person or any of its Representatives in accordance with the terms of such confidentiality agreement and (B) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by such person and its Representatives. The Company shall enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement; provided that, if the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel that the failure to waive a particular standstill provision would be reasonably likely to violate the directors’ fiduciary duties under applicable Law, the Company may, with prior written notice to Parent, waive such standstill solely to the extent necessary to permit the applicable person (if it has not been solicited in violation of this Section 6.3) to make, on a confidential basis to the Company Board of Directors, an Acquisition Proposal, conditioned upon such person agreeing to disclosure of such Acquisition Proposal to Parent, in each case as contemplated by this Section 6.3. For purposes of this Section 6.3, the term “person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiary or any of their Representatives. Notwithstanding the limitations set forth in Section 6.3(a), if the Company receives, prior to the Acceptance Time, a bona fide written Acquisition Proposal that did not result from a breach of this Section 6.3, the Company and the Company Subsidiaries and the Company’s Representatives may contact the Person or any of its Representatives who has made such Acquisition Proposal solely to clarify the terms and conditions of such Acquisition Proposal so that the Company may inform itself about such Acquisition Proposal. For the avoidance of doubt, any violation of the restrictions set forth in this Section 6.3(a) by (x) a Company Subsidiary, (y) a director or officer of the Company or any Company Subsidiary or (z) any other Representatives acting on behalf of the Company or any Company Subsidiary shall be a breach of this Section 6.3(a) by the Company.

(b)    Notwithstanding the limitations set forth in Section 6.3(a), if the Company receives, prior to the Acceptance Time, an unsolicited, bona fide, written Acquisition Proposal that did not result from a breach of Section 6.3(a), which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors (i) constitutes a Superior Proposal or (ii) would reasonably be expected to result in a Superior Proposal and, in each case, that the failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable Law, then in either event the Company may take the following actions: (x) furnish nonpublic information with respect to the Company to the person making such Acquisition Proposal and its Representatives, if, and only if, prior to so furnishing such information, the Company receives from such person an executed Acceptable Confidentiality Agreement and the Company also provides Parent, prior to or substantially concurrently with the time such information is provided or made available to such person, any nonpublic information furnished to such other person that was not previously furnished to Parent, and (y) engage in discussions or negotiations with such person with respect to such Acquisition Proposal.

(c)    The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent of the Company’s or any of its controlled affiliates’ or its or their respective Representatives’ receipt of any Acquisition Proposal, any proposals or inquiries that would reasonably be expected to lead to an Acquisition Proposal, or any inquiry or request for nonpublic information relating to the Company or any Company Subsidiary by any person who has made or would reasonably be expected to make any Acquisition Proposal. Such notice shall indicate the identity of the person making the Acquisition Proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request, including unredacted copies of all proposals or offers, including proposed agreements received by the Company relating to such Acquisition Proposal or, if such Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof. Without limiting the Company’s other obligations under this Section 6.3, the Company shall keep Parent reasonably informed on a prompt and timely basis of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Acquisition Proposal or potential Acquisition Proposal and keep Parent reasonably informed on a prompt and timely basis as to the nature of any information requested of the Company with respect thereto and provide to Parent copies of all proposals, offers and proposed agreements relating to an Acquisition Proposal received by the Company, or, if such information or communication is not in writing, a reasonably detailed written description of the material contents thereof. Without limiting the Company’s other obligations under this Section 6.3, the Company shall promptly provide (and in any event within twenty-four (24) hours) to Parent any material nonpublic information concerning the Company provided to any other person in connection with any Acquisition Proposal that was not previously provided to Parent. Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours after such determination) inform Parent in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.3(b). Unless this Agreement has been validly terminated pursuant to Section 9.1, the Company shall not take any action to exempt any person other than Parent or Purchaser from the restrictions on “business combinations” contained in any applicable Takeover Statute or in the Company Governing Documents, or otherwise cause such restrictions not to apply. The Company agrees that it will not, directly or indirectly, enter into any agreement with any person which directly or indirectly prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 6.3.

(d)    Notwithstanding anything in this Section 6.3 to the contrary, but subject to Section 6.3(e), at any time prior to the Acceptance Time, the Company Board of Directors may (i) make a Change of Recommendation (only of the type contemplated by Section 6.3(a)(iv) or Section 6.3(a)(vi)) in response to an Intervening Event if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable Law or (ii) make a Change of Recommendation and cause the Company to terminate this Agreement pursuant to and in accordance with Section 9.1(g) in order to enter into a definitive agreement providing for an unsolicited Acquisition Proposal (which, for the avoidance of doubt, did not result from a breach of Section 6.3(a)), which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors is a Superior Proposal, but only if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel and financial advisors that failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable Law; provided that notwithstanding anything to the contrary herein, neither the Company nor any Company Subsidiary shall enter into any Company Acquisition Agreement unless this Agreement has been validly terminated in accordance with Section 9.1(g). “Intervening Event” means any Effect that is material to the Company and the Company Subsidiaries (taken as a whole) and was not known by or reasonably foreseeable to the Company or the Company Board of Directors as of or prior to the date hereof; provided, however, that in no event shall the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (B) changes in the market price or trading volume of the Class A Common Stock, the Parent Common Stock or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that the Company meets or exceeds (or that Parent fails to meet or exceed)

internal or published estimates, projections, forecasts or predictions for any period, (C) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond or debt prices) or (D) changes in GAAP, other applicable accounting rules or applicable Law or, in any such case, changes in the interpretation thereof.

(e)    Prior to the Company taking any action permitted (i) under Section 6.3(d)(i), the Company shall provide Parent with four (4) Business Days’ prior written notice advising Parent that the Company Board intends to effect a Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and during such four (4) Business Day period, the Company shall procure that its Representatives (including its executive officers) negotiate in good faith (solely to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Change of Recommendation and at the end of such four (4) Business Day period the Company Board of Directors again makes the determination under Section 6.3(d)(i) (after in good faith taking into account any amendments proposed by Parent) or (ii) under Section 6.3(d)(ii), the Company shall provide Parent with four (4) Business Days’ prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the material terms and conditions of the Acquisition Proposal, including a copy of any proposed definitive documentation, and during such four (4) Business Day period, the Company shall procure that its Representatives (including its executive officers) negotiate in good faith (solely to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and at the end of such four (4) Business Day period the Company Board of Directors again makes the determination under Section 6.3(d)(ii) (after in good faith taking into account the amendments proposed by Parent). With respect to Section 6.3(e)(ii), if there are any material amendments, revisions or changes to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the Company Stockholders would receive as a result of the Superior Proposal), the Company shall notify Parent of each such amendment, revision or change in compliance with Section 6.3(c) and the applicable four (4) Business Day period shall be extended until at least three (3) Business Days after the time that Parent receives notification from the Company of each such revision, and the Company Board of Directors shall not take any such action permitted under Section 6.3(d)(ii) prior to the end of any such period as so extended in accordance with the terms of this Section 6.3(e).

(f)    Nothing in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company Stockholders a position contemplated by Item 1012(a) of Regulation M-A or Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any legally required disclosure to the Company Stockholders with regard to an Acquisition Proposal, which actions, in the case of clauses (i)-(iii), shall not constitute or be deemed to constitute a Change of Recommendation so long as any such disclosure (x) includes an express reaffirmation of the Company Board Recommendation, without any amendment, withdrawal, alteration, modification or qualification thereof and (y) does not include any statement that constitutes, and does not otherwise constitute, a Change of Recommendation. For the avoidance of doubt, this Section 6.3(f) shall not permit the Company Board of Directors to make (or otherwise modify the definition of) a Change of Recommendation except to the extent expressly permitted by Section 6.3(d) and Section 6.3(e).

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1.    Access; Confidentiality; Notice of Certain Events.

(a)    From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, to the extent permitted by applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and Parent’s Representatives reasonable access during normal business hours and upon reasonable advance notice to the Company’s and the Company Subsidiaries’ offices, properties, Contracts, personnel, books and records (so long as any such access does not unreasonably interfere with the Company’s business), and during such period, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to furnish as promptly as practicable to Parent all information (financial or otherwise) concerning its business, properties, offices, Contracts and personnel as Parent may reasonably request (including information for purposes of transition and integration planning). Notwithstanding the foregoing, the Company shall not be required by this Section 7.1 to provide Parent or Parent’s Representatives with access to or to disclose information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party entered into prior to the date hereof or after the date hereof in the ordinary course of business consistent with past practice (provided, however, that, at Parent’s written request, the Company shall use its commercially reasonable efforts (x) to obtain the required consent of such third party to such access or disclosure or (y) to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement), (ii) the disclosure of which, in the reasonable good faith judgment of the Company, would violate applicable Law (provided, however, that the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law) or (iii) the disclosure of which, in the reasonable good faith judgment of the Company, would cause the loss of any attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that such access or disclosure would not jeopardize attorney-client, attorney work product or other legal privilege).

(b)    Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any information exchanged pursuant to this Section 7.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

(c)    The Company shall give prompt notice to Parent, and Parent shall give prompt written notice to the Company (solely with respect to the matters set forth in clauses (i) and (ii) and subject to Section 7.2(b)), (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement or the Letter Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement or the Letter Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Offer, the Merger or the other transactions contemplated by this Agreement or the Letter Agreement, (ii) of any legal proceeding commenced or, to such Party’s Knowledge, threatened against such Party or any of its Subsidiaries, affiliates, directors or officers or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, affiliates, directors or officers, in each case in connection with, arising from or otherwise relating to the Offer, the Merger or any other transaction contemplated by this Agreement or the Letter Agreement, and (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any Company Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 7.1(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date hereof or otherwise limit or affect the remedies available hereunder to Parent and Purchaser; provided, further, that the Company’s obligations, actions or inactions pursuant to this Section 7.1(c), in each case in and of themselves, shall be deemed excluded for purposes of determining whether the condition set forth in clause (F)(2) of Annex B has been satisfied.

Section 7.2.    Reasonable Best Efforts.

(a)    Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including the Offer and the Merger, as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as reasonably practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions, including the Offer and the Merger, and (ii) taking all steps as may be necessary, subject to the limitations in this Section 7.2, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing, each Party agrees to (x) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within ten (10) Business Days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), and to supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as reasonably practicable and (y) make all other necessary filings as promptly as reasonably practicable after the date hereof, and to supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested under any Antitrust Laws. Notwithstanding anything to the contrary in this Agreement, none of Parent, Purchaser or any of their respective Subsidiaries shall be required to, and the Company may not and may not permit any Subsidiary to, without the prior written consent of Parent, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (A) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Company, Parent, Purchaser or any Subsidiary of any of the foregoing, (B) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of the Company, the Surviving Company, Parent, Purchaser or any Subsidiary of any of the foregoing in any manner or (C) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Company, Parent, Purchaser or any Subsidiary of any of the foregoing; provided that if requested by Parent, the Company or its Subsidiaries will become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company or its Subsidiaries in the event the Closing occurs.

(b)    Each of Parent and the Company shall, in connection with obtaining all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations for the Transactions under the HSR Act or any other Antitrust Law contemplated by Section 7.2(a), but subject to the terms of Section 7.2(a), (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other Party, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other Party of any such written communications, and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or other applicable Governmental Entity or other Person, give the other Party the opportunity to attend and participate in any in-person meetings, substantive telephone calls or conferences with the DOJ, the FTC or other Governmental Entity or other Person; provided, however, that materials required to be provided pursuant to the foregoing clauses (i)-(iii) may be redacted (A) to remove references concerning the valuation of Parent, Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.2(b) as “Antitrust Counsel Only Material” which such material and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent on the one hand or the Company on the other) or its legal counsel.

(c)    Prior to the Closing, the parties shall use commercially reasonable efforts to, and shall cooperate in good faith with one another to, identify any third party consents (or notices) under any Contracts of the Company or a Company Subsidiary that are necessary or desirable for the consummation of the Transactions. The Company shall, and shall cause any applicable Company Subsidiary to, use commercially reasonable efforts to obtain any such third-party consent (or deliver any such notices) in the event that Parent requests the Company to do so; provided, however, each of the parties acknowledges and agrees that obtaining any such consent or approval shall not, in and of itself, be a condition to the Offer or the Merger. Notwithstanding anything to the contrary herein, none of Parent, the Company or any of their respective Subsidiaries shall be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain such third party consents (except, in the case of the Company, if requested by Parent and either (a) reimbursed or indemnified for by Parent or (b) subject to the occurrence of the Acceptance Time).

Section 7.3.    Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release or other public announcement or disclosure with respect to the Offer, the Merger, the other Transactions or this Agreement or the Letter Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of such press release or other public announcement or disclosure with respect to the Offer, the Merger, the other Transactions or this Agreement or the Letter Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Parties shall not be required by this Section 7.3 to provide any such review or comment to the other Party relating to any dispute between the Parties relating to this Agreement; provided, further, that each Party and their respective Subsidiaries and Representatives may make statements that are consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 7.3; provided, further, that the obligations set forth in this Section 7.3 shall not apply to any communication regarding an Acquisition Proposal or a Change of Recommendation.

Section 7.4.    D&O Insurance and Indemnification.

(a)    For six (6) years from and after the Effective Time, Parent shall, or shall cause the Surviving Company to, indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses prior to the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law and the Company Governing Documents; provided that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, nonappealable judgment that such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Offer, the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving as an officer, director, employee or other fiduciary of the Company or any Company Subsidiary or of any other Person if such service was at the request or for the benefit of the Company or any Company Subsidiary, to the fullest extent permitted by applicable Law and the Company Governing Documents or the organizational documents of the applicable Company Subsidiary (as applicable) or any indemnification agreements with such Persons in existence on the date of this Agreement and provided to Parent prior to the date of this Agreement. The Parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in the Company’s or its Subsidiaries’ respective certificate of incorporation or bylaws (or comparable organizational documents) or in any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence on the date of this Agreement and provided to Parent prior to the date of this Agreement shall survive the Transactions, including the Merger, and shall continue in full force and effect in accordance with the terms thereof. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies the Surviving Company on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person intends in good faith to seek indemnification pursuant to this Section 7.4, the provisions of this Section 7.4 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(b)    For six (6) years after the Effective Time, Parent shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and (ii) any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence on the date of this Agreement and provided to Parent prior to the date of this Agreement, except to the extent that such agreement provides for an earlier termination, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date hereof, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Offer, the Merger or any of the other Transactions).

(c)    At or prior to the Effective Time, the Company shall purchase a six (6)-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising at or prior to the Effective Time; provided, however, that the Company shall not commit or spend on such “tail” policy, in the aggregate, more than three hundred percent (300%) of the last aggregate annual premium paid by the Company prior to the date hereof for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, the Company shall be permitted to purchase only as much coverage as reasonably practicable for the Base Amount. The Company shall in good faith cooperate with Parent prior to the Acceptance Time with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options.

(d)    In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 7.4. The rights and obligations under this Section 7.4 shall survive consummation of the Offer and the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The Parties acknowledge and agree that the Indemnified Parties shall be third party beneficiaries of this Section 7.4, each of whom may enforce the provisions thereof.

Section 7.5.    Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Offer, the Merger or any of the other Transactions (including, for the avoidance of doubt, the Letter Agreement) and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Offer, the Merger and the other Transactions (including, for the avoidance of doubt, the Letter Agreement) may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Offer, the Merger and the other Transactions (including, for the avoidance of doubt, the Letter Agreement). No Change of Recommendation shall change, or be deemed to change, or permit the Company or the Company Board of Directors to change, in any manner or respect, the approval of the Company Board of Directors for purposes of causing any Takeover Statute to be inapplicable to the Merger or any of the other Transactions (including, for the avoidance of doubt, the Letter Agreement).

Section 7.6.    Obligations of Purchaser. Parent shall take all action necessary to cause Purchaser and the Surviving Company to perform their obligations under this Agreement and to consummate the Transactions, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement. For the avoidance of doubt, any violation of the obligations of Purchaser under this Agreement shall also be deemed to be a breach of this Agreement by Parent.

Section 7.7.    Employee Matters.

(a)    Parent shall assume, honor and fulfill all of the Company Benefit Plans in accordance with their terms as in effect immediately prior to the date hereof or as subsequently amended or terminated as permitted pursuant to the terms of such Company Benefit Plans and this Agreement. Effective as of the Effective Time and for a period of twelve (12) months thereafter, Parent shall provide to each employee of the Company and Company Subsidiary who continues to be employed by Parent or any Subsidiary thereof (the “Continuing Employees”), (i) at least the same wage rate or base salary as in effect for such Continuing Employee immediately prior to the Closing, and (ii) employee benefits (including cash bonus opportunities, retirement, health and welfare benefits, but excluding equity incentive compensation) that are, in the aggregate, in Parent’s discretion, either (A) no less favorable to such Continuing Employee than those in effect for such Continuing Employee immediately prior to the Closing or (B) no less favorable than those in effect for similarly situated employees of Parent and its Subsidiaries.

(b)    For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Continuing Employees after the Effective Time (the “New Plans”), each Continuing Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is of the same type as the Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii)(A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent or its applicable Subsidiary shall use its commercially reasonable efforts to cause all preexisting condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, unless such conditions were not waived under the Old Plan in which such Continuing Employee participated immediately prior to the Effective Time and (B) Parent and its applicable Subsidiary shall use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible and maximum out-of- pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)    If, at least ten (10) Business Days prior to the Effective Time, Parent provides written notice to the Company directing the Company to terminate its 401(k) plan(s), the Company shall terminate any and all 401(k) plans effective as of the day immediately preceding the day on which the Effective Time occurs (the “401(k) Termination Date”). In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of the Company’s Board of Directors at least two (2) Business Days prior to the day on which the Effective Time occurs; provided that, prior to amending or terminating the Company’s 401(k) plan, the Company shall provide Parent with the form and substance of any applicable resolutions or amendments for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed). If the Company 401(k) plan is terminated pursuant to this Section 7.7(c), then as soon as practicable following the 401(k) Termination Date, Parent shall permit all Continuing Employees who were eligible to participate in the Company 401(k) plan immediately prior to the 401(k) Termination Date to participate in Parent’s 401(k) plan and shall permit each such Continuing Employee to elect to transfer his or her account balance when distributed from the terminated Company 401(k) plan, including any outstanding participant loans, to Parent’s 401(k) plan, except to the extent accepting such transfers would adversely affect the tax-qualified status of Parent’s 401(k) plan or as may be prohibited by Parent’s 401(k) plan.

(d)    Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Company or any affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 7.7 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Parent or Purchaser or (ii) create any third party rights in any current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

Section 7.8.    Rule  16b-3. Prior to the Effective Time, the Company and Parent shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) and acquisitions of Parent equity securities pursuant to the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule  16b-3 promulgated under the Exchange Act.

Section 7.9.    Stockholder Litigation. The Company shall provide Parent prompt notice of any litigation brought by any stockholder of the Company or purported stockholder of the Company against the Company, any of its Subsidiaries or any of their respective directors or officers relating to the Offer, the Merger or any of the other Transactions or this Agreement or the Letter Agreement, and shall keep Parent informed on a prompt and timely basis with respect to the status thereof. The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation and reasonably cooperate with Parent in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed, except that Parent may, in its sole discretion, withhold such consent to any settlement which does not include a full release of Parent and its affiliates (including the Surviving Company and its Subsidiaries) or which imposes an injunction or other equitable relief after the Effective Time upon Parent or any of its affiliates (including the Surviving Company and its Subsidiaries). In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 7.9 and Section 6.1 or Section 7.2, the provisions of this Section 7.9 shall control.

Section 7.10.    Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Class A Common Stock from the NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until at or after the Effective Time.

Section 7.11.    Director Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 7.12.    Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Offer and the Merger to be approved for listing on the NYSE, subject to official notice of issuance.

Section 7.13.    14d-10 Matters. The Parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Company Benefit Plans (collectively, the “Arrangements”), to certain holders of Company Common Stock and holders of Company Equity Awards. The Compensation Committee of the Company Board of Directors (the “Company Compensation Committee”) (a) at a meeting to be held prior to the Acceptance Time, has duly adopted or will duly adopt resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (i) each Arrangement effective on or prior to the date hereof or entered into after the date hereof and prior to the Effective Time and (ii) the terms of Section 7.4 and Section 7.7 and (b) will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act, including with respect to the foregoing arrangements and any other applicable transactions contemplated by this Agreement. The Company represents and warrants that each member of the Company Compensation Committee is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act.

Section 7.14.    Certain Tax Matters. None of the Parties shall (and each Party shall cause its respective Subsidiaries not to) knowingly take any action (or knowingly fail to take any reasonable action) which action (or failure to act) would reasonably be expected to prevent or impede the Offer and the Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by a determination as such term is used in Section 1313 of the Code, shall report, for U.S. federal income tax purposes, the Offer and the Merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the Parties shall cooperate in good faith and use their reasonable best efforts to deliver to Parent’s and the Company’s tax counsel and tax advisors a certificate signed by an officer of Parent (and Purchaser) or the Company, as applicable, containing representations reasonably satisfactory to such counsel or advisors in connection with the rendering of any tax opinions to be issued by such counsel or advisors with respect to the treatment of the Offer and the Merger, taken together, as a reorganization within the meaning of Section 368(a) of the Code, and Parent’s and the Company’s tax counsel and tax advisors shall be entitled to rely upon such representations in rendering any such opinions.

Section 7.15.    Conversion of Company Common Stock. If and to the extent any Stockholder (as defined in the Letter Agreement) delivers to the Company or the Company’s transfer agent documentation to convert shares of Class B Common Stock into shares of Class A Common Stock pursuant to the Letter Agreement, the Company shall promptly take all actions within its control to effect such conversion. Each of Parent, Purchaser and the Company shall cooperate to implement the terms of the Letter Agreement, including with respect to the delivery of an “Irrevocable Conversion Notice” pursuant to Section 1.3 thereof and the conversion of “Subject Shares” pursuant to Section 1.2 thereof, in each case in accordance with the terms of the Letter Agreement.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1.    Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Purchaser and the Company, as the case may be, to the extent permitted by applicable Law:

(a)    Purchase of Shares of Company Common Stock. Purchaser shall have accepted for payment all of the shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer.

(b)    No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the Effective Time, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger.

ARTICLE IX

TERMINATION

Section 9.1.    Termination. This Agreement may be terminated and the Offer, the Merger and the other Transactions may be abandoned at any time before the Acceptance Time, as follows (with any termination by Parent also being an effective termination by Purchaser):

(a)    by mutual written consent of Parent and the Company;

(b)    by the Company, in the event that (i) the Company is not then in material breach of this Agreement such that the conditions to the Offer set forth in clauses (F)(1) or (F)(2) of Annex C would not then be satisfied if the Expiration Date were the date of the termination pursuant to this Section 9.1(b) and (ii) (A) Parent or Purchaser shall have breached, failed to perform or violated their respective covenants or agreements under this Agreement, which breach, failure to perform or violation would reasonably be expected to have a Parent Material Adverse Effect, or (B) any of the representations and warranties of Parent or Purchaser set forth in this Agreement shall have become inaccurate, which inaccuracy (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) would reasonably be expected to have a Parent Material Adverse Effect, and in each of clauses (A) and (B) such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Parent or Purchaser, as applicable, before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy;

(c)    by Parent, in the event that (i) neither Parent nor Purchaser is then in material breach of this Agreement such that the Company would have the right to terminate this Agreement pursuant to Section 9.1(b) (notwithstanding any cure period) on the date of the termination pursuant to this Section 9.1(c) and (ii) (A) the Company shall have breached, failed to perform or violated its covenants or agreements under this Agreement or (B) any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case of clauses (A) or (B) in a manner that would give rise to the right of Parent and Purchaser not to accept for payment and pay for any shares of Company Common Stock pursuant to clauses (F)(1) or (F)(2) of Annex C (assuming the expiration of the Offer as of such time) and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Company before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from Parent of such breach, failure to perform, violation or inaccuracy;

(d)    by either Parent or the Company (i) if the Offer shall have terminated or expired in accordance with its terms (subject to the rights and obligations of Parent or Purchaser to extend the Offer pursuant to Section 1.1(e)(ii)) without Purchaser having accepted for payment any shares of Company Common Stock pursuant to the Offer; provided that (A) the right to terminate this Agreement pursuant to this Section 9.1(d)(i) shall not be available to Parent if Parent or Purchaser shall have failed to comply in any material respect with its respective obligations under Section 1.1(e)(ii) and Section 1.1(f) and (B) the right to terminate this Agreement pursuant to this Section 9.1(d)(i) shall not be available to the Company if the Company shall have failed to comply in any material respect with its obligations under Section 1.2 and Section 6.3; or (ii) if the Acceptance Time has not occurred on or before October 9, 2019 (the “Outside Date”); provided that (A) if, on the Outside Date, all of the conditions to the Offer, other than the conditions set forth in clauses (B) and (C) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Antitrust Law) of Annex C and those conditions to the Offer that by their nature are to be satisfied at the expiration of the Offer (if such conditions (other than the Minimum Condition) would be satisfied or validly waived were the expiration of the Offer to occur at such time), shall have been satisfied or waived, then the Outside Date shall automatically be extended for all purposes hereunder to January 9, 2020 and (B) the right to terminate this Agreement pursuant to this Section 9.1(d)(ii) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been a proximate cause of, or directly resulted in, the failure of the Transactions to be consummated by the Outside Date and such action or failure to act constitutes a material breach of this Agreement;

(e)    by Parent, if, prior to the Acceptance Time, (i) the Company Board of Directors shall have effected a Change of Recommendation or (ii) the Company has materially breached Section 6.3;

(f)    by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions; or

(g)    by the Company in order to effect a Change of Recommendation and concurrently enter into a definitive agreement providing for a Superior Proposal; provided that (i) the Company has complied in all material respects with the terms of Section 6.3(e) and (ii) concurrently with or prior to (and as a condition to) the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 9.2(b)(iii).

Section 9.2.    Effect of Termination.

(a)    In the event of the valid termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Purchaser or the Company, except that the Confidentiality Agreement, Section 1.1(e)(iv), this Section 9.2 and Section 10.3 through Section 10.12 shall survive such termination; provided that nothing herein shall relieve any Party from liability for fraud or willful breach of this Agreement prior to such termination. For purposes of this Agreement: (i) “willful breach” shall mean an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a material breach of this Agreement; and (ii) “fraud” shall mean common law fraud that is committed with actual knowledge of falsity and with the intent to deceive or mislead another.

(b)    Termination Fee.

(i)    If (A) (x) Parent terminates this Agreement pursuant to Section 9.1(d), (y) the Company terminates this Agreement pursuant to Section 9.1(d), and at such time Parent would be permitted to terminate this Agreement pursuant to Section 9.1(d)(i) or Section 9.1(d)(ii), as applicable, or (z) Parent terminates this Agreement pursuant to Section 9.1(c) as a result of a breach, failure to perform or violation described in such Section that (except with respect to a breach of Section 6.3(a)) first occurred following the making of an Acquisition Proposal of the type referenced in the following clause (B), (B) after the date hereof and prior to the date of such termination, a bona fide Acquisition Proposal is publicly disclosed (whether by the Company or a third party), or otherwise made known to the Company Board or Company management, and in each case, is not withdrawn (publicly, if publicly disclosed) at least three (3) Business Days prior to the earlier of the Expiration Date and the date of such termination and (C) within twelve (12) months of such termination, an Acquisition Proposal is consummated or a definitive agreement in respect of an Acquisition Proposal is entered into, then on or prior to the date that is the earlier of (x) the date any such Acquisition Proposal is consummated and (y) the date of entry in any such definitive agreement, the Company shall pay to Parent a fee of $552,000,000 in cash (the “Termination Fee”). Solely for purposes of this Section 9.2(b)(i), the term “Acquisition Proposal” shall have the meaning assigned to such term in Annex A, except that all references to “fifteen percent (15%)” and “eighty five percent (85%)” therein shall be deemed to be references to “fifty percent (50%).”

(ii)    If (A) (x) Parent terminates this Agreement pursuant to Section 9.1(e)(i) or Section 9.1(e)(ii) or (y) the Company terminates this Agreement pursuant to Section 9.1(d) at a time when Parent would be permitted to terminate this Agreement pursuant to (1) Section 9.1(e)(i) or Section 9.1(e)(ii) and (2) Section 9.1(d)(i) or Section 9.1(d)(ii), as applicable, and (B) in the case of a termination pursuant to Section 9.1(e)(ii) only, the Company willfully breached Section 6.3, then, within two (2) Business Days after such termination, the Company shall pay to Parent the Termination Fee.

(iii)    If the Company terminates this Agreement pursuant to Section 9.1(g), concurrently with or prior to (and as a condition to) such termination, the Company shall pay to Parent the Termination Fee.

(iv)    In the event any amount is payable by the Company pursuant to the preceding clauses (i), (ii) or (iii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. Notwithstanding anything to the contrary in this Agreement, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(c)    Each Party acknowledges that the agreements contained in this Section 9.2 are an integral part of the Transactions and that, without these agreements, the Parties hereto would not enter into this Agreement. Each Party further acknowledges that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Purchaser in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. In addition, if the Company fails to pay in a timely manner any amount due pursuant to Section 9.2(b), then (i) the Company shall reimburse Parent for all reasonable out-of-pocket costs and expenses (including disbursements and fees of outside legal counsel) incurred in the collection of such overdue amounts, including in connection with any related claims, actions or proceedings commenced and (ii) the Company shall pay to Parent interest on the amounts payable pursuant to Section 9.2(b) from and including the date payment of such amounts were due but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, except for the right to seek monetary damages for fraud (solely as it relates to the representations and warranties expressly made in Article IV) or willful breach occurring prior to the valid termination of this Agreement, and without limiting Parent’s or Purchaser’s right to specific performance in accordance with Section 10.12, (A) the Termination Fee (and any other amounts expressly contemplated by this Section 9.2(c), if any) shall be the sole and exclusive monetary remedy available to Parent and Purchaser in connection with this Agreement and the Transactions in any circumstance in which the Termination Fee becomes due and payable and is paid by the Company in accordance with this Agreement, and (B) upon Parent’s receipt of the full Termination Fee (and any other amounts contemplated by this Section 9.2(c), if any) pursuant to this Section 9.2 in circumstances in which the Termination Fee is payable, none of the Company, any Company Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. For the avoidance of doubt, Parent may seek specific performance to cause the Company to consummate the Transactions in accordance with Section 10.12 or the payment of the Termination Fee pursuant to this Section 9.2(c), but in no event shall Parent be entitled to both (i) specific performance to cause the Company to consummate the Transactions in accordance with Section 10.12 and (ii) the payment of the Termination Fee pursuant to this Section 9.2(c).

ARTICLE X

MISCELLANEOUS

Section 10.1.    Amendment and Modification; Waiver.

(a)    Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of each of the Parties.

(b)    At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Purchaser, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement on the part of Parent, Purchaser or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable. No failure or delay by the Company, Parent or Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 10.2.    Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

Section 10.3.    Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.

Section 10.4.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon transmission if the email is sent by 6:00 p.m. Pacific Time or, if after, the day following the date of transmission) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Purchaser, to:

salesforce.com, inc.

Salesforce Tower

415 Mission Street, 3rd Floor

San Francisco, CA 94105

Email: legal@salesforce.com

Attention: General Counsel

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Email: ajnussbaum@wlrk.com

ejlee@wlrk.com

rsnarayan@wlrk.com

Attention: Andrew J. Nussbaum

     Edward J. Lee

     Raaj S. Narayan

if to the Company, to:

Tableau Software, Inc.

1621 North 34th Street

Seattle, Washington 98103

Email: kconder@tableau.com

Attention: Keenan Conder

with copies to:

Cooley LLP

101 California Street, 5th Floor

San Francisco, California 94111

Email: jleigh@cooley.com

bbeerle@cooley.com

jbourdet@cooley.com

Attention: Jamie K. Leigh

     Ben W. Beerle

     Jodie M. Bourdet

Section 10.5.    Interpretation. When a reference is made in this Agreement to sections, such reference shall be to a section of this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive, and shall be interpreted as “and/or.” The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person, unless otherwise indicated or the context otherwise requires. A reference to any specific Law or to any provision of any Law, whether or not followed by the phrase “as amended,” includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 10.6.    Counterparts. This Agreement may be executed manually or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf or DocuSign format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 10.7.    Entire Agreement; Third-Party Beneficiaries.

(a)    This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 9.1, Parent and Purchaser shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)    Except as provided in Section 7.4, nothing in this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) or in the Confidentiality Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.

Section 10.8.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer and the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Offer and the Merger are fulfilled to the extent possible.

Section 10.9.    Governing Law; Jurisdiction.

(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b)    Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding, except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10.9(b) in the manner provided for notices in Section 10.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 10.10.    Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE OFFER, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11.    Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 10.12.    Enforcement; Remedies.

(a)    Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)    The Parties agree that irreparable injury, for which monetary damages (even if available) would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Offer, the Merger or the other Transactions) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, it is agreed that each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and any further equitable relief, in each case in accordance with Section 10.9, this being in addition to any other remedy to which such Party entitled under the terms of this Agreement at law or in equity.

(c) The Parties’ rights in this Section 10.12 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 10.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 10.12, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SALESFORCE.COM, INC.

By	/s/ John Somorjai
	Name:	John Somorjai
	Title:	Executive Vice President, Corporate Development & Salesforce Ventures

SAUSALITO ACQUISITION CORP.

By	/s/ John Somorjai
	Name:	John Somorjai
	Title:	Vice President

TABLEAU SOFTWARE, INC.

By	/s/ Adam Selipsky
	Name:	Adam Selipsky
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A

Certain Definitions

For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that (i) are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a “standstill” or similar provision) and (ii) do not in any way restrict the Company or its Representatives from complying with its disclosure obligations under this Agreement.

“Acquisition Proposal” means any offer, proposal or indication of interest from a person (as defined in Section 6.3) (other than a proposal or offer by Parent or any Parent Subsidiary) at any time relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (a) any acquisition or purchase by any person, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares); (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a person pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty five percent (85%) of the equity interests in the surviving, resulting or ultimate parent entity of such transaction (whether by voting power or number of shares); or (c) any sale, lease, exchange, transfer or other disposition to a person of more than fifteen percent (15%) of the consolidated assets of the Company and the Company Subsidiaries (measured by the fair market value thereof).

“Anti-Corruption Law” means any Law related to combating bribery and corruption, including legislation implementing the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions or the U.N. Convention Against Corruption including, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the U.K. Bribery Act 2010.

“Antitrust Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation laws of any jurisdiction other than the United States.

“Business Days” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of California or the State of New York or is a day on which banking institutions located in such States are authorized or required by applicable Law or other governmental action to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the Amended and Restated Bylaws of the Company as in effect on the date hereof.

“Company Certificate” means the Amended and Restated Certificate of Incorporation of the Company as in effect on the date hereof.

“Company Equity Awards” means the Company Options, the Company RSUs and the Company PSUs.

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“Company Equity Plans” means (i) the Company’s 2013 Equity Incentive Plan as amended and restated from time to time, and (ii) the Company’s 2004 Equity Incentive Plan, as amended and restated from time to time.

“Company ESPP” means the Company’s 2013 Employee Stock Purchase Plan.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Government Contract” means a Contract with any Governmental Entity, any prime contractor of a Governmental Entity in its capacity as a prime contractor or any subcontractor with respect to any such Contract.

“Company Intellectual Property” means all Intellectual Property owned by (or claimed to be owned by), filed in the name of or exclusively licensed to the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, or operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred: (a) any changes in United States, regional, global or international economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions; (b) any changes in conditions in any industry or industries in which the Company and the Company Subsidiaries operate; (c) any changes in political, geopolitical, regulatory or legislative conditions in the United States or any other country or region of the world; (d) any changes after the date hereof in GAAP or the interpretation thereof; (e) any changes after the date hereof in applicable Law or the interpretation thereof; (f) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account); (g) any acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof; (h) the execution and delivery of this Agreement, the identity of Parent or any Parent Subsidiary, the pendency or consummation of this Agreement, the Offer, the Merger and the other Transactions, including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives, or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions, in each case only to the extent resulting from the execution and delivery of this Agreement, the identity of Parent or any Parent Subsidiary, the pendency or consummation of this Agreement, the Offer, the Merger and the other Transactions, or the public announcement of this Agreement and the Transactions, as applicable (provided that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement, the Offer, the Merger and the other Transactions or to address the consequences of litigation); and (i) any action or failure to take any action which action or failure to act is requested in writing by Parent or otherwise expressly required by this Agreement (other than pursuant to Section 6.1(a)); provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), if such Effect has had a disproportionate adverse effect on the Company or any Company Subsidiary relative to other companies operating in the industry or industries in which the Company and the Company Subsidiaries operate, then only the incremental disproportionate adverse effect of such Effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred.

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“Company Option” means each option to purchase Company Common Stock granted under any Company Equity Plan that is outstanding and unexercised immediately prior to the Effective Time.

“Company Products” means any and all products and services, including Software as a service (SaaS), that are or have been in the two (2) years prior to the date of this Agreement marketed, offered, sold, licensed, provided or distributed by the Company or any Company Subsidiary.

“Company PSU” means each restricted stock unit award relating to shares of Company Common Stock granted under any Company Equity Plan that is outstanding immediately prior to the Effective Time and subject to performance-based vesting requirements.

“Company RSU” means each restricted stock unit award relating to shares of Company Common Stock granted under any Company Equity Plan that is outstanding immediately prior to the Effective Time and subject solely to service-based vesting requirements.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Confidentiality Agreement” means the Confidentiality Agreement, dated February 27, 2019, between Parent and the Company, as may be amended.

“Contract” means any legally binding written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment.

“Contract Revenue” means (i) with respect to subscription Contracts, the annualized contract value from new incremental business associated with such Contract; and (ii) with respect to license and maintenance Contracts, approximately twenty-five percent (25%) of the perpetual license fee plus first (1st) year annualized maintenance fees.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA; (ii) under Section 302 of ERISA; (iii) under Sections 412 and 4971 of the Code; (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code; and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, plans directly sponsored by the Company and the Company Subsidiaries.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Law” means any and all applicable Law which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including protection of the health and safety of employees or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

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“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means 1.103.

“Export Controls” means all applicable export and reexport control Laws and regulations, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by OFAC and the International Traffic in Arms Regulations maintained by the U.S. Department of State and any applicable anti-boycott compliance regulations.

“GDPR” means Regulation (EU) 2016/679 (General Data Protection Regulation) of the European Parliament and of the Council on the protection of natural persons with regard to the processing of personal data and on the free movement of such data as currently in effect and as may be amended from time to time.

“Governmental Entity” means (a) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices and self-regulatory organizations).

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.

“HIPAA” shall have the meaning set forth in the definition of “Information Privacy and Security Laws.”

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Import Restrictions” means all applicable U.S. and foreign import Laws, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

“Indebtedness” means with respect to any Person, (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes or similar instruments; (c) all Indebtedness of others secured by any Lien on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed; (d) all guarantees (or any other arrangement having the economic effect of a guarantee) of Indebtedness of others; (e) all capital lease obligations and all synthetic lease obligations; (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments; (g) all securitization transactions; (h) all obligations representing the deferred and unpaid purchase price of property (other than trade payables incurred in the ordinary course of business consistent with past practice); (i) all obligations, contingent or otherwise, in respect of bankers’ acceptances; and (j) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination).

“Information Privacy and Security Laws” means (i) any Law, rule, regulation or directive and all binding guidance issued by any Governmental Entity thereunder applicable to the Company or to any Company Subsidiary and (ii) to the extent the Company has agreed to comply with the same, any binding applicable self-regulatory guidelines, in each case, relating to: (a) the privacy, protection, or security of Protected Information,

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including as relevant to the collection, storage, retention, processing, transfer, disclosure, sharing, disposal and destruction of Protected Information or (b) requirements for websites and mobile applications, online behavioral advertising, tracking technologies, call or electronic monitoring or recording, or any outbound calling and text messaging, telemarketing, or email marketing. Without limiting the foregoing, “Information Privacy and Security Laws” includes, to the extent applicable to Company and Company Subsidiary, the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, PCI DSS, the Fair and Accurate Credit Reporting Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009 (together, “HIPAA”), the Gramm-Leach-Bliley Act, state privacy and data security laws, state social security number protection laws, state data breach notification laws, state consumer protection laws, the GDPR (and any European Union member states’ laws and regulations implementing the GDPR), the Canadian Personal Information Protection and Electronic Documents Act, India’s Information Technology Act, Japan’s Act on the Protection of Personal Information, Hong Kong’s Personal Data (Privacy) Ordinance, and Australia’s Privacy Amendment (Private Sector) Act 2000, as amended by the Privacy Amendment (Enhancing Privacy Protection) Act 2012, and other applicable data protection laws of the jurisdictions in which the Company or the Company Subsidiaries operate or which are applicable to their respective businesses.

“Intellectual Property” means all technology and intellectual property or other proprietary rights, whether statutory, common law or otherwise, in any jurisdiction throughout the world, including all: (a) inventions, discoveries, patents and patent applications; (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, Internet domain names and corporate names (whether or not registered), social media handles and other identifiers and indicia of origin, and all applications and registrations in connection therewith; (c) all works of authorship and copyrights (whether or not published), and all applications and registrations in connection therewith, including audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, mask works, and sound recordings; (d) intellectual property rights in Software; (e) mask works and industrial designs, and all applications and registrations in connection therewith; (f) trade secrets and other intellectual property rights in confidential and proprietary information (including inventions, ideas, research and development information, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, schematics, specifications, research records, test information, financial, marketing and business data, customer and supplier lists, algorithms and information, pricing and cost information, business and marketing plans and proposals, and databases and compilations, including any and all data and collections of data); and (g) rights of attribution and integrity and other moral rights of an author.

“Knowledge” will be deemed to be, as the case may be, the actual knowledge of (a) the individuals set forth on Section 1.1(a) of the Parent Disclosure Letter with respect to Parent or Purchaser or (b) the individuals set forth on Section 1.1(a) of the Company Disclosure Letter with respect to the Company, in each case after reasonable inquiry of those employees of such Party and its Subsidiaries who would reasonably be expected to have actual knowledge of the matter in question.

“Law” means any law (including common law), statute, requirement, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, covenant, charge, claim, option, right of first refusal, easement, right of way, encroachment, occupancy right, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.

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“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA or any plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control within the meaning of Section 4063 of ERISA.

“Net Share” means, with respect to a Company Option, the quotient obtained by dividing (a) the product of (i) the excess, if any, of the Per Share Cash Equivalent Consideration over the per share exercise price of such Company Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective time, by (b) the Per Share Cash Equivalent Consideration.

“NYSE” means the New York Stock Exchange.

“Open Source License” means any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, and any similar license for “free,” “publicly available” or “open source” software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License or any other license that otherwise requires, as a condition of distribution of the Software licensed thereunder, that other Software incorporated into, derived from or distributed with, such Software (a) be disclosed or distributed in Source Code form, (b) be licensed for purposes of preparing derivative works or (c) be redistributed at no charge.

“Ordinary Course License” means standard licenses contained in customer subscription, license or service agreements with respect to Company Products or confidentiality agreements, in each case that are non-exclusive, and granted in the ordinary course of business consistent with past practice.

“Parent Equity Plans” means all employee and director equity incentive plans of Parent and agreements for equity awards in respect of Parent Common Stock granted under the inducement grant exception, other than any such equity incentive plans and agreements for equity awards assumed by Parent in connection with its acquisition of MapAnything.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, or operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect exists or has occurred: (a) any changes in United States, regional, global or international economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions; (b) any changes in conditions in any industry or industries in which Parent and the Parent Subsidiaries operate; (c) any changes in political, geopolitical, regulatory or legislative conditions in the United States or any other country or region of the world; (d) any changes after the date hereof in GAAP or the interpretation thereof; (e) any changes after the date hereof in applicable Law or the interpretation thereof; (f) any failure by Parent to meet any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Parent Material Adverse Effect” may be taken into account); (g) any acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof; (h) the execution and delivery of this Agreement, the identity of the Company or any Company Subsidiary, the pendency or consummation of this Agreement, the Offer, the Merger and the other Transactions, including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives, or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions, in each case only to the extent resulting from the execution and delivery of this

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Agreement, the identity of the Company or any Company Subsidiary, the pendency or consummation of this Agreement, the Offer, the Merger and the other Transactions, or the public announcement of this Agreement and the Transactions, as applicable (provided that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement, the Offer, the Merger and the other Transactions or to address the consequences of litigation); and (i) any action or failure to take any action which action or failure to act is requested in writing by the Company or otherwise expressly required by this Agreement; provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), if such Effect has had a disproportionate adverse effect on Parent or any Parent Subsidiary relative to other companies operating in the industry or industries in which Parent and the Parent Subsidiaries operate, then only the incremental disproportionate adverse effect of such Effect shall be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred.

“Parent Subsidiaries” means the Subsidiaries of Parent.

“Parent Trading Price” means the volume weighted average closing sale price of one (1) share of Parent Common Stock as reported on NYSE for the ten (10) consecutive trading days ending on the trading day immediately preceding the Acceptance Time (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

“Per Share Cash Equivalent Consideration” means the product (rounded to the nearest cent) obtained by multiplying (i) the Exchange Ratio by (ii) the Parent Trading Price.

“Permitted Liens” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due or that is being contested in good faith by appropriate proceedings; (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising by operation of Law in the ordinary course of business for amounts not yet delinquent; (iii) is specifically disclosed on the most recent consolidated balance sheet of the Company or the notes thereto included in the Company SEC Documents as of the date hereof; (iv) which is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements; (v) which is imposed on the underlying fee interest in real property subject to a real property lease; (vi) that arises as a result of a non-exclusive license or other non-exclusive grant of rights under Intellectual Property in the ordinary course of business consistent with past practice; (vii) that arises from pledges or deposits to secure obligations pursuant to workers’ compensation Laws, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, in each case in the ordinary course of business consistent with past practice; (viii) which is an immaterial defect, imperfection or irregularity in title, charge, easement, covenant and right of way of record or zoning, building and other similar restriction, in each case, that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any Company Subsidiary; (ix) is a pledge or deposit to secure performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature that, in each case, is not material; and (x) that has arisen in the ordinary course of business consistent with past practice and does not adversely affect the value, ownership, use or operation of the property subject thereto.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Data” means any and all information that can reasonably be used to identify an individual natural person, including name, physical address, telephone number, email address, financial account number, passwords

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or PINs, device identifier or unique identification number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations and marital or other status (to the extent any of these data elements can reasonably be associated with an individual natural person, or is linked to any such data element that can reasonably be associated with an individual natural person). Personal Data also includes any information not listed above if such information is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Law and is regulated by such Law.

“Privacy Statements” means, collectively, all of the Company’s and the Company Subsidiaries’ (a) obligations with respect to privacy that are made to customers, and (b) publicly posted and internal privacy policies (including if posted on the Company’s or the Company Subsidiaries’ products and services) regarding the collection, use, disclosure, transfer, storage, maintenance, retention, deletion, disposal, modification or processing of Protected Information.

“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, audits, investigations, examinations or other similar proceedings, in each case, by or before any Governmental Entity.

“Protected Information” means (a) Personal Data and (b) any information that is governed, regulated or protected by one or more Information Privacy and Security Laws.

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code, object code or other form; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (d) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” means computer Software and code, in form other than object code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means a bona fide, written Acquisition Proposal (with references in the definition thereof to fifteen percent (15%) and eighty -five percent (85%) being deemed to be replaced with references to eighty percent (80%) and twenty percent (20%), respectively) by a third party, which the Company Board of

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Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors to be more favorable to the Company Stockholders from a financial point of view than the Offer and the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, certainty of financing or regulatory approvals and likelihood of consummation) and this Agreement (and, if applicable, any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.3)).

“Takeover Statute” means any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees in the nature of a tax that are imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated Tax filing or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

401(k) Termination Date	Section 7.7(c)
Acceptance Time	Section 1.1(f)
Adjusted Option	Section 3.3(b)
Adjusted RSU	Section 3.3(d)
Agreement	Preamble
Arrangements	Section 7.13
Base Amount	Section 7.4(c)
Book-Entry Shares	Section 3.2(b)(ii)
Cancelled Shares	Section 3.1(b)
Certificate of Merger	Section 2.3
Certificates	Section 3.2(b)(i)
Change of Recommendation	Section 6.3(a)
Class A Common Stock	Recitals
Class B Common Stock	Recitals
Closing	Section 2.2
Closing Date	Section 2.2
Code	Recitals
Company	Preamble
Company Acquisition Agreement	Section 6.3(a)
Company Benefit Plan	Section 4.10(a)
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Capitalization Date	Section 4.2(a)
Company Common Stock	Recitals
Company Compensation Committee	Section 7.13
Company Disclosure Letter	Article IV

A-9

Company Leases	Section 4.16
Company Permits	Section 4.9(b)
Company Preferred Stock	Section 4.2(a)
Company Registered Intellectual Property	Section 4.14(a)
Company SEC Documents	Section 4.5(a)
Company Stockholders	Recitals
Continuing Employees	Section 7.7(a)
Converted Shares	Section 3.1(b)
Current ESPP Offering Periods	Section 3.3(f)
DGCL	Recitals
DOJ	Section 7.2(b)
Effective Time	Section 2.3
Enforceability Limitations	Section 4.3(c)
Exchange Agent	Section 3.2(a)
Exchange Fund	Section 3.2(a)
Expiration Date	Section 1.1(e)
Form S-4	Section 1.1(g)(ii)
Fractional Share Consideration	Section 3.1(a)
fraud	Section 9.2(a)
FTC	Section 7.2(b)
GAAP	Section 4.5(b)
Goldman Sachs	Section 4.22
Government Contract Bid	Section 4.17(d)
Indemnified Parties	Section 7.4(a)
Intermediate LLC	Section 5.16(f)
Intervening Event	Section 6.3(d)
IP Contracts	Section 4.14(h)
Letter Agreement	Recitals
Material Contract	Section 4.17(a)
Material Customer	Section 4.19(a)
Material Customer Agreement	Section 4.19(a)
Material Government Bid	Section 4.17(c)
Material Reseller	Section 4.19(c)
Material Reseller Agreement	Section 4.19(c)
Material Supplier	Section 4.19(b)
Material Supplier Agreement	Section 4.19(b)
Merger	Recitals
Merger Consideration	Section 3.1(a)
Minimum Condition	Section 1.1(a)(i)
New Plans	Section 7.7(b)
OFAC	Section 4.9(e)
Offer	Recitals
Offer Consideration	Section 1.1(a)
Offer Documents	Section 1.1(g)(i)(A)
Offer to Purchase	Section 1.1(a)
Old Plans	Section 7.7(b)
Outside Date	Section 9.1(d)
Parent	Preamble
Parent Capitalization Date	Section 5.2(a)
Parent Common Stock	Section 1.1(a)
Parent Disclosure Letter	Article V
Parent Governing Documents	Section 5.1

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Parent Permits	Section 5.9(b)
Parent Preferred Stock	Section 5.2(a)
Parent SEC Documents	Section 5.5(a)
Parties	Preamble
Party	Preamble
person	Section 6.3(a)
Purchaser	Preamble
Purchaser Shares	Section 3.1(c)
Restricted Parties	Section 4.9(g)
Sarbanes Oxley Act	Section 4.5(a)
Schedule 14D-9	Section 1.2(b)
Schedule TO	Section 1.1(g)(i)(A)
Surviving Company	Section 2.1
Surviving Company Stock	Section 3.1(b)
Termination Fee	Section 9.2(b)(i)
Transactions	Recitals
willful breach	Section 9.2(a)

A-11

Annex B

Form of Letter Agreement

June 9, 2019

salesforce.com, inc.

Salesforce Tower

415 Mission Street, 3rd Floor

San Francisco, CA 94105

Ladies and Gentlemen:

As a holder of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”), of Tableau Software, Inc., a Delaware corporation (the “Company”), the undersigned (each, a “Stockholder”) understands that the Company, salesforce.com, inc., a Delaware corporation (“Parent”), and Sausalito Acquisition Corp., a Delaware corporation (“Purchaser”), are concurrently entering into an Agreement and Plan of Merger, dated as of June 9, 2019 (as it may be from time to time amended, the “Merger Agreement”), which was previously approved by the boards of directors of the Company and Parent, providing for, among other things, (i) the commencement by Purchaser of the Offer and (ii) following the consummation of the Offer, the merger of Purchaser with and into the Company, with the Company being the surviving entity of the merger (the “Merger”), in each case, upon the terms and subject to the conditions set forth in the Merger Agreement. Terms used without definition in this Agreement shall have the meanings ascribed thereto in the Merger Agreement.

Each Stockholder acknowledges that, as an inducement for Parent and Purchaser to enter into the Merger Agreement, each of Parent and Purchaser has required that such Stockholder enter into this letter agreement (this “Agreement”) and such Stockholder is willing to enter into this Agreement.

Each Stockholder confirms such Stockholder’s agreement with Parent and Purchaser, and each of Parent and Purchaser confirms its agreement with each Stockholder, as follows:

1.1.    Subject Shares. As used in this Agreement, the term “Subject Shares” means the shares of Class B Common Stock that such Stockholder owns of record or beneficially (including through trusts or Affiliates) as of the date of this Agreement and any shares of Class B Common Stock of which such Stockholder (including through trusts or Affiliates) acquires record or beneficial ownership after the date hereof and prior to the termination of this Agreement. In the event of any stock split (including a reverse stock split), stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting a Stockholder’s Subject Shares, the terms of this Agreement shall apply to the resulting securities.

1.2.    Conditional Commitment to Convert. Subject to receipt of an Irrevocable Conversion Notice in accordance with the terms of this Agreement, each Stockholder shall promptly (but in no event later than one (1) hour after receipt of the Irrevocable Conversion Notice) and irrevocably convert, and shall deliver to the Company, the Company’s transfer agent and Parent all documentation reasonably necessary (including a conversion notice substantially in a form attached as Annex I hereto, the “Conversion Document”) to irrevocably convert, pursuant to and in accordance with the terms of Section D.5.a of Article IV of the Company Certificate, each Subject Share into one fully paid and nonassessable share of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), it being understood that such Stockholder’s irrevocable election to convert shall be deemed to be effective immediately upon the delivery of the Conversion Document to the Company’s transfer agent. The provisions of this Section 1.2 shall have no further force or effect in the event this Agreement is validly terminated in accordance with Section 1.10.

1.3.    Irrevocable Conversion Notice. For purposes hereof, an “Irrevocable Conversion Notice” means an irrevocable written notice substantially in the form attached as Annex II hereto, delivered by Parent to each Stockholder on the date of the expiration of the Offer (as soon as practicable following 10:00 a.m. New York City time but in no event later than 5:00 p.m. New York City time), specifying that all of the conditions to the Offer have been either satisfied (other than those conditions that by their nature are to be satisfied at the expiration of the Offer, each of which would be capable of being satisfied were the expiration of the Offer to occur at the time Parent delivers an Irrevocable Conversion Notice to each Stockholder) or irrevocably waived by

Parent and Purchaser, it being acknowledged and agreed that such irrevocable written notice can only be validly delivered by Parent to the extent that all of the conditions to the Offer have, in fact, been satisfied (or would be capable of being satisfied were the expiration of the Offer to occur at the time Parent delivers an Irrevocable Conversion Notice to each Stockholder) or otherwise irrevocably waived by Parent and Purchaser; provided, that, for purposes of the Irrevocable Conversion Notice only, the satisfaction of the Minimum Condition shall be tested assuming that all Subject Shares of all Stockholders to be converted into shares of Class A Common Stock pursuant to Section 1.2 are tendered prior to the expiration of the Offer and that the consummation of the Offer occurs contemporaneously with the delivery of the Irrevocable Conversion Notice. Subject to the terms of this Agreement, the Irrevocable Conversion Notice may be delivered to each Stockholder by electronic mail to the email address contemplated by Section 1.11 and such Irrevocable Conversion Notice shall be deemed given to such Stockholder if sent by electronic mail to (x) the email address of such Stockholder in Section 1.11 (notice deemed given upon transmission if such email is sent by 5:00 p.m. New York City time, or, if after, the day following the date of transmission) and (y) the email addresses of the individuals from Cooley LLP listed in Section 10.4 of the Merger Agreement.

1.4.    Conditional Obligation. Nothing in this Agreement shall obligate Parent or Purchaser to deliver an Irrevocable Conversion Notice.

1.5.    Representations and Warranties of the Stockholders. Each Stockholder represents and warrants that:

(a)    such Stockholder, and (if such Stockholder is married and any of such Stockholder’s Subject Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding) such Stockholder’s spouse, have duly executed and delivered this Agreement and have all authority and full legal capacity to enter into this Agreement and to perform his or her obligations under this Agreement;

(b)    assuming the due authorization, execution and delivery of this Agreement by Parent and Purchaser, this Agreement is such Stockholder’s valid and binding agreement and is enforceable against such Stockholder in accordance with its terms, subject to the Enforceability Limitations;

(c)    the Subject Shares are owned by such Stockholder free and clear of all encumbrances, voting arrangements and any other commitments or restrictions of every kind, except as would not restrict the performance of such Stockholder’s obligations under this Agreement;

(d)    such Stockholder has the sole or shared power to vote or direct the vote and to dispose of all Subject Shares;

(e)    the execution and delivery of this Agreement by such Stockholder does not, and the performance of such Stockholder’s obligations under this Agreement as contemplated hereby will not: (i) conflict with or violate any Law applicable to such Stockholder or by which the Subject Shares are bound or affected; (ii) result in any breach of or violation of, or constitute a default, or require any consent (or give rise to any right of termination or acceleration or an event that with notice or lapse of time or both would become a default or give rise to any such right) under, any Contract to which such Stockholder is a party or by which such Stockholder or the Subject Shares are bound; or (iii) require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental entity, agency or official except for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or impair the performance by such Stockholder of his obligations under this Agreement;

(f)    with respect to such Stockholder, as of the date hereof, there is no Proceeding pending against, or, to the actual knowledge of such Stockholder, threatened against such Stockholder or any of such Stockholder’s properties or assets (including any of such Stockholder’s Subject Shares) before or by any Governmental Entity that could reasonably be expected to prevent the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise materially impair such Stockholder’s ability to perform its obligations hereunder; and

(g)    no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission from Parent, Purchaser or the Company in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

1.6.    Representations and Warranties of Parent and Purchaser. Each of Parent and Purchaser has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser have been duly and validly authorized by all necessary entity action on the part of each of Parent and Purchaser, and no other entity proceedings on the part of Parent and Purchaser are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by each Stockholder, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, subject to the Enforceability Limitations.

1.7.    Covenants of the Stockholders.

(a)    Each Stockholder covenants and agrees that such Stockholder shall not, directly or indirectly, take any action that is intended, or would reasonably be expected, to materially interfere with, materially delay, or prevent the consummation of the Offer, the Merger or the other Transactions or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by any Stockholder of its obligations under this Agreement.

(b)    From the date of this Agreement and until the termination of this Agreement, and without limiting any provision of the Merger Agreement in any respect, each Stockholder shall not: (i) continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal; (ii) solicit, initiate or knowingly facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (iii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent, Purchaser or any of their Representatives) any non-public information in connection with or for the purpose of knowingly encouraging or knowingly facilitating, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; (iv) recommend any other holder of Company Common Stock to not tender shares of Company Common Stock into the Offer; or (v) support, recommend, endorse or approve any Acquisition Proposal or enter into any letter of intent, support agreement or similar commitment relating to or facilitating an Acquisition Proposal. The foregoing notwithstanding, nothing in this Agreement shall prohibit any Stockholder from taking any action that the Company or its Representatives are permitted to take under Section 6.3 of the Merger Agreement solely in such Stockholder’s capacity as a director or other Representative of the Company.

(c)    From the date of this Agreement and until the termination of this Agreement, if any Stockholder transfers, sells, assigns, pledges or otherwise disposes of any of such Stockholder’s Subject Shares (including, for the avoidance of doubt, any “Transfer” (as defined in the Company Certificate)) in each case that would not cause or result in the conversion of such Subject Shares into shares of Class A Common Stock pursuant to the Company Certificate, such Stockholder shall cause the transferee in any such transfer, sale, assignment, pledge or other disposition to execute and deliver a joinder to this Agreement in a form that is reasonably satisfactory to Parent and Purchaser pursuant to which such transferee agrees to be bound as a Stockholder hereunder.

(d)    Each Stockholder shall not make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law; provided, that reasonable notice of any disclosure required by applicable Law shall be provided to Parent, and such Stockholder will consider in good faith the reasonable comments of Parent with respect to such disclosure and otherwise cooperate with Parent in obtaining confidential treatment with respect to such disclosure.

1.8.    Covenants of Parent and Purchaser. Each of Parent and Purchaser shall keep each Stockholder reasonably informed on a reasonably current basis of the status of the Offer, including with respect to the number of shares of Company Common Stock that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer, and material developments with respect thereto and, upon each Stockholder’s request (no more often than once per day during the Offer (other than on the date of the expiration of the Offer)), provide such Stockholder as soon as practicable with the most recent report then available from the Exchange Agent detailing the number of shares of Company Common Stock that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer; provided that delivery of such information or report to the Company or its Representatives shall constitute delivery to the Stockholders for purposes of this Section 1.8; provided, further, that a breach of this Section 1.8 shall not relieve or otherwise affect the obligations of the Stockholders pursuant to this Agreement.

1.9.    Documentation and Information. Each Stockholder hereby consents to and hereby authorizes Parent and Purchaser to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Entity or applicable securities exchange, and any press release or other disclosure document that Parent or Purchaser reasonably determines to be necessary or advisable in connection with the Offer, the Merger or any other transactions contemplated by the Merger Agreement or this Agreement, such Stockholder’s identity and ownership of such Stockholder’s Subject Shares, the existence of this Agreement and the nature of such Stockholder’s commitments and obligations under this Agreement, and such Stockholder acknowledges that Parent and Purchaser may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity or securities exchange.

1.10.    Termination. This Agreement shall terminate automatically with respect to each Stockholder, without any notice or other action by any Person, upon the first to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) the entry without the prior written consent of such Stockholder into any amendment, waiver or modification to the Merger Agreement, as in effect on the date hereof, that results in a decrease in, or change in form of, the Offer Consideration or the Merger Consideration or (d) the mutual written consent of Parent and such Stockholder. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 1.10 shall relieve any party from liability for any willful breach of this Agreement prior to termination hereof and (ii) the provisions of this Section 1.10 and Sections 1.11 through 1.25 shall survive any termination of this Agreement.

1.11.    Notices. Except as provided in Section 1.2 and Section 1.3, all notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received only if delivered by electronic mail (notice deemed given upon confirmation of receipt); provided that the notice or other communication is sent to the address or email address set forth (a) if to Parent or Purchaser, to the email address set forth in Section 10.4 of the Merger Agreement and (b) if to a Stockholder, to such Stockholder’s email address set forth on a signature page hereto, or to such other email address as such party may hereafter specify for the purpose by notice to each other party hereto.

1.12.    Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

1.13.    Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated.

1.14.    Entire Agreement; Assignment. This Agreement and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. This Agreement shall not be assigned by any party (including by operation of law, by merger or otherwise) without the prior written consent of (a) Parent and Purchaser, in the case of an assignment by a Stockholder and (b) each Stockholder, in the case of an assignment by Parent or Purchaser; provided, that Parent or Purchaser may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Purchaser, as the case may be, of its obligations hereunder.

1.15.    Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur and that the Parent and Purchaser would not have any adequate remedy at law (even if available) in the event that any Stockholder did not perform any of the provisions of this Agreement in accordance with their specific terms or otherwise breached any such provisions. It is accordingly agreed that Parent and Purchaser shall be entitled to an injunction or injunctions, without the posting of bond, to prevent or remedy any breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity. Any and all remedies herein expressly conferred upon Parent and Purchaser will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon Parent or Purchaser, and the exercise by Parent or Purchaser of any one remedy will not preclude the exercise of any other remedy.

1.16.    Jurisdiction; Waiver of Jury Trial.

(a)    Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each party hereto hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 1.16(a) in the manner provided for notices in Section 1.11. Nothing in this Agreement will affect the right of Parent or Purchaser to serve process in any other manner permitted by applicable Law.

(b)    EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR

INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 1.16(B).

1.17.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

1.18.    Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.1.19. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

1.20.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner.

1.21.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. This Agreement or any counterpart may be executed and delivered by facsimile copies, electronic mail in portable document format (.pdf), or any electronic signature complying with the U.S. ESIGN Act of 2000 (including www.docusign.com), each of which shall be deemed an original.

1.22.    Interpretation. When a reference is made in this Agreement to sections, such reference shall be to a section of this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive, and shall be interpreted as “and/or.” The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law. A reference to any specific Law or to any provision of any Law, whether or not followed by the phrase “as amended,” includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

1.23.    Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, but without limiting any provision of the Merger Agreement in any respect, nothing in this Agreement shall limit or restrict a Stockholder, or any affiliate, employee or designee of a Stockholder, who is a director or officer of the Company or any of its Subsidiaries from acting in such capacity or fulfilling the obligations of such office, including by voting, in his capacity as a director or officer of the Company or any of its Subsidiaries’, in the Stockholder’s, or its affiliate’s, employee’s or designee’s, as applicable, sole discretion on any matter. In this regard, a Stockholder shall not be deemed to make any agreement or understanding in this Agreement in such Stockholder’s capacity as a director or officer of the Company. Each Stockholder is executing this Agreement solely in such capacity as a record or beneficial holder of shares of Company Common Stock.

1.24.    No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Purchaser any direct or indirect legal or beneficial ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to each Stockholder (without limiting such Stockholder’s obligations hereunder), and neither Parent nor Purchaser shall have any power or authority to direct such Stockholder in the voting or Transfer (as defined in the Company Certificate) of any of the Shares.

1.25.    Stockholder Obligation Several and Not Joint. The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

[Signature Pages Follow]

The parties are executing this Agreement on the date set forth in the introductory clause.

SALESFORCE.COM, INC.
By:
Name:	John Somorjai
Title:	Executive Vice President,
Corporate Development & Salesforce Ventures
SAUSALITO ACQUISITION CORP.
By:
Name:	John Somorjai
Title:	Vice President

[Signature Page to Letter Agreement]

STOCKHOLDER
CHRISTIAN CHABOT
By:
Name: Christian Chabot
STOCKHOLDER
CHRISTOPHER STOLTE
By:
Name: Christopher Stolte
STOCKHOLDER
PATRICK HANRAHAN
By:
Name: Patrick Hanrahan
STOCKHOLDER
PATRICK M. HANRAHAN & DELLE R. MAXWELL TRUST DATED 3/24/2008
By:
Name: Patrick Hanrahan
Title: Trustee

Annex I

FORM OF CONVERSION DOCUMENT

Date: [            ]

American Stock Transfer and Trust Company

6201 15th Avenue, Brooklyn

New York 11219

Email: portalconversion@astfinancial.com and ccolosso@astfinancial.com

Re: Conversion of Tableau Software, Inc. Class B Common Stock to Class A Common Stock

Dear Sir/Madam:

[            ] (“Entity Stockholder”) currently holds shares of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”), of Tableau Software, Inc. (the “Company”). Each share of Class B Common Stock has ten (10) votes per share, whereas each share of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) of the Company has one (1) vote per share. As of the date hereof, shares of Class B Common Stock cannot be traded on the New York Stock Exchange (NYSE) or transferred to a brokerage account until such shares have been converted to shares of Class A Common Stock on a 1:1 basis by completing an irrevocable election to convert.

The Entity Stockholder hereby elects, pursuant to Section D.5.a of Article IV of the Amended and Restated Certificate of Incorporation of the Company, to effect the conversion of [NUMBER] shares of the Company’s Class B Common Stock held by the Entity Stockholder into an equal number of fully paid and non-assessable shares of Class A Common Stock. The Entity Stockholder understands and acknowledges that this election to convert is irrevocable and will be effective as to the number of shares of Class B Common Stock specified in the immediately preceding sentence and held by the Entity Stockholder in the AST Account below, without any further action by it upon delivery of this election notice to American Stock Transfer and Trust Company.

AST Account Number

This Conversion is duly executed below by the Entity Stockholder or on behalf of Entity Stockholder by its authorized representative.

[Name of Entity Stockholder]

By:

Print Name and Title

Annex II

FORM OF IRREVOCABLE CONVERSION NOTICE

[Date]

Reference is hereby made to that certain letter agreement, dated as of June 9, 2019 (as it may be amended from time to time, the “Letter Agreement”), by and among salesforce.com, inc., a Delaware corporation (“Parent”), and Sausalito Acquisition Corp., a Delaware corporation (“Purchaser”) and the stockholders of Tableau Software, Inc., a Delaware corporation (the “Company”) party thereto (the “Stockholders”). Capitalized terms that are used but not defined herein have the meaning given to such terms in the Letter Agreement.

Pursuant to Section 1.3 of the Letter Agreement, Parent is hereby delivering to each Stockholder irrevocable notice that all of the conditions to the Offer have been either satisfied (other than those conditions that by their nature are to be satisfied at the expiration of the Offer, each of which would be capable of being satisfied were the expiration of the Offer to occur at the time Parent delivers this notice) or irrevocably waived by Parent and Purchaser; provided, that, for purposes of this notice, the satisfaction of the Minimum Condition is tested assuming that all Subject Shares of all Stockholders to be converted into shares of Class A Common Stock pursuant to Section 1.2 of the Letter Agreement were tendered prior to the expiration of the Offer and that the consummation of the Offer occurs contemporaneously with the delivery of this notice. This notice shall constitute the Irrevocable Conversion Notice for all purposes under the Letter Agreement.

[Signature Page Follows]

IN WITNESS HEREOF, the undersigned has caused this notice to be signed on behalf of Parent as of the date first written above.

SALESFORCE.COM, INC.
By:
Name:
Title:

[Signature Page to Irrevocable Conversion Notice]

Annex C

Conditions to the Offer

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Parent’s and Purchaser’s rights to extend, amend or terminate the Offer in accordance with the provisions of that certain Agreement and Plan of Merger, dated as of June 9, 2019 (the “Agreement”), by and among salesforce.com, inc., a Delaware corporation (“Parent”), Sausalito Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and Tableau Software, Inc., a Delaware corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex C shall have the respective meanings ascribed thereto in the Agreement) and applicable Law, and in addition to (and not in limitation of) the obligations of Purchaser to extend the Offer pursuant to the terms and conditions of the Agreement and applicable Law, neither Parent nor Purchaser shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Purchaser to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer)), pay for any shares of Company Common Stock that are validly tendered in the Offer and not validly withdrawn prior to the expiration of the Offer in the event that, at any expiration of the Offer:

(A)    the Minimum Condition shall not have been satisfied;

(B)    (i) any waiting period (and extensions thereof) applicable to the Transactions under the HSR Act shall not have expired or been terminated or (ii) any other required pre-closing approvals, consents, waivers or clearances under any Antitrust Laws of the jurisdictions set forth on Section 7.2 of the Parent Disclosure Letter shall not have been obtained;

(C)    any Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law on or after the date of this Agreement (or there shall have been any change on or after the date hereof in the manner in which any Governmental Authority enforces or interprets any Law enacted, issued or promulgated prior to the date of this Agreement), that is in effect as of immediately prior to the expiration of the Offer or (ii) issued or granted any orders or injunctions (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the expiration of the Offer, in each case, which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(D)    the Form S-4 shall not have become effective under the Securities Act or shall be the subject of any stop order or proceeding seeking a stop order;

(E)    the shares of Parent Common Stock to be issued in the Offer and the Merger shall not have been approved for listing on the NYSE, subject to official notice of issuance (provided that Parent shall not be entitled to invoke this condition if it has not complied in all material respects with Section 7.12); or

(F)    any of the following shall have occurred and continue to exist as of immediately prior to the expiration of the Offer:

(1)    (A) the representations and warranties of the Company set forth in Section 4.1(a) (other than the last sentence of Section 4.1(a)), the first sentence of Section 4.1(b), Section 4.3, Section 4.22, Section 4.23 or Section 4.25 (x) that are qualified by materiality or Company Material Adverse Effect shall not be true and correct in all respects as of the date hereof or shall not be true and correct in all respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date) or (y) that are not qualified by materiality or Company Material Adverse Effect shall not be true and correct in all material respects as of the date hereof or shall not be true and correct in all material respects as of the expiration of the Offer as though

C-1

made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (B) the representations and warranties of the Company set forth in Section 4.2(a), Section 4.2(c), Section 4.2(d) or Section 4.2(e) shall not be true and correct other than for de minimis inaccuracies as of the date hereof or shall not be true and correct other than for de minimis inaccuracies as of the expiration of the Offer as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (C) the representations and warranties of the Company set forth in Section 4.8(a) shall not be true and correct in all respects; or (D) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall not be true and correct as of the date hereof or shall not be true and correct as of the expiration of the Offer as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (D), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(2)    the Company shall not have performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under the Agreement at or prior to the expiration of the Offer;

(3)    a Company Material Adverse Effect shall have occurred after the date of the Agreement and shall be continuing as of immediately prior to the expiration of the Offer;

(4)    Parent and Purchaser shall have failed to receive from the Company a certificate, dated as of the Expiration Date and signed by its chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in clauses (1), (2) and (3) immediately above have not occurred; or

(5)    the Agreement shall have been validly terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions, and may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time in their sole and absolute discretion (except for the Minimum Condition), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time.

C-2

ANNEX B

OPINION OF GOLDMAN SACHS & CO. LLC

B-1

Annex B

200 WEST STREET | NEW YORK, NY 10282-2198

Tel: 212-901-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

June 9, 2019

Board of Directors

Tableau Software, Inc.

837 North 34th Street, Suite 200

Seattle, WA 98103

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than salesforce.com, inc. (“Salesforce”) and its affiliates) of the issued and outstanding shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”) and Class B common stock, par value $0.0001 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Shares”) of Tableau Software, Inc. (the “Company”) of the Consideration (as defined below) to be paid to such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of June 9, 2019 (the “Agreement”), by and among Salesforce, Sausalito Acquisition Corp., a wholly owned subsidiary of Salesforce (“Purchaser”), and the Company. The Agreement provides for an exchange offer for all of the Shares (the “Exchange Offer”) pursuant to which Purchaser will exchange 1.103 shares of common stock, par value $0.001 per share (the “Salesforce Common Stock”), of Salesforce (the “Consideration”) for each Share accepted. The Agreement further provides that, following completion of the Exchange Offer, Purchaser will merge with and into the Company (the “Merger”) and each outstanding Share (other than Cancelled Shares (as defined in the Agreement) and Converted Shares (as defined in the Agreement)) will be converted into the right to be paid the Consideration.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Salesforce, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We may also in the future provide financial advisory and/or underwriting services to the Company, Salesforce and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Salesforce for the five fiscal years ended December 31, 2018 and January 31, 2019, respectively; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Salesforce; certain other communications from the Company and

B-2

Board of Directors

Tableau Software, Inc.

June 9, 2019

Salesforce to their respective stockholders; certain publicly available research analyst reports for the Company and Salesforce; and certain internal financial analyses and forecasts for the Company and certain financial analyses and forecasts for Salesforce pro-forma for the Transaction, in each case, as prepared by the management of the Company and approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior managements of the Company and Salesforce regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and Salesforce; reviewed the reported price and trading activity for the Class A Common Stock and Salesforce Common Stock; compared certain financial and stock market information for the Company and Salesforce with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the software industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Salesforce or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Salesforce or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than Salesforce and its affiliates) of Shares, as of the date hereof, of the Consideration to be paid to such holders, taken in the aggregate, pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, any allocation of the Consideration payable pursuant to the Agreement, including among the holders of Class A Common Stock and Class B Common Stock, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Consideration to be paid to the holders (other than Salesforce and its affiliates) of Shares, taken in the aggregate, pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Salesforce Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Salesforce or the ability of the Company or Salesforce to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information

B-3

Board of Directors

Tableau Software, Inc.

June 9, 2019

made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to whether or not any holder of Shares should tender such Shares in connection with the Exchange Offer or how any holder of Shares should vote with respect to the Merger or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders (other than Salesforce and its affiliates) of Shares, taken in the aggregate, pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(GOLDMAN SACHS & CO. LLC)

B-4

Annex C

DIRECTORS AND EXECUTIVE OFFICERS OF SALESFORCE AND THE OFFEROR

Directors and Executive Officers of Salesforce

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Salesforce and the Offeror are set forth below. Unless otherwise indicated below, the current business address of each director and executive officer is c/o salesforce.com, inc., Salesforce Tower, 415 Mission Street, 3rd Floor, San Francisco, CA 94105. Unless otherwise indicated below, the current business telephone number of each director and executive officer is (415) 901-7000.

During the past five years, none of the directors and executive officers of Salesforce or the Offeror listed below has (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Each such person listed below is a citizen of the United States, with the exception of Neelie Kroes, who is a citizen of the Netherlands. Alexandre Dayon is also a citizen of France, and Susan Wojcicki is also a citizen of Poland.

Directors and Executive Officers of Salesforce:

Name/Age	Title	Present Principal Occupation and Employment for Past Five Years
Joe Allanson (55)	Chief Accounting Officer and Corporate Controller	Joe Allanson has served as Salesforce’s Chief Accounting Officer and Corporate Controller since February 2014. Prior to that, Mr. Allanson served as Senior Vice President, Chief Accountant and Corporate Controller since July 2011, Senior Vice President, Corporate Controller from July 2007 to July 2011, and served in various other management positions in finance since joining Salesforce in 2003. Prior to Salesforce, Mr. Allanson spent four years at Autodesk, Inc. and three years at Chiron Corporation in key corporate finance positions. Previously, he worked at Arthur Andersen LLP for 11 years in its Audit and Business Advisory Services group. Mr. Allanson also serves on the Board of Trustees of the University of San Francisco. Mr. Allanson graduated from Santa Clara University with a B.S. in Accounting.

Marc Benioff (54)	Co-Chief Executive Officer and Chairman of the Board of Directors	Marc Benioff is Chairman, Co-CEO and Co-Founder of Salesforce and a pioneer of cloud computing. Under Mr. Benioff’s leadership, Salesforce is the fastest-growing top-five enterprise software company and the #1 provider of CRM software globally. Mr. Benioff was named Innovator of the Decade by Forbes and recognized as one of the World’s 50 Greatest Leaders by Fortune and one of the 10 Best-Performing CEOs by Harvard Business Review. A member of the World

Name/Age	Title	Present Principal Occupation and Employment for Past Five Years
Economic Forum Board of Trustees, Mr. Benioff serves as the inaugural chair of WEF’s Forum Center for the Fourth Industrial Revolution in San Francisco. Mr. Benioff also serves as chair of Salesforce.org. Mr. Benioff served as a director of Cisco Systems, Inc. from 2012 to 2014. Mr. Benioff received a B.S. in Business Administration from the University of Southern California, where he is on its Board of Trustees.

Keith Block (58)	Co-Chief Executive Officer and Director	Keith Block is Co-CEO of Salesforce and has served as a Director since June 2013. Prior to his appointment as Co-CEO in August 2018, he served as Vice Chairman, President since joining Salesforce in June 2013, and additionally served as Chief Operating Officer from February 2016 to August 2018. Mr. Block was employed at Oracle Corporation from 1986 to June 2012, where he held a number of positions, including Executive Vice President, North America. Mr. Block currently serves on the World Economic Forum’s Information Technology Community as a Governor, the Board of Trustees for Carnegie-Mellon University, the President’s Advisory Council at Carnegie-Mellon University Heinz Graduate School and the Board of Trustees at the Concord Museum. Mr. Block received both a B.S. in Information Systems and an M.S. in Management & Policy Analysis from Carnegie-Mellon University.

Alexandre Dayon (51)	President and Chief Strategy Officer	Alexandre Dayon has served as Salesforce’s President and Chief Strategy Officer since November 2017. Prior to that, he served as President and Chief Product Officer since February 2016, President, Products from March 2014 to February 2016, President, Applications and Platform from December 2012 to March 2014, Executive Vice President, Applications from September 2011 to December 2012, Executive Vice President, Product Management from February 2010 to December 2012, and Senior Vice President, Product Management from September 2008 to January 2010. Mr. Dayon joined Salesforce through the acquisition of InStranet, a leading knowledge-base company, where he was a founder and served as CEO. Prior to InStranet, Mr. Dayon was a founding member of Business Objects SA where he led the product group for more than 10 years. Mr. Dayon, who holds several patents, is focused on creating business value out of technology disruption. Mr. Dayon holds a master’s degree in electrical engineering from Ecole Supérieure d’Electricité (SUPELEC) in France.

Parker Harris (52)	Co-Founder	Parker Harris has served as a Director since August 2018 and as Salesforce’s Co-Founder and Chief Technology Officer since September 2016. Mr. Harris co-founded Salesforce in February 1999 and has served in senior technical positions since inception. Prior to that, from

Name/Age	Title	Present Principal Occupation and Employment for Past Five Years
December 2004 to February 2013, Mr. Harris served as Executive Vice President, Technology. Prior to Salesforce, Mr. Harris was a Vice President at Left Coast Software, a Java consulting firm he co-founded, from October 1996 to February 1999. Mr. Harris received a B.A. from Middlebury College.

Mark Hawkins (60)	President and Chief Financial Officer	Mark Hawkins has served as Salesforce’s President and Chief Financial Officer and Principal Financial Officer since August 2017. Prior to that, he served as Chief Financial Officer, Principal Financial Officer and Executive Vice President since August 2014. Prior to Salesforce, Mr. Hawkins served as Executive Vice President and Chief Financial Officer and principal financial officer for Autodesk, Inc., a design software and services company, from April 2009 to July 2014. From April 2006 to April 2009, Mr. Hawkins served as Senior Vice President, Finance and Information Technology, and Chief Financial Officer of Logitech International S.A. Previously, Mr. Hawkins held various finance and business-management roles with Dell Inc. and Hewlett-Packard Company. Mr. Hawkins currently serves as a director of Plex Systems, Inc., where he is the Chairman of the Audit Committee, and SecureWorks, Inc., where he is also a member of the Compensation Committee and the Chairman of the Audit Committee. Mr. Hawkins holds a B.A. in Operations Management from Michigan State University and an M.B.A. in Finance from the University of Colorado. He also completed the Advanced Management Program at Harvard Business School.

Srinivas Tallapragada (49)	President, Technology	Srini Tallapragada has served as Salesforce’s President, Technology since June 2018. Prior to that, he served as Executive Vice President, Engineering since March 2014 and Senior Vice President, Engineering from May 2012 to February 2014. From April 2011 to June 2012, Mr. Tallapragada served as a Senior Vice President at Oracle. From February 2009 to April 2011 Mr. Tallapragada served as a Senior Vice President at SAP. Previously, Mr. Tallapragada held various roles at Oracle, Infosys and Asian Paints. Mr. Tallapragada holds a masters degree from the School of Human Resources at XLRI, Jamshedpur and a B.T. in Computer Science from the National Institute of Technology, Warangal.

Bret Taylor (38)	President and Chief Product Officer	Bret Taylor has served as Salesforce’s President and Chief Product Officer since November 2017. Prior to that, he served as President, Quip since August 2016. Mr. Taylor joined Salesforce through the acquisition of Quip, Inc., where he was a co-founder and served as CEO since September 2012. Previously, Mr. Taylor served as Chief Technology Officer of Facebook, Inc.

Name/Age	Title	Present Principal Occupation and Employment for Past Five Years
from August 2009 to July 2012 and Chief Executive Officer of FriendFeed, Inc., a social network, from October 2007 to August 2009. From June 2007 to September 2007, Mr. Taylor served as an entrepreneur-in-residence at Benchmark, a venture capital firm. Prior to June 2007, Mr. Taylor served as Group Product Manager at Google Inc. Mr. Taylor currently serves as a director of Twitter, Inc., where he is also a member of the Compensation Committee. He has also served on the Board of Directors of Axon Enterprise, Inc. (formerly known as TASER International, Inc.), a protection technologies company, since June 2014. Mr. Taylor holds a B.S. and an M.S. in Computer Science from Stanford University.

Amy Weaver (52)	President, Legal Corporate Affairs, General Counsel and Secretary	Amy Weaver has served as Salesforce’s President, Legal & Corporate Affairs and General Counsel since February 2017. Prior to that, she served as Executive Vice President and General Counsel since July 2015 and Senior Vice President and General Counsel from October 2013 to July 2015. Prior to Salesforce, Ms. Weaver served as Executive Vice President and General Counsel at Univar Inc. from December 2010 to June 2013. Previously, Ms. Weaver was Senior Vice President and Deputy General Counsel at Expedia, Inc. and before that she practiced law at Cravath, Swaine & Moore LLP and Perkins Coie LLP. Ms. Weaver also served as a clerk on the U.S. Court of Appeals, Ninth Circuit and as a legislative assistant to a member of the Hong Kong Legislative Council. Ms. Weaver holds a B.A. in Political Science from Wellesley College and a J.D. from Harvard Law School.

Craig Conway (64)	Director	Craig Conway has served as a Director since October 2005. Mr. Conway served as President and Chief Executive Officer of PeopleSoft, Inc., an enterprise application software company, from 1999 to 2004. Mr. Conway also served as President and Chief Executive Officer of One Touch Systems from 1996 to 1999 and TGV Software from 1993 to 1996. Prior to that, Mr. Conway held executive management positions at a variety of leading technology companies, including Executive Vice President at Oracle Corporation. Mr. Conway currently serves as a director of Nutanix, Inc. During the past five years, Mr. Conway also served as a director of Advanced Micro Devices, Inc. Mr. Conway received a B.S. in Computer Science and Mathematics from the State University of New York at Brockport.

Alan Hassenfeld (70)	Director	Alan Hassenfeld has served as a Director since December 2003. Mr. Hassenfeld has been a Director of Hasbro, Inc., a provider of children’s and family entertainment products, since 1978. He served as its

Name/Age	Title	Present Principal Occupation and Employment for Past Five Years
Chairman from 1989 to 2008, and also served as its Chairman and Chief Executive Officer from 1989 to 2003. Mr. Hassenfeld is a trustee of the Hasbro Charitable Trust and Hasbro Children’s Foundation. During the past five years, Mr. Hassenfeld also served as a director of Global Cornerstone Holdings Limited. He also serves as a director of Salesforce.org, a non-profit public benefit corporation. Mr. Hassenfeld received a B.A. from the University of Pennsylvania.

Neelie Kroes (77)	Director	Neelie Kroes has served as a Director since May 2016. Ms. Kroes is the former Vice President of the European Commission, European Commissioner for Competition and European Commission for Digital Agenda. Ms. Kroes served as Commissioner for Competition from 2004 to 2010 and as Vice President and Commissioner for Digital Economy and Society from 2010 to 2014. Prior to joining the European Commission, Ms. Kroes served in the Dutch House of Representatives and as State Secretary and Cabinet Minister. She is currently a member of the Global Policy Advisory Board of Uber Technologies, Inc. She is also a member of the Finance Committee of Rijksmuseum Fonds (Amsterdam). Ms. Kroes previously served on the boards of Lucent Netherlands, AB Volvo and McDonald’s Netherlands and was chairperson of Nyenrode University. Ms. Kroes received her M.S. in Economics from Erasmus University.

General Colin Powell (82)	Director	General Colin Powell has served as a Director since March 2014. General Powell is a retired four-star general and served for 35 years in the United States Army. He has served as U.S. National Security Advisor, Commander of the U.S. Army Forces Command, Chairman of the Joint Chiefs of Staff and was the 65th Secretary of State of the United States. General Powell currently serves as a director of Bloom Energy Corporation. General Powell also is a member of the Board of Directors of the Council on Foreign Relations, the Chair of the Board of Visitors of the Colin Powell School for Civic and Global Leadership at the City College of New York and the Founder and Chairman Emeritus of the America’s Promise Alliance. In addition, General Powell has served as a strategic limited partner at Kleiner Perkins Caufield & Byers, a venture capital firm, since 2005. General Powell received a B.S. from the City College of New York and an M.B.A. from The George Washington University.

Sanford Robertson (88)	Lead Independent Director	Sanford Robertson has served as a Director since October 2003. Mr. Robertson has been an active technology investor and advisor to several technology companies. He is a principal of Francisco Partners, a

Name/Age	Title	Present Principal Occupation and Employment for Past Five Years
technology buyout fund. Prior to founding Francisco Partners in 1999, Mr. Robertson was the founder and chairman of Robertson, Stephens & Company, a technology investment bank. Mr. Robertson was also the founder of Robertson, Colman, Siebel & Weisel, later renamed Montgomery Securities, another prominent technology investment bank. Mr. Robertson currently serves as a director of Cassava Sciences, Inc. and in the past five years, served as a director of Dolby Laboratories, Inc. and RPX Corporation. Mr. Robertson received a B.B.A., an M.B.A., and an HLLD from the University of Michigan.

John V. Roos (64)	Director	John V. Roos has served as a Director since September 2013. He served as the U.S. Ambassador to Japan from 2009 to 2013. Ambassador Roos currently serves as Founder and General Partner of Geodesic Capital, a mid-late stage venture capital firm. Since April 2014, Ambassador Roos has also served as Senior Advisor to Centerview Partners, an international investment banking advisory firm, and since October 2013, he has served on the global advisory board of Mitsubishi UFJ Financial Group, a Japanese banking and financial network. Since January 2016, Ambassador Roos has served as Chairman of the Toyota Research Institute Advisory Board. From 1985 to 2009, Ambassador Roos practiced corporate and securities law at Wilson Sonsini Goodrich & Rosati, P.C., where he most recently served as Chief Executive Officer. Ambassador Roos also serves as a director of Sony Corporation and the Maureen and Mike Mansfield Foundation. Ambassador Roos received an A.B. in Political Science and a J.D. from Stanford University.

Bernard Tyson (60)	Director	Bernard Tyson has served as a Director since October 2017. Mr. Tyson serves as Chairman (since 2014) and Chief Executive Officer (since 2013) of Kaiser Foundation Health Plan, Inc. and Hospitals, also known as Kaiser Permanente, a leading integrated health care provider and not-for-profit health plan. In his 34 years with Kaiser Permanente, Mr. Tyson has served in roles ranging from hospital administrator to division president to President and Chief Operating Officer. Mr. Tyson also serves as Vice Chair of America’s Health Insurance Plans, Deputy Chairman of the International Federation of Health Plans and Steward of the World Economic Forum’s Global Challenge on the Future of Health. He also serves as a director of the American Heart Association and is Chair of the Bay Area Council. Mr. Tyson received a B.S. in Health Service Management and an M.B.A. in Health Service Administration from Golden Gate University.

Name/Age	Title	Present Principal Occupation and Employment for Past Five Years

Robin L. Washington (56)	Director	Robin Washington has served as a Director since September 2013. Ms. Washington has served as Executive Vice President and Chief Financial Officer of Gilead Sciences, Inc., a biopharmaceutical company, since February 2014. She joined Gilead as Senior Vice President and Chief Financial Officer in 2008. From 2006 to 2007, Ms. Washington served as Chief Financial Officer of Hyperion Solutions, an enterprise software company. Prior to Hyperion, Ms. Washington served in a number of executive positions with PeopleSoft, Inc., a provider of enterprise application software. Ms. Washington currently serves as a director of Honeywell International, Inc. and Alphabet Inc. Ms. Washington is a certified public accountant and received a B.A. in Business Administration from the University of Michigan and an M.B.A. from Pepperdine University.

Maynard Webb (63)	Director	Maynard Webb has served as a Director since September 2006. Mr. Webb is the founder of Webb Investment Network, an early stage venture capital firm he started in 2010. From 2006 to 2011, Mr. Webb served as Chief Executive Officer of LiveOps, Inc., a provider of on-demand call center solutions. From 2002 to 2006, Mr. Webb served as Chief Operating Officer of eBay Inc., an online global marketplace. From 1999 to 2002, Mr. Webb served as President of eBay Technologies. Prior to that, Mr. Webb served as Senior Vice President and Chief Information Officer at Gateway, Inc., a computer manufacturer, and Vice President and Chief Information Officer at Bay Networks, Inc., a manufacturer of computer networking products. Mr. Webb currently serves as a director of Visa Inc. During the past five years, Mr. Webb also served as a director of Yahoo! Inc., where he previously served as Chairman of the board. Mr. Webb received a B.A.A. from Florida Atlantic University.

Susan Wojcicki (50)	Director	Susan Wojcicki has served as a Director since December 2014. Ms. Wojcicki has served as Chief Executive Officer of YouTube, a digital video platform and subsidiary of Alphabet Inc. (previously Google Inc.), since February 2014. She joined Google as its marketing manager in 1999, and after serving in various positions in marketing, from April 2011 to January 2014, Ms. Wojcicki served as Google’s Senior Vice President of Advertising & Commerce. Prior to joining Google, she worked at Intel and served as a management consultant at both Bain & Company and R.B. Webber & Company. Ms. Wojcicki received an A.B. in History and Literature from Harvard University, an M.S. in Economics from the University of California, Santa Cruz and an M.B.A. from the University of California, Los Angeles.

Directors and Executive Officers of the Offeror:

Name	Title	Present Principal Occupation and Employment for Past Five Years
Sarah Dods (47)	Director and President	Sarah Dods serves as the President and Director of Sausalito Acquisition Corp. and has served as Salesforce’s Executive Vice President & Associate General Counsel, Corporate Transactions & Governance since February 2019. Prior to that, she served as Salesforce’s Senior Vice President and Associate General Counsel, Corporate Transactions & Governance, since August 2017; Salesforce’s Vice President and Associate General Counsel, Corporate & Securities, from September 2015 to August 2017; and Salesforce’s Assistant General Counsel, Corporate & Securities, from February 2014 to August 2015. Prior to joining Salesforce, Ms. Dods served as Senior Corporate Counsel at Amazon from June 2007 to February 2014. Previously, Ms. Dods was Senior Corporate Attorney at Safeco Insurance, and before that she practiced law at Perkins Coie LLP. Ms. Dods holds a B.A. in English from Seattle Pacific University and a J.D. from the University of Washington School of Law.

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